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As filed with the Securities and Exchange Commission on June 12, 2006

Registration No. 333-130999

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4 to FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Atlas Pipeline Holdings, L.P. (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	43-2094238 (I.R.S. Employer Identification Number)

311 Rouser Road
Moon Township, PA 15108
(412) 262-2830
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Edward E. Cohen
311 Rouser Road
Moon Township, PA 15108
(412) 262-2830
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Alan P. Baden Vinson & Elkins L.L.P. 666 Fifth Avenue New York, New York 10103 (212) 237-0000	Joshua Davidson Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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Subject to Completion, dated June 12, 2006
PROSPECTUS
ATLAS PIPELINE HOLDINGS, L.P.

3,600,000 Common Units
Representing Limited Partner Interests

This is the initial public offering of our common units. We own a 2.0% general partner interest, all the incentive distribution rights and approximately 12.6% of the outstanding common units of Atlas Pipeline Partners, L.P., a midstream energy services provider engaged in the transmission, gathering and processing of natural gas.

Before this offering, there has been no public market for our common units. We intend to list the common units on the New York Stock Exchange under the symbol “AHD.” We expect the initial public offering price to be between $23.00 and $25.00 per unit.

We will use substantially all of the net proceeds from this offering to make a cash distribution to Atlas America, Inc., our current owner. Please read “Use of Proceeds.”

Investing in our common units involves risks. Please read “Risk factors” beginning on page 17.

These risks include the following:

•
Our only cash generating assets are our interests in Atlas Pipeline Partners, L.P., and our cash flow is therefore completely dependent upon the ability of Atlas Pipeline Partners, L.P. to make distributions to its partners.

•	You will experience immediate and substantial dilution of $24.25 per common unit in the pro forma net tangible book value of your common units.

•
If we or Atlas Pipeline Partners, L.P. were treated as a corporation for federal income tax purposes, or if we or Atlas were to become subject to entity-level taxation for federal or state income tax purposes, then our cash available for distribution to you would be substantially reduced.

•
Our unitholders do not elect our general partner or vote on our general partner’s officers or directors, and the rights of unitholders owning 20% or more of our units are further restricted under our partnership agreement. Following the completion of this offering, Atlas America, Inc. will own approximately 82.9% of our common units, a sufficient number to block any attempt to remove our general partner.

•	The fiduciary duties of our general partner’s officers and directors may conflict with those of Atlas Pipeline Partners GP, LLC, which is the general partner of Atlas Pipeline Partners, L.P.

•	You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

	Per Common Unit	Total

Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us, before expenses	$	$

(1)
Excludes structuring fee payable to Lehman Brothers Inc. of $     , in consideration of advice rendered by Lehman Brothers Inc. related to the master limited partnership structure of this offering and the related transactions described in this prospectus.

We have granted the underwriters a 30-day option to purchase up to an additional 540,000 common units from us on the same terms and conditions as set forth above if the underwriters sell more than 3,600,000 common units in this offering. To the extent the underwriters purchase our common units pursuant to the exercise of this option, we will redeem an equal amount of common units from Atlas America and its affiliates, all of whom may be deemed selling unitholders in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common units on or about           , 2006.

LEHMAN BROTHERS

CITIGROUP	A.G. EDWARDS	WACHOVIA SECURITIES
FRIEDMAN BILLINGS RAMSEY
CREDIT SUISSE
SANDERS MORRIS HARRIS

                , 2006

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

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We own and control Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL), through which we own certain general partner interests, all the incentive distribution rights and 1,641,026 common units of Atlas Pipeline Partners, L.P., representing approximately 12.6% of the outstanding common units of Atlas Pipeline Partners, L.P. We do not have any other assets. The map below identifies Atlas Pipeline Partners, L.P.’s operations and their location.

Atlas Pipeline Partners, L.P. Operations

Elk City Gas Gathering & Processing System
TX
OK
Sweetwater Gas Plant
(under construction)
Elk City Plant
Prentiss Treating Facility
Elk City Gathering System
Appalachian Gathering System
Appalachian Gas Gathering Service Area
Velma Processing Plant & Gas Gathering System
Velma Plant
OK
TX
Velma Gathering System
NOARK Pipeline System
OK
AR
MO
Ozark Gathering System
Ozark Transmission System

i

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ii

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Until                , 2006 (the 25th day after the date of this prospectus), all dealers that effect transactions in the securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, offering to sell our common units or seeking offers to buy our common units in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common units offered hereby.

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SUMMARY

This summary may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the historical consolidated financial statements and pro forma financial statements and the notes to those financial statements. Furthermore, you should carefully read “Summary of Risk Factors” and “Risk Factors” for more information about important risks that you should consider before making a decision to purchase our common units.

Except as otherwise indicated, the information presented in this prospectus assumes (1) an initial public offering price of $24.00 per common unit and (2) that the underwriters do not exercise their option to purchase additional common units. All references in this prospectus to “we,” “our,” “us” or like terms refer to Atlas Pipeline Holdings, L.P., and unless the context requires otherwise, to Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P. All references in this prospectus to “Atlas Pipeline GP” refer to Atlas Pipeline Partners GP, LLC. All references in this prospectus to “Atlas” refer to Atlas Pipeline Partners, L.P. and its wholly-owned subsidiaries. All references in this prospectus to “Atlas America” refer to Atlas America, Inc. and its wholly-owned subsidiaries, excluding Atlas Pipeline Holdings, L.P. and any of its wholly-owned subsidiaries. All references to our “partnership agreement” refer to the Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Holdings, L.P. to be entered into contemporaneously with the closing of this offering.

Atlas Pipeline Holdings, L.P.

Our cash generating assets consist of our interests in Atlas Pipeline Partners, L.P. (NYSE: APL), a publicly traded Delaware limited partnership. Atlas is a midstream energy service provider engaged in the transmission, gathering and processing of natural gas in the Mid-Continent and Appalachian regions. Our interests in Atlas will initially consist of a 100% ownership interest in the general partner of Atlas, Atlas Pipeline Partners GP, LLC, which owns:

•	a 2.0% general partner interest in Atlas, which entitles it to receive 2.0% of the cash distributed by Atlas;

•
all of the incentive distribution rights in Atlas, which entitle it to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Atlas as it reaches certain target distribution levels in excess of $0.42 per Atlas unit in any quarter; and

•	1,641,026 common units of Atlas, representing approximately 12.6% of the outstanding common units of Atlas, or an 11.5% limited partner interest in Atlas.

At Atlas’ current quarterly distribution rate of $0.84 per common unit, aggregate quarterly cash distributions to us on all our interests in Atlas would be approximately $5.3 million ($1.4 million on our common units, $3.6 million on our incentive distribution rights and $0.3 million on our general partner interest) based upon the number of outstanding common units at May 12, 2006. Based on this distribution, we will make an initial quarterly distribution of $0.24 per unit, or $0.96 per unit on an annualized basis, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses.

Our primary objective is to increase our cash distributions to our unitholders through growth at Atlas. Atlas has grown both through strategic acquisitions and internal growth projects. Since Atlas’ initial public offering in January 2000, it has completed six acquisitions at an aggregate cost of approximately $590.1 million. Atlas’ business strategy is to create capital-efficient growth in distributable cash flow to maximize its distributions to its unitholders by, among other things, (1) maximizing cash flows from its existing businesses through marketing of its services and facilities and controlling its operating costs; (2) continuing to increase the amount of its operating cash flow generated by long-term, fee-based contracts; (3) expanding its existing businesses through internal

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growth opportunities; (4) expanding its operations through strategic acquisitions; and (5) maintaining a flexible capital structure based on a strong balance sheet by financing its growth through a balanced combination of debt and equity.

We intend to support Atlas in implementing its business strategy by assisting it in identifying, evaluating, and pursuing growth opportunities. In the future, it is possible that we may also support the growth of Atlas through the use of our capital resources, which could involve loans or capital contributions to Atlas to provide funding for the acquisition of a business or asset or for an internal growth project. We may also provide Atlas with other forms of credit support, such as guarantees related to financing a project or other types of support related to a merger or acquisition transaction.

Atlas is required by its partnership agreement to distribute all of its cash on hand at the end of each quarter, less reserves established by its general partner in its sole discretion to provide for the proper conduct of Atlas’ business or to provide for future distributions. Since January 1, 2003, Atlas increased the per unit quarterly cash distribution on its common units by 50%, from the quarterly distribution of $0.56 per unit to $0.84 per unit for the first quarter of 2006. The following graph shows, for the period from the first quarter of 2003 through the first quarter of 2006: (i) Atlas’ quarterly distributions per unit and (ii) total distributions by Atlas to us.

Historical Distributions to Us

$5.5
$5.0
$4.5
$4.0
$3.5
$3.0
$2.5
$2.0
$1.5
$1.0
$0.5
$0.0
Quarterly Distributions to Us ($ in Millions)
$0.85
$0.80
$0.75
$0.70
$0.65
$0.60
$0.55
$0.50
Historical Atlas Quarterly Distributions Per Unit
1Q03
2Q03
3Q03
4Q03
1Q04
2Q04
3Q04
4Q04
1Q05
2Q05
3Q05
4Q05
1Q06
Incentive Distribution Rights
General Partner Interest
Limited Partner Interest
Atlas Quarterly Distributions per Unit

While we, like Atlas, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of Atlas. Most notably, our general partner does not have an economic interest in us and is not entitled to receive any distributions from us, and our capital structure does not include incentive distribution rights. Therefore, all of our distributions are made on our common units, which is our only class of security outstanding.

Our ownership of Atlas’ incentive distribution rights entitles us to receive an increasing percentage of cash distributed by Atlas as it reaches certain target distribution levels. The rights entitle us to receive the following:

•	13.0% of all cash distributed in a quarter after each Atlas unit has received $0.42 for that quarter;

•	23.0% of all cash distributed after each Atlas unit has received $0.52 for that quarter; and

•	48.0% of all cash distributed after each Atlas unit has received $0.60 for that quarter.

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For the quarter ended March 31, 2006, Atlas paid a distribution of $0.84 per unit, which means we received 48.0% of the $0.24 incremental cash distribution per unit in excess of the maximum target distribution level of $0.60 per unit. Because the incentive distribution rights currently participate at the maximum 48.0% target cash distribution level, future growth in distributions we receive from Atlas will not result from an increase in the target cash distribution level associated with the incentive distribution rights.

The graph set forth below demonstrates hypothetical cash distributions payable in respect of our interests in Atlas by showing the total cash allocated to us across an illustrative range of annualized cash distributions per unit made by Atlas. The graph illustrates the impact to us of Atlas’ raising or lowering its distribution from the most recent distribution of $0.84 per common unit ($3.36 on an annualized basis). This information assumes:

•	Atlas has 13,049,266 total units outstanding, representing the number of units outstanding at May 12, 2006; and

•
through Atlas Pipeline GP, we own (i) 1,641,026 Atlas common units, representing approximately 12.6% of the outstanding common units of Atlas, (ii) a 2.0% general partner interest in Atlas and (iii) all the incentive distribution rights in Atlas.

$28
$24
$20
$16
$12
$8
$4
$0
Hypothetical Annualized Distributions to Us ($ in Millions)
$4.9
$1.0
$9.4
$5.0
$1.0
$10.6
$5.2
$1.1
$11.9
$5.3
$1.1
$13.2
$5.5
$1.2
$14.5
$5.7
$1.2
$15.8
$5.8
$1.3
$17.0
$6.0
$1.4
$18.3
$6.2
$1.4
$19.6
$2.96
$3.06
$3.16
$3.26
$3.36
$3.46
$3.56
$3.66
$3.76
Hypothetical Atlas Pipeline Partners, L.P. Annual Distribution per L.P. Unit
Incentive Distribution Rights
General Partner Interest
Limited Partner Interest

This information is presented for illustrative purposes only and is not intended to be a prediction of future performance and does not attempt to illustrate the impact of changes in our or Atlas’ business, including changes that may result from changes in natural gas, natural gas liquid (“NGL”) and condensate prices, changes in economic conditions, the impact of any future acquisitions or expansion projects or the issuance of additional units by Atlas. In addition, the level of cash distributions we receive may be affected by the various risks associated with an investment in us and the underlying business of Atlas. Please read “Risk Factors.”

We will pay to our unitholders, on a quarterly basis, distributions equal to the cash we receive from Atlas, less certain reserves for expenses and other uses of cash, including:

•	our general and administrative expenses, including expenses we will incur as the result of being a public company;

•	capital contributions to maintain or increase our ownership interest in Atlas; and

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•	reserves our general partner believes prudent to maintain for the proper conduct of our business or to provide for future distributions.

Based on Atlas’ current quarterly distribution, the number of our units outstanding upon the closing of this offering and our expected level of expenses and reserves that our general partner believes prudent to maintain, any of which are subject to change, we will make an initial quarterly distribution of $0.24 per common unit, or $0.96 per unit on an annualized basis. Due to our ownership of Atlas’ incentive distribution rights, our cash flows are impacted by changes in Atlas’ distributions to a greater extent than those of Atlas’ common unitholders.

If Atlas is successful in implementing its business strategy and increasing distributions to its unitholders, we would generally expect to increase distributions to our unitholders, although the timing and amount of any such increased distributions will not necessarily be comparable to the increased Atlas distributions. However, we cannot assure you that any distributions will be declared or paid. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Executive Offices

Our principal executive offices are located at 311 Rouser Road, Moon Township, Pennsylvania
15108, and our phone number is (412) 262-2830. Our website is located at www.atlaspipelineholdings.com.
Information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Our Limited Partnership Structure and Management

We were formed in December 2005, as a Delaware limited partnership. The chart on the following page depicts our organization and ownership upon completion of this offering, at which time:

•	our general partner will own a non-economic general partner interest in us;

•	our public unitholders will own 3,600,000 of our common units, representing an approximate 17.1% limited partner interest in us;

•	our current owner, Atlas America, will own 17,500,000 of our common units, representing an approximate 82.9% limited partner interest in us; and

•
we will continue to own indirectly, through our ownership of Atlas Pipeline Partners GP, LLC, 1,641,026 Atlas common units representing approximately 12.6% of the outstanding common units of Atlas, or an 11.5% limited partner interest in Atlas, the 2.0% general partner interest in Atlas and all the incentive distribution rights in Atlas.

Our general partner, Atlas Pipeline Holdings GP, LLC, will manage our operations and activities, including, among other things, establishing the quarterly cash distribution levels for our common units and reserves it believes prudent to maintain for the proper conduct of our business or to provide for future distributions. Our general partner is entitled to reimbursement for all direct and indirect expenses it incurs on our behalf and all other expenses allocable to us or incurred on our behalf in connection with operating our business, but it is not entitled to any other compensation, fees, profits or other benefits for acting in its capacity as our general partner. Certain of our executive officers and certain of the directors of our general partner also serve as executive officers and directors of the general partner of Atlas. Atlas America will own all the membership interests in our general partner.

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Atlas Pipeline Holdings, L.P.’s Ownership and
Organizational Chart
After This Offering

Aggregate ownership of Atlas Pipeline Holdings, L.P. after this offering:
Common Units:
Public Unitholders	17.1%
Atlas America, Inc.	82.9%

Total	100.0%

(1)
The preferred unitholder owns 40,000 6.5% cumulative convertible preferred units (which includes an additional 10,000 preferred units purchased by the preferred unitholder on May 19, 2006 pursuant to Atlas’ right to require the preferred unitholder to purchase such additional units under the purchase agreement with the preferred unitholder). The chart assumes the conversion of these units at $41.00 per common unit. The $41.00 per common unit price is based on the conversion price in the certificate of designations for the preferred units, which could be reduced depending on the market price of the common units at the time of conversion.

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The Offering

Common units offered to the public	3,600,000 common units.
4,140,000 common units, if the underwriters exercise their option to purchase additional common units in full.

Common units outstanding after this offering	21,100,000 common units.

Use of proceeds	We expect to receive net proceeds of approximately $79.2 million from the sale of the common units, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Substantially all of the net proceeds from this offering will be distributed to Atlas America.

The net proceeds from any exercise of the underwriters’ option to purchase additional common units will be used to fund the redemption of an equal number of common units from Atlas America. Please read “Use of Proceeds.”

Cash distributions	We will make an initial quarterly distribution of $0.24 per common unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. Please read “Cash Distribution Policy and Restrictions on Distributions.” We do not have any subordinated units and our general partner is not entitled to any distributions. Please read “Description of the Common Units” and “The Partnership Agreement of Atlas Pipeline Holdings, L.P.” We expect to pay you a prorated distribution for the first quarter during which we are a publicly traded partnership. Assuming that we become a publicly traded partnership before June 30, 2006, we will pay you a prorated distribution for the period from the first day our common units are publicly traded to and including June 30, 2006. We expect to pay this cash distribution in August 2006. Any distributions received by us from Atlas related to periods prior to the closing of this offering will be distributed entirely to Atlas America. The amount of pro forma available cash generated during the year ended December 31, 2005 and the twelve months ended March 31, 2006 would have been insufficient by approximately $13.1 million and $4.7 million, respectively, to pay the full initial distribution amount on all our common units during those periods. Please read “Cash Distribution Policy and Restrictions on Distributions.” We believe that we will have sufficient cash available for distribution to pay the distributions at the initial distribution rate of $0.24 per unit on all the outstanding common units for each quarter for the twelve months ending June 30, 2007. See “Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations” for the specific assumptions underlying this belief.

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Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our affiliates, voting together as a single class. Atlas America will own an aggregate of approximately 82.9% of our common units. This will give Atlas America the ability to prevent our general partner’s involuntary removal. Please read “The Partnership Agreement of Atlas Pipeline Holdings, L.P.—Withdrawal or Removal of Our General Partner.”

Limited call right	If at any time our affiliates own more than 87.5% of our outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then current market price of the common units. At the completion of this offering, Atlas America will own an aggregate of approximately 82.9% of our common units.
Estimated ratio of taxable income
to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending , you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than % of the cash distributed to you with respect to that cumulative period. For example, if you receive an annual distribution of $0.96 per unit, we estimate that your average allocable federal taxable income per year will be no more than $ per unit. This estimate is based on assumptions with respect to our operations, gross income, capital expenditures, cash flow and anticipated distributions. Our ratio of taxable income to cash distributions will be much greater than the ratio applicable to the holders of common units in Atlas because remedial allocations of deductions to us from Atlas will be very limited and our ownership of incentive distribution rights will cause more taxable income to be allocated to us from Atlas. Further, if Atlas is successful in increasing its distributions over time, our ratio of taxable income to cash distributions will increase. For the basis of this estimate, please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions.”

Exchange listing	We intend to list the common units on the New York Stock Exchange under the symbol “AHD.”

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Atlas Pipeline Partners, L.P.

Atlas is a publicly-traded midstream energy services provider engaged in the transmission, gathering and processing of natural gas. Atlas conducts its business through two operating segments: its Mid-Continent operations and its Appalachian operations.

Through its Mid-Continent operations, Atlas owns and operates:

•
a Federal Energy Regulatory Commission (“FERC”)-regulated, 565-mile interstate pipeline system, which we refer to as Ozark Gas Transmission, that extends from southeastern Oklahoma through Arkansas and into southeastern Missouri and which has throughput capacity of approximately 322 MMcf/d;

•	two natural gas processing plants with aggregate capacity of approximately 230 MMcf/d and one treating facility with a capacity of approximately 200 MMcf/d, all located in Oklahoma; and

•
1,765 miles of active natural gas gathering systems located in Oklahoma, Arkansas, northern Texas and the Texas panhandle, which transport gas from wells and central delivery points in the Mid-Continent region to Atlas’ natural gas processing plants or Ozark Gas Transmission.

Through its Appalachian operations, Atlas owns and operates 1,500 miles of intrastate natural gas gathering systems located in eastern Ohio, western New York and western Pennsylvania. Through an omnibus agreement and other agreements between Atlas and Atlas America, the parent of Atlas’ general partner and our general partner and a leading sponsor of natural gas drilling investment partnerships in the Appalachian Basin, Atlas gathers substantially all of the natural gas for its Appalachian Basin operations from wells operated by Atlas America.

Since Atlas’ initial public offering in January 2000, Atlas has completed six acquisitions at an aggregate cost of approximately $590.1 million. In two recent, separate transactions, Atlas acquired 100% of the ownership interests in NOARK Pipeline System, Limited Partnership, which we refer to as NOARK. In October 2005, Atlas acquired Atlas Arkansas Pipeline LLC, or Atlas Arkansas, which owned a 75% interest in NOARK, and in May 2006, Atlas acquired the remaining 25% interest in NOARK from Southwestern Energy Company, or Southwestern.

The NOARK acquisition further expands Atlas’ activities in the Mid-Continent region and provides an additional source of fee-based cash flows from a FERC-regulated interstate pipeline system and an intrastate gas gathering system. NOARK’s geographic position relative to Atlas’ other businesses and interconnections with major interstate pipelines also provides it with internal growth opportunities. NOARK’s principal assets include:

•	The Ozark Gas Transmission system, which includes approximately 30 supply and delivery interconnections and two compressor stations; and

•	The Ozark Gas Gathering system, a 365-mile intrastate natural gas gathering system.

Ozark Gas Transmission transports natural gas from receipt points in eastern Oklahoma and western Arkansas, including the Arkoma Basin and the Fayetteville Shale play, to interstate pipelines in northeastern and central Arkansas and to local distribution companies in Arkansas and Missouri. Ozark Gas Gathering gathers natural gas supplies in eastern Oklahoma and western Arkansas which are then transported through Ozark Gas Transmission. Ozark Gas Transmission’s revenue is comprised of FERC-regulated transmission fees that are based on firm transportation rates and, to the extent capacity is available following the reservation of firm system capacity, interruptible transportation rates. The Ozark transmission and gathering systems gathered and transported an average of 239.2 MMcf/d during the three months ended March 31, 2006.

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Atlas recently completed four new gathering and compression projects in its Elk City operations which have increased, and we believe will continue to increase, gathered volumes and total gross margin. Atlas also plans to complete construction of a new natural gas processing facility in Oklahoma near its Prentiss treating facility in the third quarter of 2006, which we refer to as the Sweetwater gas plant. Atlas anticipates that construction of the Sweetwater gas plant and associated gathering system will cost approximately $40.0 million, of which approximately $11.9 million had been spent through the first quarter of 2006.

On March 13, 2006, Atlas sold 30,000 of 6.5% cumulative convertible preferred units representing limited partner interests to Sunlight Capital Partners, LLC, an affiliate of Elliott & Associates, with aggregate proceeds of $30.0 million. Atlas also sold an additional 10,000 preferred units to Sunlight Capital Partners for $10.0 million on May 19, 2006, pursuant to Atlas’ right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight. Atlas intends to use the proceeds from the initial issuance of the 30,000 preferred units to fund its capital expenditures in 2006, including the construction of the Sweetwater gas plant and related gathering system, and used the proceeds from the issuance of the additional 10,000 preferred units to reduce indebtedness under Atlas’ credit facility incurred in connection with the recent acquisition of the remaining 25% interest in NOARK. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Private Placement of Convertible Preferred Units.”

On April 21, 2006, Atlas entered into a three-year transportation contract with Southwestern for additional natural gas transportation on NOARK’s Ozark Gas Transmission System. The new transportation agreement adds a firm commitment for transportation volumes increasing to 175,000 Mmbtu/d in the latter stages of the contract. This agreement brings the aggregate long-term transportation commitments on the Ozark system to approximately 75% of certificated capacity once the maximum volume provided in the agreement is reached. The increased transportation volume will be drawn primarily from the Fayetteville Shale development, located in north central Arkansas along the Ozark system.

On May 12, 2006, Atlas issued $35.0 million of additional senior unsecured notes due 2015 in a private placement at 103% of par value for net proceeds of $36.6 million, including accrued interest and net of the initial purchaser’s discount and other transaction costs. Atlas used the net proceeds from the private placement to partially repay borrowings under its credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK.

On May 12, 2006, Atlas sold 500,000 common units in a public offering, resulting in net proceeds of approximately $19.7 million, after underwriting discounts and other transaction costs. Atlas utilized the net proceeds from the sale to partially repay borrowings under its credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK.

Atlas’ Principal Executive Offices and Internet Address

Atlas’ principal executive offices are located at 311 Rouser Road, Moon Township, Pennsylvania 15108, and its phone number is (412) 262-2830. Atlas maintains a website at www.atlaspipelinepartners.com that provides information about its business and operations. Information contained on this website, however, is not incorporated into or otherwise a part of this prospectus. Atlas also files annual, quarterly and current reports and other information with the Securities and Exchange Commission, or Commission. Atlas’ Commission filings are available to the public at the Commission’s website at www.sec.gov. You may also read and copy any document Atlas files at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Commission’s public reference room by calling the Commission at 1-800-SEC-0330.

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Summary of Risk Factors

An investment in our common units involves risks associated with us and Atlas as well as tax characteristics associated with interests in publicly traded partnerships. You should consider carefully all the risk factors together with all of the other information included in this prospectus before you invest in our units. The risks related to an investment in us, conflicts of interest, Atlas’ business and tax consequences to our unitholders are described under the caption “Risk Factors.” These risks include, but are not limited to, those described below:

Risks Inherent in An Investment in Us

•	Our only cash generating assets are our interests in Atlas’ and our cash flow is therefore completely dependent upon the ability of Atlas to make distributions to its partners.

•	Atlas’ debt levels and restrictions in Atlas’ credit facility, and our anticipated new credit facility, could limit our ability to make distributions to our unitholders.

•	In the future, we may not have sufficient cash to pay distributions at our estimated initial quarterly distribution level or to increase distributions.

•
We are largely dependent on Atlas for our growth. As a result of the fiduciary obligations of Atlas’ general partner, which is our wholly owned subsidiary, to the unitholders of Atlas, our ability to pursue business opportunities independently will be limited.

•	Our ability to sell our partnership interests in Atlas may be limited by securities laws restrictions and liquidity constraints.

•	The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public markets, including sales by our existing unitholders.

•
Our unitholders do not elect our general partner or vote on our general partner’s officers or directors, and the rights of unitholders owning 20% or more of our units are further restricted under our partnership agreement. Following the completion of this offering, Atlas America will own approximately 82.9% of our units, a sufficient number to block any attempt to remove our general partner.

•	Atlas may issue additional common units, which may increase the risk of it not having sufficient available cash to maintain or increase its per unit distribution level.

•	You will experience immediate and substantial dilution of $24.25 per common unit in the pro forma net tangible book value of your common units.

Risks Related to Conflicts of Interest

•	Although we control Atlas through our ownership of its general partner, Atlas’ general partner owes fiduciary duties to Atlas and Atlas’ unitholders, which may conflict with our interests.

•	The fiduciary duties of our general partner’s officers and directors may conflict with those of Atlas’ general partner’s officers and directors.

•
Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner and its affiliates have limited fiduciary duties to us and our unitholders, which may permit them to favor their own interests to the detriment of us and our unitholders.

Risks Related to Atlas’ Business

•
Atlas may be unsuccessful in integrating the operations from its recent acquisitions or any future acquisitions with its operations or in realizing all of the anticipated benefits of these acquisitions.

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•	The amount of natural gas Atlas transports will decline over time unless Atlas is able to attract new wells to connect to its gathering systems.

•	The success of Atlas’ Appalachian operations depends upon Atlas America’s ability to drill and complete commercial producing wells.

•	The failure of Atlas America to perform its obligations under Atlas’ natural gas gathering agreements may adversely affect Atlas’ business.

•	The success of Atlas’ Mid-Continent operations depends upon its ability to continually find and contract for new sources of natural gas supply from unrelated third parties.

•	Atlas’ Mid-Continent operations currently depend on certain key producers for their supply of natural gas; the loss of any of these key producers could reduce Atlas’ revenue.

•	The curtailment of operations at, or closure of, either of Atlas’ processing plants could harm its business.

Tax Risks to Our Common Unitholders

•
If we or Atlas were treated as a corporation for federal income tax purposes, or if we or Atlas were to become subject to entity-level taxation for federal or state income tax purposes, then our cash available for distribution to you would be substantially reduced.

•
A successful IRS contest of the federal income tax positions we, or Atlas, take may adversely affect the market for our common units or Atlas’ units, and the costs of any contest will reduce cash available for distribution to our unitholders.

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Summary of Conflicts of Interest and Fiduciary Responsibilities

Conflicts of interest exist and may arise in the future as a result of the relationships among us, Atlas and our and their respective general partners and affiliates. Our general partner is controlled by Atlas America. Accordingly, Atlas America has the ability to elect, remove and replace the directors and officers of our general partner. Similarly, through its indirect control of the general partner of Atlas, Atlas America has the ability to elect, remove and replace the directors and officers of the general partner of Atlas.

Our general partner and its directors and officers have fiduciary duties to manage our business in a manner beneficial to us and our partners. At the same time, Atlas’ general partner and its directors and officers have fiduciary duties to manage Atlas’ business in a manner beneficial to Atlas and its partners, including us. Certain of the executive officers and non-independent directors of our general partner also serve as executive officers and directors of the general partner of Atlas. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to Atlas, on the one hand, and us, on the other hand, are in conflict.

The board of directors of Atlas’ general partner or its conflicts committee will resolve any conflict between us and Atlas. The board of directors of our general partner or its conflicts committee will resolve any conflict between us and the owners of our general partner and their affiliates. The resolution of these conflicts may not always be in our best interest or that of our unitholders. For a more detailed description of the conflicts of interest involving us and the resolution of these conflicts, please read “Conflicts of Interest and Fiduciary Duties.”

Our partnership agreement limits the liability and reduces the fiduciary duties owed by our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner’s fiduciary duties owed to unitholders. By purchasing our units, you are treated as having consented to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties” for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

If a business opportunity in respect of any business activity in which Atlas is currently engaged is presented to us, our general partner or Atlas or its general partner, then Atlas will have the first right to pursue such opportunity. Pursuant to an omnibus agreement to be entered into in connection with the closing of this offering, we will agree to certain business opportunity arrangements to address potential conflicts that may arise between us and Atlas. For more information, please read “Conflicts of Interest and Fiduciary Duties.”

For a description of our other relationships with our affiliates, please read “Certain Relationships and Related Party Transactions.”

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Summary Historical Consolidated and Pro Forma Financial Data

We were formed in December 2005 and therefore do not have any historical financial statements. Since we will own and control Atlas Pipeline GP, the general partner of Atlas, the historical financial statements presented below are of Atlas Pipeline GP, on a consolidated basis, including Atlas.

The historical financial data of Atlas Pipeline GP were derived from audited consolidated financial statements for each of the years ended December 31, 2003, 2004 and 2005 and at December 31, 2004 and 2005, which have been audited by Grant Thornton LLP, an independent registered public accounting firm. The financial data for the three months ended and at March 31, 2005 and 2006 were derived from unaudited consolidated financial statements of Atlas Pipeline GP.

We have also included unaudited pro forma financial data that reflects historical results of Atlas Pipeline GP as adjusted on a pro forma basis to give effect to, among other things, Atlas’ June 2005, November 2005 and May 2006 offerings of common units, the December 2005 issuance of $250.0 million of Atlas’ senior unsecured notes, the May 2006 issuance of $35.0 million of Atlas’ senior unsecured notes, the March 2006 issuance of 30,000 cumulative convertible preferred units and the May 2006 issuance of an additional 10,000 preferred units, the October 2005 acquisition of a 75% ownership interest in NOARK, the May 2006 acquisition of the remaining 25% ownership interest in NOARK, the April 2005 acquisition of Elk City and this offering. Please see the Unaudited Pro Forma Consolidated Financial Statements beginning on page F-2.

The unaudited pro forma balance sheet and the pro forma statements of income were derived by adjusting the historical financial statements of Atlas Pipeline GP. However, we believe that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial data presented are for informational purposes only and are based upon available information and assumptions that we believe are reasonable under the circumstances. You should not construe the unaudited pro forma financial data as indicative of the combined financial position or results of operations that we, Atlas Pipeline GP, Atlas, Elk City and NOARK would have achieved had the transactions been consummated on the dates assumed. Moreover, they do not purport to represent our, Atlas Pipeline GP’s, Atlas’, Elk City’s or NOARK’s combined financial position or results of operations for any future date or period.

The financial data below should be read together with, and are qualified in their entirety by reference to, Atlas Pipeline GP’s historical consolidated and pro forma combined financial statements and the accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and the accompanying notes of Elk City and its predecessor and NOARK, each of which is set forth elsewhere in this prospectus. The pro forma data are not necessarily reflective of what our results would actually have been had the transactions actually occurred on the indicated date, nor do they reflect what may actually occur in the future.

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						Pro Forma
				Three Months Ended		Year Ended	Three Months
	Years Ended December 31,			March 31,		December 31,	Ended March 31,
	2003	2004(1)	2005(2)	2005	2006	2005	2006

				(unaudited)		(unaudited)
	(dollars in thousands)
Statement of income data:
Revenue:
Natural gas and liquids	$—	$72,109	$340,297	$42,334	$101,017	$423,391	$101,017
Transportation and compression	15,651	18,800	30,309	4,862	16,651	45,438	16,651
Interest income and other	98	382	894	81	142	1,038	142

Total revenue and other income	15,749	91,291	371,500	47,277	117,810	469,867	117,810

Costs and expenses:
Natural gas and liquids	—	58,707	288,180	35,459	85,892	365,396	85,892
Plant operating	—	2,032	10,557	1,204	3,227	11,920	3,227
Transportation and compression	2,421	2,260	4,053	676	2,322	7,600	2,322
General and administrative	1,662	4,642	13,608	2,488	4,690	16,775	4,877
Depreciation and amortization	1,770	4,471	13,954	1,929	5,275	20,080	5,275
Loss (gain) on arbitration settlement, net	—	(1,457)	138	136	—	138	—
Interest	258	2,301	14,175	1,135	6,337	27,112	6,422
Minority interest in Atlas (3)	5,066	10,941	13,447	2,186	5,047	7,957	4,897
Minority interest in NOARK (4)	—	—	1,083	—	569	—	—

Total costs and expenses	11,177	83,897	359,195	45,213	113,359	456,978	112,912

Net income	4,572	7,394	12,305	2,064	4,451	12,889	4,898
Premium on preferred unit redemption	—	(400)	—	—	—	—	—
Preferred unit imputed dividend cost	—	—	—	—	(95)	(2,498)	(601)

Net income attributable to owners	$4,572	$6,994	$12,305	$2,064	$4,356	$10,391	$4,297

Balance sheet data (at period end):
Property, plant and equipment, net	$29,628	$175,259	$445,066	$179,847	$454,482		$454,482
Total assets	63,170	234,898	742,726	215,887	739,937		770,498
Total debt, including current portion	—	54,452	298,625	53,873	289,176		288,950
Total owners’ equity (deficit)	15,729	21,405	(21,001)	(8,097)	(18,279)		(18,279)

Cash flow data:
Net cash provided by operating activities	$4,639	$11,311	$48,415	$443	$1,045
Net cash used in investing activities	(9,154)	(151,797)	(411,004)	(7,029)	(13,566)
Net cash provided by/(used in) financing activities	17,734	143,622	378,612	(1,933)	16,073

Other financial data:
Gross margin (5)	$15,651	$32,202	$80,516	$11,737	$29,562	$103,433	$31,776
EBITDA (6)	11,666	25,107	53,146	7,314	20,235	68,038	21,492
Adjusted EBITDA (6)	11,666	24,350	57,956	7,899	21,554	72,848	22,811

Maintenance capital expenditures	$3,109	$1,516	$1,922	$392	$1,161
Expansion capital expenditures	4,526	8,527	50,576	5,685	12,401

Total capital expenditures	$7,635	$10,043	$52,498	$6,077	$13,562

Operating data:
Appalachia:
Average throughput volumes (Mcf/d)	52,472	53,343	55,204	52,371	57,326	55,204	57,326
Average transportation rate per Mcf	$0.82	$0.96	$1.21	$1.03	$1.53	$1.21	$1.53
Mid-Continent:
Velma system:
Gathered gas volume (Mcf/d)	—	56,441	67,075	64,956	60,715	67,075	60,715
Processed gas volume (Mcf/d)	—	55,202	62,538	62,985	58,528	62,538	58,528
Residue gas volume (Mcf/d)	—	42,659	50,880	49,982	45,754	50,880	45,754
NGL production (Bbl/d)	—	5,799	6,643	6,404	6,334	6,643	6,334
Condensate volume (Bbl/d)	—	185	256	234	186	256	186
Elk City system:
Gathered gas volume (Mcf/d)	—	—	250,717	—	252,190	251,515	252,190
Processed gas volume (Mcf/d)	—	—	119,324	—	130,955	118,292	130,955
Residue gas volume (Mcf/d)	—	—	109,553	—	119,016	108,292	119,016
NGL production (Bbl/d)	—	—	5,303	—	5,758	5,329	5,758
Condensate volume (Bbl/d)	—	—	127	—	171	136	171
NOARK system:
Average throughput volume (Mcf/d)	—	—	255,777	—	239,151	182,937	239,151

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(1)	Includes Atlas’ acquisition of Spectrum on July 16, 2004, representing five and one-half months’ operations for the year ended December 31, 2004.

(2)
Includes Atlas’ acquisition of (i) Elk City on April 14, 2005, representing eight and one-half months’ operations for the year ended December 31, 2005 and (ii) its 75% interest in NOARK on October 31, 2005, representing two months’ operations for the year ended December 31, 2005. Operating data for the NOARK system does not reflect Southwestern’s 25% minority interest.

(3)	Represents the minority interest in the net income of Atlas.

(4)	Represents Southwestern’s 25% minority interest in NOARK.

(5)
We define gross margin as revenue less purchased product costs. Purchased product costs include the cost of natural gas and NGLs that Atlas purchases from third parties. We view gross margin as an important performance measure of core profitability of our operations and as a key component of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses. The GAAP measure most directly comparable to gross margin is net income. The following table reconciles our net income to gross margin (in thousands):

						Pro Forma
				Three Months Ended		Year Ended	Three Months
	Years Ended December 31,			March 31,		December 31,	Ended March 31,

	2003	2004	2005	2005	2006	2005	2006

				(unaudited)		(unaudited)

Net income	$4,572	$7,394	$12,305	$2,064	$4,451	$12,889	$4,898
Plus (minus):
Interest income and other	(98)	(382)	(894)	(81)	(142)	(1,038)	(142)
Plant operating	—	2,032	10,557	1,204	3,227	11,920	3,227
Transportation and compression	2,421	2,260	4,053	676	2,322	7,600	2,322
General and administrative	1,662	4,642	13,608	2,488	4,690	16,775	4,877
Depreciation and amortization	1,770	4,471	13,954	1,929	5,275	20,080	5,275
Loss (gain) on arbitration settlement, net	—	(1,457)	138	136	—	138	—
Interest	258	2,301	14,175	1,135	6,337	27,112	6,422
Minority interest in Atlas	5,066	10,941	13,447	2,186	5,047	7,957	4,897
Minority interest in NOARK	—	—	1,083	—	569	—	—
Minority interest share of gross margin of NOARK	—	—	(1,910)	—	(2,214)	—	—

Gross margin	$15,651	$32,202	$80,516	$11,737	$29,562	$103,433	$31,776

(6)
EBITDA represents net income before net interest expense, income taxes, depreciation and amortization and minority interest in Atlas. Adjusted EBITDA is calculated by adding to EBITDA other non-cash items such as compensation expenses associated with unit issuances to directors and employees. EBITDA and Adjusted EBITDA are not intended to represent cash flow and do not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies. Adjusted EBITDA includes net gain or loss on arbitration settlement as a non-recurring item.

Certain items excluded from EBITDA are significant components in understanding and assessing an entity’s financial performance, such as their cost of capital and its tax structure, as well as historic costs of depreciable assets. We have included information concerning EBITDA and Adjusted EBITDA because they provide investors and management with additional information as to Atlas’ ability to pay its fixed charges and are presented solely as a supplemental financial measure. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles or as indicators of Atlas’ operating performance or liquidity. The table below reconciles net income to EBITDA and EBITDA to Adjusted EBITDA (in thousands):

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						Pro Forma
				Three Months Ended		Year Ended	Three Months
	Years Ended December 31,			March 31,		December 31,	Ended March 31,
	2003	2004	2005	2005	2006	2005	2006

				(unaudited)		(unaudited)

Net income	$4,572	$7,394	$12,305	$2,064	$4,451	$12,889	$4,898
Plus:
Minority interest in Atlas	5,066	10,941	13,447	2,186	5,047	7,957	4,897
Interest expense	258	2,301	14,175	1,135	6,337	27,112	6,422
Depreciation and amortization	1,770	4,471	13,954	1,929	5,275	20,080	5,275
Minority interest share of depreciation and amortization and interest expense for NOARK	—	—	(735)	—	(875)	—	—

EBITDA	11,666	25,107	53,146	7,314	20,235	68,038	21,492
Adjustments:
Non-cash compensation expense	—	700	4,672	449	1,319	4,672	1,319
Loss (gain) on arbitration settlement, net	—	(1,457)	138	136	—	138	—

Adjusted EBITDA	$11,666	$24,350	$57,956	$7,899	$21,554	$72,848	$22,811

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RISK FACTORS

Partnership interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay the quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

Our only cash generating assets are our interests in Atlas, and our cash flow is therefore completely dependent upon the ability of Atlas to make distributions to its partners.

The amounts of cash that Atlas generates may not be sufficient for it to pay distributions at the current or any other level of distribution. Atlas’ ability to make cash distributions depends primarily on its cash flow. Cash distributions do not depend directly on Atlas’ profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when Atlas records losses and may not be made during periods when Atlas records profits. The actual amounts of cash Atlas generates will depend upon numerous factors relating to its business which may be beyond its control, including:

•	the demand for and price of its natural gas and NGLs;

•	expiration of significant contracts;

•	the volume of natural gas Atlas transports;

•	continued development of wells for connection to Atlas’ gathering systems;

•	the availability of local, intrastate and interstate transportation systems;

•	the expenses Atlas incurs in providing its gathering services;

•	the cost of acquisitions and capital improvements;

•	Atlas’ issuance of equity securities;

•	required principal and interest payments on Atlas’ debt;

•	fluctuations in working capital;

•	prevailing economic conditions;

•	fuel conservation measures;

•	alternate fuel requirements;

•	government regulation and taxation; and

•	technical advances in fuel economy and energy generation devices.

In addition, the actual amount of cash that Atlas will have available for distribution will depend on other factors, including:

•	the level of capital expenditures it makes;

•	the sources of cash used to fund its acquisitions;

•	its debt service requirements and requirements to pay dividends on its outstanding preferred units, and restrictions on distributions contained in its current or future debt agreements; and

•	the amount of cash reserves established by Atlas’ general partner for the conduct of Atlas’ business.

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Atlas is unable to borrow under its credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” under its partnership agreement. Because Atlas will be unable to borrow money to pay distributions unless it establishes a facility that meets the definition contained in its partnership agreement, Atlas’ ability to pay a distribution in any quarter is solely dependent on its ability to generate sufficient operating surplus with respect to that quarter.

Because of these factors, Atlas may not have sufficient available cash each quarter to pay the most recently paid distribution of $0.84 per quarter or any other amount. Please read “—Risks Relating to Atlas’ Business” for a discussion of risks affecting Atlas’ ability to generate distributable cash flow.

Atlas’ debt levels and restrictions in Atlas’ credit facility, and in our anticipated new credit facility, could limit our ability to make distributions to our unitholders.

Atlas has a significant amount of debt. Atlas will need a substantial portion of its cash flow to make principal and interest payments on its indebtedness, reducing the funds that would otherwise be available for operations, future business opportunities and distributions to its unitholders. If Atlas’ operating results are not sufficient to service its current or future indebtedness, it will be forced to take actions such as reducing distributions, reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital or bankruptcy protection. Atlas may not be able to effect any of these remedies on satisfactory terms, or at all.

We intend to enter into a credit facility in connection with the closing of this offering. Atlas’ credit facility, and our new credit facility, will contain covenants limiting the ability to incur indebtedness, grant liens, engage in transactions with affiliates and make distributions to unitholders. Atlas’ credit facility and our new credit facility also contain covenants requiring Atlas and us to maintain certain financial ratios. In addition, Atlas and we are prohibited from making any distribution to our respective unitholders if such distribution would cause an event of default or otherwise violate a covenant under our respective credit facilities.

If distributions on our common units are not paid with respect to any fiscal quarter, including those at the anticipated initial distribution rate, our unitholders will not be entitled to receive such payments in the future.

Our distributions to our unitholders will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter, including those at the anticipated initial distribution rate, our unitholders will not be entitled to receive such payments in the future. Any distributions received by us from Atlas related to periods prior to the closing of this offering will be distributed entirely to Atlas America. In August 2006, we expect to pay a distribution to our unitholders equal to the initial quarterly distribution prorated for the portion of the quarter ending June 30, 2006 that we are a publicly traded partnership.

We cannot assure you that we will have sufficient available cash to pay our initial quarterly distribution of $0.24 per unit for each quarter following the consummation of this offering.

The amount of available cash we need to pay our full initial quarterly distribution on the common units outstanding for the four quarters immediately following the completion of this offering is approximately $20.3 million. Our pro forma available cash for fiscal 2005 would have been approximately $7.2 million. This amount would have been insufficient by approximately $13.1 million to pay our full initial annual distribution amount on all of our outstanding common units. Our pro forma available cash for the twelve months ended March 31, 2006 would have been approximately $15.5 million. This amount would have been insufficient by approximately $4.7 million to pay our full initial annual distribution amount on all of our outstanding common units. Please see “Unaudited Pro Forma Available Cash” for a presentation of the amounts of available cash that we would have generated for fiscal 2005 and for the twelve months ended March 31, 2006.

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In the future, we may not have sufficient cash to pay distributions at our estimated initial quarterly distribution level or to increase distributions.

The source of our earnings and cash flow will initially consist exclusively of cash distributions from Atlas. Therefore, the amount of distributions we are able to make to our unitholders may fluctuate based on the level of distributions Atlas makes to its partners. We cannot assure you that Atlas will continue to make quarterly distributions at its current level or increase its quarterly distributions in the future. In addition, while we would expect to increase or decrease distributions to our unitholders if Atlas increases or decreases distributions to us, the timing and amount of such increased or decreased distributions, if any, will not necessarily be comparable to the timing and amount of the increase or decrease in distributions made by Atlas to us.

Our ability to distribute cash received from Atlas to our unitholders is limited by a number of factors, including:

•	interest expense and principal payments on any current or future indebtedness;

•	restrictions on distributions contained in any current or future debt agreements;

•	our general and administrative expenses, including expenses we will incur as a result of being a public company;

•	expenses of our subsidiaries other than Atlas, including tax liabilities of our corporate subsidiaries, if any;

•
reserves necessary for us to make the necessary capital contributions to maintain our 2.0% general partner interest in Atlas as required by its partnership agreement upon the issuance of additional partnership securities by Atlas; and

•	reserves our general partner believes prudent for us to maintain for the proper conduct of our business or to provide for future distributions.

We cannot guarantee that in the future we will be able to pay distributions or that any distributions we do make will be at or above our estimated initial quarterly distribution. The actual amount of cash that is available for distribution to our unitholders will depend on numerous factors, many of which are beyond our control or the control of our general partner. Our estimated cash available to pay distributions for the twelve months ending June 30, 2007 approximately equals the amount of cash we need to pay the annual distribution of $0.96 per unit. Therefore, a reduction in the amount of cash distributed by Atlas per unit or on the incentive distribution rights, or an increase in our expenses, may result in our not being able to pay the annual distribution of $0.96 per unit. We do not have any subordinated units, which would have their distributions reduced before distributions to the common units are reduced.

Atlas’ general partner, with our consent, may limit or modify the incentive distributions we are entitled to receive in order to facilitate the growth strategy of Atlas. Our general partner’s board of directors can give this consent without a vote of our unitholders.

We own Atlas’ general partner, which owns the incentive distribution rights in Atlas that entitle us to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Atlas as it reaches certain target distribution levels in excess of $0.42 per unit in any quarter. A substantial portion of the cash flows we receive from Atlas is provided by these incentive distributions. Atlas’ board of directors may reduce the incentive distribution rights payable to us with our consent, which we may provide without the approval of our unitholders.

In order to facilitate acquisitions by Atlas, the general partner of Atlas may elect to limit the incentive distributions we are entitled to receive with respect to a particular acquisition or unit issuance contemplated by Atlas. This is because a potential acquisition might not be accretive to Atlas’ unitholders as a result of the significant portion of that acquisition’s cash flows which would be paid as incentive distributions to us. By limiting the level of incentive distributions in connection with a particular acquisition or issuance of units of Atlas, the cash flows associated with that acquisition could be accretive to Atlas’ unitholders as well as substantially beneficial to us. In doing so, the managing board of Atlas’ general partner would be required to consider both its fiduciary obligations to investors in Atlas as well as to us. Our partnership agreement

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specifically permits our general partner to authorize the general partner of Atlas to limit or modify the incentive distribution rights held by us if our general partner determines that such limitation or modification does not adversely affect our limited partners in any material respect.

A reduction in Atlas’ distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

Our ownership of the incentive distribution rights in Atlas, through our ownership of equity interests in Atlas Pipeline GP, the holder of the incentive distribution rights, entitles us to receive our pro rata share of specified percentages of total cash distributions made by Atlas with respect to any particular quarter only in the event that Atlas distributes more than $0.42 per unit for such quarter. As a result, the holders of Atlas’ common units have a priority over the holders of Atlas’ incentive distribution rights to the extent of cash distributions by Atlas up to and including $0.42 per unit for any quarter.

Our incentive distribution rights entitle us to receive increasing percentages, up to 48%, of all cash distributed by Atlas. Because the incentive distribution rights currently participate at the maximum 48% target cash distribution level in all distributions made by Atlas above the current distribution level, future growth in distributions we receive from Atlas will not result from an increase in the target cash distribution level associated with the incentive distribution rights.

Furthermore, a decrease in the amount of distributions by Atlas to less than $0.60 per common unit per quarter would reduce Atlas Pipeline GP’s percentage of the incremental cash distributions above $0.52 per common unit per quarter from 48% to 23%. As a result, any such reduction in quarterly cash distributions from Atlas would have the effect of disproportionately reducing the amount of all distributions that we receive based on our ownership interest in the incentive distribution rights in Atlas as compared to cash distributions we receive on our 2.0% general partner interest in Atlas and our Atlas common units.

Our ability to meet our financial needs may be adversely affected by our cash distribution policy and our lack of operational assets.

Our cash distribution policy, which is consistent with our partnership agreement, requires us to distribute all of our available cash quarterly. Our only cash generating assets are partnership interests, including incentive distribution rights, in Atlas, and we currently have no independent operations separate from those of Atlas. Moreover, a reduction in Atlas’ distributions will disproportionately affect the amount of cash distributions we receive. Given that our cash distribution policy is to distribute available cash and not retain it and that our only cash generating assets are partnership interests in Atlas, we may not have enough cash to meet our needs if any of the following events occur:

•	an increase in our operating expenses;

•	an increase in general and administrative expenses;

•	an increase in principal and interest payments on our outstanding debt;

•	an increase in working capital requirements; or

•	an increase in cash needs of Atlas or its subsidiaries that reduces Atlas’ distributions.

There is no guarantee that our unitholders will receive quarterly distributions from us.

While our cash distribution policy, which is consistent with the terms of our partnership agreement, requires that we distribute all of our available cash quarterly, our cash distribution policy is subject to the following restrictions and limitations and may be changed at any time, including in the following ways:

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We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including increases in our general and administrative expenses, principal and interest payments on debt we may incur, tax expenses, working capital requirements and anticipated cash needs of us or Atlas and its subsidiaries.

•
Our cash distribution policy will be, and Atlas’ cash distribution policy is, subject to restrictions on distributions under our anticipated new credit facility and Atlas’ credit facility, respectively, such as

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material financial tests and covenants and limitations on paying distributions during an event of default.

•
Our general partner’s board of directors will have the authority under our partnership agreement to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the managing board of Atlas’ general partner has the authority under Atlas’ partnership agreement to establish reserves for the prudent conduct of Atlas’ business and for future cash distributions to Atlas’ unitholders. The establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

•	Our partnership agreement, including our cash distribution policy contained therein, may be amended by a vote of the holders of a majority of our common units.

•
Even if our cash distribution policy is not amended, modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement, and the amount of distributions paid under Atlas’ cash distribution policy and the decision to make any distribution to its unitholders is at the discretion of Atlas’ general partner, taking into consideration the terms of its partnership agreement.

•
Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, Atlas may not make a distribution to its partners if the distribution would cause its liabilities to exceed the fair value of its assets, and we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

Because of these restrictions and limitations on our cash distribution policy and our ability to change our cash distribution policy, we may not have available cash to distribute to our unitholders, and there is no guarantee that our unitholders will receive quarterly distributions from us.

Our cash distribution policy limits our ability to grow.

Because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. In fact, our growth initially will be completely dependent upon Atlas’ ability to increase its quarterly distribution per unit because currently our only cash-generating assets are partnership interests in Atlas, including incentive distribution rights. If we issue additional units or incur debt to fund acquisitions and capital expenditures, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

Consistent with the terms of its partnership agreement, Atlas distributes to its partners its available cash each quarter. In determining the amount of cash available for distribution, Atlas sets aside cash reserves, including reserves it believes prudent to maintain for the proper conduct of its business or to provide for future distributions. Additionally, it has relied upon external financing sources, including commercial borrowings and other debt and equity issuances, to fund its acquisition capital expenditures. Accordingly, to the extent Atlas does not have sufficient cash reserves or is unable to finance growth externally, its cash distribution policy will significantly impair its ability to grow. In addition, to the extent Atlas issues additional units in connection with any acquisitions or capital expenditures, the payment of distributions on those additional units may increase the risk that Atlas will be unable to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to distribute to our unitholders. The incurrence of additional debt to finance its growth strategy would result in increased interest expense to Atlas, which in turn may impact the available cash that we have to distribute to our unitholders.

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The amount of cash distributions from Atlas that we will be able to distribute to you will be reduced by the costs associated with being a public company, other general and administrative expenses, and reserves that our general partner believes prudent to maintain for the proper conduct of our business and for future distributions.

Before we can pay distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a public company and other operating expenses, and we may reserve cash for future distributions during periods of limited cash flows. Prior to this offering, we have been a private company and have not filed reports with the Commission. Following this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended. Although we produce our financial statements in accordance with GAAP, our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. For example, as we become subject to the requirements of Section 404 of Sarbanes-Oxley for the fiscal year ending December 31, 2007, our auditors may identify weaknesses or deficiencies in the operational effectiveness of our internal controls and procedures and may advise us that these weaknesses or deficiencies could collectively constitute a significant deficiency that may rise to the level of a material weakness under Section 404. Similarly, Atlas is subject to Section 404 with the filing of its annual reports on Form 10-K, and its auditors may identify significant deficiencies and/or material weaknesses in its internal controls and procedures. In addition, the amount of cash distributions from Atlas that will be available for distribution to our unitholders will be reduced by the costs associated with us becoming a public company.

In addition, we may reserve funds to maintain our 2.0% general partner interest in Atlas by making a capital contribution to Atlas when it issues additional common units.

We are largely dependent on Atlas for our growth. As a result of the fiduciary obligations of Atlas’ general partner, which is our wholly owned subsidiary, to the unitholders of Atlas, our ability to pursue business opportunities independently will be limited.

We currently intend to grow primarily through the growth of Atlas. While we are not precluded from pursuing business opportunities independently of Atlas, our subsidiary, as the general partner of Atlas, has fiduciary duties to Atlas unitholders which would make it difficult for us to engage in any business activity that is competitive with Atlas. Those fiduciary duties are applicable to us because we control the general partner through our ability to elect all of its directors. While there may be circumstances in which these fiduciary duties may be satisfied while allowing us to pursue business opportunities independent of Atlas, we expect such opportunities to be limited. Accordingly, we may be unable to diversify our sources of revenue in order to increase cash distributions to you. See also “—Risks Related to Conflicts of Interest.”

Our ability to sell our partnership interests in Atlas may be limited by securities laws restrictions and liquidity constraints.

All of the 1,641,026 common units of Atlas that we own are unregistered, restricted securities, within the meaning of Rule 144 under the Securities Act of 1933. Unless we exercise our registration rights with respect to these common units, we are limited to selling into the market in any three-month period an amount of Atlas common units that does not exceed the greater of 1% of the total number of common units outstanding or the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale. We face contractual limitations on our ability to sell our general partner interest and incentive distribution rights and the market for such interests is illiquid.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public markets, including sales by our existing unitholders.

After this offering, we will have 21,100,000 common units outstanding, which includes the 3,600,000 common units we are selling in this offering that may be resold in the public market immediately. All of our common units that were outstanding prior to our initial public offering will be subject to resale restrictions under 180-day lock-up agreements with our underwriters. Each of the lock-up arrangements with the underwriters may be waived in the discretion of Lehman Brothers Inc. Sales by any of our existing unitholders of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units

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or could impair our ability to obtain capital through an offering of equity securities. In addition, our general partner has agreed to provide registration rights to these holders, subject to certain limitations. Please read “Units Eligible for Future Sale.”

The control of our general partner may be transferred to a third party, and that party could replace our current management team, in each case without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, there is no restriction in our limited partnership agreement on the ability of the owners of our general partner to transfer their ownership interest in our general partner to a third party. The owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and to control the decisions taken by the board of directors and officers.

Atlas’ unitholders have the right to remove Atlas’ general partner with the approval of the holders of 66 2/3% of all units, which would cause us to lose our general partner interest and incentive distribution rights in Atlas and the ability to manage Atlas.

We currently manage Atlas through Atlas Pipeline GP, Atlas’ general partner and our wholly-owned subsidiary. Atlas’ partnership agreement, however, gives unitholders of Atlas the right to remove the general partner of Atlas upon the affirmative vote of holders of 66 2/3% of Atlas’ outstanding units. If Atlas Pipeline GP were removed as general partner of Atlas, it would receive cash or common units in exchange for its 2.0% general partner interest and the incentive distribution rights and would lose its ability to manage Atlas. While the common units or cash we would receive are intended under the terms of Atlas’ partnership agreement to fully compensate us in the event such an exchange is required, the value of these common units or investments we make with the cash over time may not be equivalent to the value of the general partner interest and the incentive distribution rights had we retained them.

If Atlas’ general partner is not fully reimbursed or indemnified for obligations and liabilities it incurs in managing the business and affairs of Atlas, its value, and therefore the value of our common units, could decline.

The general partner of Atlas may make expenditures on behalf of Atlas for which it will seek reimbursement from Atlas. In addition, under Delaware partnership law, the general partner, in its capacity as the general partner of Atlas, has unlimited liability for the obligations of Atlas, such as its debts and environmental liabilities, except for those contractual obligations of Atlas that are expressly made without recourse to the general partner. To the extent Atlas Pipeline GP incurs obligations on behalf of Atlas, it is entitled to be reimbursed or indemnified by Atlas. If Atlas is unable or unwilling to reimburse or indemnify its general partner, Atlas Pipeline GP may be unable to satisfy these liabilities or obligations, which would reduce its value and therefore the value of our common units.

Cost reimbursements due Atlas’ general partner may be substantial and will reduce the cash available for distributions to Atlas’ unitholders and thereby, our unitholders.

Atlas reimburses Atlas America, Atlas’ general partner and their affiliates, including officers and directors of Atlas America, for all expenses they occur on Atlas’ behalf. Atlas’ general partner has sole discretion to determine the amount of these expenses. In addition, Atlas America and its affiliates provide Atlas with services for which Atlas is charged reasonable fees as determined by Atlas America in its sole discretion. The reimbursement of expenses or payment of fees could adversely affect Atlas’ ability to make distributions to its unitholders and thereby, adversely affect our ability to make distributions to our unitholders.

The initial public offering price of our common units may not be indicative of the market price of our common units after this offering and, due in part to the nature of our assets, our unit price may be volatile. In addition, a trading market that will provide you with adequate liquidity may not develop.

Prior to this offering there has been no public market for our common units. An active market for our common units may not develop or may not be sustained after this offering. The initial public offering price of our common units will be determined by negotiations between us and the underwriters based on numerous

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factors which we discuss in the “Underwriting” section of this prospectus. This price may not be indicative of the market price for our common units after this initial public offering. The market price of our common units could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may not be able to resell your common units at or above the initial public offering price. The following factors could affect our common unit price:

•	the amount of Atlas’ distributions to its partners, including us;

•	Atlas’ operating and financial performance and prospects;

•	quarterly variations in the rate of growth of our financial indicators, such as distributable cash flow per common unit, net income and revenue;

•	changes in revenue or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	sales of our common units by our unitholders;

•	announcements by Atlas or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, securities offerings or capital commitments;

•	general market conditions; and

•	domestic and international economic, legal and regulatory factors unrelated to Atlas’ performance.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies and partnerships. These broad market fluctuations may adversely affect the trading price of our common units. In addition, potential investors may be deterred from investing in our common units for various reasons, including the very limited number of publicly traded entities whose assets consist exclusively of partnership interests in a publicly traded limited partnership. Additionally, the lack of liquidity may contribute to significant fluctuations in the market price of our common units and limit the number of investors who are able to buy our common units.

Our common units and Atlas’ common units may not trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and Atlas’ common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

•	Atlas’ cash distributions to its common unitholders have a priority over distributions on its incentive distribution rights;

•	we participate in the distributions on our general partner interest in Atlas and the incentive distribution rights in Atlas while Atlas’ common unitholders do not; and

•	we may enter into other businesses separate and apart from Atlas or any of its affiliates.

Our unitholders do not elect our general partner or vote on our general partner’s officers or directors, and the rights of unitholders owning 20% or more of our units are further restricted under our partnership agreement. Following the completion of this offering, Atlas America will own approximately 82.9% of our units, a sufficient number to block any attempt to remove our general partner.

Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Our unitholders did not elect our general partner or the officers or directors of our general partner and will have no right to elect our general partner or the officers and directors of our general partner on an annual or other continuing basis in the future. The board of directors of our general partner, including independent directors, is chosen by the members of our general partner.

Furthermore, if our unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner may not be removed except upon the vote of the holders of at least 66 2/3% of the outstanding units voting together as a single class. Because

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Atlas America owns approximately 82.9% of our outstanding units, our general partner may not be removed without the consent of Atlas America.

Our unitholders’ voting rights are further restricted by the provision in our limited partnership agreement stating that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot be voted on any matter. In addition, our limited partnership agreement contains provisions limiting the ability of our unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders’ ability to influence the manner or direction of our management. As a result of these provisions, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

Atlas may issue additional units, which may increase the risk of it not having sufficient available cash to maintain or increase its per unit distribution level.

Atlas has wide discretion to issue additional units, including units that rank senior to its common units and the incentive distribution rights as to quarterly cash distributions, on the terms and conditions established by its general partner. The payment of distributions on these additional Atlas units may increase the risk of Atlas being unable to maintain or increase its per unit distribution level. To the extent these new Atlas units are senior to the Atlas common units and the incentive distribution rights, their issuance will increase the uncertainty of the payment of distributions on the common units and the incentive distribution rights. Neither the common units nor the incentive distribution rights are entitled to any arrearages from prior quarters.

We may issue an unlimited number of limited partner interests without the consent of our unitholders, which will dilute your ownership interest in us and may increase the risk that we will not have sufficient available cash to maintain or increase our per unit distribution level.

We may issue an unlimited number of limited partner interests of any type without the approval of our unitholders on terms and conditions established by our general partner at any time. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	our unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished;

•	the ratio of taxable income to distributions may increase; and

•	the market price of the common units may decline.

Please read “The Partnership Agreement of Atlas Pipeline Holdings, L.P.—Issuance of Additional Securities.”

If in the future we cease to manage and control Atlas through our ownership of its general partner interests, we may be deemed to be an investment company under the Investment Company Act of 1940.

If we cease to manage and control Atlas and are deemed to be an investment company under the Investment Company Act of 1940, we would either have to register as an investment company under the Investment Company Act of 1940, obtain exemptive relief from the SEC or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us or our affiliates.

You will experience immediate and substantial dilution of $24.25 per common unit in the pro forma net tangible book value of your common units.

The offering price of our common units will be substantially higher than the pro forma net tangible book value per common unit of the outstanding common units immediately after the offering. If you purchase

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common units in this offering you will incur immediate and substantial dilution in the pro forma net tangible book value per common unit from the price you pay for the common units. Since the net tangible book value of a proposed common unit of Atlas Pipeline Holdings, L.P. is a negative number on a pro forma basis, the dilutive effect on such common unit will be an amount greater than the proposed offering price per common unit. This dilution results primarily because the assets contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical cost, and not their fair value.

Your liability as a limited partner may not be limited, and our unitholders may have to repay distributions or make additional contributions under certain circumstances.

Under Delaware law, you could be held liable for our obligations to the same extent as our general partner if a court determined that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the limited partnership agreement or to take other action under our limited partnership agreement constituted participation in the “control” of our business.

Our general partner generally has unlimited liability for our obligations, such as our debts and environmental liabilities, except for those contractual obligations that are expressly made without recourse to our general partner. Additionally, the limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in many jurisdictions.

In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Please read “The Partnership Agreement of Atlas Pipeline Holdings, L.P.—Limited Liability” for a discussion of the implications of the limitations on liability to a unitholder.

An increase in interest rates may cause the market price of our common units to decline.

Like all equity investments, an investment in our common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly- traded limited partnership interests. Reduced demand for our common units resulting from investors seeking other more favorable investment opportunities may cause the trading price of our common units to decline.

Risks Related to Conflicts of Interest

Although we control Atlas through our ownership of its general partner, Atlas’ general partner owes fiduciary duties to Atlas and Atlas’ unitholders, which may conflict with our interests.

Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, including Atlas’ general partner, on the one hand, and Atlas and its limited partners, on the other hand. The directors and officers of Atlas Pipeline GP have fiduciary duties to manage Atlas in a manner beneficial to us, its owner. At the same time, these directors and officers have a fiduciary duty to manage Atlas in a manner beneficial to Atlas and its limited partners. The managing board of Atlas or its conflicts committee will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

For example, conflicts of interest may arise in the following situations:

•	the allocation of shared overhead expenses to Atlas and us;

•	the interpretation and enforcement of contractual obligations between us and our affiliates, on the one hand, and Atlas, on the other hand;

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•	the determination and timing of the amount of cash to be distributed to Atlas’ partners and the amount of cash reserved for the future conduct of Atlas’ business;

•	the decision as to whether Atlas should make acquisitions, and on what terms; and

•	any decision we make in the future to engage in business activities independent of, or in competition with, Atlas.

The fiduciary duties of our general partner’s officers and directors may conflict with those of Atlas’ general partner’s officers and directors.

Our general partner’s officers and directors have fiduciary duties to manage our business in a manner beneficial to us and our partners. However, certain of our general partner’s executive officers and non-independent directors also serve as executive officers and directors of Atlas’ general partner, and, as a result, have fiduciary duties to manage the business of Atlas in a manner beneficial to Atlas and its partners. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to Atlas, on one hand, and us, on the other hand, are in conflict. The resolution of these conflicts of interest may not always be in our best interest or that of our unitholders. For a more detailed description of the conflicts of interest involving our general partner, please read “Conflicts of Interest and Fiduciary Duties.”

If we are presented with certain business opportunities, Atlas will have the first right to pursue such opportunities.

Pursuant to the omnibus agreement to be entered into in connection with the closing of this offering, we will agree to certain business opportunity arrangements to address potential conflicts that may arise between us and Atlas. If a business opportunity in respect of any business activity in which Atlas is currently engaged is presented to us, our general partner or Atlas or its general partner, then Atlas will have the first right to pursue such business opportunity. Please read “Conflicts of Interest and Fiduciary Duties.”

Atlas and affiliates of our general partner are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor the omnibus agreement between us, Atlas, Atlas Pipeline GP and Atlas Pipeline Holdings GP, LLC will prohibit Atlas or affiliates of our general partner from owning assets or engaging in businesses that compete directly or indirectly with us or one another. In addition, Atlas and its affiliates or affiliates of our general partner, may acquire, construct or dispose of additional assets related to the transmission, gathering and processing of natural gas, NGLs or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets. As a result, competition among these entities could adversely impact Atlas’ or our results of operations and cash available for distribution. Please read “Conflicts of Interest and Fiduciary Duties.”

Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner and its affiliates have limited fiduciary duties to us and our unitholders, which may permit them to favor their own interests to the detriment of us and our unitholders.

Following this offering, conflicts of interest may arise among our general partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following:

•
Our general partner is allowed to take into account the interests of parties other than us, including Atlas and its affiliates and any other businesses acquired in the future, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

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•
Our general partner has limited its liability and reduced its fiduciary duties under the terms of our partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations, might constitute breaches of fiduciary duties. As a result of purchasing our units, unitholders consent to various actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

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Our general partner determines the amount and timing of our investment transactions, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution to our unitholders.

•	Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

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Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such payments or additional contractual arrangements are fair and reasonable to us.

•	Our general partner controls the enforcement of obligations owed to us by it and its affiliates.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Please read “Certain Relationships and Related Party Transactions” and “Conflicts of Interest and Fiduciary Duties.”

Our general partner may not be fully reimbursed for the use of its officers and employees by Atlas’ general partner.

Our general partner shares officers and administrative personnel with Atlas’ general partner to operate both our business and Atlas’ business. In that case, our general partner’s officers, who are also the officers of Atlas’ general partner, will allocate, in their reasonable and sole discretion, the time its employees spend on our behalf and on behalf of Atlas. These allocations may not necessarily be the result of arms-length negotiations between Atlas’ general partner and our general partner. Although our general partner intends to be reimbursed by Atlas’ general partner for its employees’ activities, due to the nature of the allocations, this reimbursement may not exactly match the actual time and overhead spent.

Our partnership agreement limits our general partner’s fiduciary duties to us and our unitholders and restricts the remedies available to our unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•
permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its limited call right, its rights to vote and transfer the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of our partnership or amendment to our partnership agreement;

•
provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed the decisions were in the best interests of our partnership;

•
generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the audit and conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the

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totality of the relationships among the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

•
provides that in resolving conflicts of interest, it will be presumed that in making its decision the general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption; and

•
provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal.

In order to become a limited partner of our partnership, our unitholders are required to agree to be bound by the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Fiduciary Duties.”

Our general partner has a limited call right that may require you to sell your units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 87.5% of our outstanding units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the units held by unaffiliated persons at a price not less than their then-current market price. As a result, you may be required to sell your units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. At the completion of this offering, Atlas America will own approximately 82.9% of our units. Please read “The Partnership Agreement of Atlas Pipeline Holdings, L.P.—Limited Call Right.”

Risks Relating to Atlas’ Business

Because our cash flow will initially consist exclusively of distributions from Atlas, risks to Atlas’ business are also risks to us. We have set forth below the material risks to Atlas’ business or results of operations, the occurrence of which could negatively impact Atlas’ financial performance and decrease the amount of cash it is able to distribute to us, thereby decreasing the amount of cash we have available for distribution to our unitholders.

Atlas may be unsuccessful in integrating the operations from its recent acquisitions or any future acquisitions with its operations or in realizing all of the anticipated benefits of these acquisitions.

Atlas acquired Elk City in April 2005, a 75% interest in NOARK in October 2005 and the remaining 25% interest in NOARK in May 2006, and is currently in the process of integrating their operations with its operations. Atlas also has an active, on-going program to identify other potential acquisitions. The integration of previously independent operations with Atlas can be a complex, costly and time-consuming process. The difficulties of combining Elk City and NOARK, as well as any operations Atlas may acquire in the future, with its existing operations include, among other things:

•	operating a significantly larger combined entity;

•	the necessity of coordinating geographically disparate organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	consolidating operational and administrative functions;

•	integrating internal controls, compliance under the Sarbanes-Oxley Act of 2002 and other corporate governance matters;

•	the diversion of management’s attention from other business concerns;

•	customer or key employee loss from the acquired businesses;

•	a significant increase in Atlas’ indebtedness; and

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•	potential environmental or regulatory liabilities and title problems.

The process of combining companies or the failure to integrate them successfully could harm Atlas’ business or future prospects, and result in significant decreases in Atlas’ gross margin and cash flows.

The acquisitions of the Velma, Elk City and NOARK operations have substantially changed Atlas’ business, making it difficult to evaluate Atlas’ business based upon its historical financial information.

The acquisitions of the Velma, Elk City and NOARK operations have significantly increased Atlas’ size and substantially redefined its business plan, expanded Atlas’ geographic market and resulted in large changes to its revenue and expenses. As a result of these acquisitions, and Atlas’ continued plan to acquire and integrate additional companies that it believes present attractive opportunities, Atlas’ financial results for any period or changes in its results across periods may continue to dramatically change. Atlas’ historical financial results, therefore, should not be relied upon to accurately predict its future operating results, thereby making the evaluation of its business more difficult.

Due to its lack of asset diversification, negative developments in Atlas’ operations would reduce its ability to make distributions to its unitholders.

Atlas relies exclusively on the revenue generated from its transportation, gathering and processing operations, and as a result, its financial condition depends upon prices of, and continued demand for, natural gas and NGLs. Due to Atlas’ lack of asset-type diversification, a negative development in one of these businesses would have a significantly greater impact on Atlas’ financial condition and results of operations than if it maintained more diverse assets.

Atlas’ construction of new assets may not result in revenue increases and is subject to regulatory, environmental, political, legal and economic risks, which could impair its results of operations and financial condition.

One of the ways Atlas may grow its business is through the construction of new assets. The construction of additions or modifications to Atlas’ existing systems and facilities, and the construction of new assets, involve numerous regulatory, environmental, political and legal uncertainties beyond Atlas’ control and require the expenditure of significant amounts of capital. Any projects Atlas undertakes may not be completed on schedule at the budgeted cost, or at all. Moreover, its revenue may not increase immediately upon the expenditure of funds on a particular project. For instance, if Atlas expands a gathering system, the construction may occur over an extended period of time, and it will not receive any material increases in revenue until the project is completed. Moreover, Atlas may construct facilities to capture anticipated future growth in production in a region in which growth does not materialize. Since Atlas is not engaged in the exploration for and development of natural gas reserves, it often does not have access to estimates of potential reserves in an area before constructing facilities in the area. To the extent Atlas relies on estimates of future production in Atlas’ decision to construct additions to its systems, the estimates may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not be able to attract enough throughput to achieve Atlas’ expected investment return, which could impair Atlas’ results of operations and financial condition. In addition, Atlas’ actual revenue from a project could materially differ from expectations as a result of the price of natural gas, the NGL content of the natural gas processed and other economic factors described in this section.

Atlas is building a gas plant known as Sweetwater from which it expects to generate additional incremental cash flow. In addition to the risks discussed above, expected revenue from the Sweetwater gas plant could be reduced or delayed due to the following reasons:

•	difficulties in obtaining equity or debt financing for construction and operating costs;

•	difficulties in obtaining permits or other regulatory or third party consents;

•	construction and operating costs exceeding budget estimates;

•	revenue being less than expected due to lower commodity prices or lower demand;

•	difficulties in obtaining consistent supplies of natural gas; and

•	terms in operating agreements that are not favorable to Atlas.

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If Atlas is unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then it may be unable to fully execute its growth strategy and its cash flows could be reduced.

The construction of additions to Atlas’ existing gathering assets may require it to obtain new rights-of-way before constructing new pipelines. Atlas may be unable to obtain rights-of-way to connect new natural gas supplies to its existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for Atlas to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, then Atlas’ cash flows could be reduced.

Atlas’ profitability is affected by the volatility of prices for natural gas and NGL products.

Atlas derives a majority of its revenue from percentage-of-proceeds contracts. As a result, Atlas’ income depends to a significant extent upon the prices at which the natural gas it transports and the NGLs it produces are sold. A 10% change in the average price of NGLs, natural gas and condensate Atlas processes and sells would result in a change to our consolidated income for the twelve month period ending March 31, 2007, excluding the effect of minority interests in Atlas’ net income, of approximately $2.3 million. Additionally, changes in natural gas prices may indirectly impact Atlas’ profitability since prices can influence drilling activity and well operations and thus the volume of natural gas Atlas gathers and processes. Historically, the price of both natural gas and NGLs has been subject to significant volatility in response to relatively minor changes in the supply and demand for natural gas and NGL products, market uncertainty and a variety of additional factors beyond Atlas’ control, including those described in “Our only cash generating assets are our partnership interests in Atlas, and our cash flow is therefore completely dependent upon the ability of Atlas to make distributions to its partners,” above. Atlas expects this volatility to continue. This volatility may cause Atlas’ gross margin and cash flows to vary widely from period to period. Atlas’ hedging strategies may not be sufficient to offset price volatility risk and, in any event, do not cover all of the throughput volumes subject to percentage-of-proceeds contracts. Moreover, hedges are subject to inherent risks, described in “—Atlas’ hedging strategies may fail to protect it and could reduce its gross margin and cash flow.”

The amount of natural gas Atlas transports will decline over time unless it is able to attract new wells to connect to its gathering systems.

Production of natural gas from a well generally declines over time until the well can no longer economically produce natural gas and is plugged and abandoned. Failure to connect new wells to Atlas’ gathering systems could, therefore, result in a substantial reduction of the amount of natural gas transported over time and could, upon exhaustion of the current wells, cause Atlas to abandon one or more of its gathering systems and, possibly, cease operations. The primary factors affecting Atlas’ ability to connect new supplies of natural gas to its gathering systems include its success in contracting for existing wells that are not committed to other systems, the level of drilling activity near its gathering systems and, in the Mid-Continent region, its ability to attract natural gas producers away from its competitors’ gathering systems. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. Atlas has no control over the level of drilling activity in its service areas, the amount of reserves underlying wells that connect to its systems or the rate at which production from a well will decline. In addition, Atlas has no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulation and the availability and cost of capital. Because Atlas’ operating costs are fixed to a significant degree, a reduction in the natural gas volumes it transports, treats or processes would result in a reduction in Atlas’ gross margin and cash flows.

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The success of Atlas’ Appalachian operations depends upon Atlas America’s ability to drill and complete commercial producing wells.

Substantially all of the wells Atlas connects to its gathering systems in its Appalachian service area are drilled and operated by Atlas America for drilling investment partnerships sponsored by Atlas America. As a result, Atlas’ Appalachian operations depend principally upon the success of Atlas America in sponsoring drilling investment partnerships and completing wells for these partnerships. Atlas America operates in a highly competitive environment for acquiring undeveloped leasehold acreage and attracting capital. Atlas America may not be able to compete successfully in the future in acquiring undeveloped leasehold acreage or in raising additional capital through its drilling investment partnerships. Furthermore, Atlas America is not required to connect wells for which it is not the operator to Atlas’ gathering systems. If Atlas America cannot or does not continue to sponsor drilling investment partnerships, if the amount of money raised by those partnerships decreases, or if the number of wells actually drilled and completed as commercially producing wells decreases, the amount of natural gas transported by Atlas’ Appalachian gathering systems would substantially decrease and could, upon exhaustion of the wells currently connected to its gathering systems, cause it to abandon one or more of its Appalachian gathering systems, thereby materially reducing its gross margin and cash flows.

The failure of Atlas America to perform its obligations under Atlas’ natural gas gathering agreements may adversely affect Atlas’ business.

Substantially all of Atlas’ Appalachian operating system revenue currently consists of the fees Atlas receives under the master natural gas gathering agreement and other transportation agreements it has with Atlas America. Atlas expects to derive a material portion of its gross margin from the services it provides under its contracts with Atlas America for the foreseeable future. Any factor or event adversely affecting Atlas America’s business or its ability to perform under its contracts with Atlas or any default or nonperformance by Atlas America of its contractual obligations to Atlas, could reduce Atlas’ gross margin and cash flows.

The success of Atlas’ Mid-Continent operations depends upon its ability to continually find and contract for new sources of natural gas supply from unrelated third parties.

Unlike its Appalachian operations, none of the drillers or operators in Atlas’ Mid-Continent service area is an affiliate of Atlas. Moreover, Atlas’ agreements with most of the drillers and operators with which its Mid-Continent operations do business do not require them to dedicate significant amounts of undeveloped acreage to Atlas’ systems. As a result, Atlas does not have assured sources to provide it with new wells to connect to its Mid-Continent gathering systems. Failure to connect new wells to its Mid-Continent operations will, as described in “—The amount of natural gas Atlas transports will decline over time unless it is able to attract new wells to connect to its gathering systems,” above, reduce its gross margin and cash flows.

Atlas’ Mid-Continent operations currently depend on certain key producers for their supply of natural gas; the loss of any of these key producers could reduce Atlas’ revenue.

During 2005, Chesapeake Energy Corporation, Kaiser-Francis Oil Company, Burlington Resources Inc., St. Mary Land and Exploration Company and Samson Resources Co. supplied Atlas’ Mid-Continent system with a majority of its natural gas supply. If these producers reduce the volumes of natural gas that they supply to Atlas, Atlas’ gross margin and cash flows would be reduced unless it obtains comparable supplies of natural gas from other producers.

The curtailment of operations at, or closure of, either of Atlas’ processing plants could harm its business.

Atlas has one processing plant for its Elk City operation and one active processing plant for its Velma operation. If operations at either plant were to be curtailed, or closed, whether due to accident, natural catastrophe, environmental regulation or for any other reason, Atlas’ ability to process natural gas from the relevant gathering system and, as a result, its ability to extract and sell NGLs, would be harmed. If this curtailment or stoppage were to extend for more than a short period, Atlas’ gross margin and cash flows would be materially reduced.

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Atlas may face increased competition in the future in its Mid-Continent service areas.

Atlas’ Mid-Continent operations may face competition for well connections. Duke Energy Field Services, LLC, ONEOK, Inc., Carrera Gas Company, Cimmarron Transportation, LLC and Enogex, Inc. operate competing gathering systems and processing plants in Atlas’ Velma service area. In Atlas’ Elk City service area, ONEOK Field Services, Eagle Rock Midstream Resources, L.P., Enbridge Energy Partners, L.P., CenterPoint Energy, Inc. and Enogex operate competing gathering systems and processing plants. CenterPoint Energy, Inc.’s interstate system is the nearest direct competitor to Atlas’ Ozark Gas Transmission system. CenterPoint and Enogex Inc. operate competing gathering systems in Ozark Gas Gathering’s service area. Some of Atlas’ competitors have greater financial and other resources than Atlas does. If these companies become more active in its Mid-Continent service areas, Atlas may not be able to compete successfully with them in securing new well connections or retaining current well connections. If Atlas does not compete successfully, the amount of natural gas it transports, processes and treats will decrease, reducing its gross margin and cash flows.

The amount of natural gas Atlas transports, treats or processes may be reduced if the public utility and interstate pipelines to which it delivers gas cannot or will not accept the gas.

Atlas’ gathering systems principally serve as intermediate transportation facilities between sales lines from wells connected to its systems and the public utility or interstate pipelines to which it delivers natural gas. If one or more of these pipelines has service interruptions, capacity limitations or otherwise does not accept the natural gas Atlas transports, and Atlas cannot arrange for delivery to other pipelines, local distribution companies or end users, the amount of natural gas it transports may be reduced. Since Atlas’ revenue depends upon the volumes of natural gas it transports, this could result in a material reduction in its gross margin and cash flows.

Before acquiring its Velma and Elk City operations, Atlas had no previous experience either in its Mid-Continent service area or in operating natural gas processing plants.

Atlas’ Mid-Continent gathering systems are located in Oklahoma and northern Texas, areas in which it has been involved only since July 2004 as a result of the Velma acquisition and, in April 2005, the Elk City acquisition. In addition, as a result of these acquisitions, Atlas began to operate natural gas processing plants, a business in which it had no prior operating experience. Atlas depends upon the experience, knowledge and business relationships that have been developed by the senior management of its Mid-Continent operations to operate successfully in the region. The loss of the services of one or more members of Atlas’ Mid-Continent senior management, in particular, Robert R. Firth, President, and David D. Hall, Chief Financial Officer, could limit its growth or ability to maintain its current level of operations in the Mid-Continent region.

Atlas may not be able to execute its growth strategy successfully.

Atlas’ strategy contemplates substantial growth through both the acquisition of other gathering systems and processing assets and the expansion of its existing gathering systems and processing assets. Atlas’ growth strategy involves numerous risks, including:

•	it may not be able to identify suitable acquisition candidates;

•
it may not be able to make acquisitions on economically acceptable terms for various reasons, including limitations on access to capital and increased competition for a limited pool of suitable assets;

•	its costs in seeking to make acquisitions may be material, even if it cannot complete any acquisition it has pursued;

•	irrespective of estimates at the time it makes an acquisition, the acquisition may prove to be dilutive to earnings and operating surplus;

•	it may encounter difficulties in integrating operations and systems; and

•	any additional debt it incurs to finance an acquisition may impair Atlas’ ability to service its existing debt.

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Limitations on Atlas’ access to capital or the market for its common units will impair its ability to execute its growth strategy.

Atlas’ ability to raise capital for acquisitions and other capital expenditures depends upon ready access to the capital markets. Historically, Atlas has financed its acquisitions, and to a much lesser extent, expansions of its gathering systems, by bank credit facilities and the proceeds of public and private equity offerings of its common units and preferred units of its operating partnership. If Atlas is unable to access the capital markets, it may be unable to execute its strategy of growth through acquisitions.

Atlas’ hedging strategies may fail to protect it and could reduce its gross margin and cash flow.

Atlas pursues various hedging strategies to seek to reduce its exposure to losses from adverse changes in the prices for natural gas and NGLs. Atlas’ hedging activities will vary in scope based upon the level and volatility of natural gas and NGL prices and other changing market conditions. Atlas’ hedging activity may fail to protect or could harm it because, among other things:

•	hedging can be expensive, particularly during periods of volatile prices;

•	available hedges may not correspond directly with the risks against which it seeks protection;

•	the duration of the hedge may not match the duration of the risk against which it seeks protection; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

Atlas’ midstream natural gas operations may incur significant costs and liabilities resulting from a failure to comply with new or existing environmental regulations or a release of hazardous substances into the environment.

The operations of Atlas’ gathering systems, plant and other facilities are subject to stringent and complex federal, state and local environmental laws and regulations. These laws and regulations can restrict or impact Atlas’ business activities in many ways, including restricting the manner in which it disposes of substances, requiring remedial action to remove or mitigate contamination, and requiring capital expenditures to comply with control requirements. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where substances and wastes have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or wastes into the environment.

There is inherent risk of the incurrence of environmental costs and liabilities in Atlas’ business due to its handling of natural gas and other petroleum products, air emissions related to its operations, historical industry operations including releases of substances into the environment, and waste disposal practices. For example, an accidental release from one of Atlas’ pipelines or processing facilities could subject it to substantial liabilities arising from environmental cleanup, restoration costs and natural resource damages, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase Atlas’ compliance costs and the cost of any remediation that may become necessary. Atlas may not be able to recover some or any of these costs from insurance.

Litigation or governmental regulation relating to environmental protection and operational safety may result in substantial costs and liabilities.

Atlas’ operations are subject to federal and state environmental laws under which owners of natural gas pipelines can be liable for clean-up costs and fines in connection with any pollution caused by their pipelines. Atlas may also be held liable for clean-up costs resulting from pollution which occurred before our acquisition of the gathering systems. In addition, Atlas is subject to federal and state safety laws that dictate the type of pipeline, quality of pipe protection, depth, methods of welding and other construction-related

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standards. Any violation of environmental, construction or safety laws could impose substantial liabilities and costs on Atlas.

Atlas is also subject to the requirements of the Occupational Health and Safety Act, or OSHA, and comparable state statutes. Any violation of OSHA could impose substantial costs on Atlas.

Atlas cannot predict whether or in what form any new legislation or regulatory requirements might be enacted or adopted, nor can it predict its costs of compliance. In general, Atlas expects that new regulations would increase its operating costs and, possibly, require it to obtain additional capital to pay for improvements or other compliance action necessitated by those regulations.

Atlas is subject to operating and litigation risks that may not be covered by insurance.

Atlas’ operations are subject to all operating hazards and risks incidental to transporting and processing natural gas and NGLs. These hazards include:

•	damage to pipelines, plants, related equipment and surrounding properties caused by floods and other natural disasters;

•	inadvertent damage from construction and farm equipment;

•	leakage of natural gas, NGLs and other hydrocarbons;

•	fires and explosions;

•	other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations; and

•	acts of terrorism directed at Atlas’ pipeline infrastructure, production facilities, transmission and distribution facilities and surrounding properties.

As a result, Atlas may be a defendant in various legal proceedings and litigation arising from its operations. Atlas may not be able to maintain or obtain insurance of the type and amount it desires at reasonable rates. As a result of market conditions, premiums and deductibles for some of Atlas’ insurance policies have increased substantially, and could escalate further. In some instances, insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. If Atlas were to incur a significant liability for which it was not fully insured, its gross margin and cash flows would be materially reduced.

Regulation of Atlas’ gathering operations could increase its operating costs, decrease its revenue, or both.

Currently Atlas’ gathering of natural gas from wells is exempt from regulation under the Natural Gas Act of 1938. However, the implementation of new laws or policies, or interpretations of existing laws, could subject Atlas to regulation by FERC under the Natural Gas Act. Atlas expects that any such regulation would increase its costs, decrease its gross margin and cash flows, or both.

FERC regulation will still affect Atlas’ business and the market for its products. FERC’s policies and practices affect a range of Atlas’ natural gas pipeline activities, including, for example, its policies on open access transportation, ratemaking, capacity release, and market center promotion, which indirectly affect intrastate markets. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, Atlas cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity.

Other state and local regulations will also affect Atlas’ business. Matters subject to regulation include rates, service and safety. Atlas’ gathering lines are subject to ratable take and common purchaser statutes in Texas and Oklahoma. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or

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producer. These statutes restrict Atlas’ right as an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas.

Federal law leaves any economic regulation of natural gas gathering to the states. Texas and Oklahoma have adopted complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and, in Texas and Oklahoma, with respect to rate discrimination. Should a complaint be filed or regulation by the Texas Railroad Commission or Oklahoma Corporation Commission become more active, Atlas’ revenue could decrease.

Increased regulatory requirements relating to the integrity of the Ozark Gas Transmission pipeline will require it to spend additional money to comply with these requirements. Ozark Gas Transmission is subject to extensive laws and regulations related to pipeline integrity. For example, federal legislation signed into law in December 2002 includes guidelines for the U.S. Department of Transportation and pipeline companies in the areas of testing, education, training and communication. Compliance with existing and recently enacted regulations requires significant expenditures. Additional laws and regulations that may be enacted in the future, such as U.S. Department of Transportation implementation of additional hydrostatic testing requirements, could significantly increase the amount of these expenditures.

Ozark Gas Transmission is subject to FERC rate-making policies that could have an adverse impact on Atlas’ ability to establish rates that would allow it to recover the full cost of operating the pipeline.

Rate-making policies by FERC could affect Ozark Gas Transmission’s ability to establish rates, or to charge rates that would cover future increases in its costs, or even to continue to collect rates that cover current costs. Natural gas companies may not charge rates that have been determined not to be just and reasonable by FERC. The rates, terms and conditions of service provided by natural gas companies are required to be on file with FERC in FERC-approved tariffs. Pursuant to FERC’s jurisdiction over rates, existing rates may be challenged by complaint and proposed rate increases may be challenged by protest. We cannot assure you that FERC will continue to pursue its approach of pro-competitive policies as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas capacity and transportation facilities. Any successful complaint or protest against Ozark Gas Transmission’s rates could reduce Atlas’ revenue associated with providing transmission services. We cannot assure you that Atlas will be able to recover all of Ozark Gas Transmission’s costs through existing or future rates.

Ozark Gas Transmission is subject to regulation by FERC in addition to FERC rules and regulations related to the rates it can charge for its services.

FERC’s regulatory authority also extends to:

•	operating terms and conditions of service;

•	the types of services Ozark Gas Transmission may offer to its customers;

•	construction of new facilities;

•	acquisition, extension or abandonment of services or facilities;

•	accounts and records; and

•	relationships with affiliated companies involved in all aspects of the natural gas and energy businesses.

FERC action in any of these areas or modifications of its current regulations can impair Ozark Gas Transmission’s ability to compete for business, the costs it incurs in its operations, the construction of new facilities or its ability to recover the full cost of operating its pipeline. For example, the development of uniform interstate gas quality standards by FERC could create two distinct markets for natural gas—an interstate market subject to uniform minimum quality standards and an intrastate market with no uniform minimum quality standards. Such a bifurcation of markets could make it difficult for Atlas’ pipelines to compete in both markets or to attract certain gas supplies away from the intrastate market. The time FERC

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takes to approve the construction of new facilities could raise the costs of Atlas’ projects to the point where they are no longer economic.

FERC has authority to review pipeline contracts. If FERC determines that a term of any such contract deviates in a material manner from a pipeline’s tariff, FERC typically will order the pipeline to remove the term from the contract and execute and refile a new contract with FERC or, alternatively, to amend its tariff to include the deviating term, thereby offering it to all shippers. If FERC audits a pipeline’s contracts and finds deviations that appear to be unduly discriminatory, FERC could conduct a formal enforcement investigation, resulting in serious penalties and/or onerous ongoing compliance obligations.

Should Ozark Gas Transmission fail to comply with all applicable FERC administered statutes, rules, regulations and orders, it could be subject to substantial penalties and fines. Under the recently enacted Energy Policy Act of 2005, FERC has civil penalty authority under the Natural Gas Act to impose penalties for current violations of up to $1,000,000 per day for each violation.

Finally, Atlas cannot give any assurance regarding the likely future regulations under which it will operate Ozark Gas Transmission or the effect such regulation could have on its business, financial condition, results of operations and ability to make distributions to its unitholders.

Compliance with pipeline integrity regulations issued by the United States Department of Transportation and state agencies could result in substantial expenditures for testing, repairs and replacement.

United States Department of Transportation and state agency regulations require pipeline operators to develop integrity management programs for transportation pipelines located in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventative and mitigating actions.

Atlas does not believe that the cost of implementing integrity management program testing along certain segments of its pipeline will have a material effect on its results of operations. This does not include the costs, if any, of any repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program, which costs could be substantial.

Tax Risks to Common Unitholders

For a discussion of the expected material federal income tax consequences of owning and disposing of common units, see “Material Tax Consequences.”

If we or Atlas were treated as a corporation for federal income tax purposes, or if we or Atlas were to become subject to entity-level taxation for federal or state income tax purposes, then our cash available for distribution to you would be substantially reduced.

The value of our investment in Atlas depends largely on it being treated as a partnership for federal income tax purposes, which requires that 90% or more of Atlas’ gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Internal Revenue Code. Atlas may not meet this requirement or current law may change so as to cause, in either event, Atlas to be treated as a corporation for federal income tax purposes or otherwise subject to federal income tax. Moreover, the anticipated after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

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If Atlas were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to us would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to us. As a result, there would be a material reduction in our anticipated cash flow, likely causing a substantial reduction in the value of our units.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in our anticipated cash flow, likely causing a substantial reduction in the value of our units.

Current law may change, causing us or Atlas to be treated as a corporation for federal income tax purposes or otherwise subjecting us or Atlas to entity level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us or Atlas as an entity, the cash available for distribution to you would be reduced.

A successful IRS contest of the federal income tax positions we, or Atlas, take may adversely affect the market for our common units or Atlas’ units, and the costs of any contest will reduce cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter that affects us. Moreover, Atlas has not requested any ruling from the IRS with respect to its treatment as a partnership for federal income tax purposes or any other matter that affects it. The IRS may adopt positions that differ from the positions we or Atlas take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we or Atlas take. A court may disagree with some or all of the positions we or Atlas take. Any contest with the IRS may materially and adversely impact the market for our common units or Atlas’ units and the price at which they trade. In addition, the cost of any contest between Atlas and the IRS will result in a reduction in cash available for distribution to Atlas unitholders and thus indirectly by us, as a unitholder and as the owner of the general partner of Atlas. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

You will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the tax liability that results from the taxation of your share of our taxable income.

Our ratio of taxable income to cash distributions will be much greater than the ratio applicable to holders of common units in Atlas.

Our ratio of taxable income to cash distributions will be much greater than the ratio applicable to holders of common units in Atlas. Other holders of common units in Atlas will receive remedial allocations of deductions from Atlas. Although we will receive remedial allocations of deductions from Atlas, remedial allocations of deductions to us will be very limited. In addition, our ownership of Atlas’ incentive distribution rights will cause more taxable income to be allocated to us from Atlas than will be allocated to holders who hold only common units in Atlas. If Atlas is successful in increasing its distributions over time, our income allocations from our Atlas incentive distribution rights will increase, and, therefore, our ratio of taxable income to cash distributions will increase. Because our ratio of taxable income to cash distributions will be greater than the ratio applicable to holders of common units in Atlas, your allocable taxable income will be significantly greater than that of a holder of common units in Atlas who receives cash distributions from Atlas equal to the cash distributions you receive from us.

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Tax gain or loss on disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those common units. Prior distributions to you in excess of the total net taxable income allocated to you, which decreased the tax basis in your common units, will, in effect, become taxable income to you if the common units are sold at a price greater than your tax basis in those common units, even if the price is less than the original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to such a unitholder. Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders’ tax returns.

The sale or exchange of 50% or more of our or Atlas’ capital and profits interests within a 12-month period will result in the termination of our or Atlas’ partnership for federal income tax purposes.

We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Likewise, Atlas will be considered to have terminated its partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in Atlas’ capital and profits within a 12-month period. The termination would, among other things, result in the closing of our or Atlas’ taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income for the year in which the termination occurs. Thus, if this occurs, you will be allocated an increased amount of federal taxable income for the year in which we are considered to be terminated as a percentage of the cash distributed to you with respect to that period. Please read “Material Tax Consequences—Disposition of Common Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

Unitholders may be subject to state and local taxes and return filing requirements as a result of investing in our common units.

In addition to federal income taxes, our unitholders will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we or Atlas do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We and Atlas presently anticipate that substantially all of our income will be generated in the following states: Arkansas, Missouri, New York, Ohio, Oklahoma, Pennsylvania and Texas. Each of those states, except Texas, currently impose a personal income tax. We or Atlas may do business or own property in other states in the future. It is the responsibility of each unitholder to file all United States federal, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

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USE OF PROCEEDS

We expect to receive net proceeds of approximately $79.2 million from the sale of 3,600,000 common units offered by this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Our estimates assume an initi- al public offering price of $24.00 per common unit, the mid-point of the range set forth on the cover page of this prospectus, and no exercise of the underwriters’ option to purchase additional units. An increase or decrease in the initial public offering price of $1.00 per common unit would cause the net proceeds from the offering, after deducting underwriting discounts and commissions and offering expenses payable by us, to increase or decrease by approximately $3.3 million.

Substantially all of the net proceeds from this offering will be distributed to Atlas America. If the underwriters exercise all or any portion of their option to purchase additional common units, we will use all of the net proceeds from the sale of our common units sold pur- suant to the exercise of that option to fund the redemption of an equal number of common units from Atlas America and its affiliates. The redemption price per common unit will be equal to the price per common unit (net of underwriting discounts) sold to the underwriters upon exercise of their option to purchase additional common units. Please read “Security Ownership of Certain Beneficial Owners and Management.”

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CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2006 on a consolidated historical basis for Atlas Pipeline GP, and on a pro forma basis to reflect the following:

•	this offering and the application of the net proceeds as described in “Use of Proceeds”;

•
Atlas’ acquisition of the remaining 25% ownership interest in NOARK for $65.5 million, net of $3.5 million of working capital, in May 2006, in connection with which Southwestern agreed to acquire the issuer of the NOARK notes and retain the obligations for the outstanding NOARK notes, with the result that neither NOARK nor Atlas has any further liability with respect to such notes;

•
Atlas’ issuance of 500,000 common units in May 2006, the net proceeds of which were used to repay a portion of the indebtedness under its credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK;

•
Atlas’ issuance of $35.0 million of senior unsecured notes in May 2006 at 103% of par value in a private placement, the net proceeds of which were used to repay a portion of the indebtedness under its credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK; and

•
Atlas’ issuance of an additional 10,000 preferred units to Sunlight Capital Partners on May 19, 2006 for total consideration of $10.0 million, pursuant to Atlas’ right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight.

The historical financial data of Atlas Pipeline GP presented in the table below is derived from and should be read in conjunction with Atlas Pipeline GP’s historical financial statements, including the accompanying notes, included elsewhere in this prospectus.

	As of March 31, 2006

	Historical	Pro forma

	(in thousands)
Cash and cash equivalents	$37,789	$37,789

Debt:
Atlas:
Credit facility	$—	$2,724
Senior unsecured notes	250,000	285,000 (1)
NOARK 7.15% notes	39,000	—
Other	176	176

Total debt	289,176	287,900

Minority interests in Atlas (2):
Common units	347,759	367,424
Convertible preferred units	28,215	37,692

Total minority interests in Atlas	375,974	405,116

Equity:
Owners’ equity	9,022	9,022
Accumulated other comprehensive loss	(27,301)	(27,301)

Total owners’ deficit	(18,279)	(18,279)

Total capitalization	$646,871	$674,737

(1)	Does not include $1.1 million of premiums received in connection with the May 2006 issuance of $35.0 million of senior notes issued at 103% of par value.

(2)	Represents Atlas limited partner interests owned by non-affiliated partners.

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DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. As of March 31, 2006, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters’ option to purchase additional units is not exercised, our net tangible book value was $(5.4) million, or $(0.25) per common unit. Our net tangible book value is the sum of our owners’ equity less our pro rata share of goodwill and other intangible assets and accumulated other comprehensive loss, based upon estimated ownership interest in those items. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$24.00
Pro forma net tangible book value per common unit before the offering (1)	$(0.31)
Increase in net tangible book value per common unit attributable to purchasers in the offering	0.06

Less: Pro forma net tangible book value per common unit after the offering (2)		(0.25)

Immediate dilution in tangible net book value per common unit to new investors (3)		$24.25

(1)	Determined by dividing the total number of units (17,500,000) to be issued to Atlas America for its contribution of assets to us into our net tangible book value before this offering.

(2)
Determined by dividing the total number of units to be outstanding after the offering (21,100,000) and the application of the related net proceeds into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of the offering.

(3)	If the initial public offering price were to increase or decrease by $1.00 per common unit, then dilution in net tangible book value per common unit would equal $25.25 and $23.25 respectively.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by Atlas America in respect of its common units and by the purchasers of common units in this offering upon consummation of the transactions contem- plated by this prospectus:

	Units Acquired		Total Consideration
	Number	Percent	Amount

General partner and affiliates (1)	17,500,000	82.9%	$(84,522,000)
New investors	3,600,000	17.1%	86,400,000

Total	21,100,000	100.0%	$1,878,000

(1)
Upon the consummation of this offering, an aggregate 17,500,000 units will be issued to Atlas America. The assets contributed by Atlas America were recorded at historical cost in accordance with GAAP. Book value of the consideration provided by Atlas America is as follows:

Atlas America	$(5,370,000)

Less: Payments to Atlas America from net proceeds of this offering	79,152,000

Total consideration	$(84,522,000)

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CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please see “–Assumptions and Considerations” below. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our and Atlas’ business. Unless otherwise stated, the information presented in this section assumes that the underwriters will exercise their option to purchase additional units in full. Because the proceeds of any exercise of the underwriters’ option will be used to redeem a number of common units from our affiliates equal to the number of common units issued pursuant to the exercise of that option, the number of our common units will not change upon the exercise of the option but the relative percentages of common units owned by the public and our affiliates will change.

When discussing our operating results, we are referring to the operating results of Atlas Pipeline GP, our wholly-owned subsidiary, which are presented on a consolidated basis including Atlas. For additional information regarding our historical and pro forma operating results, you should refer to the historical financial statements for the years ended December 31, 2003, 2004 and 2005, our unaudited historical financial statements for the three months ended March 31, 2005 and 2006, and our unaudited pro forma financial statements for the year ended December 31, 2005 and the three months ended March 31, 2006, included elsewhere in this prospectus.

General

Rationale for Our Cash Distribution Policy

Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our available cash rather than retaining it. It is important that you understand that our only cash- generating assets consist of our interests in Atlas from which we receive quarterly distributions. We currently have no independent operations separate from those of Atlas and do not currently intend to conduct operations separate from those of Atlas. Because we believe we will have low cash requirements for operating expenses and capital investments, we believe that our investors are best served by our distribution of all of our available cash as described below. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly.

Restrictions and Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time, including:

•
Our cash distribution policy will be subject to restrictions on distributions under our anticipated new credit facility. Specifically, our new credit facility will contain certain material financial tests and covenants that we must satisfy. These financial tests and covenants are described in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility.” Should we be unable to satisfy these restrictions under our new credit facility, or if we otherwise default under our new credit facility, we would be prohibited from making a distribution to you notwithstanding our stated cash distribution policy.

•
Atlas’ cash distribution policy is subject to restrictions on distributions under its credit facility. Specifically, Atlas’ credit facility contains material financial tests and covenants that it must satisfy. These financial tests and covenants are described in this prospectus under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Atlas’ Credit Facility.” Should Atlas be unable to satisfy these restrictions under its credit facility, it would be prohibited

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from making cash distributions to us, which in turn would prevent us from making cash distributions to you notwithstanding our stated cash distribution policy.

•
Our general partner’s board of directors will have the authority under our partnership agreement to establish reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

•
The managing board of Atlas’ general partner has the authority under Atlas’ partnership agreement to establish reserves for the prudent conduct of its business and for future cash distributions to its unitholders, and the establishment of those reserves could result in a reduction in cash distributions we would otherwise anticipate receiving from Atlas, which in turn could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy.

•
While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including our cash distribution policy contained therein, may be amended by a vote of the holders of a majority of our common units. Following completion of this offering and assuming the full exercise of the underwriters’ option to purchase additional common units, Atlas America will own approximately 80.4% of our outstanding common units and will have the ability to amend our partnership agreement without the approval of any other unitholders.

•
Even if our cash distribution policy is not amended, modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•
The amount of distributions paid under Atlas’ cash distribution policy and the decision to make any distribution to its unitholders is at the discretion of Atlas’ general partner, taking into consideration the terms of its partnership agreement.

•
Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, Atlas may not make a distribution to its partners if the distribution would cause its liabilities to exceed the fair value of its assets and we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•
We may lack sufficient cash to pay distributions to our unitholders due to a number of factors, including increases in general and administrative expenses, principal and interest payments on any current or future debt, tax expenses, working capital requirements and anticipated cash needs of us or Atlas and its subsidiaries. Please read “Risk Factors” for a discussion of these factors.

Our Cash Distribution Policy Limits Our Ability to Grow

Because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. In fact, since currently our only cash-generating assets are our interests in Atlas, our growth initially will be com- pletely dependent upon Atlas’ ability to increase its quarterly distribution. If we issue additional interests or incur debt to fund acquisitions and growth capital expenditures, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

Atlas’ Ability to Grow is Dependent on its Ability to Access External Growth Capital

Consistent with the terms of its partnership agreement, Atlas distributes to its partners its available cash each quarter. In determining the amount of cash available for distribution, Atlas sets aside cash reserves, including reserves it believes prudent to maintain for the proper conduct of its business or to provide for future distributions. Additionally, it has relied upon external financing sources, including commercial borrowings and other debt and equity issuances, to fund its acquisition capital expenditures. Accordingly, to the extent Atlas does not have sufficient cash reserves or is unable to finance growth externally, its cash distribution policy will significantly impair its ability to grow. In addition, to the extent Atlas issues additional units in connection with any acquisitions or growth capital expenditures, the payment of distributions on those additional units may increase the risk that Atlas will be unable to maintain or increase its per unit distribution level, which in turn may impact the available cash that we have to distribute to our unitholders. The incurrence of additional com- mercial or other debt to finance its growth strategy would result in increased interest expense to Atlas, which in turn may impact the available cash that we have to distribute to our unitholders.

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Our Initial Distribution Rate

Our Cash Distribution Policy

Upon completion of this offering, the board of directors of our general partner will adopt a cash distribution policy pursuant to which we will declare an initial distribution of $0.24 per unit per quarter, or $0.96 per unit per year, to be paid no later than 50 days after the end of each fiscal quarter. This equates to an aggregate cash distribution of approximately $5.1 million per quarter, or approximately $20.3 million per year, based on the common units outstanding immediately after completion of this offering.

The following table sets forth the assumed number of outstanding common units upon the closing of this offering (assuming the underwriters’ option to purchase additional common units in this offering is exercised in full), and the estimated per unit and aggregate distri- bution amounts payable on such common units during the year following the closing of this offering at our initial distribution rate of $0.24 per common unit per quarter ($0.96 per common unit on an annualized basis):

	Distributions on Our Common Units
	Number of Common Units	One Quarter	Four Quarters

Estimated distributions on publicly held common units	4,140,000	$993,600	$3,974,400
Estimated distributions on common units held by Atlas America	16,960,000	4,070,400	16,281,600

Total	21,100,000	$5,064,000	$20,256,000

These distributions will not be cumulative. Consequently, if distributions on our common units are not paid with respect to any fiscal quarter at the anticipated initial distribution rate, our unitholders will not be entitled to receive such payments in the future. We will pay our distributions on or about the 20th of each of February, May, August and November to holders of record on or about the 13th of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preced- ing the indicated distribution date. Any distributions received by us from Atlas related to periods prior to the closing of this offering will be distributed entirely to Atlas America. In August 2006, we expect to pay a distribution to our unitholders equal to the initial quarterly dis- tribution prorated for the portion of the quarter ending June 30, 2006 that we are public.

Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of the amount of cash reserves established by our general partner to, among other things:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters.

Atlas’ Cash Distribution Policy

Like us, Atlas has adopted a cash distribution policy that requires it to distribute its available cash to its unitholders on a quarterly basis. Under Atlas’ partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from Atlas’ business in excess of the amount its general partner reasonably determines is necessary or appropriate to provide for the conduct of its business, comply with applicable law, any of its debt instruments or other agreements or provide for future distributions to its unitholders for any one or more of the next four quarters. Atlas’ determination of available cash takes into account the possibility of establishing cash reserves in some quarterly periods that it may use to pay cash distributions in other quarterly periods, thereby enabling it to maintain relatively consistent cash distribution levels even if its business experiences fluctuations in its cash from operations due to seasonal and cyclical factors. Atlas’ determination of available cash also allows it to maintain reserves to provide funding for its growth opportunities. Atlas makes its quarterly distributions from cash generated from its transmission, gathering and processing operations and those distributions have grown over time as its business has grown, as a

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result of a substantial acquisition program and internal growth projects that are funded through external financing sources.

The following table sets forth the amount of quarterly cash distributions Atlas declared on its ownership interests for the periods indicated. The actual cash distributions (i.e., payments to the partners of Atlas) occur within 45 days after the end of such quarter. Atlas has an established historical record of paying quarterly cash distributions to its partners.

	Atlas Cash Distribution History
	Distributions on L.P. Units		Distributions on 2.0% General Partner	Distributions on Incentive Distribution	Total Atlas Cash
	Per Unit	Total	Interest	Rights	Distributions

	(in thousands, except per unit)
2003
1st Quarter	$0.560	$1,827	$40	$95	$1,962
2nd Quarter	$0.580	$2,526	$55	$155	$2,736
3rd Quarter	$0.620	$2,700	$60	$269	$3,029
4th Quarter	$0.625	$2,721	$62	$290	$3,073
2004
1st Quarter	$0.630	$2,743	$63	$311	$3,117
2nd Quarter	$0.630	$3,216	$73	$365	$3,654
3rd Quarter	$0.690	$4,971	$120	$939	$6,030
4th Quarter	$0.720	$5,187	$130	$1,150	$6,467
2005
1st Quarter	$0.750	$5,404	$138	$1,362	$6,904
2nd Quarter	$0.770	$7,319	$190	$1,983	$9,492
3rd Quarter	$0.810	$7,711	$205	$2,360	$10,276
4th Quarter	$0.830	$10,416	$282	$3,356	$14,054
2006
1st Quarter	$0.840	$10,541	$288	$3,479	$14,308

In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial distribution rate of $0.24 per common unit per quarter through the quarter ending June 30, 2007. In those sections we present two tables, including:

•
Our “Unaudited Pro Forma Available Cash,” in which we present the amount of pro forma available cash that we would have had available for distribution to our unitholders with respect to the year ended December 31, 2005 and the twelve months ended March 31, 2006. Our calculation of pro forma available cash in this table should only be viewed as a general indication of the amount of cash available that we might have generated had we been formed in an earlier period.

•
Our “Estimated Cash Available for Distribution” in which we present our estimate of the minimum Adjusted EBITDA necessary for us to have sufficient cash available for distribution to pay distributions at the initial distribution rate on all the outstanding common units for each quarter for the twelve months ending June 30, 2007. In “Assumptions and Considerations” below, we also present our assumptions underlying our belief that Atlas will generate this minimum Adjusted EBITDA.

We do not as a matter of course make public projections as to future sales, earnings, or other results. However, we have prepared the prospective financial information set forth below to present the tables entitled “Unaudited Pro Forma Available Cash” and “Estimated Cash Available for Distribution.” The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that Atlas can generate the minimum Adjusted EBITDA necessary for us to have sufficient cash available for distribution to pay a distribution on the common units at the initial distribution rate. How-

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ever, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither our independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Accordingly, they assume no responsibility for, and disclaim any association with, the prospective financial information.

Our pro forma available cash for the year ended December 31, 2005 and the twelve months ended March 31, 2006 would not have been sufficient to pay the initial quarterly distribution of $0.24 per unit on the common units to be outstanding following the com- pletion of this offering.

If we had completed the transactions contemplated in the prospectus on January 1, 2005, our pro forma available cash for the year ended December 31, 2005 would have been approximately $7.2 million. This amount would have been insufficient by approximately $13.1 million to pay the full initial distribution amount on all units.

If we had completed the transactions contemplated in the prospectus on April 1, 2005, our pro forma available cash for the twelve months ended March 31, 2006 would have been approximately $15.5 million. This amount would have been insufficient by approximately $4.7 million to pay the full initial distribution amount on all units.

We believe that we will have sufficient cash available for distribution to pay the full quarterly distributions at the initial distribution rate of $0.24 per unit on all the outstanding common units for each quarter for the twelve months ending June 30, 2007. See “Assump- tions and Considerations” below for the specific assumptions underlying this belief.

Pro forma cash available for distribution includes estimated incremental general and administrative expenses we will incur as a result of being a publicly traded limited partnership, such as costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation, accounting and audit fees and incremental insurance costs, including director and officer liability and business interruption insurance. We expect these incremen- tal general and administrative expenses initially to total approximately $0.8 million per year.

The pro forma financial statements, upon which pro forma cash available for distribution is based, do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. Furthermore, cash available for distribution is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution shown above in the manner described in the table below. As a result, the amount of pro forma cash available for distribution should only be viewed as a general indication of the amount of cash available for distribution that we might have generated had we been formed in earlier periods.

The following table illustrates, on a pro forma basis, for the year ended December 31, 2005 and the twelve months ended March 31, 2006, the amount of available cash that would have been available for distributions to our unitholders, assuming in each case that this offering had been consummated at the beginning of such period. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments.

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Unaudited Pro Forma Available Cash of Atlas Pipeline Holdings, L.P.

	Year Ended December 31, 2005		Twelve Months Ended March 31, 2006

	(in thousands, except per unit data and ratios)

Net Cash Provided by Operating Activities (1)	$48,415		$49,017
Plus (minus):
Cash interest expense	11,545		15,628
Non-recurring gain on arbitration settlement, net (2)	138		2
Net changes in working capital accounts, including net changes in price risk management assets and liabilities (3)	(2,142)		6,964

Adjusted EBITDA (4)	57,956		71,611
Plus: Pro forma adjustments (5)	14,892		9,858

Pro forma Adjusted EBITDA	72,848		81,469
Less:
Pro forma cash interest expense (6)	(24,335)		(24,147)
Maintenance capital expenditures (7)	(1,922)		(2,691)
Expansion capital expenditures (8)	(50,576)		(57,292)
Estimated maintenance capital expenditures of acquisitions (9)	(531)		(233)
Pro forma distributions to non-affiliated owners of Atlas (10)	(38,868)		(38,868)
Plus:
Sources for expansion capital expenditures (11)	50,576		57,292

Pro forma available cash at Atlas Pipeline Holdings, L.P.	$7,192		$15,530

Expected Cash Distributions: (12)
Expected distribution per unit	$0.96		$0.96

Distributions to public common unitholders	$3,974		$3,974
Distributions to common units held by our affiliates	16,282		16,282

Total distributions	$20,256		$20,256

Shortfall (13)	$(13,064)		$(4,726)

Debt Covenant Ratios:
Atlas
Funded Debt/EBITDA (14)	4.1	x	3.7	x
EBITDA/Interest Expense (14)	3.0	x	3.4	x
Senior Secured Debt/EBITDA (14)	0.2	x	0.2	x

(1)
Reflects net cash provided by operating activities of Atlas Pipeline Holdings, L.P., derived from Atlas Pipeline GP’s historical consolidated financial statements for the periods indicated without giving pro forma effect to the transactions described in footnote (5).

(2)
Represents non-recurring costs incurred in connection with the fourth quarter 2004 settlement associated with Atlas’ terminated attempt to acquire Alaska Pipeline Company. Atlas settled the matter in the fourth quarter 2004 and received $5.5 million.

(3)
Atlas utilizes its $225.0 million credit facility to satisfy its working capital needs, thereby allowing it to avoid using cash flow available for distribution to satisfy working capital requirements. Therefore, we do not reflect any adjustments to cash available for distributions as a result of these requirements. Atlas is unable to borrow under its credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” under its partnership agreement.

(4)
EBITDA represents net income before net interest expense, income taxes, depreciation and amortization and minority interest in Atlas. Adjusted EBITDA is calculated by adding to EBITDA other non-cash items such as compensation expenses associated with unit issuances to directors and employees. EBITDA and Adjusted EBITDA are not intended to represent cash flow and do not represent the measure of cash available for distribution. These expenses have been included in the pro forma adjustments in note (5) below.

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(5)
Reflects pro forma adjustments for Atlas’ acquisitions of its 75% interest in NOARK in October 2005 and the remaining 25% interest in NOARK in May 2006, and of Elk City in April 2005, and approximately $0.8 million of additional general and administrative costs we expect to incur in connection with our being a public entity after this offering. These acquisitions were accounted for under the purchase method of accounting. Accordingly, the results of operations for these acquisitions are reflected in Atlas’ historical operating results beginning on the day it closed the transactions. We have included the results of these acquisitions in our results on a pro forma basis as if the operations were acquired at the beginning of each of the respective pro forma periods. The financial information for these acquisitions was derived from audited and unaudited financial statements and pro forma financial statements included in this prospectus. Our independent auditors have not examined, compiled, or otherwise applied procedures to our pro forma financial statements, and accordingly, do not express an opinion or any other assurance on the pro forma financial information set forth below. The pro forma financial data should not be considered indicative of the historical results we would have had or the future results that we will have after this offering. We have set forth below a summary of our pro forma adjustments to Adjusted EBITDA (in thousands):

	Year Ended December 31, 2005
	Historical		Pro Forma
	Elk City	NOARK	Adjustments	Total

Net income	$1,226	$2,874	$(3,516)	$584
Minority interest in Atlas	—	—	(5,490)	(5,490)
Depreciation and amortization	628	2,475	3,023	6,126
Interest expense	—	3,654	9,283	12,937
Income tax expense	—	1,887	(1,887)	—

Total pro forma adjustments	1,854	10,890	1,413	14,157
Minority interest share in NOARK depreciation and amortization and interest expense	—	(2,811)	3,546	735

Pro forma acquisition adjustment to Adjusted EBITDA	$1,854	$8,079	$4,959	$14,892

	Twelve Months Ended March 31, 2006

	Historical NOARK	Pro Forma Adjustments	Total

Net income	$1,860	$(595)	$1,265
Minority interest in Atlas	—	(2,662)	(2,662)
Depreciation and amortization	1,662	1,410	3,072
Interest expense	2,428	4,145	6,573
Income tax expense	1,330	(1,330)	—

Total pro forma adjustments	7,280	968	8,248
Minority interest share in NOARK depreciation and amortization and interest expense	(1,872)	3,482	1,610

Pro forma acquisition adjustment to Adjusted EBITDA	$5,408	$4,450	$9,858

(6)
Reflects an increase from historical interest expense, excluding amortization of deferred financing costs, of approximately $12.3 million and $7.3 million for the year ended December 31, 2005 and the twelve months ended March 31, 2006, respectively, as a result of interest expense principally related to Atlas’ issuance of $285.0 million of its senior notes.

(7)	Reflects actual maintenance capital expenditures during the period.

(8)
Expansion capital expenditures for the year ended December 31, 2005 and the twelve months ended March 31, 2006 were $50.6 million and $57.3 million, respectively. Expansion capital expenditures for both periods include expansions of the Velma and Elk City gathering systems and processing facilities to accommodate new wells drilled in their service areas, compressor upgrades and expansions of the Appalachian gathering system, and costs incurred related to the construction of the Sweetwater gas plant, a new natural gas processing plant expected to be operational in the third quarter of 2006.

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(9)
Includes estimated adjustments to maintenance capital expenditures of $0.5 million and $0.2 million for the year ended December 31, 2005 and the twelve months ended March 31, 2006, respectively, to reflect pro forma maintenance capital expenditure activity for recently completed acquisitions. These estimated adjustments are derived based on Atlas’ experience in operating these assets as well as the specific characteristics of the businesses Atlas has acquired.

(10)
Reflects the cash distributions from Atlas to its unitholders other than us based upon the most recent announced quarterly distribution of $0.84 per common unit or $3.36 per common unit on an annualized basis.

(11)
Reflects funding of expansion capital expenditures initially with borrowings under Atlas’ credit facility, and subsequently refinanced with a portion of the proceeds from debt and common unit offerings by Atlas in 2005 and 2006. Because Atlas distributes substantially all of its available cash on a quarterly basis, Atlas has historically financed its expansion capital expenditures through the use of external financing alternatives, including borrowings under its credit facility and the public capital markets. In the future, Atlas anticipates that it will continue to utilize these sources of financing to fund its acquisition growth strategy and expects to refinance all of its debt as it matures.

(12)
The table below sets forth the assumed number of outstanding common units upon the closing of this offering, assuming the full exercise of the underwriters’ option to purchase additional common units, and the estimated per unit and aggregate distribution amounts payable on such common units during the year following the closing of this offering at our initial distribution rate:

	Distributions on Our Common Units
	Number of Common Units	Per Unit	Aggregate

Estimated distributions on publicly held common units	4,140,000	$0.96	$3,974,400
Estimated distributions on common units held by our affiliates	16,960,000	$0.96	16,281,600

Total	21,100,000		$20,256,000

(13)
We believe that we will have sufficient cash available for distribution to pay the full quarterly distributions at the initial distribution rate of $0.24 per unit on all the outstanding common units for each quarter for the twelve months ending June 30, 2007. See “Assumptions and Considerations” below for the specific assumptions we are making in projecting that we will have sufficient available cash for the four quarters in the twelve months ending June 30, 2007.

(14)
Atlas’ credit facility requires it to maintain a ratio of senior secured debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) of not more than 5.75 to 1.0, reducing to 4.5 to 1.0 on June 30, 2006, and 4.0 to 1.0 on September 30, 2006; a funded debt (as defined in the credit facility) to EBITDA ratio of not more than 5.75 to 1.0, reducing to 4.5 to 1.0 on June 30, 2006, and an interest coverage ratio (as defined in the credit facility) of not less than 3.0 to 1.0. Atlas’ credit facility defines EBITDA to include pro forma adjustments, acceptable to the administrator of the facility, following material acquisitions. The definition of EBITDA contained in the credit facility is substantially similar to the definition of Adjusted EBITDA used in this prospectus, except that the credit facility definition of EBITDA includes net loss on arbitration settlement, while the definition of Adjusted EBITDA excludes net loss on arbitration settlement as a non-recurring item. The ratios described above include only the operations of Atlas and its subsidiaries, and exclude our operations and those of our subsidiaries that are not subsidiaries of Atlas.

Our proposed credit facility requires us to maintain a combined leverage ratio (defined as the ratio of the sum of (i) our funded debt (as defined in our credit facility) and (ii) Atlas’ funded debt (as defined in our credit facility) to Atlas’ EBITDA (as defined in Atlas’ credit facility)) of not more than 5.75 to 1.0, reducing to 5.50 to 1.0 on June 29, 2006. In addition, our credit facility requires us to maintain a funded debt (as defined in our credit facility) to EBITDA ratio of not more than 3.50 to 1.0; and an interest coverage ratio (as defined in our credit facility) of not less than 3.0 to 1.0. Our credit facility defines EBITDA for any period of four fiscal quarters as the sum of (i) four times the amount of cash distributions payable with respect to the

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last fiscal quarter in such period by Atlas to us in respect of our general partner interest, limited partner interest and incentive distribution rights in Atlas and (ii) our consolidated net income (as defined in our credit facility and as adjusted as provided in our credit facility).

Estimated Cash Available for Distributions

In order to pay the quarterly distribution to our common unitholders at our initial distribution rate of $0.24 per unit per quarter for each quarter in the twelve months ending June 30, 2007, we estimate that Atlas must generate at least $88.8 million in Adjusted EBITDA during the twelve months ending June 30, 2007. We refer to this amount as “Estimated Minimum Adjusted EBITDA.” Estimated Minimum Adjusted EBITDA is intended to be an indicator or benchmark of the amount management considers to be the lowest amount of Adjusted EBITDA necessary to generate sufficient available cash for us to make cash distributions to our common unitholders at our initial distribution rate of $0.24 per common unit per quarter (or $0.96 per common unit per year). The Estimated Minimum Adjusted EBITDA should not be viewed as management’s projection of the actual Adjusted EBITDA that will be generated during the twelve months ending June 30, 2007.

Estimated Minimum Adjusted EBITDA of $88.8 million exceeds pro forma Adjusted EBITDA for the year ended December 31, 2005 by approximately $15.9 million and pro forma Adjusted EBITDA for the twelve months ended March 31, 2006 by approximately $7.3 million. We believe that Atlas will generate the Estimated Minimum Adjusted EBITDA for the twelve months ending June 30, 2007. In “—Assumptions and Considerations” below, we discuss the major assumptions underlying our belief that Atlas will be able to generate the Estimated Minimum Adjusted EBITDA and we will have sufficient available cash to pay distributions at the initial distribution rate. We can give you no assurance that our assumptions will be realized or that Atlas will generate the Estimated Minimum Adjusted EBITDA or the expected level of available cash, in which event we will not be able to pay the initial quarterly distribution on our common units. When considering how we calculate estimated cash available for distribution, please keep in mind all the risk factors and other cautionary statements under the heading “Risk Factors” and elsewhere in the prospectus, which discuss factors that could cause cash available for distribution to vary significantly from our estimates.

As shown in the table below, we have also determined that if Atlas achieves the Estimated Minimum Adjusted EBITDA, Atlas would be permitted under the terms of its credit facility to make its distributions to its unitholders. In addition, we expect that we will be permitted to make distributions at the initial distribution rate under any restricted payment covenants in our anticipated credit facility. Our anticipated new credit facility will limit our ability to pay distributions in the event we are not in compliance with its terms. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility”.

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Atlas Pipeline Holdings, L.P.
Estimated Cash Available for Distribution

	Four Fiscal Quarters Ending June 30, 2007

	(in thousands, except per unit data and ratios)

Estimated Minimum Adjusted EBITDA (1)	$88,791
Less:
Cash interest expense (2)	(24,633)
Maintenance capital expenditures (3)	(3,417)
Expansion capital expenditures (4)	(28,345)
Acquisition capital expenditures (5)	—
Incremental general and administrative expense (6)	(750)
Distributions to non-affiliated owners of Atlas (7)	(38,868)
Preferred unit dividends (8)	(867)
Plus:
Sources for expansion capital expenditures (9)	28,345

Estimated Available Cash at Atlas Pipeline Holdings, L.P.	$20,256

Expected Cash Distributions by Atlas Pipeline Holdings, L.P.
Expected distribution per common unit	$0.96

Distributions to our public common unitholders	$3,974
Distributions to common units held by affiliates	16,282

Total distributions paid to our common unitholders (10)	$20,256

Debt Covenant Ratios
Atlas
Funded Debt / EBITDA (11)	3.3	x
EBITDA / Interest Expense (11)	3.6	x
Senior Secured Debt / EBITDA (11)	0.1	x

(1)
Estimated Minimum Adjusted EBITDA is approximately $15.9 million more than the pro forma Adjusted EBITDA Atlas generated for the year ended December 31, 2005 and approximately $7.3 million more than the pro forma adjusted EBITDA generated for the twelve months ended March 31, 2006. Please see “—Assumptions and Considerations” for a discussion of the assumptions underlying our belief that we will be able to generate sufficient available cash for us to make cash distributions to our common unitholders at our initial distribution rate.

(2)	Our estimated cash interest expense is comprised of the following components:

(i)	Approximately $23.0 million associated with Atlas’ $285.0 million of senior unsecured notes;

(ii)
Approximately $0.4 million attributable to average borrowings of $4.4 million under Atlas’ credit facility for the twelve months ending June 30, 2007 at an estimated interest rate of 7% to fund estimated expansion capital expenditures. Atlas expects to incur estimated expansion capital expenditures of $9.2 million, $9.1 million, $5.3 million and $4.7 million for the quarters ended September 30, 2006, December 31, 2006, March 31, 2007, and June 30, 2007, respectively. Atlas has reserved the net proceeds from the issuance of $30.0 million of 6.5% cumulative convertible preferred units to finance these estimated expansion capital expenditures. Atlas expects to use the $13.6 million of net proceeds from the issuance of the $30.0 million of preferred units to fund expansion capital expenditures for the quarter ended June 30, 2006, and to have approximately $16.4 million of estimated remaining net proceeds available at July 1, 2006 to fund its $28.3 million of estimated expansion capital expenditures for the twelve months ending June 30, 2007, with the remaining $11.9 million to be funded through borrowings under Atlas’ credit facility principally during the first six months of 2007 (average borrowings of $4.4 million for the twelve

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months ending June 30, 2007). The preferred units are not entitled to receive cash distributions during the twelve months ended June 30, 2007; however, they are entitled to receive dividends of 6.5% per annum commencing on March 13, 2007;

(iii)	Approximately $0.8 million of annual commitment fees for the estimated unused portion of Atlas’ credit facility for the twelve months ending June 30, 2007;

(iv)
Approximately $0.2 million of fees associated with outstanding letters of credit under Atlas’ credit facility for the twelve months ending June 30, 2007. We do not currently anticipate an increase in the outstanding letters of credit under Atlas’ credit facility from March 31, 2006 through June 30, 2007; and

(v)
Approximately $0.2 million of expected annual commitment fees for our anticipated new credit facility that we expect to enter into in connection with this offering. We do not currently anticipate to draw against this facility during the twelve months ending June 30, 2007. Atlas is expected to draw against its credit facility to fund a portion of its estimated expansion capital expenditures, as noted in (ii).

(3)
We currently expect that our estimated maintenance capital expenditures will be approximately $3.4 million for the twelve months ending June 30, 2007 in comparison to pro forma maintenance capital expenditures of $2.5 million and $2.9 million for the year ended December 31, 2005 and the twelve months ended March 31, 2006, respectively.

(4)
This reflects our estimated expenditure of $28.3 million for expansion capital for the twelve months ending June 30, 2007, which includes approximately $12.3 million associated with the construction of Atlas’ Sweetwater gas plant and associated gathering system and $16.0 million for well connections and other internal expansion projects relating to Atlas’ transmission, processing, and treatment operations. Our estimated $28.3 million of expansion capital expenditures for the twelve months ending June 30, 2007 as compared to the expansion capital expenditures for the year ended December 31, 2005 and the twelve months ended March 31, 2006 represents decreases of approximately $22.2 million and $28.9 million, respectively. The decrease in future expansion capital expenditures is primarily a result of the completion in 2005 of several expansions of the Velma and Elk City gathering systems and processing facilities to accommodate new wells drilled in our service areas, partially offset by the expected construction of the Sweetwater gas plant during the twelve months ending June 30, 2007 and an increase in well connections due to increased drilling activity in Atlas’ area of operations.

(5)
Consistent with its acquisition strategy, Atlas is continuously pursuing strategic acquisitions that it expects to be accretive to its earnings. Since Atlas’ inception in January 2000 through May 2006, Atlas has consummated six acquisitions for an aggregate purchase price of approximately $590.1 million. While Atlas expects to continue to pursue acquisitions in the next twelve months, because of the uncertain nature of the acquisition environment, we have not included an estimate of future acquisition capital expenditure requirements. If Atlas is successful in completing additional acquisitions, Atlas anticipates its primary source of consideration will be through commercial borrowings, other debt and common unit issuances. While the initial funding of its acquisitions may consist of debt financing, Atlas’ financial strategy is to finance acquisitions equally with equity and debt, and Atlas would expect to repay such debt with proceeds of equity issuances to achieve this relatively balanced financing ratio. If Atlas is unable to finance its growth through external sources or is unable to achieve its targeted debt/equity ratios, our cash available to pay distributions may be negatively impacted.

(6)
Reflects approximately $0.8 million in incremental expenses associated with being a publicly-traded partnership, including, among other things, estimated incremental costs associated with annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, director compensation, accounting and audit fees and incremental insurance costs, including director and officer liability and business interruption insurance.

(7)	Reflects the cash distributions from Atlas to its unitholders other than us based upon the most recent quarterly distribution of $0.84 per common unit or $3.36 per common unit on an annualized basis.

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(8)	Reflects cash dividends on the outstanding $40.0 million of 6.5% preferred units commencing March 13, 2007.

(9)
Reflects funding of estimated expansion capital expenditures with $16.4 million of estimated remaining net proceeds at July 1, 2006 from the issuance of $30 million of 6.5% cumulative preferred units and $4.4 million of average borrowings under Atlas’ credit facility for the twelve months ending June 30, 2007 (see note (2) for further discussion).

(10)
Represents the amount required to fund distributions to our unitholders based upon the declared annualized distribution of $0.96 per unit and assuming the underwriters’ option to purchase additional common units has been exercised in full.

(11)
Atlas’ credit facility requires it to maintain a ratio of senior secured debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) of not more than 5.75 to 1.0, reducing to 4.5 to 1.0 on June 30, 2006, and 4.0 to 1.0 on September 30, 2006; a funded debt (as defined in the credit facility) to EBITDA ratio of not more than 5.75 to 1.0, reducing to 4.5 to 1.0 on June 30, 2006, and an interest coverage ratio (as defined in the credit facility) of not less than 3.0 to 1.0. The credit facility defines EBITDA to include pro forma adjustments, acceptable to the administrator of the facility, following material acquisitions. The definition of EBITDA contained in Atlas’ credit facility is substantially similar to the definition of Adjusted EBITDA used in this prospectus, except that the credit facility definition of EBITDA includes net gain or loss on arbitration settlement, while the definition of Adjusted EBITDA excludes net gain or loss on arbitration settlement as a non-recurring item. The ratios described above include only the operations of Atlas and its subsidiaries, and exclude our operations and those of our subsidiaries that are not subsidiaries of Atlas.

Our proposed credit facility requires us to maintain a combined leverage ratio (defined as the ratio of the sum of (i) our funded debt (as defined in our credit facility) and (ii) Atlas’ funded debt (as defined in our credit facility) to Atlas’ EBITDA (as defined in Atlas’ credit facility)) of not more than 5.75 to 1.0, reducing to 5.50 to 1.0 on June 29, 2006. In addition, our credit facility requires us to maintain a funded debt (as defined in our credit facility) to EBITDA ratio of not more than 3.50 to 1.0; and an interest coverage ratio (as defined in our credit facility) of not less than 3.0 to 1.0. Our credit facility defines EBITDA for any period of four fiscal quarters as the sum of (i) four times the amount of cash distributions payable with respect to the last fiscal quarter in such period by Atlas to us in respect of our general partner interest, limited partner interest and incentive distribution rights in Atlas and (ii) our consolidated net income (as defined in our credit facility and as adjusted as provided in our credit facility).

Assumptions and Considerations

While we believe that the following assumptions are generally consistent with the actual performance of Atlas since its acquisitions of Elk City in 2005, NOARK in 2005 and 2006 and Spectrum in 2004, and are reasonable in light of our current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash that Atlas generates, and thus the available cash of Atlas Pipeline GP, could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make our initial quarterly and annual distributions on our units, in which event the market price of our units may decline materially. Consequently, the statement that we believe that we will have sufficient available cash to pay the initial distribution on our units for each quarter through June 30, 2007 should not be regarded as a representation by us or the underwriters or any other person that we will make such a distribution. When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” in this prospectus.

We believe that our interests in Atlas will generate sufficient cash flow to enable us to pay our initial quarterly distribution of $0.24 per unit on all of our units for the four quarters ending June 30, 2007. Our belief is based on a number of current assumptions that we believe to be reasonable over the next four quarters.

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Distribution Rate of Atlas.     Our estimate of cash distributions to be received from Atlas during the twelve months ending June 30, 2007 assumes that Atlas will continue to pay its recently paid quarterly distribution of $0.84 per common unit over the next four quarters and that the amount of cash distributions we receive from Atlas will be sufficient to allow us to pay total distributions to our unitholders of approximately $20.3 million. While we have not projected any Atlas common unit issuances for the twelve months ending June 30, 2007, sales of additional Atlas common units would increase the total distributions to us, assuming Atlas maintains its quarterly distribution rate of $0.84 per common unit. We have assumed no conversion of Atlas’ preferred units.

Operating Performance of Atlas.     The primary determinant of Adjusted EBITDA is cash flow generated by the operations of Atlas. In order for us to pay distributions at the initial distribution rate, we believe that Atlas must achieve Estimated Minimum Adjusted EBITDA of $88.8 million for the twelve months ending June 30, 2007. We believe that Atlas will be in compliance with its credit facility covenants for the twelve months ending June 30, 2007.

Our estimates of Estimated Minimum Adjusted EBITDA are based on several general assumptions related to Atlas’ operating performance, including:

Commodity Prices.     Our estimate of Adjusted EBITDA for the twelve months ending June 30, 2007 assumes that there will not be any significant changes in the commodity prices Atlas received for natural gas, NGLs and condensate for the twelve months ended March 31, 2006, taking into account Atlas’ hedge positions. We have assumed that for any hedges that expire during the twelve months ending June 30, 2007, Atlas will realize the average prices it received during the twelve months ended March 31, 2006, such average prices including the impact of hedge prices during that time.

In its Mid-Continent operations, for the twelve months ended March 31, 2006, taking into account Atlas’ hedge positions during that period, Atlas realized average commodity prices of approximately $6.11 per Mcf of natural gas, approximately $0.78 per gallon of NGLs and approximately $46.11 per barrel of condensate in its Mid-Continent operations. Atlas has hedged portions of its Mid-Continent natural gas, NGL and condensate volumes for fixed prices for various periods through 2009. The following table summarizes Atlas’ hedge positions for its Mid-Continent volumes for the twelve months ending June 30, 2007:

Commodity	Average percentage of anticipated volumes hedged	Average fixed price

Natural gas	38%	$6.87/MMbtu
NGLs	47%	$0.74/gallon
Condensate	59%	$57.38/Bbl

In its Appalachian operations, Atlas is a party to natural gas gathering agreements with Atlas America under which Atlas receives gathering fees generally equal to a percentage, typically 16%, of the selling price of the natural gas it transports. Atlas was paid gathering fees based on an average price of approximately $7.56 and $8.33 per Mcf of natural gas during the year ended December 31, 2005 and the twelve months ended March 31, 2006, respectively. Atlas is the beneficiary of, and consults with Atlas America with respect to, the hedging program Atlas America has established for its Appalachian natural gas production. Atlas America’s hedging program impacts the gathering fees Atlas earns under its natural gas gathering agreements with Atlas America. We have assumed that Atlas will receive gathering fees based on an average price of $8.33 per Mcf on Atlas America’s unhedged natural gas production and $8.78 per Mcf on Atlas America’s hedged natural gas production for the twelve months ending June 30, 2007. We have also assumed that 71% of Atlas America’s natural gas production will be hedged for the twelve months ending June 30, 2007.

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Volumes. Our estimate of Minimum Adjusted EBITDA for the twelve months ending June 30, 2007 assumes that Atlas’ transportation, gathering and processing volumes will approximate those shown in the following table. For comparison purposes, we have shown the corresponding pro forma volumetric data for the twelve months ended March 31, 2006:

	Actual Twelve Months Ended	Projected Twelve Months Ending
	March 31, 2006	June 30, 2007

Appalachia:
Average Throughput Volume (Mcf/d)	56,426	56,426

Mid-Continent:
Velma Residue Gas Volume (Mcf/d)	49,838	49,838
Velma NGL and Condensate Volume (Bbl/d)	6,869	6,869
Elk City Gathered Gas Volume (Mcf/d)	251,234	251,234
Elk City NGL and Condensate Volume (Bbl/d)	5,558	5,558
NOARK Average Throughput (Mcf/d)	204,556	225,000

Our estimate also assumes that Atlas’ gathering and transportation volumes related to NOARK will increase during the twelve months ending June 30, 2007 as a result of increased drilling activity by third parties in the Mid-Continent area, including in the Fayetteville Shale play in the Arkoma basin. The increase in Adjusted EBITDA associated with our assumption of higher volumes related to NOARK is assumed to be approximately $1.8 million for the twelve months ending June 30, 2007. NOARK volumes are also expected to increase as a result of a positive basis spread across the Ozark Gas Transmission system. This $1.8 million increase in Adjusted EBITDA is based upon an increase in average throughput from 204,556 Mcf/d to 225,000 Mcf/d for the twelve months ending June 30, 2007 at a transportation rate of approximately $0.24 per Mcf. Revenue associated with increased third party drilling activity will be slightly offset by increased operating costs.

Atlas anticipates that the Sweetwater gas plant will be operational beginning in the third quarter of 2006. However, for purposes of our estimate of Adjusted EBITDA for the twelve months ending June 30, 2007, no assumption has been made with respect to increases in volumes from NGL and condensate production at the Sweetwater gas plant.

Other Assumptions Used in Determining Estimated Minimum Adjusted EBITDA

•
Atlas will generate $126.4 million of gross margin for the twelve months ending June 30, 2007 through the operation of its Mid-Continent and Appalachia business segments, as compared to $113.5 million of pro forma gross margin for the twelve months ended March 31, 2006;

•
Atlas’ plant operating expenses are expected to be approximately $14.4 million for the twelve months ending June 30, 2007, as compared to $12.6 million of pro forma plant operating expenses for the twelve months ended March 31, 2006;

•
Atlas’ transportation and compression expenses are expected to be approximately $8.8 million for the twelve months ending June 30, 2007, as compared to $8.0 million of pro forma transportation and compression expenses for the twelve months ended March 31, 2006;

•
Atlas’ general and administrative expenses are expected to be approximately $19.6 million for the twelve months ending June 30, 2007, as compared to $18.0 million of pro forma general and administrative expenses for the twelve months ended March 31, 2006;

•
Atlas’ maintenance capital expenditures are expected to be approximately $3.4 million for the twelve months ending June 30, 2007, as compared to $2.9 million of pro forma maintenance capital expenditures for the twelve months ended March 31, 2006;

•
Atlas’ expansion capital expenditures are expected to be approximately $28.3 million for the twelve months ending June 30, 2007, as compared to $57.3 million of pro forma expansion capital expenditures for the twelve months ended March 31, 2006;

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•
based upon Atlas’ projected operating activity in determining its Estimated Minimum Adjusted EBITDA, Atlas is expected to use $16.4 million of estimated remaining net proceeds at July 1, 2006 from its issuance of $30.0 million of convertible preferred units and average borrowings of $4.4 million under its credit facility for the twelve months ending June 30, 2007 to fund its estimated expansion capital expenditures;

•
we and Atlas will remain in compliance with the restrictive financial covenants in our existing and future debt agreements such that our ability to pay distributions to our partners will not be encumbered;

•	Atlas’ average interest rate related to its $285.0 million of senior unsecured notes will be 8.1%;

•
there will not be any new federal, state or local regulation of portions of the energy industry in which we and Atlas operate, or a new interpretation of existing regulation, that will be materially adverse to our or Atlas’ business; and

•	market, regulatory, insurance and overall economic conditions will not change substantially.

Our Sources of Distributable Cash

Our only cash-generating assets currently consist of our partnership interests in Atlas. Therefore, our cash flow and resulting ability to make distributions initially will be completely dependent upon the ability of Atlas to make distributions in respect of those interests and rights. The actual amount of cash that Atlas will have available for distribution will primarily depend on the amount of cash it generates from operations. The actual amount of this cash will fluctuate from quarter to quarter based on certain factors, including:

•	the level of capital expenditures Atlas makes;

•	the cost of capital used to fund acquisitions;

•	debt service requirements;

•	fluctuations in cash flow generated by Atlas’ operating activities;

•	prevailing economic conditions;

•	fluctuations in working capital needs;

•	restrictions on distributions contained in Atlas’ credit facility and senior notes; and

•	the amount, if any, of cash reserves established by Atlas’ general partner in its discretion for the proper conduct of its business.

As Atlas makes quarterly distributions to its partners, we receive our share of such distributions in proportion to our ownership interest in Atlas. Upon completion of this offering, we will own, directly or indirectly:

•	a 100% ownership interest in the general partner of Atlas, which owns:

o	a 2.0% general partner interest in Atlas, which entitles it to receive 2.0% of the cash distributed by Atlas;

o
all of the incentive distribution rights in Atlas, which entitle it to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Atlas as it reaches certain target distribution levels in excess of $0.42 per Atlas unit in any quarter; and

o	1,641,026 common units of Atlas, representing approximately 12.6% of the outstanding common units of Atlas, or an 11.5% limited partner interest in Atlas.

Our Incentive Distribution Rights Related to Atlas’ Cash Distributions.     The incentive distribution rights we own in Atlas represent our right to receive an increasing percentage of Atlas’ quarterly distributions of available cash from operating surplus after Atlas has made cash distributions in excess of its minimum quarterly distribution level. Atlas will distribute any available cash from operating surplus for that quarter among its unitholders and Atlas’ general partner in the following manner:

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•	First, 98.0% to all common unitholders of Atlas pro rata and 2.0% to the general partner, until Atlas has distributed $0.42 for each outstanding common unit;

•
Second, 85.0% to all common unitholders of Atlas, pro rata, 2.0% to the general partner and 13.0% to us, until a hypothetical common unitholder has received a total of $0.52 per unit for that quarter, in addition to any distributions to Atlas’ common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units (“second target distribution”);

•
Third, 75.0% to all common unitholders of Atlas, pro rata, 2.0% to the general partner and 23.0% to us, until each common unitholder has received a total of $0.60 per unit for that quarter, in addition to any distributions to Atlas’ common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units (“third target distribution”); and

•	Thereafter, 50.0% to all common unitholders of Atlas, pro rata, 2.0% to the general partner and 48.0% to us.

Hypothetical Allocations of Distributions to Our Unitholders and Atlas’ Common Unitholders.     The table set forth below demonstrates the percentage allocations among (i) the owners of Atlas, other than us, and (ii) Atlas Pipeline Holdings, L.P. as a result of certain assumed quarterly distribution payments per common units made by Atlas, including the target distribution levels contained in Atlas’ partnership agreement. This information assumes:

•	Atlas has 13,049,266 common units outstanding; and

•
we own (i) 1,641,026 Atlas common units, comprising approximately 12.6% of the outstanding common units of Atlas, (ii) a 2.0% general partner interest in Atlas and (iii) the incentive distribution rights in Atlas.

The percentage interests shown for us and the other Atlas common unitholders for the minimum quarterly distribution amount are also applicable to distribution amounts that are less than the minimum quarterly distribution. The amounts presented below are intended to be illustrative of the way in which we are entitled to an increasing share of distributions from Atlas as total distributions from Atlas increase and are not intended to represent a prediction of future performance based upon 13,049,266 Atlas common units outstanding at May 12, 2006.

Distribution Level	Atlas Quarterly Distribution Per Unit	Distributions to Owners of Atlas Other than Us as a Percentage of Total Distributions	Distributions to Us as a Percentage of Total Distributions (1)

Minimum Quarterly Distribution	$0.42	85.7%	14.3%
Second Target Distribution	$0.52	83.0%	17.0%
Third Target Distribution	$0.60	80.1%	19.9%
Current Distribution	$0.84	64.4%	35.6%

(1)
Includes distributions made with respect to our 2.0% general partner interest (aggregate), our ownership of approximately 12.6% of the outstanding common units of Atlas and our right to receive incentive distribution payments.

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SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

We were formed in December 2005 and therefore do not have any historical financial statements. Since we will own and control Atlas Pipeline Partners GP, LLC, the general partner of Atlas, the selected financial and operating data statements presented below are of Atlas Pipeline Partners GP, LLC on a consolidated basis, including Atlas.

The following table sets forth selected financial data as of and for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 and the three months ended March 31, 2005 and 2006. The historical financial data of Atlas Pipeline GP were derived from the audited consolidated financial statements for each of the years ended December 31, 2003, 2004 and 2005 and at December 31, 2004 and 2005, which have been audited by Grant Thornton LLP, an independent registered public accounting firm. The historical financial data of Atlas Pipeline GP were derived from the consolidated financial statements which are not included in this prospectus, for each of the years ended December 31, 2001 and 2002 and at December 31, 2001, 2002 and 2003. We derived the financial data as of and for the three months ended March 31, 2005 and 2006 from our unaudited consolidated financial statements included elsewhere in this prospectus.

The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated combined financial statements and the accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and the accompanying notes of Elk City and NOARK, and its predecessor set forth elsewhere in this prospectus.

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	Years Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004(1)	2005(2)	2005	2006

						(unaudited)
	(dollars in thousands)
Statement of income data:
Revenue:
Natural gas and liquids	$—	$—	$—	$72,109	$340,297	$42,334	$101,017
Transportation and compression	13,095	10,660	15,651	18,800	30,309	4,862	16,651
Interest income and other	35	7	98	382	894	81	142

Total revenue and other income	13,130	10,667	15,749	91,291	371,500	47,277	117,810

Costs and Expenses:
Natural gas and liquids	—	—	—	58,707	288,180	35,459	85,892
Plant operating	—	—	—	2,032	10,557	1,204	3,227
Transportation and compression	1,929	2,062	2,421	2,260	4,053	676	2,322
General and administrative	1,114	1,482	1,662	4,642	13,608	2,488	4,690
Depreciation and amortization	1,356	1,475	1,770	4,471	13,954	1,929	5,275
Loss (gain) on arbritation settlement, net	—	—	—	(1,457)	138	136	—
Interest	176	250	258	2,301	14,175	1,135	6,337
Minority interest in Atlas(3)	3,810	2,496	5,066	10,941	13,447	2,186	5,047
Minority interest in NOARK(4)	—	—	—	—	1,083	—	569

Total costs and expenses	8,385	7,765	11,177	83,897	359,195	45,213	113,359

Net income	4,745	2,902	4,572	7,394	12,305	2,064	4,451
Premium on preferred unit redemption	—	—	—	(400)	—	—	—
Preferred unit imputed dividend cost	—	—	—	—	—	—	(95)

Net income attributable to owners	$4,745	$2,902	$4,572	$6,994	$12,305	$2,064	$4,356

Balance sheet data (at period end):
Property, plant and equipment, net	$20,009	$23,764	$29,628	$175,259	$445,066	$179,847	$454,482
Total assets	31,603	38,151	63,170	234,898	742,726	215,887	739,937
Total debt, including current portion	2,089	6,500	—	54,452	298,625	53,873	289,176
Total owners’ equity (deficit)	8,255	11,157	15,729	21,405	(21,001)	(8,097)	(18,279)

Cash flow data:
Net cash provided by operating activities	$1,196	$577	$4,639	$11,311	$48,415	$443	$1,045
Net cash used in investing activities	(3,128)	(5,230)	(9,154)	(151,797)	(411,004)	(7,029)	(13,566)
Net cash provided by/(used in) by financing activities	2,051	4,350	17,734	143,622	378,612	(1,933)	16,073

Other financial data:
Gross margin (5)	$13,095	$10,660	$15,651	$32,202	$80,516	$11,737	$29,562
EBITDA (6)	10,088	7,123	11,666	25,107	53,146	7,314	20,235
Adjusted EBITDA (6)	10,088	7,123	11,666	24,350	57,956	7,899	21,554

Maintenance capital expenditures	$159	$170	$3,109	$1,516	$1,922	$392	$1,161
Expansion capital expenditures	1,569	5,060	4,526	8,527	50,576	5,685	12,401

Total capital expenditures	$1,728	$5,230	$7,635	$10,043	$52,498	$6,077	$13,562

Operating data:
Appalachia:
Average throughput volumes (Mcf/d)	46,918	50,363	52,472	53,343	55,204	52,371	57,326
Average transportation rate per Mcf	$0.76	$0.58	$0.82	$0.96	$1.21	$1.03	$1.53
Mid-Continent:
Velma system:
Gathered gas volume (Mcf/d)	—	—	—	56,441	67,075	64,956	60,715
Processed gas volume (Mcf/d)	—	—	—	55,202	62,538	62,985	58,528
Residue gas volume (Mcf/d)	—	—	—	42,659	50,880	49,982	45,754
NGL production (Bbl/d)	—	—	—	5,799	6,643	6,404	6,334
Condensate volume (Bbl/d)	—	—	—	185	256	234	186
Elk City system:
Gathered gas volume (Mcf/d)	—	—	—	—	250,717	—	252,190
Processed gas volume (Mcf/d)	—	—	—	—	119,324	—	130,955
Residue gas volume (Mcf/d)	—	—	—	—	109,553	—	119,016
NGL production (Bbl/d)	—	—	—	—	5,303	—	5,758
Condensate volume (Bbl/d)	—	—	—	—	127	—	171
NOARK system:
Average throughput volume (Mcf/d)	—	—	—	—	255,777	—	239,151

(1)	Includes Atlas’ acquisition of Spectrum on July 16, 2004, representing five and one-half months’ operations for the year ended December 31, 2004.

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(2)
Includes Atlas’ acquisition of (i) Elk City on April 14, 2005, representing eight and one-half months’ operations for the year ended December 31, 2005 and (ii) its 75% interest in NOARK on October 31, 2005, representing two months’ operations for the year ended December 31, 2005. Operating data for the NOARK system does not reflect Southwestern’s 25% minority interest.

(3)	Represents the minority interest in the net income of Atlas.

(4)	Represents Southwestern’s 25% minority interest in NOARK.

(5)
We define gross margin as revenue less purchased product costs. Purchased product costs include the cost of natural gas and NGLs that Atlas purchases from third parties. Our management views gross margin as an important performance measure of core profitability of our operations and as a key component of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses. The following table reconciles our net income to gross margin (in thousands):

	Years Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006

						(unaudited)

Net income	$4,745	$2,902	$4,572	$7,394	$12,305	$2,064	$4,451
Plus (minus):
Interest income and other	(35)	(7)	(98)	(382)	(894)	(81)	(142)
Plant operating	—	—	—	2,032	10,557	1,204	3,227
Transportation and compression	1,929	2,062	2,421	2,260	4,053	676	2,322
General and administrative	1,114	1,482	1,662	4,642	13,608	2,488	4,690
Depreciation and amortization	1,356	1,475	1,770	4,471	13,954	1,929	5,275
Loss (gain) on arbitration settlement, net	—	—	—	(1,457)	138	136	—
Interest	176	250	258	2,301	14,175	1,135	6,337
Minority interest in Atlas	3,810	2,496	5,066	10,941	13,447	2,186	5,047
Minority interest in NOARK	—	—	—	—	1,083	—	569
Minority interest share of gross margin for NOARK	—	—	—	—	(1,910)	—	(2,214)

Gross margin	$13,095	$10,660	$15,651	$32,202	$80,516	$11,737	$29,562

(6)
EBITDA represents net income before net interest expense, income taxes, depreciation and amortization and minority interest in Atlas. Adjusted EBITDA is calculated by adding to EBITDA other non-cash items such as compensation expenses associated with unit issuances to directors and employees. EBITDA and Adjusted EBITDA are not intended to represent cash flow and do not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies. Adjusted EBITDA excludes net gain or loss on arbitration settlement as a non-recurring item.

Certain items excluded from EBITDA are significant components in understanding and assessing an entity’s financial performance, such as their cost of capital and its tax structure, as well as historic costs of depreciable assets. We have included information concerning EBITDA and Adjusted EBITDA because they provide investors and management with additional information as to Atlas’ ability to pay its fixed charges and are presented solely as a supplemental financial measure. EBITDA and Adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles or as indicators of Atlas’ operating performance or liquidity. The following table reconciles net income to EBITDA and EBITDA to Adjusted EBITDA (in thousands):

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	Years Ended December 31,					Three Months Ended March 31,
	2001	2002	2003	2004	2005	2005	2006

						(unaudited)

Net income	$4,745	$2,902	$4,572	$7,394	$12,305	$2,064	$4,451
Plus:
Minority interest in Atlas	3,810	2,496	5,066	10,941	13,447	2,186	5,047
Interest expense	176	250	258	2,301	14,175	1,135	6,337
Depreciation and amortization	1,356	1,475	1,770	4,471	13,954	1,929	5,275
Minority interest share of depreciation and amortization and interest expense for NOARK	—	—	—	—	(735)	—	(875)

EBITDA	10,087	7,123	11,666	25,107	53,146	7,314	20,235
Adjustments:
Non-cash compensation expense	—	—	—	700	4,672	449	1,319
Loss (gain) on arbitration settlement, net	—	—	—	(1,457)	138	136	—

Adjusted EBITDA	$10,087	$7,123	$11,666	$24,350	$57,956	$7,899	$21,554

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical and pro forma financial statements included elsewhere in this prospectus. In addition, you should read “Forward-Looking Statements” and “Risk Factors” for information regarding some of the risks inherent in our business.

Overview

Financial Presentation

We reflect our ownership interest in Atlas on a consolidated basis, which means that our financial results are combined with Atlas’ financial results. The non-controlling limited partner interests in Atlas will be reflected as an expense in our consolidated results of operations and as a liability on our consolidated balance sheet. We initially will have no separate operating activities apart from those conducted by Atlas, and our cash flows currently consist of distributions from Atlas on our partnership interests in it, including the incentive distribution rights that we own. Our historical consolidated results of operations reflect the results of operations of our wholly-owned subsidiary, Atlas Pipeline Partners GP, LLC, the general partner of Atlas. Throughout this discussion, when we refer to “our” consolidated results of operations, we are referring to the results of consolidated operations of Atlas Pipeline GP. Atlas Pipeline GP’s consolidated results of operations principally reflect the results of operations of Atlas adjusted for non-controlling partners’ interest in Atlas’ net income. Accordingly, the discussion of our financial position and results of operations in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflects the operating activities and results of operations of Atlas. The historical results of our operations do not reflect the incremental expenses we expect to incur as a result of being a publicly traded partnership.

General

Our cash generating assets consist of our interests in Atlas, a publicly-traded Delaware limited partnership. Atlas is a midstream energy service provider engaged in the transmission, gathering and processing of natural gas in the Mid-Continent and Appalachian regions of the United States. Our interests in Atlas will initially consist of a 100% ownership interest in Atlas Pipeline GP, the general partner of Atlas, which owns:

•	a 2.0% general partner interest in Atlas, which entitles it to receive 2.0% of the cash distributed by Atlas;

•
all of the incentive distribution rights in Atlas, which entitle it to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Atlas as it reaches certain target distribution levels in excess of $0.42 per unit in any quarter; and

•	1,641,026 common units of Atlas, representing approximately 12.6% of the outstanding units of Atlas, or an 11.5% limited partner interest in Atlas.

At Atlas’ current annual distribution rate of $3.36 per common unit, aggregate annual cash distributions to us on all our interests in Atlas would be approximately $21.2 million based upon 13,049,266 common units outstanding at May 12, 2006. The following table sets forth the historical Atlas distributions paid to its general partner, Atlas Pipeline GP, our wholly-owned subsidiary, during the periods indicated:

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Atlas Cash Distributions to Atlas Pipeline GP

	Years Ended December 31,			Twelve Months Ended March 31,
	2003	2004	2005	2006

	(in thousands)
Distributions on Atlas common units held by Atlas Pipeline GP	$3,914	$4,382	$5,186	$5,333
Distributions from ownership interest in the Atlas general partner	217	386	819	968
Distributions from Atlas incentive distribution rights held by Atlas Pipeline GP	809	2,765	9,059	11,176

Total	$4,940	$7,533	$15,064	$17,477

Atlas Pipeline Partners, L.P.

Atlas Pipeline Partners, L.P. is a publicly-traded Delaware limited partnership whose common units are listed on the New York Stock Exchange under the symbol “APL.” Atlas Pipeline Partners, L.P.’s business activities are primarily conducted through, and its assets are owned by, its subsidiary Atlas Pipeline Operating Partnership, L.P. and its subsidiaries, which are collectively referred to in this prospectus as Atlas.

Overview of Atlas’ Operations

Through its Mid-Continent operations, which began in July 2004, Atlas owns and operates:

•	a FERC-regulated, 565-mile interstate pipeline system, that extends from southeastern Oklahoma through Arkansas and into southeastern Missouri and has throughput capacity of approximately 322 MMcf/d;

•	two natural gas processing plants with aggregate capacity of approximately 230 MMcf/d and one treating facility with a capacity of approximately 200 MMcf/d, all located in Oklahoma; and

•
1,765 miles of active natural gas gathering systems located in Oklahoma, Arkansas, northern Texas and the Texas panhandle, which transport gas from wells and central delivery points in the Mid-Continent region to its natural gas processing plants or Ozark Gas Transmission.

Through its Appalachian operations, Atlas owns and operates 1,500 miles of intrastate natural gas gathering systems located in eastern Ohio, western New York and western Pennsylvania. Through an omnibus agreement and other agreements between Atlas and Atlas America, the parent of Atlas and our general partner and a leading sponsor of natural gas drilling investment partnerships in the Appalachian Basin, Atlas gathers substantially all of the natural gas for its Appalachian operations from wells operated by Atlas America.

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Significant Acquisitions

Since Atlas’ initial public offering in January 2000 through May 2006, Atlas has completed six acquisitions at an aggregate cost of approximately $590.1 million, including, most recently:

•
In October 2005, Atlas acquired from Enogex, a wholly-owned subsidiary of OGE Energy Corp., all of the outstanding equity of Atlas Arkansas, which owns a 75% interest in NOARK, for $163.0 million, plus $16.8 million for working capital adjustments and related transaction costs. On May 2, 2006 Atlas acquired the remaining 25% interest in NOARK for $65.5 million, net of approximately $3.5 million of working capital, from Southwestern. NOARK’s principal assets include the Ozark Gas Transmission system, a 565-mile interstate natural gas pipeline, and Ozark Gas Gathering, a 365-mile natural gas gathering system.

•
In April 2005, Atlas acquired all of the outstanding equity interests of Elk City for $196.0 million, including related transaction costs. Elk City’s principal assets include approximately 300 miles of natural gas pipelines located in the Anadarko Basin in western Oklahoma and the Texas panhandle, a natural gas processing facility in Elk City, Oklahoma, with a total capacity of approximately 200 MMcf/d and a gas treatment facility in Prentiss, Oklahoma, with a total capacity of approximately 200 MMcf/d.

•
In July 2004, Atlas acquired Spectrum for $141.6 million, including transaction costs and the payment of taxes due as a result of the transaction. Spectrum’s principal assets consist of 1,100 miles of active and 800 miles of inactive natural gas gathering pipelines in the Golden Trend area of Southern Oklahoma and the Barnett Shale area of North Texas and a natural gas processing facility in Stephens County, Oklahoma, with a total capacity of approximately 100 MMcf/d.

Recent Developments

On April 21, 2006, Atlas entered into a three-year transportation contract with Southwestern for additional natural gas transportation on NOARK’s Ozark Gas Transmission System. The new transportation agreement adds a firm commitment to transportation volumes increasing to 175,000 Mmbtu/d in the latter stages of the contract. This agreement brings the aggregate long-term transportation commitments on the Ozark system to approximately 75% of certificated capacity once the maximum volume per the agreement is reached. The increased transportation volume will be drawn primarily from the Fayetteville Shale development, located in north central Arkansas along the Ozark pipeline system.

On May 2, 2006, Atlas acquired the remaining 25% equity ownership interest in NOARK from Southwestern. Prior to this transaction, Atlas owned a 75% equity ownership interest in NOARK, which was acquired in October 2005 from Enogex, Inc. Total consideration for the acquisition of the 25% ownership interest of $65.5 million, net of approximately $3.5 million of working capital, was funded through borrowings under Atlas’ credit facility. In connection with this acquisition, Southwestern acquired the issuer of the NOARK notes and agreed to retain the obligations for the outstanding NOARK notes, with the result that neither Atlas nor NOARK has any further liability with respect to such notes.

On May 19, 2006, Atlas sold an additional 10,000 6.5% cumulative convertible preferred units to Sunlight Capital Partners for $10.0 million, pursuant to Atlas’ right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight. See “—Atlas’ Private Placement of Convertible Preferred Units” for a further description of the preferred units.

On May 12, 2006, Atlas issued $35.0 million of additional senior unsecured notes due 2015 in a private placement at 103% of par value for net proceeds of $36.6 million, including accrued interest and net of the initial purchaser’s discount and other transaction costs. Atlas used the net proceeds from the private placement to partially repay borrowings under its credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK.

On May 12, 2006, Atlas sold 500,000 common units in a public offering under Atlas’ previously filed shelf registration statement, resulting in net proceeds of approximately $19.7 million after underwriting discounts and other transaction costs. Atlas utilized the net proceeds from the sale to partially repay

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borrowings under its credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK.

Contractual Revenue Arrangements

Atlas’ principal revenue is generated from the transportation and sale of natural gas and NGLs. Variables that affect Atlas’ revenue are:

•
the volumes of natural gas gathered, transported and processed by Atlas which, in turn, depend upon the number of wells connected to its gathering systems, the amount of natural gas they produce, and the demand for natural gas and NGLs; and

•
the transportation and processing fees paid to Atlas which, in turn, depend upon the price of the natural gas and NGLs it transports and processes, which itself is a function of the relevant supply and demand in the mid-continent, mid-Atlantic and northeastern areas of the United States.

In Appalachia, substantially all of the natural gas Atlas transports is for Atlas America under percentage-of-proceeds, or POP, contracts, as described below, where Atlas earns a fee equal to a percentage, generally 16%, of the selling price of the gas subject, in most cases, to a minimum of $0.35 or $0.45 per Mcf, depending upon the ownership of the well. Since Atlas’ inception in January 2000, its Appalachian transportation fee has always exceeded this minimum on average. The balance of the Appalachian gas Atlas transports is for third-party operators generally under fixed fee contracts.

Atlas’ revenue in the Mid-Continent region is determined primarily by the fees earned from its transmission, gathering and processing operations. Atlas either purchases natural gas from producers and moves it into receipt points on its pipeline systems, and then sells the natural gas, or produced NGLs, if any, off of delivery points on its systems, or Atlas transports natural gas across its systems, from receipt to delivery point, without taking title to the gas. Revenue associated with Atlas’ FERC-regulated transmission pipeline is comprised of firm transportation rates and, to the extent capacity is available following the reservation of firm system capacity, interruptible transportation rates; and is recognized at the time transportation services are provided. Revenue associated with the physical sale of natural gas is recognized upon physical delivery of the natural gas. In connection with its gathering and processing operations, Atlas enters into the following types of contractual relationships with its producers and shippers:

Fee-Based Contracts. These contracts provide for a set fee for gathering and processing raw natural gas. Atlas’ revenue is a function of the volume of gas that it gathers and processes and is not directly dependent on the value of the natural gas.

POP Contracts. These contracts provide for Atlas to retain a negotiated percentage of the sale proceeds from residue natural gas and NGLs it gathers and processes, with the remainder being remitted to the producer. In this situation, Atlas and the producer are directly dependent on the volume of the commodity and its value; Atlas owns a percentage of that commodity and is directly subject to its market value.

Keep-Whole Contracts. These contracts require Atlas, as the processor, to bear the economic risk (the “processing margin risk”) that the aggregate proceeds from the sale of the processed natural gas and NGLs could be less than the amount that it paid for the unprocessed natural gas. However, since the gas received by the Elk City system, which is currently Atlas’ only gathering system with keep-whole contracts, is generally low in liquids content and meets downstream pipeline specifications without being processed, the gas can be bypassed around the Elk City processing plant and delivered directly into downstream pipelines during periods of margin risk. Therefore, the processing margin risk associated with such type of contracts is minimized.

Recent Trends and Uncertainties

The midstream natural gas industry links the exploration and production of natural gas and the delivery of its components to end-use markets and provides natural gas gathering, compression, dehydration, treating, conditioning, processing, fractionation and transportation services. This industry group is generally

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characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.

Atlas faces competition for natural gas transportation and in obtaining natural gas supplies for its processing and related services operations. Competition for natural gas supplies is based primarily on the location of gas-gathering facilities and gas-processing plants, operating efficiency and reliability, and the ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price, delivery capabilities, flexibility, and maintenance of high-quality customer relationships. Many of Atlas’

competitors operate as master limited partnerships and enjoy a cost of capital comparable to and, in some cases lower than, Atlas’. Other competitors, such as major oil and gas and pipeline companies, have capital resources and control supplies of natural gas substantially greater than Atlas’. Smaller local distributors may enjoy a marketing advantage in their immediate service areas. Atlas believes the primary difference between Atlas and some of its competitors is that Atlas provides an integrated and responsive package of midstream services, while some of Atlas’ competitors provide only certain services. Atlas believes that offering an integrated package of services, while remaining flexible in the types of contractual arrangements that Atlas offers producers, allows Atlas to compete more effectively for new natural gas supplies in its regions of operations.

As a result of Atlas’ POP and keep whole contracts, Atlas’ results of operations and financial condition substantially depend upon the price of natural gas and NGLs. Atlas believes that future natural gas prices will be influenced by supply deliverability, the severity of winter and summer weather and the level of United States economic growth. Based on historical trends, Atlas generally expects NGL prices to follow changes in crude oil prices over the long term, which it believes will in large part be determined by the level of production from major crude oil exporting countries and the demand generated by growth in the world economy. The number of active oil and gas rigs has increased in recent years, mainly due to recent significant increases in natural gas prices, which could result in sustained increases in drilling activity during the current and future periods. However, energy market uncertainty could negatively impact North American drilling activity in the short term. Lower drilling levels over a sustained period would have a negative effect on natural gas volumes gathered and processed.

Atlas closely monitors the risks associated with these commodity price changes on its future operations and, where appropriate, uses various commodity instruments such as natural gas, crude oil and NGL contracts to hedge a portion of the value of its assets and operations from such price risks. Atlas does not realize the full impact of commodity price changes because some of its sales volumes were previously hedged at prices different than actual market prices.

Atlas’ profitability is positively influenced by increases in natural gas and NGL prices and negatively influenced if such prices decrease. A 10% change in the average price of NGLs, natural gas and condensate Atlas processes and sells would result in a change to Atlas’ consolidated income for the twelve month period ending March 31, 2007, excluding the effect of minority interests in Atlas net income, of approximately $2.3 million.

Results of Our Operations

The results of operations discussed below principally reflect the activities of Atlas on and after January 1, 2002. Because our financial statements represent consolidated results of Atlas, our financial statements are substantially similar to Atlas’. The primary differences in our financial statements include the following adjustments:

•
Interest of non-controlling limited partners in Atlas’ net income and partners’ capital. We adjust our net income by excluding the income allocated to Atlas limited partner units that are not directly or indirectly owned by us. This allocation of Atlas’ income to non-controlling limited partners is reflected as minority interest expense in our consolidated statements of income. At the time of completion of the offering, we will own approximately 12.6% of the outstanding common units of Atlas and the non-affiliated unitholders will own approximately 87.4% of the outstanding common units of Atlas. Our consolidated balance sheet includes a minority interest liability which reflects the proportion of Atlas owned by its partners other than us.

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•	Our general and administrative expenses. We incur general and administrative expenses that are independent from Atlas’ operations and are not reflected on Atlas’ consolidated financial statements.

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2006

Revenue. Natural gas and liquids revenue was $101.0 million for the three months ended March 31, 2006, an increase of $58.7 million from $42.3 million for the three months ended March 31, 2005. The increase was attributable to revenue contributions from the 75% interest in the NOARK system acquired in October 2005 of $16.9 million and the Elk City system acquired in April 2005 of $39.4 million, and an increase in Velma natural gas and liquids revenue of $2.4 million due to higher commodity prices. Gross natural gas gathered averaged 60.7 MMcf/d on the Velma system for the three months ended March 31, 2006, a decrease of 6.5% from the comparable prior year period due to a decline in low margin volume. Gross natural gas gathered on the Elk City system averaged 252.2 MMcf/d for the three month period ended March 31, 2006. For the NOARK system, average throughput volume was 239.2 MMcf/d for the three months ended March 31, 2006.

Transportation and compression revenue increased to $16.7 million for the three months ended March 31, 2006 from $4.9 million for the comparable prior year period. This $11.8 million increase was primarily due to contributions from the transportation revenues associated with the 75% interest in the NOARK system acquired in October 2005 of $7.6 million and the Elk City system acquired in April 2005 of $1.1 million and increases in the Appalachia average transportation rate earned and volume of natural gas transported. Atlas’ Appalachia average transportation rate was $1.53 per Mcf for the three months ended March 31, 2006 as compared with $1.03 per Mcf for the prior year three month period, an increase of $0.50 per Mcf. Appalachia’s average throughput volume was 57.3 MMcf/d for the three months ended March 31, 2006 as compared with 52.4 MMcf/d for the three months ended March 31, 2005, an increase of 4.9 MMcf/d. The increase in the Appalachia average daily throughput volume was principally due to new wells connected to Atlas’ gathering system and the completion of a capacity expansion project in 2005 on certain sections of its pipeline system.

Costs and Expenses. Natural gas and liquids cost of goods sold of $85.9 million and plant operating expenses of $3.2 million for the three months ended March 31, 2006 represented increases of $50.4 million and $2.0 million, respectively, from the comparable prior year amounts due primarily to contributions from the acquisitions and an increase in commodity prices. Transportation and compression expenses increased $1.6 million to $2.3 million for the three months ended March 31, 2006 due mainly to NOARK system operating costs and higher Appalachia operating costs as a result of compressors added during 2005 in connection with Atlas’ capacity expansion project and higher maintenance expense as a result of additional wells connected to its gathering system.

General and administrative expenses, including amounts reimbursed to affiliates, increased $2.2 million to $4.7 million for the three months ended March 31, 2006 compared with $2.5 million for the prior year comparable period. This increase was mainly due to a $0.9 million increase in non-cash compensation expense related to vesting of phantom and common unit awards and higher costs associated with managing Atlas’ business, including management time related to acquisitions and capital raising opportunities.

Depreciation and amortization increased to $5.3 million for the three months ended March 31, 2006 compared with $1.9 million for the three months ended March 31, 2005 due primarily to the depreciation and amortization associated with the Elk City and NOARK assets acquired during 2005.

Interest expense increased to $6.3 million for the three months ended March 31, 2006 as compared with $1.1 million for the comparable prior year period. This $5.2 million increase was primarily due to interest associated with Atlas’ December 2005 issuance of $250.0 million 10-year senior unsecured notes, $0.7 million of interest associated with the NOARK notes, and a $0.4 million increase in amortization of deferred financing costs, partially offset by a decrease in interest associated with borrowings under the credit facility.

Minority interest in Atlas’ net income, which represents the allocation of Atlas’ earnings to its non-affiliated limited partners, increased to $5.0 million for the three months ended March 31, 2006 as compared with $2.2 million for the prior year comparable period. This $2.8 million increase was primarily

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due to an increase in Atlas’ overall net income and an increase in its outstanding limited partner units due to additional common equity offerings during 2005.

Minority interest in NOARK of $0.6 million for the three months ended March 31, 2006 represents Southwestern’s 25% ownership interest in the net income of NOARK for the period. Our financial results include the consolidated financial statements of NOARK.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2005

Revenue. Natural gas and liquids revenue was $340.3 million for the year ended December 31, 2005, an increase of $268.2 million from $72.1 million for the prior year. The increase was attributable to revenue contributions from the NOARK system acquired in October 2005 of $14.6 million and from the Elk City system acquired in April 2005 of $122.5 million, and an increase in Velma natural gas and liquids revenue of $131.1 million due to a full year’s contribution after its acquisition in July 2004 and higher commodity prices. Gross natural gas gathered averaged 67.1 MMcf/d on the Velma system for the year ended December 31, 2005, an increase of 19% from the period from July, 2004, its date of acquisition, through December 31, 2004. Gross natural gas gathered on the Elk City system averaged 250.7 MMcf/d from its date of acquisition through December 31, 2005. For the NOARK system, average throughput volume was 255.8 MMcf/d from October 31, 2005, its date of acquisition, to December 31, 2005.

Transportation and compression revenue increased to $30.3 million for the year ended December 31, 2005 from $18.8 million for the prior year. This $11.5 million increase was primarily due to contributions from the transportation revenues associated with the NOARK system acquired in October 2005 of $5.5 million and increases in the Appalachia average transportation rate earned and volume of natural gas transported. Atlas’ average Appalachia transportation rate was $1.21 per Mcf for the year ended December 31, 2005 as compared with $0.96 per Mcf for the prior year, an increase of $0.25 per Mcf. Atlas’ average Appalachia throughput volume was 55.2 MMcf/d for the year ended December 31, 2005 as compared with 53.3 MMcf/d for the prior year, an increase of 1.9 MMcf/d. The increase in the Appalachia average daily throughput volume was principally due to new wells connected to Atlas’ gathering system and the completion of a capacity expansion project in 2005 on certain sections of its pipeline system during the current period.

Costs and Expenses. Natural gas and liquids cost of goods sold of $288.2 million and plant operating expenses of $10.6 million for the year ended December 31, 2005 represented increases of $229.5 million and $8.5 million, respectively, from the prior year amounts due primarily to contributions from the acquisitions and an increase in commodity prices. Transportation and compression expenses increased $1.8 million to $4.1 million for the year ended December 31, 2005 due mainly to NOARK system operating costs from its date of acquisition and higher Appalachia operating costs as a result of compressors added during 2005 in connection with Atlas’ capacity expansion project and higher maintenance expense as a result of additional wells connected to Atlas’ Appalachia gathering system.

General and administrative expenses, including amounts reimbursed to affiliates, increased $9.0 million to $13.6 million for the year ended December 31, 2005 compared with $4.6 million for the prior year. This increase was mainly due to a $4.0 million increase in non-cash compensation expense related to vesting of phantom and common unit awards, $3.8 million of expenses associated with the acquisitions, and higher costs associated with managing Atlas’ business, including management time related to acquisitions and capital raising opportunities. Depreciation and amortization increased to $14.0 million for the year ended December 31, 2005 compared with $4.5 million for the prior year due principally to the increased asset base associated with the acquisitions.

Interest expense increased to $14.2 million for the year ended December 31, 2005 as compared with $2.3 million for the prior year. This $11.9 million increase was primarily due to interest associated with borrowings under Atlas’ credit facility to finance its acquisitions and $1.0 million of accelerated amortization of deferred financing costs. This accelerated amortization was associated with the retirement of the term portion of Atlas’ credit facility in April 2005.

Net gain on arbitration settlement of $1.5 million for the year ended December 31, 2004 is the result of a December 30, 2004 settlement agreement with SEMCO settling all issues and matters related to Atlas’

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terminated acquisition of Alaska Pipeline Company from SEMCO. The gain reflects $5.5 million received from SEMCO, net of $4.0 million of associated costs.

Minority interest in Atlas’ net income, which represents the allocation of Atlas’ earnings to its non-affiliated limited partners, increased to $13.4 million for the year ended December 31, 2005 as compared with $10.9 million for the prior year. This $2.5 million increase was primarily due to an increase in Atlas’ overall net income and an increase in its outstanding limited partner units due to additional equity offerings in April 2004, July 2004, June 2005 and November 2005.

Minority interest in NOARK of $1.1 million for the year ended December 31, 2005 represents Southwestern’s 25% ownership interest in the net income of NOARK from Atlas’ date of acquisition through December 31, 2005. Our financial results include the consolidated financial statements of NOARK from the date of its acquisition.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2004

Revenue. Natural gas and liquids revenue of $72.1 million for the year ended December 31, 2004 was associated with the acquisition of Atlas’ Velma operations in July 2004 and reflect approximately five and one half months of operations at Velma in 2004. Appalachia transportation and compression revenue increased to $18.8 million for the year ended December 31, 2004 from $15.7 million for the prior year. This $3.1 million increase was primarily due to an increase in the average transportation rate earned and an increase in the volumes of natural gas transported. The average transportation rate was $0.96 per Mcf for the year ended December 31, 2004 as compared with $0.82 per Mcf for the prior year, an increase of $0.14 per Mcf. The average daily throughput volumes were 53.3 MMcf/d for the year ended December 31, 2004 as compared with 52.5 MMcf/d for the prior year, an increase of 0.8 MMcf/d. The increase in the average daily throughput volume was principally due to new wells connected to the Appalachia gathering system, partially offset by the natural decline in production volumes from existing wells connected to it.

Costs and Expenses. Natural gas and liquids cost of goods sold of $58.7 million and plant operating expenses of $2.0 million for the year ended December 31, 2004 were associated with the acquisition of Atlas’ Velma operations and reflect five and one half months of activity at Velma. Appalachian transportation and compression expenses decreased slightly to $2.3 million for the year ended December 31, 2004 as compared with $2.4 million for the prior year. This decrease was primarily due to a decrease in compressor expenses due to the purchase of several compressors that were previously leased at the end of 2003.

General and administrative expenses, including amounts reimbursed to affiliates, increased $3.0 million to $4.6 million for the year ended December 31, 2004 compared with $1.6 million for the prior year. This increase was mainly due to $1.1 million of general and administrative expenses associated with Atlas’ Velma operations, $0.8 million of expenses related to non-cash compensation expense for phantom units issued under our long-term incentive plan, a $0.5 million increase in allocations of compensation and benefits from Atlas America and its affiliates due to management time associated with acquisitions and public offerings, and $0.3 million of costs associated with the implementation of Sarbanes-Oxley and the preparation and filing of two tax returns for 2003. The filing of two tax returns was a result of our percentage interest in Atlas being reduced below 50% as a result of Atlas’ offering of common units in May 2003, requiring a change in its tax year-end from September 30 to December 31. This necessitated the filing of an additional short year tax return. This expense is non-recurring.

Depreciation and amortization increased to $4.5 million for the year ended December 31, 2004 compared with $1.8 million for the prior year due principally to the increased asset base associated with the acquisition of the Velma operations and pipeline extensions and compressor upgrades in Appalachia.

Net gain on arbitration settlement of $1.5 million for the year ended December 31, 2004 is the result of a December 30, 2004 settlement agreement with SEMCO settling all issues and matters related to the terminated acquisition of Alaska Pipeline Company by Atlas from SEMCO. The gain reflects $5.5 million received from SEMCO, net of $4.0 million of associated costs.

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Interest expense increased to $2.3 million for the year ended December 31, 2004 as compared with $0.3 million for the prior year. This $2.0 million increase was primarily due to interest associated with borrowings under the credit facility to finance the acquisition of the Velma operations.

Minority interest in Atlas net income increased to $10.9 million for the year ended December 31, 2004 as compared with $5.1 million for the prior year. This $5.8 million increase was primarily due to an increase in Atlas’ overall net income and an increase in the number of outstanding limited partner units due to additional equity offerings in May 2003, April 2004 and July 2004.

Liquidity and Capital Resources

General

Atlas’ primary sources of liquidity are cash generated from operations and borrowings under its credit facility. Atlas’ primary cash requirements, in addition to normal operating expenses, are for debt service, capital expenditures and quarterly distributions to its unitholders and us, as general partner. In general, Atlas expects to fund:

•	cash distributions and maintenance capital expenditures through existing cash and cash flows from operating activities;

•	expansion capital expenditures and working capital deficits through the retention of cash and additional borrowings; and

•	debt principal payments through additional borrowings as they become due or by the issuance of additional common units.

At March 31, 2006, Atlas had no amounts outstanding under its credit facility and $11.1 million of outstanding letters of credit which are not reflected as borrowings on its consolidated balance sheet, with $213.9 million of remaining committed capacity under its $225.0 million credit facility, subject to covenant limitations (see “—Atlas’ Credit Facility”). In addition to the availability under the credit facility, Atlas has a universal shelf registration statement on file with the Securities and Exchange Commission, which allows it to issue equity or debt securities (see “—Atlas’ Shelf Registration Statement”), of which $352.1 million remains available subsequent to its May 2006 sale of 500,000 common units (see “—Recent Developments”). At March 31, 2006, Atlas had working capital of $28.1 million compared with working capital of $16.8 million at December 31, 2005. We believe that we and Atlas have sufficient combined liquid assets, cash from operations and borrowing capacity to meet our financial commitments, debt service obligations, unitholder distributions, contingencies and anticipated capital expenditures. However, we and Atlas are subject to business and operational risks that could adversely affect our combined cash flow. We may supplement our cash generation with proceeds from financing activities, including borrowings under Atlas’ credit facility and other borrowings and the issuance of additional limited partner units.

Cash Flows

Three Months Ended March 31, 2005 Compared with Three Months Ended March 31, 2006. Net cash provided by operating activities of $1.6 million for the three months ended March 31, 2006 increased $1.2 million from $0.4 million for the comparable prior year period. The increase is derived principally from increases in net income of $2.3 million, minority interest in Atlas’ net income of $2.9 million, depreciation and amortization of $3.3 million, $0.6 million of minority interest in NOARK during the current period, non-cash compensation expense of $0.9 million, and amortization of deferred financing costs of $0.4 million. These amounts were partially offset by a $5.0 million increase in cash distributions to Atlas’ minority interest partners and a $4.8 million decrease in cash resulting from changes in the components of working capital. The increases in net income attributable to common limited partners and the general partner, depreciation and amortization and minority interest in NOARK were principally due to the contribution from the acquisitions of Elk City in April 2005 and the 75% interest in NOARK in October 2005. The increase in cash distributions to Atlas minority interest partners was due to an increase in the limited partner units outstanding and the distribution amount per limited partner unit.

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Net cash used in investing activities was $13.6 million for the three months ended March 31, 2006, an increase of $6.6 million from $7.0 million for the comparable prior year period. This increase was principally due to a $7.5 million increase in capital expenditures. See further discussion of capital expenditures under “Capital Requirements.”

Net cash provided by financing activities was $15.5 million for the three months ended March 31, 2006, an increase of $17.4 million from $1.9 million of net cash used in financing activities for the comparable prior year period. This increase was principally due to the $30.0 million of net proceeds from Atlas’ issuance of its cumulative convertible preferred units in March 2006, partially offset by a $8.9 million increase in net repayments under Atlas’ credit facility and a $5.0 million distribution to owners.

Year Ended December 31, 2004 Compared with Year Ended December 31, 2005. Net cash provided by operating activities of $48.4 million for the year ended December 31, 2005 increased $37.1 million from $11.3 million for the prior year. The increase is derived principally from increases in cash provided by working capital of $27.4 million, net income of $5.3 million, minority interest in Atlas’ net income of $2.5 million, depreciation and amortization of $9.5 million, non-cash compensation expense of $4.0 million, and amortization of deferred financing costs of $1.7 million, partially offset by a $13.7 million increase in cash distributions to Atlas’ minority interest partners. The increase in cash provided by working capital between periods is mainly due to timing of settlement of accounts receivable due from affiliates. The increases in net income, minority interest and depreciation and amortization were principally due to the contribution from the acquisitions of Spectrum in July 2004, Elk City in April 2005, and NOARK in October 2005. The increase in cash distributions to Atlas minority interest partners was due to an increase in their limited partner units outstanding and the distribution amount per limited partner unit.

Net cash used in investing activities was $411.0 million for the year ended December 31, 2005, an increase of $259.2 million from $151.8 million for the prior year. This increase was principally due to the acquisitions mentioned previously and a $42.5 million increase in capital expenditures. See further discussion of capital expenditures under “—Capital Requirements.”

Net cash provided by financing activities was $378.6 million for the year ended December 31, 2005, an increase of $235.0 million from $143.6 million for the prior year. This increase was principally due to the $243.1 million of net proceeds from the issuance of $250.0 million of 10-year, 8.125% senior unsecured notes in December 2005, which were primarily utilized to repay indebtedness incurred under Atlas’ credit facility to partially fund its acquisitions, and $119.6 million of additional net proceeds received from sales of common units. This increase was partially offset by $99.0 million of net reductions of borrowings under Atlas’ credit facility and a $26.0 million distribution to owners.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2004.     Net cash provided by operating activities of $11.3 million for the year ended December 31, 2004 increased $6.7 million from $4.6 million for the prior year. The increase is derived principally from increases in net income of $2.4 million, minority interest in Atlas net income of $5.9 million, depreciation and amortization of $2.7 million, and non-cash compensation expense of $0.7 million, partially offset by an increase in cash distributions to Atlas minority interest partners of $4.4 million. The increases in net income, minority interest and depreciation and amortization were principally due to the acquisition of the Velma operations in July 2004. The increase in cash distributions to Atlas minority interest partners was due to an increase in its limited partner units outstanding and its distribution amount per limited partner unit.

Net cash used in investing activities was $151.8 million for the year ended December 31, 2004, an increase of $142.6 million from $9.2 million for the prior year. This increase was principally due to the acquisition of the Velma operations in July 2004 and a $2.4 million increase in capital expenditures. See further discussion of capital expenditures under “—Capital Requirements.”

Net cash provided by financing activities was $143.6 million for the year ended December 31, 2004, an increase of $125.9 million from $17.7 million for the prior year. This increase was principally due to $67.9 million of additional net proceeds received from Atlas’ sales of its common units and $60.7 million of net borrowings under its credit facility, mainly to fund the acquisition of the Velma operations.

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Capital Requirements

Atlas’ operations require continual investment to upgrade or enhance existing operations and to ensure compliance with safety, operational, and environmental regulations. The capital requirements for Atlas’ operations consist primarily of:

•	maintenance capital expenditures to maintain equipment reliability and safety and to address environmental regulations; and

•	expansion capital expenditures to acquire complementary assets and to expand the capacity of Atlas’ existing operations.

The following table summarizes maintenance and expansion capital expenditures, excluding amounts paid for acquisitions, for the periods presented (in thousands):

	Years Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006

Maintenance capital expenditures	$3,109	$1,516	$1,922	$392	$1,161
Expansion capital expenditures	4,526	8,527	50,576	5,685	12,401

Total capital expenditures	$7,635	$10,043	$52,498	$6,077	$13,562

Expansion capital expenditures increased to $12.4 million for the three months ended March 31, 2006, due principally to expansions of the Appalachia, Velma and Elk City gathering systems, processing facilities and compressor upgrades to accommodate new wells drilled in Atlas’ service areas. Expansion capital expenditures for Atlas’ Mid-Continent region also include approximately $1.1 million of costs incurred related to the construction of the Sweetwater gas plant, a new natural gas processing plant in Oklahoma expected to be operational in the third quarter of 2006 (see “—Significant Announced Internal Growth Project”). As of March 31, 2006, Atlas had incurred $11.9 million of the projected $40 million in expenditures related to the Sweetwater project. Maintenance capital expenditures for the three months ended March 31, 2006 increased to $1.2 million compared with the prior year comparable period due to fluctuations in the timing of scheduled maintenance activity and the additional maintenance requirements of the 2005 acquisitions. As of March 31, 2006, Atlas is committed to expend approximately $28.3 million on pipeline extensions, compressor station upgrades and processing facility upgrades, including $14.0 million related to the Sweetwater gas plant.

Expansion capital expenditures increased to $50.6 million for the year ended December 31, 2005, due principally to expansions of the Velma and Elk City gathering systems and processing facilities to accommodate new wells drilled in Atlas’ service areas and compressor upgrades and gathering system expansions in the Appalachian region. Maintenance capital expenditures for the year ended December 31, 2005 remained relatively consistent compared with the prior year period.

Expansion capital expenditures were $8.5 million for the year ended December 31, 2004, an increase of $4.0 million compared with $4.5 million for the prior year due principally to expansions of the Velma gathering system and processing facilities to accommodate new wells drilled in Atlas’ service areas and compressor upgrades and gathering system expansions in the Appalachian region. Maintenance capital expenditures were $1.5 million for the year ended December 31, 2004, a decrease of $1.6 million compared with $3.1 million for the prior year due principally to the purchase of Appalachian pipeline compressors in 2003 to replace units which were formerly leased.

Credit Facility

In connection with this offering, we, as borrower, and Atlas Pipeline GP, as guarantor, intend to enter into a $50.0 million revolving credit facility with Wachovia Bank, National Association, as administrative agent and issuing bank, and a syndicate of banks. Our credit facility matures in April 2010 and bears interest, at our option, at either (i) adjusted LIBOR (as defined in our credit facility) or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank, National Association prime rate, except that no more than five

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LIBOR loans may be outstanding at any time. Borrowings under our credit facility are secured by a first-priority lien on and security interest in all of our assets, including a pledge of Atlas Pipeline GP’s interests in Atlas, and are guaranteed by Atlas Pipeline GP and our other subsidiaries (excluding Atlas and its subsidiaries). Our credit facility contains customary covenants, including restrictions on our ability to incur additional indebtedness; make certain investments, loans or advances; make distributions to our unitholders if an event of default exists or would result from such distribution; make dispositions or enter into sales and leasebacks; or enter into a merger or sale of substantially all of our property or assets, including the sale or transfer of interests in our subsidiaries.

The events that constitute an event of default under our credit facility are also customary for loans of this size, including payment defaults; breaches of representations or covenants; adverse judgments against us in excess of a specified amount; except for a permitted merger, a change in control of Atlas America, our general partner or any other obligor; and termination of a material agreement and occurrence of a material adverse effect.

Our credit facility requires us to maintain a combined leverage ratio (defined as the ratio of the sum of (i) our funded debt (as defined in our credit facility) and (ii) Atlas’ funded debt (as defined in our credit facility) to Atlas’ EBITDA (as defined in Atlas’ credit facility)) of not more than 5.75 to 1.0, reducing to 5.50 to 1.0 on June 29, 2006. In addition, our credit facility requires us to maintain a funded debt (as defined in our credit facility) to EBITDA ratio of not more than 3.50 to 1.0; and an interest coverage ratio (as defined in our credit facility) of not less than 3.0 to 1.0. Our credit facility defines EBITDA for any period of four fiscal quarters as the sum of (i) four times the amount of cash distributions payable with respect to the last fiscal quarter in such period by Atlas to us in respect of our general partner interest, limited partner interest and incentive distribution rights in Atlas and (ii) our consolidated net income (as defined in our credit facility and as adjusted as provided in our credit facility).

We may borrow under our credit facility (i) for general business purposes, including for working capital, to purchase debt or limited partnership units of Atlas, to fund general partner contributions from Atlas’ general partner to Atlas and to make permitted acquisitions, (ii) to pay fees and expenses related to our credit facility and (iii) for letters of credit.

Private Placement

Please see “—Atlas’ Private Placement of Convertible Preferred Units”.

Atlas Partnership Distributions

Atlas’ partnership agreement requires that Atlas distribute 100% of available cash to its partners within 45 days following the end of each calendar quarter in accordance with their respective percentage interests. Available cash consists generally of all of Atlas’ cash receipts, less cash disbursements and net additions to reserves, including any reserves required under debt instruments for future principal and interest payments.

Atlas Pipeline GP, as general partner, is granted discretion by Atlas’ partnership agreement to establish, maintain and adjust reserves for future operating expenses, debt service, maintenance capital expenditures, rate refunds and distributions for the next four quarters. These reserves are not restricted by magnitude, but only by type of future cash requirements with which they can be associated. When Atlas Pipeline GP determines Atlas’ quarterly distributions, it considers current and expected reserve needs along with current and expected cash flows to identify the appropriate sustainable distribution level.

Available cash is initially distributed 98% to Atlas’ limited partners and 2.0% to its general partner. These distribution percentages are modified to provide for incentive distributions to be paid to Atlas Pipeline GP if quarterly distributions to limited partners exceed specified targets. Incentive distributions are generally defined as all cash distributions paid to its general partner that are in excess of 2.0% of the aggregate amount of cash being distributed. Incentive distributions declared were $9.1 million and $3.5 million for the year ended December 31, 2005 and the three months ended March 31, 2006, respectively.

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Contractual Obligations and Commercial Commitments

The following tables summarize Atlas’ contractual obligations and commercial commitments at December 31, 2005 (in thousands):

	Payments due by period

Contractual cash obligations:	Total	Less than 1 year	1 - 3 Years	4 - 5 Years	After 5 years

Total debt (1)	$298,625	$1,263	$2,462	$11,900	$283,000
Operating leases	3,828	1,769	1,679	380	—

Total contractual cash obligations	$302,453	$3,032	$4,141	$12,280	$283,000

(1)
Not included in the table above are estimated interest payments calculated at the rates in effect at December 31, 2005: Less than one year – $21.3 million; 1 to 3 years – $42.6 million; 4 to 5 years – $42.1 million; and after 5 years – $95.6 million.

The operating leases represent lease commitments for compressors, office space, and office equipment with varying expiration dates. These commitments are routine and were made in the normal course of Atlas’ business.

	Amount of commitment expiration per period

Other commercial commitments:	Total	Less than 1 year	1 – 3 Years	4 – 5 Years	After 5 years

Standby letters of credit	$11,050	$11,025	$25	$—	$—
Other commercial commitments	19,665	19,665	—	—	—

Total commercial commitments	$30,715	$30,690	$25	$—	$—

Other commercial commitments relate to commitments to install new compressors and sales lines for new well hookups, and expenditures for pipeline extensions.

Atlas’ Common Equity Offerings

On May 12, 2006, Atlas sold 500,000 common units in a public offering under Atlas’ previously filed shelf registration statement, resulting in net proceeds of approximately $19.7 million after underwriting discounts and other transaction costs. Atlas utilized the net proceeds from the sale to partially repay borrowings under its credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK. Please see “—Recent Developments.”

On November 28, 2005, Atlas sold 2,700,000 of its common units in a public offering for gross proceeds of $113.4 million. In addition, pursuant to an option granted to the underwriters in the offering, Atlas sold an additional 330,000 common units on December 27, 2005 for gross proceeds of $13.9 million, or aggregate total gross proceeds of $127.3 million. The units, which were issued under Atlas’ previously filed shelf registration statement, resulted in net proceeds of approximately $121.0 million, after underwriting commissions and other transaction costs. Atlas primarily utilized the net proceeds from the sale to repay a portion of the amounts due under its credit facility.

In June 2005, Atlas sold 2,300,000 common units in a public offering for total gross proceeds of $96.5 million. The units, which were issued under Atlas’ previously filed shelf registration statement, resulted in net proceeds of approximately $91.7 million, after underwriting commissions and other transaction costs. Atlas primarily utilized the net proceeds from the sale to repay a portion of the amounts due under its credit facility.

In July 2004, Atlas sold 2,100,000 common units in a public offering for total gross proceeds of $73.0 million. The units, which were issued under Atlas’ previously filed shelf registration statement, resulted in net proceeds of approximately $67.9 million, after underwriting commissions and other transaction costs. Atlas utilized the net proceeds from the sale primarily to repay a portion of the amounts due under its credit facility and to redeem preferred units issued in connection with the acquisition of Spectrum Field Services, Inc. in July 2004 for $20.4 million.

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In April 2004, Atlas sold 750,000 common units in a public offering for total gross proceeds of $27.0 million. The units, which were issued under Atlas’ previously filed shelf registration statement, resulted in net proceeds of approximately $25.2 million, after underwriting commissions and other transaction costs. Atlas utilized the net proceeds from the sale primarily to repay a portion of the amounts due under its credit facility.

In May 2003, Atlas sold 1,092,500 common units in a public offering for total gross proceeds of $27.3 million. The units, which were issued under Atlas’ previously filed shelf registration statement, resulted in net proceeds of approximately $25.2 million, after underwriting commissions and other transaction costs. Atlas utilized the net proceeds from the sale primarily to repay a portion of the amounts due under its credit facility.

Atlas’ Shelf Registration Statement

Atlas has an effective shelf registration statement with the Securities and Exchange Commission that permits it to periodically issue equity and debt securities for a total value of up to $500 million. Subsequent to Atlas’ May 2006 sale of common units (see “—Recent Developments”), $352.1 million remains available for issuance under the shelf registration statement. However, the amount, type and timing of any offerings will depend upon, among other things, the funding requirements of Atlas, prevailing market conditions, and compliance with Atlas’ credit facility covenants.

Atlas’ Private Placement of Convertible Preferred Units

On March 13, 2006, Atlas sold 30,000 6.5% cumulative convertible preferred units representing limited partner interests to Sunlight Capital Partners, LLC, an affiliate of Elliott & Associates, with aggregate proceeds of $30.0 million. Atlas also sold an additional 10,000 preferred units to Sunlight Capital Partners for $10.0 million on May 19, 2006, pursuant to Atlas’ right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight. The preferred units are entitled to receive dividends of 6.5% per annum commencing on March 13, 2007, which will accrue and be paid quarterly on the same date as the distribution payment date for Atlas’ common units. The preferred units are convertible, at the holder’s option, into Atlas’ common units commencing on the date immediately following the first record date after March 13, 2007 at a conversion price equal to the lesser of $41.00 or 95% of the market price of Atlas’ common units as of the date of the notice of conversion. Atlas may elect to pay cash rather than issue common units in satisfaction of a conversion request. Atlas has the right to call the preferred units at a specified premium. Atlas has agreed to file a registration statement to cover the resale of the common units underlying the preferred units. Atlas intends to use the proceeds from the initial issuance of the 30,000 preferred units to fund a portion of its capital expenditures in 2006, including the construction of the Sweetwater gas plant and related gathering system, and used the proceeds from the issuance of the additional 10,000 preferred units to reduce indebtedness under Atlas’ credit facility incurred in connection with the recent acquisition of the remaining 25% interest in NOARK. The preferred units will be reflected on Atlas’ consolidated balance sheet as preferred equity within Partners’ Capital upon issuance. If converted to common units, the preferred equity amount converted will be reclassified to common unit equity within Partners’ Capital on Atlas’ consolidated balance sheet. Dividends accrued and paid on the preferred units and any premium paid upon their redemption, if any, will be recognized as a reduction to Atlas’ net income in determining net income attributable to common unitholders and Atlas Pipeline GP.

Atlas’ Credit Facility

Atlas has a $225.0 million credit facility with a syndicate of banks, which matures April 2010. The credit facility bears interest, at Atlas’ option, at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank, National Association prime rate (each plus the applicable margin). There were no amounts outstanding under the credit facility at March 31, 2006. Up to $50.0 million of the credit facility may be utilized for letters of credit, of which $11.1 million was outstanding at March 31, 2006. These outstanding letter of credit amounts were not reflected as borrowings on our consolidated balance sheet. Borrowings under the credit facility are secured by a lien on and security interest in all of Atlas’ property and that of its subsidiaries, and by the guaranty of each of

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Atlas’ wholly-owned subsidiaries. The credit facility contains customary covenants, including restrictions on Atlas’ ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to its unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in its subsidiaries. Atlas was in compliance with these covenants as of March 31, 2006.

The events which constitute an event of default are also customary for loans of this size, including payment defaults, breaches of representations or covenants contained in the credit agreements, adverse judgments against Atlas in excess of a specified amount, and a change of control of Atlas’ general partner.

The credit facility requires Atlas to maintain a ratio of senior secured debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) of not more than 5.75 to 1.0, reducing to 4.5 to 1.0 on June 30, 2006, and 4.0 to 1.0 on September 30, 2006; a funded debt (as defined in the credit facility) to

EBITDA ratio of not more than 5.75 to 1.0, reducing to 4.5 to 1.0 on June 30, 2006; and an interest coverage ratio (as defined in the credit facility) of not less than 3.0 to 1.0. The credit facility defines EBITDA to include pro forma adjustments, as acceptable to the administrator of the facility, following material acquisitions. The definition of EBITDA contained in the credit facility is substantially similar to the definition of Adjusted EBITDA used in this prospectus, except that: (1) the credit facility definition of EBITDA includes net gain or loss on arbitration settlement, while the definition of Adjusted EBITDA excludes net gain or loss on arbitration settlement as a non-recurring item, and (2) the credit facility definition of EBITDA includes EBITDA of NOARK only to the extent of cash distributions from NOARK, while the definition of Adjusted EBITDA includes Atlas’ percentage interest in NOARK’s EBITDA. The ratios described above include only the operations of Atlas and its subsidiaries, and exclude our operations and those of our subsidiaries that are not subsidiaries of Atlas. As of March 31, 2006, Atlas’ ratio of senior secured debt to EBITDA was 0.9 to 1.0, its funded debt ratio was 3.8 to 1.0 and its interest coverage ratio was 4.2 to 1.0

Atlas is unable to borrow under its credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to its partnership agreement. Because Atlas will be unable to borrow money to pay distributions unless it establishes a facility that meets the definition contained in its partnership agreement, Atlas’ ability to pay a distribution in any quarter is solely dependent on its ability to generate sufficient operating surplus with respect to that quarter.

Atlas’ Senior Notes

In December 2005, Atlas and its subsidiary, Atlas Pipeline Finance Corp., issued $250.0 million of 10-year, 8.125% senior unsecured notes (“Senior Notes”) in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933 for net proceeds of $243.1 million, after the initial purchasers’ discount and other transaction costs. In May 2006, Atlas and Atlas Pipeline Finance Corp. issued an additional $35.0 million of senior unsecured notes at 103% of par value for net proceeds of $36.6 million (see “—Recent Developments”). Interest on the Senior Notes is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2006. The Senior Notes are redeemable at any time on or after December 15, 2010 at stated redemption prices, together with accrued and unpaid interest to the date of redemption. The Senior Notes are also redeemable at any time prior to December 15, 2010 at a make-whole redemption price. In addition, prior to December 15, 2008, Atlas may redeem up to 35% of the aggregate principal amount of the Senior Notes with the proceeds of certain equity offerings at a stated redemption price. The Senior Notes are also subject to repurchase by Atlas at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a change of control or upon certain asset sales if Atlas does not reinvest the net proceeds within 360 days. The Senior Notes are junior in right of payment to Atlas’ secured debt, including its obligations under its credit facility.

The indenture governing the Senior Notes contains covenants, including limitations of Atlas’ ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all of its assets. Atlas was in compliance with these covenants as of March 31, 2006.

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In connection with a Senior Notes registration rights agreement entered into by Atlas, it agreed to (a) file an exchange offer registration statement with the Securities and Exchange Commission for the Senior Notes by April 19, 2006, (b) cause the exchange offer registration statement to be declared effective by the Securities and Exchange Commission by July 18, 2006, and (c) cause the exchange offer to be consummated by August 17, 2006. If Atlas does not meet these deadlines, the Senior Notes will be subject to additional interest, up to 1% per annum, until such time that the deadlines have been met. On April 19, 2006, Atlas filed an exchange offer registration statement with the Securities and Exchange Commission for the Senior Notes in satisfaction of one of the requirements of the registration rights agreement noted previously.

NOARK Notes

At March 31, 2006, NOARK’s subsidiary, NOARK Pipeline Finance, L.L.C., had $39.0 million in principal amount outstanding of 7.15% notes due in 2018. The notes are governed by an indenture dated June 1, 1998 for which UMB Bank, N.A. serves as trustee. Interest on the notes is payable semi-annually, in cash, in arrears on June 1 and December 1 of each year. The remaining liability under the notes was allocated severally 100% to Southwestern and was presented as debt on our consolidated balance sheet as of March 31, 2006.

On May 2, 2006, Atlas acquired the remaining 25% equity ownership interest in NOARK from Southwestern (please see “—Recent Developments”). In connection with this acquisition, Southwestern acquired NOARK Pipeline Finance L.L.C., the issuer of the notes, and agreed to retain the obligation for the outstanding NOARK notes, with the result that neither Atlas nor NOARK has any further liability with respect to such notes.

Significant Announced Internal Growth Project

In October 2005, Atlas announced plans to complete construction of a new natural gas processing plant in Beckham County, Oklahoma near its Prentiss treating facility, in the third quarter of 2006. The new plant, to be known as the Sweetwater gas plant, will be scaled to 120 MMcf/d of processing capacity. The Sweetwater gas plant will be located west of Atlas’ Elk City gas plant, and is being built to further access natural gas production actively being developed in western Oklahoma and the Texas panhandle. Along with the Sweetwater gas plant, Atlas will construct a gathering system to be located primarily in western Oklahoma and in the Texas panhandle, more specifically, Beckham and Roger Mills counties in Oklahoma and Hemphill County, Texas. Atlas anticipates that construction of the Sweetwater gas plant and associated gathering system will cost approximately $40.0 million, of which approximately $11.9 million has been spent through the first quarter of 2006.

Environmental Regulation

Atlas’ operations are subject to stringent and complex federal, state and local environmental laws and regulations governing the release of regulated materials into the environment or otherwise relating to environmental protection or human health or safety. We believe that Atlas’ operations and facilities are in substantial compliance with applicable environmental laws and regulations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial requirements, and the issuance of injunctions limiting or preventing some or all of our operations. Atlas has an ongoing environmental compliance program. However, risks of accidental leaks or spills are associated with the transportation of natural gas. There can be no assurance that Atlas will not incur significant costs and liabilities relating to claims for damages to property, the environment, natural resources, or persons resulting from the operation of its business. Moreover, it is possible that other developments, such as increasingly strict environmental laws and regulations and enforcement policies hereunder, could result in increased costs and liabilities to Atlas.

Environmental laws and regulations have changed substantially and rapidly over the last 25 years, and we anticipate that there will be continuing changes. One trend in environmental regulation is to increase reporting obligations and place more restrictions and limitations on activities, such as emissions of pollutants, generation and disposal of wastes and use, storage and handling of chemical substances, that may impact

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human health, the environment and/or endangered species. Increasingly strict environmental restrictions and limitations have resulted in increased operating costs for Atlas and other similar businesses throughout the United States. It is possible that the costs of compliance with environmental laws and regulations may continue to increase. Atlas will attempt to anticipate future regulatory requirements that might be imposed and to plan accordingly, but there can be no assurance that Atlas will identify and properly anticipate each such charge, or that its efforts will prevent material costs, if any, from arising.

Inflation and Changes in Prices

Inflation affects the operating expenses of Atlas’ gathering systems. Increases in those expenses are not necessarily offset by increases in transportation fees that the gathering operations are able to charge. While we anticipate that inflation will affect Atlas’ future operating costs, we can not predict the timing or amounts of any such effects. In addition, the value of Atlas’ gathering systems has been and will continue to be affected by changes in natural gas prices. Natural gas prices are subject to fluctuations which we are unable to control or accurately predict.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires making estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of actual revenue and expenses during the reporting period. Although we and Atlas believe our estimates are reasonable, actual results could differ from those estimates. Changes in these estimates could materially affect our and Atlas’ financial position, results of operations or cash flows. Key estimates used by Atlas’ management include estimates used to record revenue and expense accruals, depreciation and amortization, asset impairment and fair values of assets acquired. We summarize our and Atlas’ significant accounting policies in our consolidated financial statements included in this prospectus. The critical accounting policies that we have identified are discussed below.

Use of Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of our consolidated financial statements, as well as the reported amounts of revenue and expense during the reporting periods. Actual results could differ from those estimates.

Receivables

In evaluating the realizability of accounts receivable, Atlas performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by its review of the customers’ credit information. Atlas extends credit on an unsecured basis to many of its energy customers. At December 31, 2004 and 2005 and March 31, 2006, no allowance was recorded for uncollectible accounts receivable impairment.

Revenue Recognition

Revenue in the Appalachian segment is recognized at the time the natural gas is transported through the gathering systems. Under the terms of its natural gas gathering agreements with Atlas America and its affiliates, Atlas receives fees for gathering natural gas from wells owned by Atlas America, by drilling investment partnerships sponsored by Atlas America. The fees received for the gathering services are generally the greater of 16% of the gross sales price for gas produced from the wells, or $0.35 or $0.45 per Mcf, depending on the ownership of the well. Substantially all gas gathering revenue is derived under these agreements. Fees for transportation services provided to independent third parties whose wells are connected to Atlas’ Appalachian gathering systems are at separately negotiated prices.

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Atlas’ Mid-Continent segment revenue is determined primarily by the fees earned from its transmission, gathering and processing operations. Atlas either purchases gas from producers and moves it into receipt points on its pipeline systems, and then sells the natural gas, or NGLs, if any, off of delivery points on its systems, or Atlas transports natural gas across its systems, from receipt to delivery point, without taking title to the gas. Revenue associated with Atlas’ regulated transmission pipeline is recognized at the time the transportation service is provided. Revenue associated with the physical sale of natural gas is recognized upon physical delivery of the natural gas. The majority of the revenue associated with Atlas’ gathering and processing operations are based on POP and fixed-fee contracts. Under Atlas’ POP purchasing arrangements, it purchases natural gas at the wellhead, processes the natural gas by extracting NGLs and removing impurities and sells the residue gas and NGLs at market-based prices, remitting to producers a contractually-determined percentage of the sale proceeds.

Atlas accrues unbilled revenue due to timing differences between the delivery of natural gas, NGLs and oil and the receipt of a delivery statement. This revenue is recorded based upon volumetric data from its records and management estimates of the related transportation and compression fees which are, in turn, based upon applicable product prices (see “Use of Estimates” accounting policy above for further description). Atlas had unbilled revenue at December 31, 2004 and 2005 and March 31, 2006 of $15.3 million, $48.4 million and $33.1 million respectively, included in accounts receivable and accounts receivable-affiliates within our consolidated balance sheets.

Intangible Assets

Atlas recorded intangible assets with finite lives in connection with certain consummated acquisitions. The following table reflects the components of intangible assets being amortized at December 31, 2005 and March 31, 2006 (in thousands):

	December 31, 2005	March 31, 2006	Estimated Useful Lives In Years

Gross Carrying Amount:
Customer contracts	$23,990	$23,990	8
Customer relationships	32,960	32,960	20

	$56,950	$56,950

Accumulated Amortization:
Customer contracts	$(1,339)	$(2,089)
Customer relationships	(742)	(1,154)

	$(2,081)	$(3,243)

Net Carrying Amount:
Customer contracts	$22,651	$21,901
Customer relationships	32,218	31,806

	$54,869	$53,707

Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) requires that intangible assets with finite useful lives be amortized over their estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset must be amortized over the best estimate of its useful life. At a minimum, Atlas will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required. The estimated useful life for Atlas’ customer contract intangible assets is based upon the approximate average length of customer contracts in existence at the date of acquisition. The estimated useful life for Atlas’ customer relationship intangible assets is based upon the estimated average length of non-contracted customer relationships in existence at the date of acquisition. Customer contract and customer relationship intangible assets are amortized on a straight-line basis. Amortization expense on intangible assets was $2.1 million for the year ended December 31, 2005 and $1.2 million for the three

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months ended March 31, 2006. There was no amortization expense on intangible assets recorded during the years ended December 31, 2003 and 2004 and for the three months ended March 31, 2005. Amortization expense related to intangible assets is estimated to be $4.6 million for each of the next five calendar years commencing in 2006.

Goodwill

At December 31, 2004 and 2005 and March 31, 2006, Atlas had $2.3 million, $111.4 million and $110.6 million, respectively, of goodwill which was recorded in connection with consummated acquisitions. The changes in the carrying amount of goodwill for the years ended December 31, 2003, 2004 and 2005 were as follows (in thousands):

	Years Ended December 31,			Three Months Ended March 31,

	2003	2004	2005	2005	2006

Balance, beginning of period	$2,305	$2,305	$2,305	$2,305	$111,446
Goodwill acquired – Elk City acquisition	—	—	61,136	—	—
Goodwill acquired – NOARK acquisition	—	—	49,088	—	(245)
Reduction in minority interest deficit acquired	—	—	(1,083)	—	(569)
Impairment losses	—	—	—	—	—

Balance, end of period	$2,305	$2,305	$111,446	$2,305	$110,632

Atlas tests its goodwill for impairment at each year end by comparing enterprise fair values to carrying values. The evaluation of impairment under SFAS No. 142 requires the use of projections, estimates and assumptions as to the future performance of Atlas’ operations, including anticipated future revenues, expected future operating costs and the discount factor used. Actual results could differ from projections, resulting in revisions to Atlas’ assumptions and, if required, recognition of an impairment loss. Atlas’ test of goodwill at December 31, 2005 resulted in no impairment and no impairment indicators have been noted as of March 31, 2006. Atlas will continue to evaluate its goodwill at least annually and additionally, if impairment indicators arise, and will reflect the impairment of goodwill, if any, within its consolidated statements of income in the period in which the impairment is indicated.

Depreciation and Amortization

Atlas calculates its depreciation based on the estimated useful lives and salvage values of its assets. However, factors such as usage, equipment failure, competition, regulation or environmental matters could cause it to change its estimates, thus impacting the future calculation of depreciation and amortization.

Impairment of Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Atlas reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Atlas determines if its long-lived assets are impaired by comparing the carrying amount of an asset or group of assets with the estimated undiscounted future cash flows associated with such asset or group of assets. If the carrying amount is greater than the estimated undiscounted future cash flows, an impairment loss is recognized to reduce the carrying value to fair value. Atlas’ operations are subject to numerous factors which could affect future cash flows which we discuss in “Risk Factors.” Atlas continuously monitors these factors and pursue alternative strategies to maintain or enhance cash flows associated with these assets; however, we cannot assure you that Atlas can mitigate the effects, if any, on future cash flows related to any changes in these factors.

Fair Value of Derivative Commodity Contracts

Atlas enters into certain financial swap and option instruments that are classified as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to hedge its forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows

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attributable to changes in market prices. The swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate is sold. Under these swap agreements, Atlas receives a fixed price and pays a floating price based on certain indices for the relevant contract period.

Atlas formally documents all relationships between hedging instruments and the items being hedged, including its risk management objective and strategy for undertaking the hedging transactions. This includes matching the natural gas futures and options contracts to the forecasted transactions. Atlas assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives are effective in offsetting changes in the forecasted cash flow of hedged items. If it is determined that a derivative is not effective as a hedge or that it has ceased to be an effective hedge due to the loss of correlation between the hedging instrument and the underlying commodity, Atlas will discontinue hedge accounting for the derivative and subsequent changes in fair value for the derivative will be recognized immediately within its consolidated statements of income.

Atlas records derivatives on the consolidated balance sheet as assets or liabilities at fair value. For derivatives qualifying as hedges, Atlas recognizes the effective portion of changes in fair value in owners’ equity (deficit) as accumulated other comprehensive income (loss) and reclassifies them to earnings as such transactions are settled. For non-qualifying derivatives and for the ineffective portion of qualifying derivatives, Atlas recognizes changes in fair value within the consolidated statements of income as they occur. At December 31, 2004 and 2005 and March 31, 2006, Atlas reflected net hedging liabilities on the consolidated balance sheets of $2.6 million, $30.4 million and $28.2 million, respectively. Of the $27.3 million net loss in accumulated other comprehensive loss at March 31, 2006, if fair values of the instruments remain at current market values, Atlas will reclassify $10.3 million of losses to the consolidated statements of income over the next twelve month period as these contracts expire, and $17.0 million will be reclassified in later periods if the fair values of the instruments remain at current market values. Actual amounts that will be reclassified will vary as a result of future price changes. Ineffective hedge gains or losses are recorded within the consolidated statements of income while the hedge contract is open and may increase or decrease until settlement of the contract. Atlas recognized losses of $2,000 and $11.1 million for the years ended December 31, 2004 and 2005, respectively, and $0.7 million and $2.4 million for the three months ended March 31, 2005 and 2006, respectively, within the consolidated statements of income related to the settlement of qualifying hedge instruments. Atlas also recognized a loss of $0.3 million and a gain of $1.6 million for the years ended December 31, 2004 and 2005, respectively, and a loss of $0.2 million and a gain of $0.5 million for the three months ended March 31, 2005 and 2006, respectively, within the consolidated statements of income related to the change in market value of non-qualifying or ineffective hedges.

A portion of Atlas’ future natural gas sales is periodically hedged through the use of swaps and collar contracts. Realized gains and losses on the derivative instruments that are classified as effective hedges are reflected in the contract month being hedged as an adjustment to revenue.

Volume Measurement

Atlas records amounts for natural gas gathering and transportation revenue, NGL transportation and processing revenue, natural gas sales and natural gas purchases, and the sale of production based on volume and energy measurements. Variances resulting from such calculations, while within recognized industry tolerances, are inherent in Atlas’ business.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in interest rates and natural gas, NGL and condensate prices. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than trading.

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All of Atlas’ assets and liabilities are denominated in U.S. dollars and, as a result, it does not have exposure to currency exchange risks.

Atlas is exposed to various market risks, principally fluctuating interest rates and changes in commodity prices. These risks can impact Atlas’ results of operations, cash flows and financial position. Atlas manages these risks through regular operating and financing activities and periodic use of derivative financial instruments. The following analysis presents the effect on Atlas’ results of operations, cash flows and financial position as if the hypothetical changes in market risk factors occurred on December 31, 2005. Only the potential impacts of hypothetical assumptions are analyzed. The analysis does not consider other possible effects that could impact Atlas’ business.

Interest Rate Risk. At March 31, 2006, Atlas had a $225.0 million revolving credit facility (no amounts outstanding) to fund the expansion of its existing gathering systems, acquire other natural gas gathering systems and fund working capital movements as needed. Borrowings under this credit facility in future periods will subject Atlas to movements in interest rates, which could negatively impact its net income and cash flow.

Commodity Price Risk. Atlas is exposed to commodity prices as a result of being paid for certain services in the form of commodities rather than cash. For gathering services, Atlas receives fees for commodities from the producers to bring the raw natural gas from the wellhead to the processing plant. For processing services, Atlas either receives fees or commodities as payment for these services, based on the type of contractual agreement. Based on the current portfolio of gas supply contracts, Atlas has long condensate, NGL and natural gas positions. A 10% change in the average price of NGLs, natural gas and condensate Atlas processes and sells would result in a change to Atlas’ consolidated income for the twelve month period ending March 31, 2007, excluding the effect of minority interests in Atlas net income, of approximately $2.3 million.

Atlas enters into certain financial swap and option instruments that are classified as cash flow hedges in accordance with SFAS No. 133 to hedge its forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. The swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate is sold. Under these swap agreements, Atlas receives a fixed price and pays a floating price based on certain indices for the relevant contract period.

Atlas formally documents all relationships between hedging instruments and the items being hedged, including its risk management objective and strategy for undertaking the hedging transactions. This includes matching the natural gas futures and options contracts to the forecasted transactions. Atlas assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives are effective in offsetting changes in the forecasted cash flow of hedged items. If it is determined that a derivative is not effective as a hedge or that it has ceased to be an effective hedge due to the loss of correlation between the hedging instrument and the underlying commodity, Atlas will discontinue hedge accounting for the derivative and subsequent changes in fair value for the derivative will be recognized immediately within our consolidated statements of income.

Derivatives are recorded on the consolidated balance sheet as assets or liabilities at fair value. For derivatives qualifying as hedges, Atlas recognizes the effective portion of changes in fair value in owners’ equity (deficit) as accumulated other comprehensive income (loss) and reclassifies them to earnings as such transactions are settled. For non-qualifying derivatives and for the ineffective portion of qualifying derivatives, Atlas recognizes changes in fair value within the consolidated statements of income as they occur. At December 31, 2004 and 2005 and March 31, 2006, Atlas reflected net hedging liabilities on its consolidated balance sheets of $2.6 million, $30.4 million and $28.2 million, respectively. Of the $27.3 million net loss in accumulated other comprehensive income (loss) at March 31, 2006, if fair values of the instruments remain at current market values, Atlas will reclassify $10.3 million of losses to its consolidated statements of income over the next twelve month period as these contracts expire, and $17.0 million will be reclassified in later periods if the fair values of the instruments remain at current market values. Actual amounts that will be reclassified will vary as a result of future price changes. Ineffective hedge gains or losses are recorded within Atlas’ consolidated statements of income while the hedge contract is open and may increase or decrease until settlement of the contract. Atlas recognized losses of $2,000 and $11.1 million for

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the years ended December 31, 2004 and 2005, respectively and $0.7 million and $2.4 million for the three months ended March 31, 2005 and 2006, respectively, within its consolidated statements of income related to the settlement of qualifying hedge instruments. Atlas also recognized a loss of $0.3 million and a gain of $1.6 million for the years ended December 31, 2004 and 2005, respectively, and a loss of $0.2 million and a gain of $0.5 million for the three months ended March 31, 2005 and 2006, respectively, within its consolidated statements of income related to the change in market value of non-qualifying or ineffective hedges.

A portion of Atlas’ future natural gas sales is periodically hedged through the use of swaps and collar contracts. Realized gains and losses on the derivative instruments that are classified as effective hedges are reflected in the contract month being hedged as an adjustment to revenue.

As of March 31, 2006, Atlas had the following NGLs, natural gas, and crude oil volumes hedged:

Natural Gas Liquids Fixed – Price Swaps

		Average	Fair Value
Production	Volumes	Fixed Price	Liability(1)
Period
Ended December 31,	(gallons)	(per gallon)	(in thousands)

2006	40,068,000	$0.737	$(7,379)
2007	36,036,000	0.717	(7,220)
2008	33,012,000	0.697	(6,811)
2009	8,568,000	0.746	(1,522)

			$(22,932)

Natural Gas Fixed – Price Swaps

		Average	Fair Value
Production	Volumes	Fixed Price	Liability(3)
Period
Ended December 31,	(MMBTU)(2)	(per MMBTU)	(in thousands)

2006	3,260,000	$7.552	$450
2007	1,080,000	7.255	(2,536)
2008	240,000	7.270	(534)

			$(2,620)

Natural Gas Basis Swaps

		Average	Fair Value
Production	Volumes	Fixed Price	Asset(3)
Period
Ended December 31,	(MMBTU)(2)	(per MMBTU)	(in thousands)

2006	3,510,000	$(0.684)	$(692)
2007	1,080,000	(0.535)	747
2008	240,000	(0.555)	122

			$177

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Crude Oil Fixed – Price Swaps

		Average	Fair Value
Production	Volumes	Strike Price	Liability(3)
Period
Ended December 31,	(barrels)	(per barrel)	(in thousands)

2006	56,000	$52.081	$(923)
2007	80,400	56.069	(1,097)
2008	62,400	59.267	(596)
2009	36,000	62.700	(178)

			$(2,794)

Crude Oil Options

		Average	Fair Value
Production	Volumes	Strike Price	Liability(3)
Period
Ended December 31,	(barrels)	(per barrel)	(in thousands)	Option Type

2006	6,600	$60.000	$—	Puts purchased
2006	6,600	73.380	—	Calls sold
2007	13,200	60.000	—	Puts purchased
2007	13,200	73.380	—	Calls sold
2008	17,400	60.000	—	Puts purchased
2008	17,400	72.807	—	Calls sold
2009	30,000	60.000	—	Puts purchased
2009	30,000	71.250	—	Calls sold

			$—

	Total net liability		$(28,169)

(1)	Fair value based upon management estimates, including forecasted forward NGL prices as a function of forward NYMEX natural gas and light crude prices.

(2)	MMBTU represents million British Thermal Units.

(3)	Fair value based on forward NYMEX natural gas and light crude prices, as applicable.

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BUSINESS

Atlas Pipeline Holdings, L.P.

Our cash generating assets consist of our interests in Atlas Pipeline Partners, L.P., a publicly traded Delaware limited partnership. Atlas is a midstream energy service provider engaged in the transmission, gathering and processing of natural gas in the Mid-Continent and Appalachian regions. Our interests in Atlas will initially consist of a 100% ownership interest in the general partner of Atlas, Atlas Pipeline GP, which owns:

•	a 2.0% general partner interest in Atlas, which entitles it to receive 2.0% of the cash distributed by Atlas;

•
all of the incentive distribution rights in Atlas, which entitle it to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Atlas as it reaches certain target distribution levels in excess of $0.42 per Atlas unit in any quarter; and

•	1,641,026 common units of Atlas, representing approximately 12.6% of the outstanding common units of Atlas, or a 11.5% limited partner interest in Atlas.

At Atlas’ current quarterly distribution rate of $0.84 per common unit, aggregate quarterly cash distributions to us on all our interests in Atlas would be approximately $5.3 million based upon current outstanding common units. Based on this distribution, we will make an initial quarterly distribution of $0.24 per unit, or $0.96 per unit on an annualized basis to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses.

Our primary objective is to increase our cash distributions to our unitholders through growth at Atlas. Atlas has grown through strategic acquisitions and internal growth projects. Since Atlas’ initial public offering in January 2000, it has completed six acquisitions at an aggregate cost of approximately $590.1 million. Atlas’ business strategy is to create capital-efficient growth in distributable cash flow to maximize its distribution to its unitholders by, among other things, (1) maximizing cash flows from its existing businesses through marketing of its services and facilities and controlling its operating costs; (2) continuing to increase the amount of its operating cash flow generated by long-term, fee-based contracts; (3) expanding its existing businesses through internal growth opportunities; (4) expanding its operations through strategic acquisitions; and (5) maintaining a flexible capital structure based on a strong balance sheet by financing its growth through a balanced combination of debt and equity.

We intend to support Atlas in implementing its business strategy by assisting it in identifying, evaluating, and pursuing growth opportunities. In the future, it is possible that we may also support the growth of Atlas through the use of our capital resources, which could involve loans or capital contributions to Atlas to provide funding for the acquisition of a business or asset or for an internal growth project. We may also provide Atlas with other forms of credit support, such as guarantees related to financing a project or other types of support related to a merger or acquisition transaction.

Atlas is required by its partnership agreement to distribute all of its cash on hand at the end of each quarter, less reserves established by its general partner in its sole discretion to provide for the proper conduct of Atlas’ business or to provide for future distributions. Atlas has increased the per unit quarterly cash distribution on its common units by 50%, from the quarterly distribution of $0.56 per unit declared for the first quarter of 2003 to $0.84 per unit for the first quarter of 2006. The following graph shows, for the period from the first quarter of 2003 through the first quarter of 2006: (i) Atlas’ quarterly distributions per unit and (ii) total distributions by Atlas to us.

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While we, like Atlas, are structured as a limited partnership, our capital structure and cash distribution policy differ materially from those of Atlas. Most notably, our general partner does not have an economic interest in us and is not entitled to receive any distributions from us, and our capital structure does not include incentive distribution rights. Therefore, all of our distributions are made on our common units, which is our only class of security outstanding.

Our ownership of Atlas’ incentive distribution rights entitles us to receive an increasing percentage of cash distributed by Atlas as it reaches certain target distribution levels. The rights entitle us to receive the following:

•	13.0% of all cash distributed in a quarter after each Atlas unit has received $0.42 for that quarter;

•	23.0% of all cash distributed after each Atlas unit has received $0.52 for that quarter; and

•	48.0% of all cash distributed after each Atlas unit has received $0.60 for that quarter.

For the quarter ended March 31, 2006, Atlas paid a distribution of $0.84 per unit, which means we received 48.0% of the $0.24 incremental cash distribution per unit in excess of the maximum target distribution level of $0.60 per unit. Because the incentive distribution rights currently participate at the maximum 48.0% target cash distribution level, future growth in distributions we receive from Atlas will not result from an increase in the target cash distribution level associated with the incentive distribution rights.

The graph set forth below demonstrates hypothetical cash distributions payable in respect of our interests in Atlas by showing the total cash allocated to us across an illustrative range of annualized cash distributions per unit made by Atlas. The graph illustrates the impact to us of Atlas raising or lowering its distribution from the most recent distribution of $0.84 per common unit ($3.36 on an annualized basis). This information assumes:

•	Atlas had 13,049,266 total units outstanding, representing the number of units outstanding at May 12, 2006; and

•
through Atlas Pipeline GP, we own (i) 1,641,026 Atlas common units, representing approximately 12.6% of the outstanding common units of Atlas, (ii) a 2.0% general partner interest in Atlas and (iii) all the incentive distribution rights in Atlas.

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Hypothetical Annualized Distributions to Us ($ in Millions)
$28
$24
$20
$16
$12
$8
$4
$0
$4.9
$1.0
$9.4
$5.0
$1.0
$10.6
$5.2
$1.1
$11.9
$5.3
$1.1
$13.2
$5.5
$1.2
$14.5
$5.7
$1.2
$15.8
$5.8
$1.3
$17.0
$6.0
$1.4
$18.3
$6.2
$1.4
$19.6
$2.96
$3.06
$3.16
$3.26
$3.36
$3.46
$3.56
$3.66
$3.76
Hypothetical Atlas Pipeline Partners, L.P. Annual Distribution per L.P. Unit
Incentive Distribution Rights
General Partner Interest
Limited Partner Interest

This information is presented for illustrative purposes only and is not intended to be a prediction of future performance and does not attempt to illustrate the impact of changes in our or Atlas’ business, including changes that may result from changes in natural gas, NGL and condensate prices, changes in economic conditions, the impact of any future acquisitions or expansion projects or the issuance of additional units by Atlas. In addition, the level of cash distributions we receive may be affected by the various risks associated with an investment in us and the underlying business of Atlas. Please read “Risk Factors.”

We will pay to our unitholders, on a quarterly basis, distributions equal to the cash we receive from Atlas, less certain reserves for expenses and other uses of cash, including:

•	our general and administrative expenses, including expenses we will incur as the result of being a public company;

•	capital contributions to maintain or increase our ownership interest in Atlas; and

•	reserves our general partner believes prudent to maintain for the proper conduct of our business or to provide for future distributions.

Based on Atlas’ current quarterly distribution, the number of our units outstanding upon the closing of this offering and our expected level of expenses and reserves that our general partner believes prudent to maintain, any of which are subject to change, we will make an initial quarterly distribution of $0.24 per common unit, or $0.96 per unit on an annualized basis. Due to our ownership of Atlas’ incentive distribution rights, our cash flows are impacted by changes in Atlas’ distributions to a greater extent than those of Atlas’ common unitholders.

If Atlas is successful in implementing its business strategy and increasing distributions to its unitholders, we would generally expect to increase distributions to our unitholders, although the timing and amount of any such increased distributions will not necessarily be comparable to the increased Atlas distributions. However, we cannot assure you that any distributions will be declared or paid. Please read “Cash Distribution Policy and Restrictions on Distributions.”

Our common units and Atlas’ common units are unlikely to trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and Atlas’ common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

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•	with respect to Atlas distributions, Atlas’ common unitholders have a priority over the incentive distribution rights; and

•	we participate in Atlas’ managing general partner’s distributions and the incentive distribution rights, and Atlas’ common unitholders do not; and

•	we may in the future enter into other businesses separate from Atlas or any of its affiliates.

Atlas Pipeline Partners, L.P.

Overview

Atlas is a publicly-traded midstream energy services provider engaged in the transmission, gathering and processing of natural gas. Atlas conducts its business through two operating segments: its Mid-Continent operations and its Appalachian operations.

Through its Mid-Continent operations, Atlas owns and operates:

•
a FERC-regulated, 565-mile interstate pipeline system, which we refer to as Ozark Gas Transmission, that extends from southeastern Oklahoma through Arkansas and into southeastern Missouri and which has throughput capacity of approximately 322 MMcf/d;

•	two natural gas processing plants with aggregate capacity of approximately 230 MMcf/d and one treating facility with a capacity of approximately 200 MMcf/d, all located in Oklahoma; and

•
1,765 miles of active natural gas gathering systems located in Oklahoma, Arkansas, northern Texas and the Texas panhandle, which transport gas from wells and central delivery points in the Mid-Continent region to Atlas’ natural gas processing plants or Ozark Gas Transmission.

Through its Appalachian operations, Atlas owns and operates 1,500 miles of active natural gas gathering systems located in eastern Ohio, western New York and western Pennsylvania. Through an omnibus agreement and other agreements between Atlas and Atlas America, the parent of Atlas’ general partner and our general partner and a leading sponsor of natural gas drilling investment partnerships in the Appalachian Basin, Atlas gathers substantially all of the natural gas for its Appalachian Basin operations from wells operated by Atlas America. Among other things, the omnibus agreement requires Atlas America to connect wells it operates to Atlas’ gathering systems that are located within 2,500 feet of Atlas’ gathering systems. Atlas is also party to natural gas gathering agreements with Atlas America under which Atlas receives gathering fees generally equal to a percentage, typically 16%, of the selling price of the natural gas it transports. These agreements are continuing obligations and have no specified term except that they will terminate if Atlas’ general partner is removed without cause.

Since Atlas’ initial public offering in January 2000, Atlas has completed six acquisitions at an aggregate cost of approximately $590.1 million. In two recent, separate transactions, Atlas acquired 100% of the ownership interests in NOARK. In October 2005, Atlas acquired Atlas Arkansas, which owned a 75% interest in NOARK, and in May 2006, Atlas acquired the remaining 25% interest in NOARK from Southwestern. In April 2005, Atlas acquired Elk City.

Both Atlas’ Mid-Continent and Appalachian operations are located in areas of abundant and long-lived natural gas production and significant new drilling activity. The Ozark Gas Transmission system and Atlas’ gathering systems are connected to over 6,500 central delivery points or wells, giving Atlas significant scale in its service areas. Atlas provides gathering and processing services to the wells connected to its systems, primarily under long-term contracts. Atlas provides fee-based, FERC-regulated transmission services through Ozark Gas Transmission under both long-term and short-term contractual arrangements. Atlas intends to increase the portion of the transmission services provided under long-term contracts. As a result of the location and capacity of the Ozark Gas Transmission system and Atlas’ gathering and processing assets, Atlas believes that it is strategically positioned to capitalize on the significant increase in drilling activity in its service areas and the positive price differential across Ozark Gas Transmission, also known as basis spread. Atlas intends to continue to expand its business through strategic acquisitions and internal growth projects, including its plan to construct the Sweetwater gas plant, that increase distributable cash flow per unit.

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The following table shows the pro forma gross margin for our operating units for the periods indicated:

	Pro forma
	Year Ended December 31, 2005		Three Months Ended March 31, 2006

	(dollars in thousands)
	$	%	$	%

Mid-Continent:
Velma and Elk City	$54,425	52.6%	$15,019	47.2%
NOARK	24,579	23.8%	8,856	27.9%

	79,004	76.4%	23,875	75.1%
Appalachia	24,429	23.6%	7,901	24.9%

	$103,433	100.0%	$31,776	100.0%

Please see “—Summary Historical Consolidated and Pro Forma Financial Data” for a definition of gross margin and a reconciliation of pro forma gross margin to our pro forma net income.

Recent Acquisitions

Acquisition of NOARK

On October 31, 2005, Atlas acquired from Enogex all of the outstanding equity of Atlas Arkansas for $163.0 million, plus $16.8 million for working capital adjustments and related transaction costs. Atlas Arkansas owns a 75% interest in NOARK. Before the closing of this acquisition, Atlas Arkansas converted from an Oklahoma corporation into an Oklahoma limited liability company and changed its name from Enogex Arkansas Pipeline Company. On May 2, 2006, Atlas acquired the remaining 25% interest in NOARK for $65.5 million, net of approximately $3.5 million of working capital, from Southwestern. The NOARK acquisition further expands Atlas’ activities in the Mid-Continent region and provides an additional source of fee-based cash flows from a FERC-regulated interstate pipeline system and an intrastate gas gathering system. NOARK’s geographic position relative to Atlas’ other businesses and interconnections with major interstate pipelines also provides Atlas with internal growth opportunities. NOARK’s principal assets include:

•
The Ozark Gas Transmission system, a 565-mile FERC-regulated interstate pipeline system which extends from southeast Oklahoma through Arkansas and into southeastern Missouri and has a throughout capacity of approximately 322 MMcf/d. The system includes approximately 30 supply and delivery interconnections and two compressor stations.

•	The Ozark Gas Gathering system, a 365-mile intrastate natural gas gathering system.

Atlas temporarily financed the acquisition of the 75% interest in NOARK by borrowing under its senior secured credit facility, and has since reduced those borrowings with proceeds from its November 2005 common unit offering and senior notes issuance. Atlas also temporarily financed its acquisition of the remaining 25% interest in NOARK by borrowing under its senior secured credit facility, and has since reduced those borrowings principally with proceeds from its May 2006 common unit offering and senior notes offering.

Ozark Gas Transmission transports natural gas from receipt points in eastern Oklahoma and western Arkansas, including the Arkoma Basin and the Fayetteville Shale play, to interstate pipelines in northeastern and central Arkansas and to local distribution companies in Arkansas and Missouri. Ozark Gas Gathering provides access to natural gas supplies that are then transported through Ozark Gas Transmission. Ozark Gas Transmission’s revenue is comprised of FERC-regulated transmission fees that are based on firm transportation rates and, to the extent capacity is available following the reservation of firm system capacity, interruptible transportation rates. The Ozark transmission and gathering systems gathered and transported an average of 239.2 MMcf/d during the three months ended March 31, 2006.

Atlas’ gas supply strategy in the Mid-Continent region is to establish long-term, value-oriented relationships with its producing customers. Atlas has long-standing relationships with many of its

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Mid-Continent customers which account for a substantial majority of Atlas’ gathering and processing throughput. Atlas believes that the increased drilling activity in the Mid-Continent area, combined with the positive basis spread across Ozark Gas Transmission, will result in increasing volumes gathered and transported on the Ozark Gas Gathering and Ozark Gas Transmission systems.

As part of the acquisition of the 75% interest in NOARK, Enogex agreed to redeem the 40% portion of NOARK’s 7.15% notes due 2018 for which it was severally liable as guarantor as promptly as practicable after the closing. At the closing, Enogex deposited $32.2 million with UMB Bank, N.A., as escrow agent, in order to fulfill this redemption obligation. The redemption of $26.4 million of notes was completed on December 5, 2005. After the redemption, the remaining outstanding notes were the responsibility of Southwestern. In connection with Atlas’ acquisition of the remaining 25% interest in NOARK from Southwestern, Southwestern agreed to acquire the issuer of the NOARK notes and agreed to retain the obligation for the remaining outstanding notes, with the result that neither NOARK nor Atlas has any further liability with respect to such notes.

Acquisition of Elk City

In April 2005, Atlas acquired all of the outstanding equity interests in Elk City for $196.0 million, including transaction costs. Elk City’s principal assets include approximately 300 miles of natural gas pipelines located in the Anadarko Basin in western Oklahoma and the Texas panhandle, a natural gas processing facility in Elk City, Oklahoma, with a total capacity of approximately 130 MMcf/d, and a gas treating facility in Prentiss, Oklahoma, with a total capacity of approximately 200 MMcf/d. Gathered volumes averaged 250.7 MMcf/d for the year ended December 31, 2005 and 252.2 MMcf/d for the three months ended March 31, 2006. The system connects to over 300 receipt points. The acquisition expanded the scale of Atlas’ Mid-Continent operations and built upon its experience in processing and gathering. Atlas recently completed three new gathering and compression projects in Elk City which have increased, and Atlas believes will continue to increase, gathered volumes and total gross margin. Atlas also plans to complete construction of a new natural gas processing facility in Oklahoma near its Prentiss treating facility in the third quarter of 2006, which we refer to as the Sweetwater gas plant. The new plant will be scaled to 120 MMcf/d of processing capacity. Along with the Sweetwater gas plant, Atlas will construct a gathering system to be located primarily in western Oklahoma and in the Texas panhandle, more specifically, Beckham and Roger Mills counties in Oklahoma and Hemphill County, Texas. Atlas anticipates that construction of the Sweetwater gas plant and associated gathering system will cost approximately $40.0 million, of which approximately $11.9 million has been spent through the first quarter of 2006.

Business Strategy

Atlas’ primary objective is to increase cash flow and achieve sustainable, profitable growth while maintaining a strong credit profile and financial flexibility by executing the following strategies:

•
Maximize cash flows from its existing businesses through efficient marketing of its services and facilities and control of its operating costs.     Atlas intends to continue to control its operating costs by efficiently managing its existing and acquired businesses and achieving economies of scale. Atlas has additional capacity in its gathering systems and has, or can upgrade at minimal cost, the capacity at its processing and treating facilities. As a result Atlas can readily increase the amount of natural gas it transports and processes.

•
Continuing to increase the amount of its operating cash flow generated by long-term, fee-based contracts.     Atlas intends to continue to secure long-term, fee-based contracts both in its existing operations and through strategic acquisitions in order to further diversify its contract mix.

•
Expanding existing businesses through organic growth opportunities.     Atlas continually evaluates opportunities to expand its operations through the construction of pipeline extensions to connect additional wells and access additional reserves. In addition, Atlas plans to complete the Sweetwater gas plant, a 120 MMcf/d natural gas processing plant near its Prentiss treatment plant, by the third quarter of 2006. Atlas believes that its agreements with Atlas America present a favorable source of

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organic growth and that its competitive position and customer relationships in the Mid-Continent region will continue to yield additional expansion opportunities.

•
Expand operations through strategic acquisitions.     Atlas’ recent acquisitions have provided geographic diversification and expanded the midstream services it provides. Atlas intends to continue to make accretive acquisitions of midstream energy assets such as natural gas gathering systems and natural gas and NGL transmission, processing and storage facilities. Atlas will seek strategic opportunities in its current areas of operation, as well as other regions of the United States with significant natural gas and oil reserves or with growing demand for natural gas and oil. Atlas believes that there will continue to be attractive acquisition opportunities in the midstream sector of the energy industry.

•
Maintain a flexible capital structure based on a strong balance sheet by financing its growth through a balanced combination of debt and equity.     To provide financial flexibility to fund future acquisition and expansion opportunities, Atlas intends to continue to opportunistically access the capital markets. Atlas intends to maintain a strong balance sheet by financing growth with a combination of long-term debt and equity. Including Atlas’ initial public offering in 2000, Atlas has accessed the equity markets seven times, raising approximately $391.4 million in gross proceeds. Atlas expects to have unused capacity under its revolving credit facility to finance system expansions, acquisitions and working capital needs. Historically, because of its financial flexibility, Atlas has been able to take advantage of opportunities for expansion and optimization as they arise.

Competitive Strengths

Strategically positioned for internal growth.

Atlas is a leading provider of natural gas gathering services in the Appalachian and Anadarko Basins and the Arkoma Basin, and the Golden Trend area of Oklahoma and the Appalachian Basin and of natural gas processing services in Oklahoma. These regions are characterized by long-lived wells and substantial developed and undeveloped natural gas reserves which Atlas believes will continue to promote significant drilling activity. Atlas provides gathering and processing services to over 6,500 wells and central delivery points. Atlas expects the breadth of its operations in its service areas, its customer focus and its relationship with Atlas America will allow Atlas to continue to connect new wells and capture new natural gas volumes quickly and cost effectively. Additionally, the NOARK acquisition increases its size and presence in the Mid-Continent region, including expanding Atlas’ operations east into the Arkoma Basin.

Diversified asset base.

Atlas’ operations are divided between the active Mid-Continent Basin, including Arkansas, Oklahoma, southern Missouri, northern Texas and the Texas panhandle, where Atlas transports, gathers, processes and treats third-party gas volumes, and the Appalachian Basin, where Atlas accesses new volumes through long-term gathering agreements with Atlas America. In addition, Atlas’ revenue is generated under a variety of contract structures, including FERC-regulated transmission fees from Ozark Gas Transmission, fixed fees from Atlas’ gathering and treating businesses, percentage-of-proceeds contracts from Atlas’ gathering and processing businesses and, to a lesser extent, keep-whole contracts from Atlas’ Elk City processing plant, which Atlas may bypass during periods of unfavorable processing margins.

Stability from long-term contracts and strong customer relationships.

Atlas’ gas supply strategy in the Mid-Continent region is to establish long-term, value-oriented relationships with its producing customers. Atlas has long-standing relationships with many of its Mid-Continent customers which account for a substantial majority of our gathering and processing throughput. Ozark Gas Transmission also has strong relationships with numerous shippers that contract for transmission services either on a short or long-term firm basis or interruptible basis. In addition, Atlas’ Appalachian operations generate substantially all of their volumes under a long-term omnibus agreement with Atlas America whereby Atlas America is required to commit to Atlas’ gathering system all wells it drills and

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operates that are within 2,500 feet of the system. Wells under this agreement are committed for the life of their respective leases, typically over 30 years.

Relationship with Atlas America.

As a result of Atlas’ agreements with Atlas America, Atlas believes that the growth in the number of wells drilled by Atlas America and its affiliates in the Appalachian Basin will serve as an engine for its growth in the region. Atlas connected 537 Atlas America wells to its Appalachian gathering system for the twelve months ended March 31, 2006, and 1,792 Atlas America wells from its inception in January 2000 through March 31, 2006.

Efficient assets that offer low maintenance capital expenditure requirements, system flexibility and superior customer service.

Atlas’ transmission, gathering and processing systems carry low maintenance capital expenditure needs. In addition, a significant portion of Atlas’ existing gathering systems and processing plants are new or have been recently expanded or replaced.

Favorable commercial agreements that reduce commodity price risk.

Atlas derives substantially all of the operating income from its gathering and processing operations from fee-based and percentage-of-proceeds arrangements. Atlas has hedged a significant amount of its near-term equity natural gas production and equity NGL production from its processing operations, which it believes should reduce volatility in its operating income. Furthermore, Atlas can bypass its Elk City processing plant during periods of unfavorable processing margins. Substantially all of the operating income generated by NOARK’s transmission and gathering assets is generated under fixed-fee agreements. In its Appalachian operations, Atlas is the beneficiary of, and consults with Atlas America with respect to, the hedging program Atlas America has established for its Appalachian natural gas production that mitigates the risks of Atlas’ percentage-of-proceeds agreement with it.

Experienced management and engineering team.

Through Atlas’ general partner, Atlas has significant management and technical expertise. Atlas’ senior management team currently manages 91 public and private drilling investment partnerships. Atlas’ operational and technical expertise has enabled it to identify assets that have not been fully utilized and to improve their performance upon integration into Atlas’ operations.

The Midstream Natural Gas Gathering, Processing and Transmission Industry

The midstream natural gas gathering and processing industry is characterized by regional competition based on the proximity of gathering systems and processing plants to producing natural gas wells.

The natural gas gathering process begins with the drilling of wells into natural gas or oil bearing rock formations. Once a well has been completed, the well is connected to a gathering system. Gathering systems generally consist of a network of small diameter pipelines that collect natural gas from points near producing wells and transport it to larger pipelines for further transmission. Gathering systems are operated at design pressures that will maximize the total throughput from all connected wells.

While natural gas produced in some areas, such as the Appalachian Basin, does not require treatment or processing, natural gas produced in many other areas, such as Atlas’ Velma service area, is not suitable for long-haul pipeline transmission or commercial use and must be compressed, transported via pipeline to a central processing facility, and then processed to remove the heavier hydrocarbon components such as NGLs and other contaminants that would interfere with pipeline transmission or the end use of the gas. Natural gas processing plants generally treat (remove carbon dioxide and hydrogen sulfide) and remove the NGLs, enabling the treated, “dry” gas (stripped of liquids) to meet pipeline specification for long-haul transport to end users. After being separated from natural gas at the processing plant, the mixed NGL stream, commonly referred to as “y-grade” or “raw mix,” is typically transported on pipelines to a centralized facility for

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fractionation into discrete NGL purity products: ethane, propane, normal butane, isobutane, and natural gasoline.

Natural gas transmission pipelines receive natural gas from producers, other mainline transmission pipelines, shippers and gathering systems through system interconnects and redeliver the natural gas to processing facilities, local gas distribution companies, industrial end-users, utilities and other pipelines. Generally natural gas transmission agreements generate revenue for these systems based on a fee per unit of volume transported.

Mid-Continent Operations

Atlas owns and operates a 565-mile interstate natural gas pipeline, approximately 2,565 miles of intrastate natural gas gathering systems, including approximately 800 miles of inactive pipeline, located in Oklahoma, Arkansas, southeast Missouri, northern Texas and the Texas panhandle, and two processing plants and one stand-alone treating facility in Oklahoma. The Mid-Continent operations were formed through Atlas’ acquisition of Spectrum in July 2004 and expanded through the Elk City acquisition in April 2005 and the NOARK acquisitions in October 2005 and May 2006. Ozark Gas Transmission transports natural gas from receipt points in eastern Oklahoma, including major intrastate pipelines, and western Arkansas, where the Arkoma Basin is located, to local distribution companies in Arkansas and Missouri and to interstate pipelines in northeastern and central Arkansas. Ozark Gas Gathering provides access to natural gas supplies that are then transported through Ozark Gas Transmission. Atlas’ gathering and processing assets service long-lived natural gas basins that continue to experience an increase in drilling activity, including the Anadarko Basin and the Arkoma Basin and the Golden Trend area of Oklahoma. Atlas’ systems gather natural gas from oil and natural gas wells and process the raw natural gas into merchantable, or residue gas, by extracting NGLs and removing impurities. In the aggregate, the Mid-Continent systems have approximately 1,160 receipt points, consisting primarily of individual connections and, secondarily, of central delivery points which are linked to multiple wells. Atlas’ gathering systems currently connect with interstate and intrastate pipelines operated by Ozark Gas Transmission, ONEOK Gas Transportation, LLC, Southern Star Central Gas Pipeline, Inc., Panhandle Eastern Pipe Line Company, LP, Northern Natural Gas Company, CenterPoint Energy, Inc., ANR Pipeline Company, Texas Eastern Transmission Corp., Mississippi River Transmission Corp. and Natural Gas Pipeline Company of America.

Mid-Continent Overview

The heart of the Mid-Continent region is generally defined as running from Kansas through Oklahoma, branching into North and West Texas, southeastern New Mexico as well as western Arkansas. The primary producing areas in the region include the Hugoton field in southwest Kansas, the Anadarko basin in western Oklahoma, the Permian basin in West Texas and the Arkoma basin in western Arkansas and eastern Oklahoma.

FERC-Regulated Transmission System

Atlas owns NOARK, which owns a 565-mile FERC-regulated natural gas interstate pipeline extending from southeast Oklahoma through Arkansas and into southeast Missouri. Ozark Gas Transmission delivers natural gas via 30 supply and delivery interconnects with major intrastate and interstate pipelines, including Mississippi River Transmission Corp., Natural Gas Pipeline Company of America and Texas Eastern Transmission Corp., and receives natural gas from eight interconnects with intrastate pipelines, including Enogex, BP’s Vastar gathering system, Arkansas Oklahoma Gas Corporation, Arkansas Western Gas Company and ONEOK Gas Transmission.

Mid-Continent Gathering Systems

Velma.     The Velma gathering system is located in the Golden Trend area of Southern Oklahoma and the Barnett Shale area of North Texas. As of March 31, 2006, the gathering system had approximately 1,100 miles of active pipeline with approximately 580 receipt points consisting primarily of individual connections and, secondarily, of central delivery points which are linked to multiple wells. The system includes

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approximately 800 miles of inactive pipeline, much of which can be returned to active status as local drilling activity warrants.

Elk City.     The Elk City gathering system includes approximately 300 miles of natural gas pipelines located in the Anadarko Basin in western Oklahoma and the Texas Panhandle. The Elk City gathering system connects to over 300 receipt points, with a majority of the western end of the system located in close proximity to areas of high drilling activity. Atlas recently completed three new gathering and compression projects which will increase gathered volumes and, Atlas believes, have a significant positive effect on its earnings.

Ozark Gas Gathering.     NOARK owns Ozark Gas Gathering, 365 miles of intrastate natural gas gathering pipeline located in eastern Oklahoma and western Arkansas, providing access to both the well-established Arkoma basin and the newly-exploited Fayetteville Shale. This system connects to approximately 250 receipt points and compresses and transports gas to interconnections with Ozark Gas Transmission.

Processing Plants

Velma.     The Velma processing plant, located in Stephens County, Oklahoma, is a single-train twin-expander cryogenic facility with a natural gas capacity of approximately 100 MMcf/d. The Velma plant is one of only two facilities in the area that is capable of treating both high-content hydrogen sulfide and carbon dioxide gas. Atlas sells natural gas to purchasers at the tailgate of the Velma plant and sells NGL production to ONEOK Hydrocarbons Company. The Velma operations gather and process natural gas for approximately 150 producers. Atlas has made capital expenditures at the facility to improve its efficiency and competitiveness, including by implementing electric-powered compressors rather than higher-cost natural gas-powered compressors used by many of Atlas’ competitors, which results in higher revenue from higher efficiency and lower fuel costs.

Elk City.     The Elk City processing plant, located in Beckham County, Oklahoma, is a twin-train cryogenic natural gas processing plant with a total capacity of approximately 130 MMcf/d. Atlas sells natural gas to purchasers at the tailgate of its Elk City processing plant and sells NGL production to ONEOK Hydrocarbons Company. The Prentiss treating facility, also located in Beckham County, is an amine treating facility with a total capacity of approximately 200 MMcf/d. Atlas’ Elk City operations gather and process gas for more than 135 producers.

Sweetwater.     Atlas plans to complete construction of the Sweetwater gas processing facility near its Prentiss treatment plant during the third quarter of 2006. The new plant will initially be scaled to 120 MMcf/d of processing capacity. Along with the plant, Atlas will construct a gathering system to be located primarily in Beckham and Roger Mills counties in Oklahoma and Hemphill County, Texas. Atlas anticipates that construction of the plant and associated gathering system will cost approximately $40.0 million of which $11.9 million had been spent as of March 31, 2006.

Enville.     Atlas’ Enville, Oklahoma gas plant is currently inactive and is used as a field compression booster station.

NOARK Partnership

NOARK is an Arkansas limited partnership whose current configuration of assets was completed in 1998 when Enogex acquired its interest in the partnership, which at that point owned Ozark Gas Gathering, and acquired Ozark Gas Transmission and certain Warren Petroleum gathering assets and contributed them to the partnership.

The partnership is managed by a five-member management committee comprised of the partnership’s project leader appointed by Atlas Arkansas. The management committee determines whether to distribute cash, may issue mandatory capital calls to the partners and may conduct expansion projects.

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Under the partnership agreement, day-to-day management of the partnership’s operations is the responsibility of the project leader, who will be an employee of Atlas America. The current project leader is Thomas B. Williams.

Natural Gas Supply

In the Mid-Continent, Atlas has gas purchase, gathering and processing agreements with approximately 250 producers, including Chevron Corp, Chesapeake Energy and Mack Energy, with terms ranging from one month to 15 years. These agreements provide for the purchase or gathering of gas under fixed-fee, percentage-of-proceeds or keep-whole arrangements. Most of the agreements provide for compression, treating, and/or low volume fees. Producers generally provide, in-kind, their proportionate share of compressor fuel required to gather the gas and to operate the Velma and Elk City processing plants. In addition, the producers generally bear their proportionate share of gathering system line loss and, except for keep-whole arrangements, bear gas plant “shrinkage,” or the gas consumed in the production of NGL.

Atlas has enjoyed long-term relationships with the majority of its Mid-Continent producers. For instance, on the Velma system, where Atlas has producer relationships going back over 20 years, Atlas’ top four producers, which accounted for a significant portion of its Velma volumes for the year ended December 31, 2005, have recently executed renegotiated contracts with primary terms running into 2009 and 2010. At the end of the primary terms, most of the contracts with producers on Atlas’ gathering systems have evergreen term extensions.

Natural Gas and NGL Marketing

Atlas sells natural gas to purchasers at the tailgate of both the Velma and Elk City plants and at various delivery points on Ozark Gas Gathering. During the year ended December 31, 2005, in its Velma operations, ONEOK Energy Marketing and Trading accounted for 31% of the residue natural gas sales and Tenaska Marketing Ventures accounted for 12% of such sales. Atlas currently sells the majority of its residue natural gas at the average of ONEOK Gas Transportation, LLC and Southern Star Central Gas Pipeline first-of-month indices as published in Inside FERC. The Velma plant has access to ONEOK Gas Transportation, an intrastate pipeline, and Southern Star Central Gas Pipeline, an interstate pipeline. In Atlas’ Elk City operations, Atlas sells substantially all of the residue gas to ONEOK Energy Marketing, at first-of-month index pricing. The Elk City plant has access to five major interstate and intrastate downstream pipelines: Natural Gas Pipe Line of America, Panhandle Eastern Pipeline Co., CenterPoint Energy Gas Transmission Company, Northern Natural Gas Company and Enogex. Ozark Gas Gathering gas prices are generally based on Texas Eastern “East LA” index as published in Inside FERC and have historically been sold to affiliates of Enogex and Southwestern.

Atlas sells its NGL production to ONEOK Hydrocarbons Company under two separate agreements. Under the Velma agreement, Atlas has the right to elect on a monthly basis until January 31, 2006 whether the NGLs are sold into the Mont Belvieu or Conway markets. After that, NGLs will be sold on a 50% Mont Belvieu/50% Conway combined price. NGLs are priced at the average monthly Oil Price Information Service, or OPIS, price for the selected market. The Velma agreement has an initial term expiring February 1, 2011. NGL production from Atlas’ Elk City plant is also sold to ONEOK Hydrocarbons Company based on Conway OPIS postings. The Elk City agreement has an initial term expiring October 1, 2008.

Condensate is collected at the Velma gas plant and around the Velma gathering system and sold for Atlas’ account to SemGroup, L.P. and EnerWest Trading while that collected at Elk City is sold to TEPPCO Crude Oil, L.P.

Natural Gas and NGL Hedging

Atlas’ Mid-Continent operations are exposed to certain commodity price risks. These risks result from either taking title to natural gas and NGLs, including condensate, or being obligated to purchase natural gas to satisfy contractual obligations with certain producers. Atlas mitigates a portion of these risks through a comprehensive risk management program which employs a variety of hedging tools. The resulting combination of the underlying physical business and the financial risk management program is a conversion

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from a physical environment that consists of floating prices to a risk-managed environment that is characterized by fixed prices.

Atlas (a) purchases natural gas and subsequently sells processed natural gas and the resulting NGLs, (b) purchases natural gas and subsequently sells the unprocessed gas, or (c) transports and/or processes the natural gas for a fee without taking title to the commodities. Scenario (b) exposes Atlas to a generally neutral price risk (long sales approximate short purchases) while scenario (c) does not expose Atlas to any price risk; in both scenarios, risk management is not required.

Atlas is exposed to commodity price risks when natural gas is purchased for processing. The amount and character of this price risk is a function of Atlas’ contractual relationships with natural gas producers, or, alternatively, a function of cost of sales. Atlas is therefore exposed to price risk at a gross profit level rather than revenue level. These cost-of-sales or contractual relationships are generally of two types:

•	Percentage-of-proceeds: requires Atlas to pay a percentage of revenue to the producer. This results in Atlas being net long physical natural gas and NGLs.

•
Keep-whole: requires Atlas to deliver the same quantity of natural gas at the delivery point as Atlas received at the receipt point; any resulting NGLs produced belong to Atlas. This results in Atlas being long physical NGLs and short physical natural gas.

Atlas hedges a portion of these risks by using fixed-for-floating swaps, which result in a fixed price, or by utilizing the purchase or sale of options, which result in a range of fixed prices.

Atlas recognizes gains and losses from the settlement of its hedges in revenue when Atlas sells the associated physical residue natural gas or NGLs. Any gain or loss realized as a result of hedging is substantially offset in the market when Atlas sells the physical residue natural gas or NGLs. All of Atlas’ hedges are characterized as cash flow hedges as defined in Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Atlas determines gains or losses on open and closed hedging transactions as the difference between the hedge price and the physical price. This mark-to-market methodology uses daily closing NYMEX prices when applicable and an internally-generated algorithm for hedged commodities that are not traded on a market. To ensure that these financial instruments will be used solely for hedging price risks and not for speculative purposes, Atlas has established a hedging committee to review its hedges for compliance with Atlas’ hedging policies and procedures. In addition, Atlas does not enter into a hedge where it cannot offset the hedge with physical residue natural gas or NGL sales.

Appalachian Basin Operations

Atlas owns and operates approximately 1,500 miles of intrastate gas gathering systems located in eastern Ohio, western New York and western Pennsylvania. Atlas’ Appalachian operations serve approximately 5,350 wells with an average throughput of 55.2 MMcf/d of natural gas for the year ended December 31, 2005 and 57.3 MMcf/d for the three months ended March 31, 2006. Atlas’ gathering systems provide a means through which well owners and operators can transport the natural gas produced by their wells to interstate and public utility pipelines for delivery to customers. To a lesser extent, Atlas’ gathering systems transport natural gas directly to customers. These gathering systems connect with public utility pipelines operated by Peoples Natural Gas Company, National Fuel Gas Supply, Tennessee Gas Pipeline Company, National Fuel Gas Distribution Company, East Ohio Gas Company, Columbia Gas of Ohio, Consolidated Natural Gas Co., Texas Eastern Pipeline, Columbia Gas Transmission Corp., Equitrans Pipeline Company, Gatherco Incorporated and Equitable Utilities. These systems are strategically located in the Appalachian Basin, a region characterized by long-lived, predictable natural gas reserves that are close to major eastern U.S. markets.

Appalachian Basin Overview

The Appalachian Basin includes the states of Kentucky, Maryland, New York, Ohio, Pennsylvania, Virginia, West Virginia and Tennessee. The Appalachian Basin is strategically located near the energy-consuming regions of the mid-Atlantic and northeastern United States.

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Natural Gas Supply

Substantially all of the natural gas Atlas transports in the Appalachian Basin is derived from wells operated by Atlas America, a leading sponsor of natural gas drilling investment partnerships in the Appalachian Basin. Atlas America is the corporate parent of Atlas’ general partner and our general partner. Atlas is party to an omnibus agreement with Atlas America which is intended to maximize the use and expansion of its gathering systems and the amount of natural gas which Atlas transports in the region. Among other things, the omnibus agreement requires Atlas America to connect to Atlas’ gathering systems wells it operates that are located within 2,500 feet of Atlas’ gathering systems. Atlas America can require Atlas to extend its lines to connect an Atlas America-operated well located more than 2,500 feet from Atlas’ gathering system if it extends a flow line to within 1,000 feet; for other Atlas America-operated wells located more than 2,500 feet from Atlas’ gathering systems, Atlas has a right to extend its lines. Atlas is also party to natural gas gathering agreements with Atlas America under which Atlas receives gathering fees generally equal to a percentage, typically 16%, of the selling price of the natural gas Atlas transports. From the inception of Atlas’ operations in January 2000 through March 31, 2006, Atlas connected over 2,300 new wells to its Appalachian gathering system, 433 of which were added through acquisitions of other gathering systems. For the three months ended March 31, 2006, Atlas connected 189 wells to its gathering system and for the 12 months ended March 31, 2006, Atlas connected 547 wells to its gathering system. Atlas’ ability to increase the flow of natural gas through its gathering systems and to offset the natural decline of the production already connected to its gathering systems will be determined primarily by the number of wells drilled by Atlas America and connected to Atlas’ gathering systems and by Atlas’ ability to acquire additional gathering assets.

Natural Gas Revenue

Atlas’ Appalachian Basin revenue is determined primarily by the amount of natural gas flowing through its gathering systems and the price received for this natural gas. Atlas has an agreement with Atlas America under which Atlas America pays Atlas gathering fees generally equal to a percentage, typically 16%, of the gross or weighted average sales price of the natural gas Atlas transports subject, in most cases, to minimum prices of $0.35 or $0.45 per Mcf, depending upon the ownership of the well. For the year ended December 31, 2005 and the three months ended March 31, 2006, Atlas received gathering fees averaging $1.21 per Mcf and $1.53 per Mcf, respectively. Atlas charges other operators fees negotiated at the time Atlas connects their wells to its gathering systems or, in a pipeline acquisition, that were established by the entity from which Atlas acquired the pipeline.

Because Atlas does not buy or sell gas in connection with its Appalachian operations, Atlas does not engage in hedging. Atlas America maintains a hedging program. Since Atlas receives transportation fees from Atlas America generally based on the selling price received by Atlas America, these physical hedges mitigate the risk of Atlas’ percentage-of-proceeds arrangements.

Relationship with Atlas America

Atlas began its operations in January 2000 by acquiring the gathering systems of Atlas America. Atlas America, through its interest in us, will own a limited partner interest and general partner interest in Atlas after this offering. Atlas America and its affiliates sponsor limited and general partnerships to raise funds from investors to explore for, develop and produce natural gas and, to a lesser extent, oil from locations in eastern Ohio, western New York and western Pennsylvania. Atlas’ gathering systems are connected to approximately 4,800 wells developed and operated by Atlas America in the Appalachian Basin. Through agreements between Atlas and Atlas America, Atlas gathers substantially all of the natural gas for its Appalachian Basin operations from wells operated by Atlas America. In 2005, Atlas America raised $157.3 million from investors and drilled 666 wells.

Omnibus Agreement

Under the omnibus agreement, Atlas America and its affiliates agreed to add wells to the gathering systems and provide consulting services when Atlas constructs new gathering systems or extends existing

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systems. The omnibus agreement also imposes conditions upon Atlas’ general partner’s disposition of itsgeneral partner interest in Atlas. The omnibus agreement is a continuing obligation, having no specified term or provisions regarding termination except for a provision terminating the agreement if Atlas’ general partner is removed as general partner without cause. The omnibus agreement may not be amended without the approval of the conflicts committee of the managing board of Atlas’ general partner if, in the reasonable discretion of Atlas’ general partner, such amendment will adversely affect the common unitholders. Unitholders do not have explicit rights to approve any termination or material modification of the omnibus agreement. We anticipate that the conflicts committee of Atlas would submit to the common unitholders for their approval any proposal to terminate or amend the omnibus agreement if Atlas’ general partner determines, in its reasonable discretion, that the termination or amendment would materially adversely affect Atlas’ common unitholders.

Well Connections.     Under the omnibus agreement, with respect to any well Atlas America drills and operates for itself or an affiliate that is within 2,500 feet of one of our gathering systems, Atlas America must, at its sole cost and expense, construct small diameter (two inches or less) sales or flow lines from the wellhead of any such well to a point of connection to the gathering system. Where an Atlas America well is located more than 2,500 feet from one of Atlas’ gathering systems, but Atlas America has extended the flow line from the well to within 1,000 feet of the gathering system, Atlas America has the right to require Atlas, at its cost and expense, to extend its gathering system to connect to that well. With respect to other Atlas America wells that are more than 2,500 feet from Atlas’ gathering systems, Atlas has the right, at its cost and expense, to extend its gathering system to within 2,500 feet of the well and to require Atlas America, at its cost and expense, to construct up to 2,500 feet of flow line to connect to the gathering system extension. If Atlas elects not to exercise its right to extend its gathering systems, Atlas America may connect an Atlas America well to a natural gas gathering system owned by someone other than Atlas or one of Atlas’ subsidiaries or to any other delivery point; however, Atlas will have the right to assume the cost of construction of the necessary flow lines, which then become Atlas’ property and part of Atlas’ gathering systems.

Consulting Services.     The omnibus agreement requires Atlas America to assist Atlas in identifying existing gathering systems for possible acquisition and to provide consulting services to Atlas in evaluating and making a bid for these systems. Atlas America must give Atlas notice of identification by Atlas America or any of its affiliates of any gathering system as a potential acquisition candidate, and must provide Atlas with information about the gathering system, its seller and the proposed sales price, as well as any other information or analyses compiled by Atlas America with respect to the gathering system. Atlas will have 30 days to determine whether it wants to acquire the identified system and advise Atlas America of this intent. If Atlas intends to acquire the system, Atlas has an additional 60 days to complete the acquisition. If Atlas does not complete the acquisition, or advise Atlas America that it does not intend to acquire the system, then Atlas America may do so.

Gathering System Construction.     The omnibus agreement requires Atlas America to provide Atlas with construction management services if Atlas determines to expand one or more of its gathering systems. Atlas must reimburse Atlas America for its costs, including an allocable portion of employee salaries, in connection with Atlas America’s construction management services.

Disposition of Interest in Atlas Pipeline GP.     Direct and indirect wholly-owned subsidiaries of Atlas America act as the general partners, operators or managers of the drilling investment partnerships sponsored by Atlas America. Atlas’ general partner is a subsidiary of Atlas America. Under the omnibus agreement, those subsidiaries that currently act as the general partners, operators or managers of partnerships sponsored by Atlas America must also act as the general partners, operators or managers for all new drilling investment partnerships sponsored by Atlas America. Atlas America and its affiliates may not divest their ownership of Atlas’ general partner entity without divesting their ownership of the other entities to the same acquirer, except that Atlas America is permitted to transfer its interest in Atlas’ general partner to a wholly- or majority-owned direct or indirect subsidiary as long as Atlas America continues to control the new entity. For these purposes, divestiture means a sale of all or substantially all of the assets of an entity, the disposition of more than 50% of the capital stock or equity interest of an entity, or a merger or consolidation that results in Atlas America and its affiliates, on a combined basis, owning, directly or indirectly, less than 50% of the

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entity’s capital stock or equity interest, but excludes pledges to a lender in connection with a secured funding arrangement.

Natural Gas Gathering Agreements

Under the master natural gas gathering agreement, Atlas receives a fee from Atlas America for gathering natural gas, determined as follows:

•
for natural gas from well interests allocable to Atlas America or its affiliates (excluding general or limited partnerships sponsored by them) that were connected to Atlas’ gathering systems at February 2, 2000, the greater of $0.40 per Mcf or 16% of the gross sales price of the natural gas transported;

•
for (i) natural gas from well interests allocable to general and limited partnerships sponsored by Atlas America that drill wells on or after December 1, 1999 that are connected to Atlas’ gathering systems, (ii) natural gas from well interests allocable to Atlas America or its affiliates (excluding general or limited partnerships sponsored by them) that are connected to Atlas’ gathering systems after February 2, 2000, and (iii) well interests allocable to third parties in wells connected to Atlas’ gathering systems at February 2, 2000, the greater of $0.35 per Mcf or 16% of the gross sales price of the natural gas transported; and

•
for natural gas from well interests operated by Atlas America and drilled after December 1, 1999 that are connected to a gathering system that is not owned by Atlas and for which Atlas assumes the cost of constructing the connection to that gathering system, an amount equal to the greater of $0.35 per Mcf or 16% of the gross sales price of the natural gas transported, less the gathering fee charged by the other gathering system.

Atlas America receives gathering fees from contracts or other arrangements with third party owners of well interests connected to Atlas’ gathering systems. However, Atlas America must pay gathering fees owed to Atlas from its own resources regardless of whether Atlas America receives payment under those contracts or arrangements.

The master natural gas gathering agreement is a continuing obligation and, accordingly, has no specified term or provisions regarding termination. However, if Atlas’ general partner is removed as the general partner without cause, then no gathering fees will be due under the agreement with respect to new wells drilled by Atlas America.

The master natural gas gathering agreement may not be amended without the approval of the conflicts committee of the managing board of Atlas’ general partner if, in the reasonable discretion of Atlas’ general partner, such amendment will adversely affect the common unitholders. Unitholders do not have explicit rights to approve any termination or material modification of the master natural gas gathering agreement. Atlas anticipates that the conflicts committee would submit to the common unitholders for their approval any proposal to terminate or amend the master natural gas gathering agreement if Atlas’ general partner determines, in its reasonable discretion, that the termination or amendment would materially adversely affect Atlas’ common unitholders.

In addition to the master natural gas gathering agreement, Atlas has three other gas gathering agreements with subsidiaries of Atlas America. Under two of these agreements, relating to wells located in southeastern Ohio which Atlas America acquired from Kingston Oil Corporation and wells located in Fayette County, Pennsylvania which Atlas America acquired from American Refining and Exploration Company, Atlas receives a fee of $0.80 per Mcf. Under the third agreement, which covers wells owned by third parties unrelated to Atlas America or the investment partnerships it sponsors, Atlas receives fees that range between $0.20 to $0.29 per Mcf or between 10% to 16% of the weighted average sales price for the natural gas Atlas transports.

Atlas recently amended the gas gathering agreements with Atlas America to provide that the “gross sales price,” for purposes of the agreements, will mean the price that is actually received, adjusted to take into account proceeds received or payments made pursuant to financial hedging arrangements.

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Competition

Acquisitions

Atlas has encountered competition in acquiring midstream assets owned by third parties. In several instances Atlas submitted bids in auction situations and in direct negotiations for the acquisition of such assets and was either outbid by others or was unwilling to meet the sellers’ expectations. In the future, Atlas expects to encounter equal if not greater competition for midstream assets because, as natural gas prices increase, the economic attractiveness of owning such assets increases.

Mid-Continent

In Atlas’ Mid-Continent service area, Atlas competes for the acquisition of well connections with several other gathering/servicing operations. These operations include plants operated by Duke Energy Field Services, ONEOK Field Services, Eagle Rock Midstream Resources L.P. and Enbridge. Atlas believes that the principal factors upon which competition for new well connections is based are:

•	the price received by an operator for its production after deduction of allocable charges, principally the use of the natural gas to operate compressors; and

•	responsiveness to a well operator’s needs, particularly the speed at which a new well is connected by the gatherer to its system.

Atlas believes that its relationships with operators connected to its system are good and that Atlas presents an attractive alternative for producers. However, if Atlas cannot compete successfully, Atlas may be unable to obtain new well connections and, possibly, could lose wells already connected to its systems.

Being a regulated entity, Ozark Gas Transmission faces somewhat more indirect competition that is more regional or even national in character. CenterPoint Energy, Inc.’s interstate system is the nearest direct competitor.

Appalachian Basin

Atlas’ Appalachian Basin operations do not encounter direct competition in their service areas since Atlas America controls the majority of the drillable acreage in each area. However, because Atlas’ Appalachian Basin operations principally serve wells drilled by Atlas America, Atlas is affected by competitive factors affecting Atlas America’s ability to obtain properties and drill wells, which affects its ability to expand its gathering systems and to maintain or increase the volume of natural gas it transports and, thus, its transportation revenue. Atlas America also may encounter competition in obtaining drilling services from third-party providers. Any competition it encounters could delay Atlas America in drilling wells for its sponsored partnerships, and thus delay the connection of wells to Atlas’ gathering systems. These delays would reduce the volume of gas Atlas otherwise would have transported, thus reducing Atlas’ potential transportation revenue.

As Atlas’ omnibus agreement with Atlas America generally requires it to connect wells it operates to Atlas’ system, Atlas does not expect any direct competition in connecting wells drilled and operated by Atlas America in the future. In addition, Atlas occasionally connects wells operated by third parties. During 2005, Atlas connected 16 third party wells.

Contracts and Customer Relationships

In Atlas’ Mid-Continent operations, Atlas either purchases gas from producers, or intermediaries, into receipt points on its systems and then sells the gas, and produced NGLs, if any, off of delivery points on its systems, or Atlas transports gas across its systems, from receipt to delivery point, without taking title to the gas. Beyond the distinction of purchasing or transporting gas, Atlas has a variety of contractual relationships with its producers and shippers, including fixed-fee, percentage-of-proceeds and keep-whole. Ozark Gas Transmission’s revenue is comprised of FERC-regulated transmission fees that are based on firm transportation rates and, to the extent capacity is available following the reservation of firm system capacity, interruptible transportation rates. Under the fixed fee contracts, Atlas provides gathering, compression, treating

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and dehydration services to its customers for a flat fee. Gross margin from fee-based services depends solely on throughput volume and is not affected by changes in commodity prices. Under the percentage-of-proceeds contracts, Atlas purchases natural gas at the wellhead, processes the natural gas and sells the plant residue gas and NGLs at market-based prices, remitting to producers a percentage of the proceeds. Under keep-whole contracts, Atlas gathers natural gas from the producer, processes the natural gas and sells the resulting NGLs at market price. The extraction of the NGLs lowers the Btu content of the natural gas. Therefore, under keep-whole contracts, Atlas must replace these Btus by either purchasing natural gas at market prices or making a cash payment to the producer and Atlas’ profitability is dependent upon the spread between the price of natural gas, Atlas’ feedstock, and NGLs, Atlas’ “manufactured” product. The gross margin associated with each of these contractual arrangements can vary from period to period due to a variety of factors, including changing prices of natural gas and NGLs, producers’ optionality between contract types (e.g., percentage-of-proceeds and keep-whole), and producers’ optionality between transporting and selling gas.

Substantially all of the gas Atlas transports in its Appalachian operations is under a percentage-of-proceeds contract with Atlas America where Atlas calculates its transportation fee as a percentage of the price of the natural gas it transports. The natural gas Atlas transports in its Appalachian operations does not require processing.

Regulation

Regulation by FERC of Interstate Natural Gas Pipelines

FERC regulates Atlas’ interstate natural gas pipeline interests. Through Atlas Arkansas, Atlas owns NOARK, which owns Ozark Gas Transmission. Ozark Gas Transmission transports natural gas in interstate commerce. As a result, Ozark Gas Transmission qualifies as a “natural gas company” under the Natural Gas Act and is subject to the regulatory jurisdiction of FERC. In general, FERC has authority over natural gas companies that provide natural gas pipeline transportation services in interstate commerce, and its authority to regulate those services includes:

•	rate structures;

•	rates of return on equity;

•	recovery of costs;

•	the services that our regulated assets are permitted to perform;

•	the acquisition, construction and disposition of assets; and

•	to an extent, the level of competition in that regulated industry.

Under the Natural Gas Act, FERC has authority to regulate natural gas companies that provide natural gas pipeline transportation services in interstate commerce. Its authority to regulate those services includes the rates charged for the services, terms and conditions of service, certification and construction of new facilities, the extension or abandonment of services and facilities, the maintenance of accounts and records, the acquisition and disposition of facilities, the initiation and discontinuation of services, and various other matters. Natural gas companies may not charge rates that have been determined not to be just and reasonable by FERC. In addition, FERC prohibits natural gas companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service.

The rates, terms and conditions of service provided by natural gas companies are required to be on file with FERC in FERC-approved tariffs. Pursuant to FERC’s jurisdiction over rates, existing rates may be challenged by complaint and proposed rate increases may be challenged by protest. We cannot assure you that FERC will continue to pursue its approach of pro-competitive policies as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity, transportation and storage facilities. Any successful complaint or protest against Ozark Gas Transmission’s FERC-approved rates could have an adverse impact on our revenue associated with providing transmission services.

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Gathering Pipeline Regulation

Section 1(b) of the Natural Gas Act exempts natural gas gathering facilities from the jurisdiction of the FERC. Atlas owns a number of intrastate natural gas pipelines in New York, Pennsylvania, Ohio, Arkansas, Texas and Oklahoma that Atlas believes would meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to FERC jurisdiction. However, the distinction between the FERC-regulated transmission services and federally unregulated gathering services is the subject of regular litigation, so the classification and regulation of some of Atlas’ gathering facilities may be subject to change based on future determinations by FERC and the courts.

In Ohio, a producer or gatherer of natural gas may file an application seeking exemption from regulation as a public utility, except for the continuing jurisdiction of the Public Utilities Commission of Ohio to inspect its gathering systems for public safety purposes. Atlas’ operating subsidiary has been granted an exemption by the Public Utilities Commission of Ohio for its Ohio facilities. The New York Public Service Commission imposes traditional public utility regulation on the transportation of natural gas by companies subject to its regulation. This regulation includes rates, services and siting authority for the construction of certain facilities. Atlas’ gas gathering operations currently are not subject to regulation by the New York Public Service Commission. Atlas’ operations in Pennsylvania currently are not subject to the Pennsylvania Public Utility Commission’s regulatory authority since they do not provide service to the public generally and, accordingly, do not constitute the operation of a public utility. Similarly, Atlas’ operations in Arkansas are not subject to regulatory oversight by the Arkansas Public Service Commission. In the event the Arkansas, Ohio, New York or Pennsylvania authorities seek to regulate our operations, Atlas believes that its operating costs could increase and Atlas’ transportation fees could be adversely affected, thereby reducing Atlas’ net revenue and ability to make distributions to unitholders.

Atlas is currently subject to state ratable take and common purchaser statutes in Texas and Oklahoma. The ratable take statutes generally require gatherers to take, without discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting Atlas’ right as an owner of gathering facilities to decide with whom it contracts to purchase or transport natural gas.

The state of Oklahoma has adopted a complaint-based statute that allows the Oklahoma Corporation Commission to resolve grievances relating to natural gas gathering access and to remedy discriminatory rates for providing gathering service where the parties are unable to agree. In a similar way, the Texas Railroad Commission sponsors a complaint procedure for resolving grievances about natural gas gathering access and rate discrimination. No such complaints have been made against Atlas’ Mid-Continent operations to date in Oklahoma or Texas.

Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels now that FERC has taken a less stringent approach to regulation of the gathering activities of interstate pipeline transmission companies and a number of such companies have transferred gathering facilities to unregulated affiliates. For example, the Texas Railroad Commission has approved changes to its regulations governing transportation and gathering services performed by intrastate pipelines and gatherers, which prohibit such entities from unduly discriminating in favor of one customer over another. Atlas’ gathering operations could be adversely affected should they be subject in the future to the application of state or federal regulation of rates and services.

Atlas’ gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. Atlas cannot predict what effect, if any, such changes might have on its operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

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Sales of Natural Gas

A portion of Atlas’ revenue is tied to the price of natural gas. The price of natural gas is not currently subject to federal regulation and, for the most part, is not subject to state regulation. Sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies that remain subject to FERC’s jurisdiction. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry, and these initiatives generally reflect more light-handed regulation. Atlas cannot predict the ultimate impact of these regulatory changes to its operations, and we note that some of FERC’s more recent proposals may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. Atlas does not believe that it will be affected by any such FERC action materially differently than other companies with whom it competes.

Energy Policy Act of 2005

On August 8, 2005, the Energy Policy Act of 2005 was signed into law. The Energy Policy Act contains numerous provisions relevant to the natural gas industry and to interstate pipelines in particular. Overall, the legislation attempts to increase supply sources by engaging in various studies of the overall resource base and attempting to advantage deep water production on the Outer Continental Shelf in the Gulf of Mexico. However, the primary provisions of interest to Atlas’ interstate pipelines focus in two areas: (1) infrastructure development; and (2) market transparency and enhanced enforcement. Regarding infrastructure development, the Energy Policy Act includes provisions to clarify that FERC has exclusive jurisdiction over the siting of liquefied natural gas terminals; provides for market based rates for new storage facilities placed into service after the date of enactment; shortens depreciable life for gathering facilities; statutorily designates FERC as the lead agency for federal authorizations and permits; creates a consolidated record for all federal decisions relating to necessary authorizations and permits; and provides for expedited judicial review of any agency action and review by only the D.C. Circuit Court of Appeals of any alleged failure of a federal agency to act by a deadline set by FERC as lead agency. Such provisions, however, do not apply to review and authorization under the Coastal Zone Management Act of 1972. Regarding market transparency and manipulation rules, the Natural Gas Act is amended to prohibit market manipulation and add provisions for FERC to prescribe rules designed to encourage the public provision of data and reports regarding the price of natural gas in wholesale markets. The Natural Gas Act and the Natural Gas Policy Act are also amended to increase monetary criminal penalties to $1,000,000 from current law at $5,000 and to add and increase civil penalty authority to be administered by FERC to $1,000,000 per day per violation without any limitation as to total amount.

Environmental Matters

The operation of pipelines, plant and other facilities for gathering, compressing, treating, processing, or transporting natural gas, natural gas liquids and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, Atlas must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact Atlas’ business activities in many ways, such as:

•	restricting the way Atlas can handle or dispose of its wastes;

•	limiting or prohibiting construction and operating activities in sensitive areas such as wetlands, coastal regions, or areas inhabited by endangered species;

•	requiring remedial action to mitigate pollution conditions caused by its operations or attributable to former operators; and

•	enjoining some or all of the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations.

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Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where substances or wastes have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or wastes into the environment.

Atlas believes that its operations are in substantial compliance with applicable environmental laws and regulations and that compliance with existing federal, state and local environmental laws and regulations will not have a material adverse effect on Atlas’ business, financial position or results of operations. Nevertheless, the trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment. As a result, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts Atlas currently anticipates. Moreover, Atlas cannot assure you that future events, such as changes in existing laws, the promulgation of new laws, or the development or discovery of new facts or conditions will not cause Atlas to incur significant costs.

Hazardous Waste

Atlas’ operations generate wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act, as amended, or RCRA, and comparable state laws, which impose detailed requirements for the handling, storage, treatment and disposal of hazardous and solid waste. RCRA currently exempts many natural gas gathering and field processing wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes associated with the exploration, development, or production of crude oil and natural gas. However, these oil and gas exploration and production wastes may still be regulated under state law or the less stringent solid waste requirements of RCRA. Moreover, ordinary industrial wastes such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils may be regulated as hazardous waste. The transportation of natural gas in pipelines may also generate some hazardous wastes that are subject to RCRA or comparable state law requirements.

Site Remediation

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, also known as “Superfund,” and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations such as landfills. Although petroleum as well as natural gas is excluded from CERCLA’s definition of “hazardous substance,” in the course of Atlas’ ordinary operations it will generate wastes that may fall within the definition of a “hazardous substance.” CERCLA authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. Under CERCLA, Atlas could be subject to joint and several, strict liability for the costs of cleaning up and restoring sites where hazardous substances have been released, for damages to natural resources, and for the costs of certain health studies.

Atlas currently owns or leases, and has in the past owned or leased, numerous properties that for many years have been used for the measurement, gathering, field compression and processing of natural gas. Although Atlas used operating and disposal practices that were standard in the industry at the time, petroleum hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by Atlas or on or under other locations where such substances have been taken for disposal. In fact, there is evidence that petroleum spills or releases have occurred at some of the properties owned or leased by Atlas. In addition, some of these properties have been operated by third parties or by previous owners whose treatment and disposal or release of petroleum hydrocarbons or wastes was not under Atlas’ control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and

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analogous state laws. Under such laws, Atlas could be required to remove previously disposed wastes (including waste disposed of by prior owners or operators), remediate contaminated property (including groundwater contamination, whether from prior owners or operators or other historic activities or spills), or perform remedial closure operations to prevent future contamination.

Air Emissions

Atlas’ operations are subject to the federal Clean Air Act, as amended, and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including processing plants and compressor stations, and also impose various monitoring and reporting requirements. Such laws and regulations may require that Atlas obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations, or utilize specific emission control technologies to limit emissions. Atlas’ failure to comply with these requirements could subject Atlas to monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. Atlas likely will be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. Atlas believes, however, that its operations will not be materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to Atlas than to any other similarly situated companies.

Water Discharges

Atlas’ operations are subject to the Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws and regulations. These laws and regulations impose detailed requirements and strict controls regarding the discharge of pollutants into state and federal waters. The discharge of pollutants is prohibited unless authorized by a permit or other agency approval. The Clean Water Act and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. Any unpermitted release of pollutants from Atlas’ pipelines or facilities could result in administrative, civil and criminal penalties as well as significant remedial obligations.

Pipeline Safety

Atlas’ pipelines are subject to regulation by the U.S. Department of Transportation, or the DOT, under the Natural Gas Pipeline Safety Act of 1968, as amended, or the NGPSA, pursuant to which the DOT has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The NGPSA covers the pipeline transportation of natural gas and other gases, and the transportation and storage of liquefied natural gas and requires any entity that owns or operates pipeline facilities to comply with the regulations under the NGPSA, to permit access to and allow copying of records and to make certain reports and provide information as required by the Secretary of Transportation. Atlas believes that its pipeline operations are in substantial compliance with existing NGPSA requirements; however, due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, future compliance with the NGPSA could result in increased costs.

The DOT, through the Office of Pipeline Safety, recently finalized a series of rules intended to require pipeline operators to develop integrity management programs for gas transmission pipelines that, in the event of a failure, could affect “high consequence areas.” “High consequence areas” are currently defined as areas with specified population densities, buildings containing populations of limited mobility, and areas where people gather that are located along the route of a pipeline. The Texas Railroad Commission, the Oklahoma Corporation Commission and other state agencies have adopted similar regulations applicable to intrastate gathering and transmission lines. Compliance with these existing rules has not had a material adverse effect on Atlas’ operations but there is no assurance that this trend will continue in the future.

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Employee Health and Safety

Atlas is subject to the requirements of the Occupational Safety and Health Act, as amended, referred to as OSHA, and comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in Atlas’ operations and that this information be provided to employees, state and local government authorities and citizens.

Hydrogen Sulfide

Exposure to gas containing high levels of hydrogen sulfide, referred to as sour gas, is harmful to humans, and prolonged exposure can result in death. The gas produced at Atlas’ Velma gas plant contains high levels of hydrogen sulfide, and Atlas employs numerous safety precautions at the system to ensure the safety of Atlas’ employees. There are various federal and state environmental and safety requirements for handling sour gas, and Atlas is in substantial compliance with all such requirements.

Employees

As is commonly the case with publicly traded limited partnerships, Atlas does not directly employ any of the persons responsible for Atlas’ management or operations. In general, employees of Atlas America manage Atlas’ gathering systems and operate Atlas’ business. To carry out our and Atlas’ operations, Atlas America employed approximately 210 people at March 31, 2006 who provide direct support to our or Atlas’ operations. Our affiliates will conduct business and activities of their own in which Atlas will have no economic interest. If these separate activities are significantly greater than Atlas’ activities, there could be material competition between them, us and our affiliates for the time and effort of the officers and employees who provide services to us. Our officers who provide services to Atlas are not required to work full time on Atlas’ affairs. These officers may devote significant time to the affairs of our affiliates and be compensated by these affiliates for the services rendered to them. There may be significant conflicts between them and our affiliates regarding the availability of these officers to manage them.

Properties

As of March 31, 2006, Atlas’ principal facilities in Appalachia include approximately 1,500 miles of 2 to 12 inch diameter pipeline. Atlas’ principal facilities in the Mid-Continent area consist of three natural gas processing plants, one treating facility, and approximately 3,130 miles of active and inactive 2-to-42 inch diameter pipeline. Substantially all of Atlas’ gathering systems are constructed within rights-of-way granted by property owners named in the appropriate land records. In a few cases, property for gathering system purposes was purchased in fee. All of Atlas’ compressor stations are located on property owned in fee or on property obtained via long-term leases or surface easements.

Atlas’ property or rights-of-way are subject to encumbrances, restrictions and other imperfections, although these imperfections have not interfered, and Atlas’ general partner does not expect that they will materially interfere with the conduct of Atlas’ business. In many instances, lands over which rights-of-way have been obtained are subject to prior liens which have not been subordinated to the right-of-way grants. In a few instances, Atlas’ rights-of-way are revocable at the election of the land owners. In some cases, not all of the owners named in the appropriate land records have joined in the right-of-way grants, but in substantially all such cases signatures of the owners of majority interests have been obtained. Substantially all permits have been obtained from public authorities to cross over or under, or to lay facilities in or along, water courses, county roads, municipal streets, and state highways, where necessary, although in some instances these permits are revocable at the election of the grantor. Substantially all permits have also been obtained from railroad companies to cross over or under lands or rights-of-way, many of which are also revocable at the grantor’s election.

Certain of Atlas’ rights to lay and maintain pipelines are derived from recorded gas well leases, for wells that are currently in production; however, the leases are subject to termination if the wells cease to produce. In some of these cases, the right to maintain existing pipelines continues in perpetuity, even if the well associated with the lease ceases to be productive. In addition, because many of these leases affect wells at the

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end of lines, these rights-of-way will not be used for any other purpose once the related wells cease to produce.

Legal Proceedings

On March 9, 2004, the Oklahoma Tax Commission filed a petition against Spectrum alleging that Spectrum, prior to Atlas’ acquisition of its operations, underpaid gross production taxes beginning in June 2000. The OTC is seeking a settlement of $5.0 million plus interest and penalties. Atlas is defending itself vigorously. Atlas has asserted a claim for indemnification by Chevron under the provisions of Atlas’ contract with it. Chevron has acknowledged Atlas’ claim notice pursuant to which Chevron will be responsible for the payment of any underpayment of taxes, which would be the basis for any monetary judgment against Atlas, but Chevron will reserve the issues of payment of penalties and reimbursement of Atlas’ attorneys fees and costs for determination by arbitration following the end of the litigation. In addition, under the terms of the Spectrum purchase agreement, $14.0 million has been placed in escrow to cover the costs of any adverse settlement resulting from the petition and other indemnification obligations of the purchase agreement. The case is pending in the Tulsa County District Court, Oklahoma.

Atlas is not subject to any other pending material legal proceedings.

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MANAGEMENT

Atlas Pipeline Holdings, L.P.

Directors and Officers of Atlas Pipeline Holdings GP, LLC

The following table sets forth certain information with respect to the executive officers and members of the board of directors of our general partner, Atlas Pipeline Holdings GP, LLC. Executive officers and directors will serve until their successors are duly appointed or elected.

Name	Age	Position with general partner

Edward E. Cohen	67	Chairman of the Board and Chief Executive Officer
Jonathan Z. Cohen	35	Vice Chairman of the Board
Robert R. Firth	51	President, Chief Operating Officer and Director
Matthew A. Jones	44	Chief Financial Officer and Director
Lisa Washington	38	Chief Legal Officer and Secretary
William G. Karis	57	Director
Jeffrey C. Key	40	Director Nominee
Harvey G. Magarick	66	Director

Edward E. Cohen has been the Chairman of the Board of Directors and Chief Executive Officer of our general partner since its formation in January 2006. Mr. Cohen also has been Chairman of the Board of Directors and Chief Executive Officer of Atlas America since its formation in 2000 and of Atlas since its formation in 1999. Mr. Cohen has been Chairman of the Board of Directors of Resource America, Inc. (NASDAQ: REXI), since 1990, and a director since 1988. Mr. Cohen served as Chief Executive Officer of Resource America from 1988 to 2004 and President of Resource America from 2000 to 2003. Mr. Cohen has served as Chairman of the Board of Resource Capital Corp. (a publicly-traded real estate investment trust) since 2005. He is Chairman of the Board of Directors of Brandywine Construction & Management, Inc., a property management company, and a director of TRM Corporation, a publicly traded consumer services company, Mr. Cohen is the father of Jonathan Z. Cohen.

Jonathan Z. Cohen has been the Vice Chairman of the Board of Directors of our general partner since January 2006. Mr. Cohen also has been the President of Resource America since 2003, Chief Executive Officer of Resource America since 2004 and a director since 2002. He was the Chief Operating Officer of Resource America from 2002 to 2004 and Executive Vice President of Resource America from 2001 until 2003. Mr. Cohen has been a director of Resource Capital Corp. since 2005. Before that, Mr. Cohen had been a Senior Vice President since 1999. Mr. Cohen has been Vice Chairman of Atlas America since its formation in 2000 and Vice Chairman of Atlas since its formation in 1999. Mr. Cohen has also served as Trustee and Secretary of RAIT Investment Trust, a publicly-traded real estate investment trust, since 1997, Vice Chairman of RAIT since 2003 and Chairman of the Board of Directors of The Richardson Company, a sales consulting company, since 1999. Mr. Cohen is a son of Edward E. Cohen.

Robert R. Firth has been a director of our general partner since February 2006, has been the President and Chief Operating Officer of our general partner since January 2006, and has been Chief Executive Officer of Spectrum (acquired by Atlas in July 2004 and now known as Atlas Pipeline Mid-Continent LLC) since June 2002. From September 2001 to June 2002, Mr. Firth was Vice President of Business Development for CMS Field Services. From July 2000 to September 2001, Mr. Firth helped form ScissorTail Energy through the acquisition of Octagon Resources, where he served as Vice President of Operations and Commercial Services. In addition to the positions listed above, Mr. Firth has held positions with Northern Natural Gas, Panda Resources and Transok.

Matthew A. Jones has been a director of our general partner since February 2006 and has been the Chief Financial Officer of our general partner since January 2006. Mr. Jones also has been Chief Financial Officer of Atlas and Atlas America since March 2005. From 1996 to 2005, Mr. Jones worked in the Investment Banking group at Friedman Billings Ramsey, concluding as Managing Director. Mr. Jones worked in Friedman Billings Ramsey’s Energy Investment Banking Group from 1999 to 2005 and in Friedman Billings Ramsey’s Specialty Finance and Real Estate Group from 1996 to 1999. Mr. Jones is a Chartered Financial Analyst.

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Lisa Washington has been the Chief Legal Officer and Secretary of our general partner since January 2006. Ms. Washington is also the Vice President, Chief Legal Officer and Secretary of Atlas and Atlas America. From 1999 to 2005, Ms. Washington was an attorney in the business department of the law firm of Blank Rome LLP.

William G. Karis has been a member of the Board of Directors of our general partner since January 2006 and has been the principal of Karis and Associates, LLC, a consulting company that provides financial and consulting services to the coal industry, since 1997. Prior to that, Mr. Karis was President and CEO of CONSOL Inc. (now CONSOL Energy Company). Mr. Karis is a member of the Boards of Directors and is Chairman of the Audit and Finance Committees of Blue Danube Inc., PinnOak Resources, LLC (formerly US Steel Mining), and Greenbriar Minerals, LLC.

Jeffrey C. Key will serve as a member of the Board of Directors of our general partner upon completion of this offering. He has been Vice President, Strategy and Global Business Development for Tekelec, a supplier of telecommunications equipment since 2004. From 2002 to 2004, Mr. Key was the Managing Partner of his own consulting firm, Key Technology Partners, LLC, which provided strategy development and planning services to communications and networking technology companies. From 2000 to 2002, Mr. Key was a Managing Director of Investment Banking at Bear, Stearns & Co. Inc.

Harvey G. Magarick has been a member of the Board of Directors of our general partner since January 2006 and has maintained his own consulting practice since June 2004. From 1997 to 2004, Mr. Magarick was a partner at BDO Seidman. Mr. Magarick is a member of the Board of Trustees of the Hirtle Callaghan Trust, an investment fund, and has been the Chairman of its audit committee since 2004.

Other Significant Employees

Sean P. McGrath, 35, has been the Chief Accounting Officer of our general partner since January 2006. Mr. McGrath also has been the Chief Accounting Officer of Atlas since May 2005. Mr. McGrath was the Chief Accounting Officer of Sunoco Logistics Partners L.P., a publicly-traded partnership that transports, terminals and stores refined products and crude oil from 2002 to 2005. From 1998 to 2002, Mr. McGrath was Assistant Controller of Asplundh Tree Expert Co., a utility services and vegetation management company. Mr. McGrath is a Certified Public Accountant.

Daniel C. Herz, 29, has been the Vice President of Corporate Development of our general partner since January 2006. Mr. Herz also has been an employee of Atlas and Atlas America since January 2004 and has served as Vice President of Corporate Development since December 2004. Mr. Herz was an Associate Investment Banker with Banc of America Securities from 2002 to 2003 and an Analyst from 1999 to 2002.

Board Committees

Audit Committee

Our general partner’s board of directors will establish an audit committee to be effective upon the closing of this offering. The two independent members, along with the third independent director nominee once elected, of our general partner’s board of directors will serve on the audit committee that will review our external financial reporting, maintain responsibility for engaging our independent auditors and review procedures for internal auditing and the adequacy of our internal accounting controls. In addition to satisfying certain other requirements, the members of the audit committee must meet the independence standards for an audit committee of a board of directors established by the NYSE. Upon completion of this offering, Messrs. Karis, Key and Magarick will be the members of the audit committee.

Conflicts Committee

Our general partner’s board of directors will establish a conflicts committee to be effective upon the closing of this offering. Ultimately, at least two members of our general partner’s board of directors will serve on the conflicts committee, which will be charged with reviewing specific matters that our general partner’s board of directors believes may involve conflicts of interest. The conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to us. The members of the conflicts committee must meet the independence standards for a conflicts committee of a board of directors established by the NYSE. Any matters approved by the conflicts committee will be conclusively deemed to

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be fair and reasonable to us, approved by all of our unitholders, and not a breach by us of any duties we may owe to our unitholders.

Compensation Committee

Compensation for the officers of our general partner shall be determined by the independent directors constituting the compensation committee of Atlas America, the sole shareholder of our general partner and the employer of all of the officers. Charges to us (and hence indirectly compensation of officers attributable to, and payable by, us) will be cleared with the conflicts committee of the board of directors of our general partner.

Executive Committee

Our general partner’s board of directors will establish an executive committee of four directors to be effective upon the closing of this offering. The role of the executive committee, which will be chaired by the Vice Chairman of the Board of our general partner, is to exercise all powers of our general partner’s board of directors between board meetings when it is not practical or feasible for the full board to meet. Upon completion of this offering, Messrs. Edward E. Cohen, Jonathan Z. Cohen, Robert R. Firth and Matthew A. Jones will be the members of the Executive Committee.

Other Committees

Our general partner’s board of directors may establish other committees from time to time to facilitate our management.

Election of Our Directors

Our general partner’s limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner’s board of directors will be elected by a voting majority, as defined in the limited liability company agreement.

Governance Matters

Independence of Board Members.     Our general partner is committed to having at least three independent directors on its board of directors. Pursuant to the NYSE listing standards, a director will be considered independent if the board determines that he or she does not have a material relationship with our general partner or us (either directly or as a partner, unitholder or officer of an organization that has a material relationship with our general partner or us). The initial independent directors are William G. Karis and Harvey G. Magarick, with Jeffrey C. Key expected to be elected as the third independent director within 90 days of listing. The independent members of the board of directors of our general partner will serve as the initial members of the audit and conflicts and compensation committees.

Heightened Independence for Audit and Conflicts Committee Members.     As required by the Sarbanes-Oxley Act of 2002, the Commission has adopted rules that direct national securities exchanges and associations to prohibit the listing of securities of a public company if members of its audit committee do not satisfy a heightened independence standard. In order to meet this standard, a member of an audit committee may not receive any consulting fee, advisory fee or other compensation from the public company other than fees for service as a director or committee member and may not be considered an affiliate of the public company. The board of directors of our general partner expects that all members of its audit and conflicts committees will satisfy this heightened independence requirement.

Audit Committee Financial Expert.     An audit committee plays an important role in promoting effective corporate governance, and it is imperative that members of an audit committee have requisite financial literacy and expertise. As required by the Sarbanes-Oxley Act of 2002, Commission rules require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses all of the following attributes:

•	An understanding of generally accepted accounting principles and financial statements;

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•	An ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•
Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	An understanding of internal controls and procedures for financial reporting; and

•	An understanding of audit committee functions.

The board of directors of our general partner expects that one of the independent directors will satisfy the definition of “audit committee financial expert.”

Code of Ethics.     The board of directors of our general partner will adopt a code of ethics, the “Code of Ethical Conduct for Senior Financial Officers and Managers,” that applies to the chief executive officer, chief financial officer, principal accounting officer and senior financial and other managers. In addition to other matters, this code of ethics will establish policies to prevent wrongdoing and to promote honest and ethical conduct, including ethical handling of actual and apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting violations of the code.

Web Access.     We will provide access through our website to current information relating to governance, including a copy of the Code of Ethical Conduct for Senior Financial Officers and Managers and other matters impacting our governance principles. You will be able to contact our investor relations department for paper copies of these documents free of charge.

Compensation of Directors

Our general partner does not contemplate paying additional remuneration to officers or employees of Atlas America who also serve on the board of directors of our general partner. Each non-employee director will receive an annual retainer of $35,000 in cash and an annual grant of phantom units with distribution equivalent rights in an amount equal to the lesser of 500 units or $15,000 worth of units (based upon the market price of our common units) pursuant to our Long-Term Incentive Plan. Please see “—Atlas Pipeline Holdings Long-Term Incentive Plan” below. In addition, our general partner will reimburse each non-employee director for out-of-pocket expenses and indemnify our general partner’s board of directors for actions associated with serving as directors to the extent permitted under Delaware law.

Atlas Pipeline Holdings Long-Term Incentive Plan

Prior to the closing of this offering, we will adopt the Atlas Pipeline Holdings, L.P. Long-Term Incentive Plan for the employees, directors and consultants of our general partner and its affiliates, including Atlas, who perform services for us. The long-term incentive plan will consist of phantom units, unit options and tandem distribution equivalent rights with respect to phantom units. Units with respect to awards forfeited, terminated or paid without the delivery of units are available for delivery pursuant to other awards. The long-term incentive plan will be administered by the compensation committee of the board of directors of Atlas America.

The board of directors of our general partner and the compensation committee of Atlas America may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Our board of directors and the compensation committee of Atlas America also have the right to alter or amend the long-term incentive plan or any part of the long-term incentive plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval as may be required by the exchange upon which the common units are listed at that time, if any. Subject to adjustment as provided in the long-term incentive plan documents, the aggregate number of our units that may be awarded to participants is 2,100,000. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The long-term incentive plan will expire upon its termination by the board of directors or the compensation committee or, if

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earlier, when no units remain available under the long-term incentive plan for awards. Upon termination of the long-term incentive plan, awards then outstanding will continue pursuant to the terms of their grants.

Phantom Units.     A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. In the future, the compensation committee may determine to make grants of phantom units under the plan to employees, consultants and directors containing such terms as the compensation committee determines. The compensation committee will determine the period over which phantom units granted to employees and members of our board will vest. The committee, in its discretion, may base its determination upon the achievement of specified financial objectives or other events. In addition, the phantom units will vest upon a change in control. If a grantee’s employment, consulting or membership on the board of directors terminates for any reason, the grantee’s phantom units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise.

Options.     An option entitles the grantee to receive a common unit upon payment of the exercise price for the option, which exercise price may be equal to or more than the fair market value of a common unit on the date of grant of the option. The compensation committee will determine the directors, employees and consultants to whom options are granted, the number of options, their vesting provisions, exercise price and other terms and conditions.

Common units to be delivered upon the vesting of phantom units or the exercise of options may be common units acquired by us in the open market, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon vesting of the phantom units or the exercise of options, the total number of common units outstanding will increase.

We intend that the issuance of any common units upon vesting of the phantom units under the plan serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

U.S. Federal Income Tax Consequences of Awards Under the Long-Term Incentive Plan.     Generally, when phantom units or options are granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of common units and/or cash in respect of the vesting of phantom units or DERs or the exercise of units, the participant recognizes compensation equal to the fair market value of the cash and/or units as of the date of payment.

On October 22, 2004, the American Jobs Creation Act of 2004 (H.R. 4520) (the “AJCA”) was signed into law by the President. The AJCA added a new Section 409A to the Internal Revenue Code (“Section 409A”) which significantly alters the rules relating to the taxation of deferred compensation. Section 409A broadly applies to deferred compensation and potentially results in additional tax to participants. The Department of Treasury and IRS have issued guidance and proposed regulations under Section 409A, however further guidance is anticipated. Based on current guidance, the award of options to employees, consultants and directors of certain of our affiliates may be very limited in order to meet the requirements of Section 409A. However, we expect that we will be able to structure awards under the plan in a manner that complies with Section 409A. Because we expect additional guidance to be issued under Section 409A, we may be required to alter provisions of the plan and future awards.

DERs.     A distribution equivalent right or DER is a right granted in the committee’s discretion with respect to a phantom unit that entitles the grantee to receive cash equal to the cash distributed on a common unit on such terms and conditions as the committee may proscribe.

Compensation Committee Interlocks and Insider Participation

While certain of our executive officers and directors serve in such roles with Atlas America and the general partner of Atlas, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the board of directors or compensation committee of our general partner.

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Atlas Pipeline Partners, L.P.

Managing Board Members, Executive Officers and Other Significant Employees of Atlas Pipeline Partners

The following table sets forth certain information with respect to the executive officers and members of the managing board of Atlas Pipeline Partners GP, LLC. Executive officers and directors will serve until their successors are duly appointed or elected.

Name	Age	Position with general partner	Year in which service began

Edward E. Cohen	67	Chairman of the Managing Board and Chief Executive Officer	1999
Jonathan Z. Cohen	35	Vice Chairman of the Managing Board	1999
Michael L. Staines	56	President, Chief Operating Officer and Managing Board Member	1999
Matthew A. Jones	44	Chief Financial Officer	2005
Tony C. Banks	51	Managing Board Member	1999
Curtis D. Clifford	63	Managing Board Member	2004
Gayle P.W. Jackson	59	Managing Board Member	2005
Martin Rudolph	59	Managing Board Member	2005

As described above, some of the managing board members, executive officers and other significant employees of our general partner, Atlas Pipeline Holdings GP, LLC, also serve as directors, executive officers and other significant employees of Atlas’ general partner. To the extent that we have described the business experience of these individuals above, we have not repeated that information below.

Michael L. Staines has been an Executive Vice President of Atlas America since 2000. Mr. Staines has also been the President and Chief Operating Officer of Atlas since its formation in 2000. Mr. Staines was Senior Vice President of Resource America from 1989 to 2004 and served as a director from 1989 through 2000 and Secretary from 1989 through 1998. Mr. Staines is a member of the Ohio Oil and Gas Association, the Independent Oil and Gas Association of New York and the Independent Petroleum Association of America.

Tony C. Banks has been Vice President of Business Development for FirstEnergy Corporation, a public utility, since December 2005. Mr. Banks joined FirstEnergy Solutions, Inc., a subsidiary of FirstEnergy Corporation, in August 2004 as Director of Marketing and in August 2005 became Vice President of Sales & Marketing. Before joining FirstEnergy, Mr. Banks was a consultant to utilities, energy service companies and energy technology firms. From 2000 through 2002, Mr. Banks was President of RAI Ventures, Inc. and Chairman of the Board of Optiron Corporation, which was an energy technology subsidiary of Atlas America until 2002. In addition, Mr. Banks served as President of Atlas Pipeline GP during 2000. He was Chief Executive Officer and President of Atlas America from 1998 through 2000.

Curtis D. Clifford has been the principal of CL4D CO, an energy consulting, marketing and reporting firm since 1998. Mr. Clifford has 39 years’ experience in the natural gas industry, from exploration, production and gathering to procurement, marketing and consulting. He has been president of Amity Manor, Inc. since 1988 when he founded the company to develop housing for low-income elderly using tax credit financing. Mr. Clifford is a registered professional engineer in Pennsylvania.

Gayle P.W. Jackson has been President of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies, since 2004. From 2001 to 2004, Dr. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Central and Eastern Europe, Latin America and Asia. From 1985 to 2001, Dr. Jackson was President of Gayle P.W. Jackson, Inc., a consulting firm that advised energy companies on corporate development and diversification strategies and also advised national and international governmental institutions on energy policy. Dr. Jackson was Deputy Chairman of the Federal Reserve Bank of St. Louis in 2004 and 2005 and was a member of the Federal Reserve Bank Board from 2000 to 2005. She is a member of the Board of Directors of Ameren Corporation, a publicly-traded public utility holding company.

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Martin Rudolph has been the Trustee of the AHP Settlement Trust, a $4 billion trust established to process litigation claims, since 2005. Before that, Mr. Rudolph was a director of tax planning, research and compliance for RSM McGladrey, Inc., a business services firm from 2001 to 2005. From 1990 to 2001, he was a Managing Partner of Rudolph, Palitz LLC, which was merged with RSM McGladrey. Mr. Rudolph is a certified public accountant.

Other Significant Employees

David D. Hall, 48, has been the Executive Vice President and Chief Financial Officer of Spectrum (acquired by Atlas in July 2004 and now known as Atlas Pipeline Mid-Continent LLC) since 2002. From 2000 to 2002, Mr. Hall served as a senior business analyst at ScissorTail Energy. Mr. Hall has more than 25 years experience as a financial executive in the energy industry. Mr. Hall is a Certified Public Accountant.

Thomas B. Williams, 54, has been Senior Vice President of Engineering and Operations of Atlas Pipeline Mid-Continent LLC since August 2004. From April 2003 to August 2004, Mr. Williams was Chief Executive Officer of Elkhorn Construction, a company which specializes in midstream energy sector construction. Between 1998 and 2003, Mr. Williams was the Vice President of Sales and Marketing Worldwide for Linde BOC Process Plants, Inc. (formerly known as The Pro-Quip Group). From 2000 to 2003, Mr. Williams was also President of Cryogenic Plants and Services.

Messrs. Firth, McGrath and Herz and Ms. Washington also are significant employees of Atlas Pipeline Partners GP, LLC.

Reimbursement of Expenses of Atlas’ General Partner and its Affiliates

Atlas does not directly employ any persons to manage or operate its business. These functions are provided by Atlas’ general partner and employees of Atlas America. Atlas’ general partner does not receive a management fee in connection with its management of Atlas apart from its interest as general partner and its right to receive incentive distributions.

Atlas reimburses its general partner and its affiliates for compensation and benefits related to their executive officers, based upon an estimate of the time spent by such persons on activities for Atlas. Other indirect costs, such as rent for offices, are allocated to Atlas by Atlas America based on the number of Atlas America employees who devote substantially all of their time to activities on Atlas’ behalf. Atlas reimburses Atlas America at cost for direct costs incurred by them on Atlas’ behalf.

Atlas’ partnership agreement provides that its general partner will determine the costs and expenses that are allocable to Atlas in any reasonable manner determined by its general partner at its sole discretion. Atlas reimbursed its general partner and its affiliates $1.8 million for the year ended December 31, 2005 for compensation and benefits related to its executive officers. Direct reimbursements were $24.6 million for the year ended December 31, 2005, including certain costs that have been capitalized by Atlas. Atlas’ general partner believes that the method utilized in allocating costs to Atlas is reasonable.

Executive Officer Compensation

The following table sets forth certain compensation information for the chief executive officer and president of Atlas’ general partner for the years ended December 31, 2005, 2004 and 2003, respectively. No other executive officer of Atlas’ general partner received an allocation of aggregate salary and bonus in excess of $100,000 during the periods indicated. Atlas reimburses Atlas’ general partner and its affiliates for expenses incurred on Atlas’ behalf, including the cost of officer compensation allocable to Atlas. It is not currently anticipated that Atlas will pay additional annual cash or cash bonus compensation to the officers of our general partner for service to us, but that such officers will be compensated through the Long-Term Incentive Plan we are adopting concurrently with this offering.

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Summary Compensation Table

	Annual Compensation			All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)

Edward E. Cohen	2005	$232,500	$310,000	$1,904,700
Chairman of the Managing Board	2004	133,950	193,800	1,047,500
and Chief Executive Officer	2003	179,600	119,700	—

Michael L. Staines	2005	$225,000	$125,000	$492,720
President, Chief Operating Officer	2004	219,400	45,600	335,200
and Managing Board Member	2003	133,300	10,000	—

(1)
Bonuses in any fiscal year are generally based upon our performance in the prior fiscal year and the individual’s contribution to that performance. From time to time, Atlas’ general partner’s managing board may award bonuses in a fiscal year reflecting an individual’s performance during that fiscal year.

(2)
Reflects grants in 2004 and 2005 of phantom units under the Atlas Long Term Incentive Plan, valued at the closing price of common units on the respective dates of grants. The phantom unit grants entitle the recipient, upon vesting, to receive one common unit and include distribution equivalent rights. The number of phantom units held and the value of those phantom units, valued at the closing market price of Atlas common units on December 31, 2005, are: Mr. Cohen — 38,750 phantom units ($1,573,250) and Mr. Staines — 10,000 phantom units ($406,000).

Long-Term Incentive Plan

Atlas’ general partner has adopted the Atlas Pipeline Partners, L.P. Long-Term Incentive Plan, referred to as the Plan, for employees of Atlas’ general partner and its affiliates who perform services for Atlas. Awards contemplated by the Plan include phantom units and unit options. The Plan currently permits the grant of phantom units and unit options covering an aggregate of 435,000 common units delivered upon vesting of such phantom units or unit options. The Plan is administered by a committee appointed by Atlas’ general partner’s managing board, which sets the terms of awards under the Plan. This committee may make awards of either phantom units or options for an aggregate of 435,000 common units, provided that the maximum number of phantom units that may be awarded in total to non-employee managing board members is 10,000.

Phantom Units.     A phantom unit entitles the grantee to receive, upon the vesting of the phantom unit, a common unit (or cash equivalent, depending on the terms of the grant). As of December 31, 2005, grants of 110,128 unvested phantom units under the Plan remain outstanding to employees, officers, managing board members and consultants of Atlas’ general partner. The committee may, in the future, make additional grants under the plan to employees and managing board members containing such terms as such committee shall determine, including tandem distribution equivalent rights with respect to phantom units. As a result of the vesting of these awards, Atlas recognized an expense of $2.2 million during 2005.

The issuance of the common units upon vesting of phantom units is primarily intended to serve as a means of incentive compensation for performance. Therefore, no consideration is paid to Atlas by the plan participants upon receipt of the common units.

Atlas has 2,057 grants of unvested phantom units outstanding at December 31, 2005 to current non-employee managing board members of Atlas’ general partner, 1,399 of which were granted during 2005. These units vest and are payable in 25% increments. As a result of the partial vesting of these awards, Atlas recognized expense of approximately $37,400 during 2005.

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The following table shows the vesting of phantom units granted under the Plan during 2005 to the named executive officers.

Remaining Unvested Grants(1)

Name	Total Units	Units	Value

Edward E. Cohen	20,000	20,000	$812,000
Michael L. Staines	4,000	4,000	$162,400

(1)	As if vested on December 31, 2005, at a market closing price of $40.60 per unit.

Compensation of Managing Board Members

Atlas’ general partner does not pay additional remuneration to officers or employees of Atlas America who also serve as managing board members. In fiscal year 2005, each non-employee managing board member of Atlas’ general partner received an annual retainer of $20,000 in cash and an annual grant of phantom units with DERs in an amount equal to the lesser of 500 units or $15,000 worth of units (based upon the market price of our common units) pursuant to Atlas’ Long-Term Incentive Plan. In addition, Atlas’ general partner reimburses each non-employee board member for out-of-pocket expenses in connection with attending meetings of the board or committees. Atlas reimburses its general partner for these expenses and indemnifies its general partner’s managing board members for actions associated with serving as managing board members to the extent permitted under Delaware law.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT;
SELLING UNITHOLDERS

Atlas Pipeline Holdings, L.P.

The following table sets forth certain information regarding the beneficial ownership of our common units prior to and as of the closing of this offering by:

•	each person who will beneficially own more than 5% of our common units;

•	each of the named executive officers of our general partner;

•	all of the directors of our general partner; and

•	all directors and executive officers of our general partner as a group.

All information with respect to beneficial ownership has been furnished by the respective directors or officers, as the case may be.

	Common Units Beneficially Owned After Offering		Common Units Beneficially Owned After Offering With Exercise of Additional Units(3)

Name of Beneficial Owner(1)	Common Units	Percent	Common Units	Percent

Atlas America, Inc.(2)	17,500,000	82.9%	16,960,000	80.38%
Edward E. Cohen	—	*	—	*
Jonathan Z. Cohen	—	*	—	*
Robert R. Firth	—	*	—	*
Matthew A. Jones	—	*	—	*
Lisa Washington	—	*	—	*
William G. Karis	—	*	—	*
Jeffrey C. Key	—	*	—	*
Harvey G. Magarick	—	*	—	*
All directors and officers of our general partner as a group (8 persons)	—	*	—	*

*	Less than 1%.

(1)	The address for each person or entity listed is 311 Rouser Road, Moon Township, Pennsylvania 15108.

(2)
Atlas America, Inc. owns 17,500,000 common units directly. If the underwriters’ option to purchase additional units is exercised in full, it will own 16,960,000 common units directly. Atlas America, Inc.’s common stock is listed on the NASDAQ under the symbol “ATLS.” Atlas America, Inc. files information with or furnishes information to, the Securities and Exchange Commission pursuant to the information requirements of the Securities Exchange Act of 1934.

(3)
These columns assume the underwriters’ exercise of all 540,000 common units subject to their option to purchase additional common units, and our redemption of an equal number of units from Atlas America, Inc. after the offering. Atlas America, Inc. may be deemed to be a selling unitholder in the event of any such redemption, and therefore may be deemed to be an underwriter in this offering.

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Atlas Pipeline Partners, L.P.

The following table sets forth certain information as of May 12, 2006 regarding beneficial ownership of Atlas’ common units by:

•	each person known by Atlas Pipeline GP to beneficially own more than 5% of Atlas’ common units;

•	each of the named executive officers of Atlas Pipeline GP;

•	all of the directors of Atlas Pipeline GP; and

•	all of the directors and executive officers of Atlas Pipeline GP as a group.

All information with respect to beneficial ownership has been furnished by the respective directors or officers, as the case may be. Each person has sole voting and dispositive power over the common units shown unless otherwise indicated below. Atlas had 13,049,266 common units outstanding at May 12, 2006. Unless otherwise indicated, the address for each of the beneficial owners in this table is 311 Rouser Road, Moon Township, Pennsylvania, 15108.

	Common Units Beneficially Owned After Offering

Name of Beneficial Owner	Common Units	Percent

Edward E. Cohen (1)	15,350	*
Jonathan Z. Cohen (2)	10,852	*
Michael L. Staines (3)	2,000	*
Matthew A. Jones (4)	3,750	*
Tony C. Banks	—	*
Curtis D. Clifford	113	*
Gayle P.W. Jackson (5)	77	*
Martin Rudolph (6)	577	*
All executive officers and managing board members as a group (8 persons)	32,719	*

Other Owners of more than 5% of Outstanding Units
Atlas Pipeline Partners GP, LLC (7)	1,641,026	12.6%

*	Less than 1%.

(1)	This amount includes 5,000 phantom units which vest in 60 days and which, upon vesting, convert into an equal number of our common units.

(2)	This amount includes 3,125 phantom units which vest in 60 days and which, upon vesting, convert into an equal number of our common units.

(3)	This amount includes 1,000 phantom units which vest in 60 days and which, upon vesting, convert into an equal number of our common units.

(4)	This amount includes 3,750 phantom units which vest in 60 days and which, upon vesting, convert into an equal number of our common units.

(5)	This amount represents 77 phantom units which vest in 60 days and which, upon vesting, may be converted into an equal number of our common units or into their then fair market value in cash.

(6)	This amount includes 77 phantom units which vest in 60 days and which, upon vesting, may be converted into an equal number of our common units or into their then fair market value in cash.

(7)	We will own 100% of the interests in Atlas Pipeline GP as of closing.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with Atlas Pipeline Partners, L.P.

Our cash generating assets consist of our interests in Atlas Pipeline Partners, L.P., a publicly traded Delaware limited partnership. Atlas is a midstream energy service provider engaged in the transmission, gathering and processing of natural gas in the Mid-Continent and Appalachian regions. Our interests in Atlas will initially consist of a 100% ownership interest in the general partner of Atlas, Atlas Pipeline GP, which owns:

•	a 2.0% general partner interest in Atlas, which entitles it to receive 2.0% of the cash distributed by Atlas;

•
all of the incentive distribution rights in Atlas, which entitle us to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by Atlas as it reaches certain target distribution levels in excess of $0.42 per Atlas unit in any quarter; and

•	1,641,026 common units of Atlas, representing approximately 12.6% of the outstanding common units of Atlas, or a 11.5% limited partner interest in Atlas.

Atlas is required by its partnership agreement to distribute all of its cash on hand at the end of each quarter, less reserves established by its general partner, in its sole discretion to provide for the proper conduct of Atlas’ business or to provide for future distributions. Our general partner will be reimbursed for direct and indirect expenses incurred on our behalf. Some of the non-independent directors of our general partner also serve as directors of Atlas’ general partner.

The Contribution Agreement

Prior to the closing of this offering, the partnership interests we will own in Atlas, including the 2.0% general partner interest, the incentive distribution rights and 1,641,026 common units, are held, directly or indirectly, by Atlas America. In connection with this offering, Atlas America will enter into a contribution agreement pursuant to which, at closing, the 2% general partner interest, incentive distribution rights and 1,641,026 common units, each representing partnership interests in Atlas, will be contributed to us. As consideration for this contribution and in accordance with the terms of the contribution agreement, we will distribute substantially all of the proceeds we receive from this offering as well as 17,500,000 of our common units, assuming no exercise of the underwriters’ option to purchase additional units, to Atlas America and its affiliates.

Registration Rights

Under our limited partnership agreement, we have agreed to register for sale under the Securities Act and applicable state securities laws (subject to certain limitations) any common units proposed to be sold by owners of Atlas’ general partner or any of its respective affiliates. These registration rights require us to file up to three registration statements. We have also agreed to include any securities held by the owners of Atlas’ general partner or any of its respective affiliates in any registration statement that we file to offer securities for cash, except that an offering relating solely to an employee benefit plan and other similar exceptions. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. These registration rights are in addition to the registration rights that we have agreed to provide our general partner and its affiliates pursuant to our limited partnership agreement. Please read “Units Eligible for Future Sale.”

Indemnification of Directors and Officers

Under our limited partnership agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events any director or officer, or while serving as a director or officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of our company or any of our affiliates. Additionally, we will indemnify to the fullest extent permitted by law, from

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and against all losses, claims, damages or similar events any person who is or was an employee (other than an officer) or agent of our partnership at the time of the occurrence giving rise to the indemnity being sought.

Related Party Transactions Involving Atlas

On June 30, 2005, Resource America, Inc. (RAI) distributed its 10.7 million shares of Atlas America to its shareholders. In connection with this distribution of Atlas America common stock to its shareholders, RAI and Atlas America entered into various agreements, including a shared services agreement and a tax matters agreement, which govern the ongoing relationship between the two companies. Atlas is dependent upon the resources and services provided by Atlas America, and through these agreements, RAI and its affiliates.

Under an agreement between Atlas and Atlas America, Atlas America must construct up to 2,500 feet of sales lines from its existing wells in the Appalachian region to a point of connection to Atlas’ gathering systems. Atlas must, at its own cost, extend its system to connect to any such lines within 1,000 feet of its gathering systems. With respect to wells to be drilled by Atlas America that will be more than 3,500 feet from Atlas’ gathering systems, Atlas has various options to connect those wells to its gathering systems at its own cost.

At May 12, 2006, Atlas’ general partner owned 1,641,026 common units constituting approximately 12.6% of the outstanding common units of Atlas.

Atlas’ omnibus agreement and the natural gas gathering agreements with Atlas America and its affiliates were not the result of arms-length negotiations and, accordingly, Atlas cannot assure us that it could have obtained more favorable terms from independent third parties similarly situated. However, since these agreements principally involve the imposition of obligations on Atlas America and its affiliates, Atlas does not believe that it could obtain similar agreements from independent third parties.

In connection with the acquisition of Spectrum, Atlas entered into commitment agreements with Resource America and Atlas America for the purchase by them of up to $25.0 million of preferred units in Atlas Pipeline Operating Partnership, L.P., Atlas’ subsidiary. In consideration for their commitments, upon the closing of the Spectrum acquisition and the purchase by each of $10.0 million preferred units, Atlas paid Resource America and Atlas America commitment fees of $750,000 and $500,000, respectively.

Until March 2005, Matthew A. Jones, our general partner’s Chief Financial Officer, was a Managing Director with Friedman, Billings, Ramsey & Co., Inc., which acted as an underwriter of Atlas’ April and July 2004 and June and November 2005 public offerings of common units. FBR provided advisory services to us in connection with our acquisition of Elk City in April 2005. In addition, FBR was an underwriter in connection with Atlas America’s initial public offering in May 2004.

Atlas does not currently directly employ any persons to manage or operate its business. These functions are provided by employees of Atlas America and/or its affiliates. Atlas’ general partner does not receive a management fee in connection with its management of Atlas apart from its interest as general partner and its right to receive incentive distributions.

Atlas reimburses its general partner, Atlas America and its affiliates for expenses they incur in managing its operations and for an allocation of the compensation paid to the executive officers of its general partner, based upon an estimate of the time spent by such persons on activities for Atlas. Other indirect costs, such as rent for offices, are allocated to Atlas by Atlas America based on the number of its employees who devote substantially all of their time to activities on Atlas’ behalf. Atlas reimburses Atlas America at cost for direct costs incurred by them on Atlas’ behalf. Atlas’ partnership agreement provides that its general partners will determine the costs and expenses that are allocable to Atlas in any reasonable manner determined by its general partner at its sole discretion.

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CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

General.     Conflicts of interest exist and may arise in the future as a result of the relationships among us, Atlas and our and its respective general partners and affiliates. The directors and officers of Atlas’ general partner have fiduciary duties to manage Atlas in a manner beneficial to us, its owner. At the same time, Atlas’ general partner has a fiduciary duty to manage Atlas in a manner beneficial to Atlas and its limited partners. The managing board or the conflicts committee of the managing board of Atlas will resolve any such conflict and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

Conflicts Between Our General Partner and Its Affiliates and Our Partners.     Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any of our other partners, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of our general partner’s fiduciary duty to us.

Our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to believe that he is acting in the best interests of the partnership.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to our common unitholders.

The amount of cash that is available for distribution to our common unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and time of cash expenditures;

•	asset sales or acquisitions;

•	borrowings;

•	the issuance of additional units;

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•	the creation, reduction or increase of reserves in any quarter; and

•	corporate opportunities.

We will reimburse our general partner and its affiliates for expenses.

We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion. Please read “Certain Relationships and Related Party Transactions.”

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

If we are presented with certain business opportunities, Atlas will have the first right to pursue such opportunities.

Pursuant to the omnibus agreement to be entered into in connection with the closing of this offering, we will agree to certain business opportunity arrangements to address potential conflicts that may arise between us and Atlas. If a business opportunity in respect of any business activity in which Atlas is currently engaged is presented to us, our general partner or Atlas or its general partner, then Atlas will have the first right to pursue such business opportunity.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•
the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

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•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•
the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•
the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “The Partnership Agreement of Atlas Pipeline Partners, L.P.—No Unitholder Approval” and “—Opinion of Counsel and Unitholder Approval” for information regarding matters that require unitholder approval.

Atlas and affiliates of our general partner are not limited in their ability to compete with us, which could cause conflicts of interest and limit our ability to acquire additional assets or businesses which in turn could adversely affect our results of operations and cash available for distribution to our unitholders.

Neither our partnership agreement nor the omnibus agreement between us, Atlas, Atlas Pipeline GP and Atlas Pipeline Holdings GP, LLC will prohibit Atlas or affiliates of our general partner from owning assets or engaging in businesses that compete directly or indirectly with us or one another. In addition, Atlas and its affiliates or affiliates of our general partner, may acquire, construct or dispose of additional assets related to the transmission, gathering and processing of natural gas, NGLs or other assets in the future, without any obligation to offer us the opportunity to purchase or construct any of those assets. As a result, competition among these entities could adversely impact Atlas’ or our results of operations and cash available for distribution.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm’s-length negotiations.

Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

Common units are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase common units as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a

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common unitholder may have his common units purchased from him at an undesirable time or price. Please read “Description of Our Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the conflicts committee, if established, and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Acquisitions of Competing Businesses; Potential Future Conflicts.     From time to time, we or our affiliates may acquire entities whose businesses compete with us or Atlas. In addition, future conflicts of interest may arise among us and any entities whose general partner interests we or our affiliates acquire or between Atlas and such entities. It is not possible to predict the nature or extent of these potential future conflicts of interest at this time, nor is it possible to determine how we will address and resolve any such future conflicts of interest. However, the resolution of these conflicts may not always be in our best interest or those of our unitholders. We do not currently intend to take any action which would limit the ability of Atlas to pursue its business strategy.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. These modifications are detrimental to the common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the unitholders:

State-law fiduciary duty standards
Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to

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recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our unitholders or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

Special provisions regarding affiliated transactions.     Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any unitholders or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

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Upon purchasing common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “Description of Our Partnership Agreement—Indemnification.”

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DESCRIPTION OF THE COMMON UNITS

The Units

The common units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to unitholders under our partnership agreement. For a description of the rights and preferences of holders of common units in and to partnership distributions, please read this section and “Cash Distribution Policy.” For a description of the rights and privileges of unitholders under our partnership agreement, including voting rights, please read “The Partnership Agreement of Atlas Pipeline Holdings, L.P.”

Transfer Agent and Registrar

Duties

American Stock Transfer and Trust Company will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There will be no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•
gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

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Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Comparison of Rights of Holders of Our Common Units and Atlas’ Common Units

Our common units and Atlas’ common units are unlikely to trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and Atlas’ common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

•	with respect to its distributions, Atlas’ common unitholders have a priority over our incentive distribution rights in Atlas;

•	we participate in Atlas’ general partner’s distributions and the incentive distribution rights, and Atlas’ common unitholders do not; and

•	we may in the future enter into other businesses separate from Atlas.

The following table compares certain features of Atlas’ common units and our common units.

	Atlas’ Common Units	Our Common Units

Distributions and Incentive Distribution Rights	Atlas has historically made quarterly distributions to its partners of its cash, less certain reserves for expenses and other uses of cash, including reimbursement of expenses owed to its general partner. For a more detailed discussion, please read “The Partnership Agreement of Atlas Pipeline Partners, L.P.—Cash Distribution Policy.” Atlas’ general partner owns the incentive distribution rights in Atlas.	We will pay our unitholders quarterly distributions equal to the cash we receive from our Atlas distributions, less certain reserves for expenses and other uses of cash. Our general partner is not entitled to any distributions. Therefore, our distributions are allocated exclusively to our common unitholders.

Taxation of Entity and Entity Owners	Atlas is a flow-through entity that is not subject to an entity-level federal income tax.	Similarly, we are a flow-through entity that is not subject to an entity-level federal income tax.

	Atlas expects that holders of its common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions.	We also expect that holders of our common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions as a result of our ownership of common units of Atlas. However, incentive distribution rights do not benefit from such adjustments and allocations. Therefore, we expect the ratio of our taxable income to the distributions you will receive to be higher than the ratio of taxable income to the distributions received by the common unitholders of Atlas. Moreover, if Atlas is successful in increasing its distributable cash flow over time, we expect the ratio of our taxable income to distributions will increase.

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	Atlas’ Common Units	Our Common Units

	Atlas’ common unitholders will receive Schedule K-1s from Atlas reflecting the unitholders’ share of Atlas’ items of income, gain, loss and deduction at the end of each fiscal year.	Our common unitholders also will receive Schedule K-1s from us reflecting the unitholders’ share of our items of income, gain, loss and deduction at the end of each fiscal year.

Sources of Cash Flow	Atlas currently generates its cash flow from its natural gas transmission, gathering and processing operations.	Our only cash-generating assets consist of our interests in Atlas, and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders is currently completely dependent upon the performance of Atlas.

Limitation on Issuance of Additional Units	Atlas may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.	We also may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.

Limited Call Right	Atlas’ general partner has the right, but not the obligation, to purchase all of the remaining outstanding common units of Atlas if at any time any of its affiliates own more than 80% of Atlas’ outstanding common units. The purchase price for these units is the greater of the then current market price and the highest price paid by Atlas’ general partner and its affiliates for Atlas common units over the past ninety-day period.	Our general partner will have the right, but not the obligation, to purchase all of our remaining outstanding common units if at any time our affiliates own more than 87.5% of our outstanding common units. The purchase price for these units is a price not less than the then current market price of the common units.

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THE PARTNERSHIP AGREEMENT OF ATLAS PIPELINE HOLDINGS, L.P.

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included as Appendix A in this prospectus.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Cash Distribution Policy and Restrictions on Distributions;”

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties;”

•	with regard to rights of holders of units, please read “Description of the Common Units;” and

•	with regard to allocations of taxable income, taxable loss and other matters, please read “Material Tax Consequences.”

Organization and Duration

We were formed on December 15, 2005 and have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us, our affiliates or our subsidiaries to engage in activities other than the ownership of partnership interests in Atlas, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business. For a further description of limits on our business, please read “Certain Relationships and Related Transactions.”

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority to amend, and to make consents and waivers under, our partnership agreement. Please read “—Amendments to Our Partnership Agreement.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

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•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. While we currently have no operations distinct from Atlas, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. In voting their units, affiliates of our general partner will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read “—Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	A majority of our outstanding units. Please read “—Termination or Dissolution.”

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Continuation of our business upon dissolution	A majority of our outstanding units. Please read “—Termination or Dissolution.”

Withdrawal of our general partner
Under most circumstances, the approval of a majority of the units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to June 30, 2016 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3 of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to (i) an affiliate (other than an individual) or (ii) another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2016. Please read “—Transfer of General Partner Interest.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “—Transfer of Ownership Interests in Our General Partner.”

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities on terms and conditions as our general partner will determine without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which units are not entitled.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the

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limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

No amendment may be made that would:

(1)  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

(2)  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

(1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that our general partner determines to be necessary or advisable for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5) an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8) any amendment that our general partner determines to be necessary or advisable for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9) certain mergers or conveyances set forth in our partnership agreement;

(10) an amendment effected, necessitated or contemplated by an amendment to Atlas’ partnership agreement that requires Atlas’ unitholders to provide a statement, certificate or other proof of evidence to Atlas regarding whether such unitholder is subject to United States federal income tax on the income generated by Atlas; and

(11) any other amendments substantially similar to any of the matters described in (1) through (9) above.

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In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if our general partner determines, at its option, that those amendments:

(1) do not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4) are necessary or advisable for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement or to implement the tax related provisions of our partnership agreement; or

(5) are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Finally, our partnership agreement specifically permits our general partner to authorize the general partner of Atlas to limit or modify the incentive distribution rights held by us if our general partner determines that such limitation or modification does not adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Opinion of Counsel and Unitholder Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in none of us, Atlas or Atlas’ intermediate or operating partnerships being treated as an entity for federal income tax purposes in connection with any of the amendments described under “—No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

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(1) the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding units, excluding those units held by our general partner and its affiliates;

(2) there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3) the entry of a decree of judicial dissolution of our partnership; or

(4) the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units excluding any units held by our general partner and its affiliates, may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing a successor general partner an entity approved by the holders of a majority of our outstanding units, excluding those units held by our general partner and its affiliates, subject to receipt by us of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•
none of our partnership nor the reconstituted limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets in kind to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2016 without obtaining the approval of a majority of our outstanding units, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

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Our general partner may not be removed unless that removal is approved by (i) the audit and conflicts committee of the general partner and (ii) not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by a majority of our outstanding units, including those held by our general partner and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Upon completion of this offering, Atlas America will own approximately 82.9% of the outstanding units, assuming no exercise of its underwriters’ option to purchase additional units.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest in us to:

•	an affiliate of the general partner (other than an individual); or

•
another entity as part of the merger or consolidation of the general partner with or into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another entity prior to June 30, 2016 without the approval of a majority of the common units outstanding, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of our general partner, agree to be bound by the provisions of the partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in Our General Partner

At any time, Atlas America, Inc., as the sole member of our general partner, may sell or transfer all or part of its ownership interest in the general partner without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to (i) any person or group that acquires the units from our general partner or its affiliates, (ii) any transferees of that person or group approved by our general partner or (iii) any person or group that acquires 20% of any class of units with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time our general partner and its affiliates hold more than 87.5% of the outstanding limited partner interests of any class, our general partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•
the highest cash price paid by either our general partner or any of its affiliates for any limited partners interests of the class purchased within the 90 days preceding the date our general partner first mails notice of its election to purchase the limited partner interests; and

•	the current market price of the limited partner interests of the class as of the date three days prior to the date that notice is mailed.

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As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material Tax Consequences—Disposition of Units.”

Upon completion of this offering, Atlas America and its affiliates will own 17,500,000 of our common units, representing approximately 82.9% of our outstanding common units, assuming no exercise of the underwriters’ option to purchase additional units.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by non-citizen assignees will be voted by our general partner and our general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the transferred units when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the

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limited partner may be treated as a non-citizen assignee. A non-citizen assignee is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

(1) our general partner;

(2) any departing general partner;

(3) any person who is or was an affiliate of our general partner or any departing general partner;

(4) any person who is or was an officer, director, employee, agent, member, partner, fiduciary or trustee of any entity described in (1), (2) or (3) above or their affiliates;

(5) any person who is or was serving as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

(6) any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. Our fiscal year is the calendar year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

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Right to Inspect Our Books and Records

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand stating the purpose of such demand and at his own expense, obtain:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•
information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read “Units Eligible for Future Sale.”

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THE PARTNERSHIP AGREEMENT OF ATLAS PIPELINE PARTNERS, L.P.

The following is a summary of the material provisions of Atlas’ partnership agreement.

Organization and Duration

Atlas was formed in May 1999. Atlas will dissolve on December 31, 2098, unless sooner dissolved under the terms of Atlas’ partnership agreement.

Purpose

Atlas’ purpose under its partnership agreement is limited to serving as the limited partner of its operating partnership and engaging in any business activity that may be engaged in by its operating partnership or that is approved by Atlas’ general partner. The operating partnership agreement provides that Atlas’ operating partnership may, directly or indirectly, engage in:

•	operations as conducted on February 2, 2000, including the ownership and operation of Atlas’ gathering systems;

•
any other activity approved by Atlas’ general partner, but only to the extent that the general partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates “qualifying income” as that term is defined in Section 7704 of the Internal Revenue Code; or

•	any activity that enhances the operations described above.

The Units

Atlas’ common units represent limited partner interests in Atlas. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under Atlas’ partnership agreement.

Limited Voting Rights

Holders of Atlas’ units have limited voting rights and generally are entitled to vote only with respect to the following matters:

•	a sale or exchange of all or substantially all of our assets;

•	our dissolution or reconstitution;

•	our merger; and

•	termination or material modification of the omnibus agreement or master natural gas gathering agreement.

Removal of Atlas’ general partner requires a two-thirds vote of all outstanding common units, excluding those held by Atlas’ general partner and its affiliates. Atlas’ partnership agreement permits us generally to make amendments to it that do not materially adversely affect unitholders without the approval of any unitholders.

Cash Distribution Policy

Quarterly Distributions of Available Cash

Atlas’ operating partnership is required by the operating partnership agreement to distribute to Atlas, within 45 days of the end of each fiscal quarter, all of its available cash for that quarter. Atlas, in turn, distributes to its partners all of the available cash received from its operating partnership for that quarter.

Available cash generally means, for any of Atlas’ fiscal quarters, all cash on hand at the end of the quarter less cash reserves that the general partner of Atlas determines are appropriate to provide for Atlas’ operating costs, including potential acquisitions, and to provide funds for distributions to the partners for any

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one or more of the next four quarters. Atlas generally makes distributions of all available cash within 45 days after the end of each quarter to holders of record on the applicable record date.

Distributions of Available Cash from Operating Surplus

Cash distributions are characterized as distributions from either operating surplus or capital surplus. This distinction affects the amounts distributed to unitholders relative to Atlas’ general partner.

Operating surplus means:

•	Atlas’ cash balance, excluding cash constituting capital surplus, less

•	all of Atlas’ operating expenses, debt service payments, maintenance costs, capital expenditures and reserves established for future operations.

Capital surplus means capital generated only by borrowings other than working capital borrowings, sales of debt and equity securities and sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets disposed of in the ordinary course of business.

Atlas treats all available cash distributed from any source as distributed from operating surplus until the sum of all available cash distributed since Atlas began operations equals Atlas’ total operating surplus from the date Atlas began operations until the end of the quarter that immediately preceded the distribution. This method of cash distribution avoids the difficulty of trying to determine whether available cash is distributed from operating surplus or capital surplus. Atlas treats any excess available cash, irrespective of its source, as capital surplus, which would represent a return of capital, and Atlas’ general partner will distribute it accordingly. For a discussion of distributions from capital surplus, see “—Distributions from Capital Surplus” below.

Atlas distributes available cash from operating surplus for any quarter in the following manner:

•
first, 98% to all unitholders of Atlas, pro rata, and 2.0% to our subsidiary, Atlas Pipeline GP, as the general partner of Atlas, until Atlas has distributed $0.42 for each outstanding common unit; and

•	after that, in the manner described in “—Incentive Distribution Rights” below.

The 2.0% allocation of available cash from operating surplus to our subsidiary, as the general partner of Atlas, includes Atlas’ general partner’s percentage interest in distributions from Atlas and Atlas’ operating partnership on a combined basis.

Adjusted operating surplus for any period generally means operating surplus generated during that period, less:

•	any net increase in working capital borrowings during that period and

•	any net reduction in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period,

and plus:

•	any net decrease in working capital borrowings during that period and

•	any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

Operating surplus generated during a period is equal to the difference between:

•	the operating surplus determined at the end of that period and

•	the operating surplus determined at the beginning of that period.

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Incentive Distribution Rights

By “incentive distribution rights” we mean our right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after Atlas has made the minimum quarterly distributions and Atlas has met specified target distribution levels, as described below. We may transfer our incentive distribution rights separately from our general partner interest without the consent of the unitholders.

Atlas makes incentive distributions to us for any quarter in which it has distributed available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution. If this condition is satisfied, the remaining available cash will be distributed as follows:

•
first, 85.0% to all units, pro rata, 2.0% to the general partner and 13.0% to us, until a hypothetical unitholder has received a total of $0.52 per unit for that quarter, in addition to any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units;

•
second, 75.0% to all units, pro rata, 2.0% to the general partner and 23.0% to us until a hypothetical unitholder has received a total of $0.60 per unit for that quarter, in addition to any distributions to common unitholders to eliminate any cumulative arrearages in payment of the minimum quarterly distribution on the common units; and

•	after that, 50.0% to all units, pro rata, 2.0% to the general partner and 48% to us.

The distributions to us that exceed its aggregate 2.0% general partner interest represent the incentive distribution rights.

Distributions from Capital Surplus

Atlas distributes available cash from capital surplus in the following manner:

•	first, 98.0% to all units, pro rata, and 2.0% to the general partner, until each common unit issued in the initial public offering has received distributions equal to $13.00 per unit; and

•	after that, Atlas will distribute all available cash from capital surplus, as if it were from operating surplus.

When Atlas makes a distribution from capital surplus, Atlas will treat it as if it were a repayment of a limited partner’s investment in its common units. For these purposes, the partnership agreement deems the investment to be $13.00 per common unit, which is the unit price from Atlas’ initial public offering. To reflect this repayment, Atlas will reduce the amount of the minimum quarterly distribution and the distribution levels at which our incentive distribution rights begin, which we refer to in this prospectus as “target distribution levels,” by multiplying each amount by a fraction, determined as follows:

•	the numerator is $13.00 less all distributions from capital surplus including the distribution just made, and

•	the denominator is $13.00 less all distributions from capital surplus excluding the distribution just made.

The initial public offering price of $13.00 per common unit, less any distributions from capital surplus, is referred to as the “unrecovered unit price.”

After the minimum quarterly distribution and the target distribution levels have been reduced to zero, Atlas will treat all distributions of available cash from all sources as if they were from operating surplus. Because the minimum quarterly distribution and the target distribution levels will have been reduced to zero, we will then be entitled to receive 48.0% of all distributions of available cash, in addition to any distributions to which we may be entitled as a holder of units.

Distributions from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter in which they are distributed.

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Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjustments made upon a distribution of available cash from capital surplus, Atlas will proportionately adjust each of the following upward or downward, as appropriate, if any combination or subdivision of units occurs:

•	the minimum quarterly distribution, the target distribution levels, or the unrecovered unit price,

•	the number of common units issuable upon conversion of the subordinated units, and

•	other amounts calculated on a per unit basis.

For example, if a two-for-one split of the common units occurs, Atlas will reduce the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price of the common units to 50% of their initial levels.

Atlas will not make any adjustment for the issuance of additional common units for cash or property.

Atlas may also adjust the minimum quarterly distribution and the target distribution levels if legislation is enacted or if existing law is modified or interpreted in a manner that causes Atlas or its operating partnership to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, Atlas will reduce the minimum quarterly distribution and the target distribution levels for each quarter after that time to amounts equal to the product of:

•	the minimum quarterly distribution and each of the target distribution levels multiplied by,

•	one minus the sum of:

•	the highest marginal federal income tax rate which could apply to the partnership that is taxed as a corporation plus:

•
any increase in the effective overall state and local income tax rate that would have been applicable in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

For example, assuming Atlas is not previously subject to state and local income tax, if Atlas became taxable as a corporation for federal income tax purposes and subject to a maximum marginal federal, and effective state and local, income tax rate of 40%, then Atlas would reduce the minimum quarterly distribution and the target distribution levels to 60% of the amount immediately before the adjustment.

Distributions of Cash Upon Liquidation

When Atlas commences dissolution and liquidation, Atlas will sell or otherwise dispose of its assets and adjust the partners’ capital account balances to reflect any resulting gain or loss. Atlas will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in Atlas’ partnership agreement and by law. After that, Atlas will distribute the proceeds to the unitholders and our general partner in accordance with their capital account balances, as so adjusted.

Atlas maintains capital accounts in order to ensure that the partnership’s allocations of income, gain, loss and deduction are respected under the Internal Revenue Code. The balance of a partner’s capital account also determines how much cash or other property the partner will receive on liquidation of the partnership. A partner’s capital account is credited with (increased by) the following items:

•	the amount of cash and fair market value of any property (net of liabilities) contributed by the partner to the partnership; and

•	the partner’s share of “book” income and gain (including income and gain exempt from tax).

A partner’s capital account is debited with (reduced by) the following items:

•	the amount of cash and fair market value (net of liabilities) of property distributed to the partner; and

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•	the partner’s share of loss and deduction (including some items not deductible for tax purposes).

Partners are entitled to liquidating distributions in accordance with their capital account balances.

Upon our liquidation, any gain, or unrealized gain attributable to assets distributed in kind, will be allocated to the partners in the following manner:

•	first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, 98% to the common units, pro rata, and 2.0% to the general partner, until the capital account for each common unit is equal to the sum of:

the unrecovered unit price, and the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	third, 85% to all units, pro rata, 2.0% to the general partner and 13.0% to us, until there has been allocated under this paragraph an amount per unit equal to:

the excess of the $0.52 target distribution per unit over the minimum quarterly distribution per unit for each quarter of Atlas’ existence less:

the cumulative amount per unit of any distribution of available cash from operating surplus in excess of the minimum quarterly distribution per unit that was distributed 85.0% to the units, pro rata, and 15% to us for each quarter of our existence;

•	fourth, 75.0% to all units, pro rata, 2.0% to the general partner and 23.0% to us, until there has been allocated under this paragraph an amount per unit equal to:

the excess of the $0.60 target distribution per unit over the $0.52 target distribution per unit for each quarter of our existence less:

the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that was distributed 75.0% to the units, pro rata, and 23.0% to us for each quarter of our existence; and

•	after that, 50.0% to all units, pro rata, 48.0% to us and 2.0% to our general partner.

Upon Atlas’ liquidation, any loss will generally be allocated to us and the unitholders in the following manner:

•
first, 98.0% to the holders of common units in proportion to the positive balances in their capital accounts and 2.0% to us, until the capital accounts of the common unitholders have been reduced to zero; and

•	after that, 100.0% to us.

In addition, Atlas will make interim adjustments to the capital accounts at the time Atlas issues additional equity interests or makes distributions of property. Atlas will base these adjustments on the fair market value of the interests or the property distributed and Atlas will allocate any gain or loss resulting from the adjustments to the unitholders and us in the same manner as Atlas allocates gain or loss upon liquidation. In the event that Atlas makes positive interim adjustments to the capital accounts, Atlas will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional equity interests, Atlas’ distributions of property, or upon Atlas’ liquidation, in a manner which results, to the extent possible, in the capital account balances of us equaling the amount which would have been our general partner’s capital account balances if we had not made any earlier positive adjustments to the capital accounts.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to the general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution and

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the amendment of Atlas’ partnership agreement, and to make consents and waivers under Atlas’ partnership agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

So long as a limited partner does not participate in the control of Atlas’ business within the meaning of the Delaware Revised Uniform Limited Partnership Act and otherwise acts in conformity with the provisions of Atlas’ partnership agreement, the limited partner’s liability under the Delaware Act will be limited to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined that a limited partner participated in the control of Atlas’ business, then the limited partner could be held personally liable for Atlas’ obligations under Delaware law to the same extent as the general partner. This liability would extend only to persons who transact business with Atlas who reasonably believe that the limited partner is a general partner. However, what constitutes participating in the control of a limited partnership’s business has not been clearly established in all states. If it were determined, for example, that the right, or exercise of a right, by the limited partners to:

•	remove Atlas’ general partner;

•	approve some amendments to our partnership agreement; or

•	take other action under our partnership agreement;

constituted participation in the control of our business, then limited partners could be held liable for our obligations to the same extent as the general partner.

Under the Delaware Act, Atlas cannot make a distribution to a partner if, after the distribution, all its liabilities, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property, exceed the fair value of Atlas’ assets. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which he could not ascertain from Atlas’ partnership agreement.

Atlas’ operating partnership currently conducts business in Arkansas, Missouri, New York, Ohio, Oklahoma, Pennsylvania and Texas. The limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that Atlas was, by virtue of its limited partner interest in its operating partnership or otherwise, conducting business in any state under the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to our partnership agreement, or to take other action under Atlas’ partnership agreement constituted “participation in the control” of Atlas’ business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for Atlas’ obligations under the law of that jurisdiction to the same extent as the general partner. Atlas operates in a manner we consider reasonable and appropriate to preserve the limited liability of the limited partners.

Transfer Agent and Registrar

American Stock Transfer and Trust Company is our registrar and transfer agent for the common units. Atlas pays all fees charged by the transfer agent for transfers of common units, except that the following fees must be paid by unitholders:

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•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of cash distributions.

Atlas will indemnify the transfer agent, its agents and each of their particular shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in its capacity as Atlas’ transfer agent, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

The transfer agent will not record a transfer of common units, and Atlas will not recognize the transfer, unless the transferee executes and delivers a transfer application. The form of transfer application appears on the reverse side of the certificates representing the common units. By executing and delivering a transfer application, the transferee of common units:

•	becomes the record holder of the common units and is an assignee until admitted as a substituted limited partner;

•	automatically requests admission as a substituted limited partner;

•	agrees to be bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into Atlas’ partnership agreement;

•	grants powers of attorney to officers of our general partner and our liquidator, as specified in Atlas’ partnership agreement; and

•	makes the consents and waivers contained in Atlas’ partnership agreement.

An assignee will become a substituted limited partner as to the transferred common units upon the consent of the general partner and the recordation of the name of the assignee on the general partner’s books and records. The general partner may withhold its consent in its sole discretion.

A transferee’s broker, agent or nominee may complete, execute and deliver the transfer applications. Atlas is entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to the rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner. A purchaser or transferee of common units who does not execute and deliver a transfer application will have only:

•	the right to assign the common units to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application will not receive:

•
cash distributions or federal income tax allocations unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•	may not receive federal income tax information or reports furnished to record holders of common units.

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The transferor of common units must provide the transferee with all information necessary to transfer the common units. The transferor will not be required to insure the execution of the transfer application by the transferee and will have no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. See “—Status as Limited Partner or Assignee.”

Until a common unit has been transferred on Atlas’ books, Atlas and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations, even if Atlas or the transfer agent has notice of an attempted transfer.

Issuance of Additional Securities

Atlas’ partnership agreement authorizes it to issue an unlimited number of additional limited partner interests, debt and other securities for the consideration and on the terms and conditions established by the general partner in its sole discretion without the approval of any limited partners. Atlas has funded, and will likely continue to fund, acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units Atlas issues will be entitled to share equally with the then-existing holders of common units in Atlas’ distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of Atlas’ partnership agreement, Atlas may also issue additional partnership securities that, in the sole discretion of the general partner, may have special voting rights to which the common units are not entitled.

Upon issuance of additional partnership securities, the general partner must make additional capital contributions to the extent necessary to maintain its combined 2.0% general partner interest in Atlas and in Atlas’ operating partnership. We will be required to make corresponding capital contributions to the general partner. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to us or to any of our affiliates, to purchase common units, subordinated units or other equity securities, whenever, and on the same terms that, Atlas issues those securities to persons other than the general partner and its affiliates, to the extent necessary to maintain its percentage interest that existed immediately before each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Atlas’ Partnership Agreement

Amendments to Atlas’ partnership agreement may be proposed only by or with the consent of the general partner, which the general partner may withhold in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed in “—No Unitholder Approval” below, the general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

Prohibited Amendments

No amendment may be made that would:

•
change the percentage of outstanding units required to take partnership action, unless approved by the affirmative vote of unitholders constituting at least the voting requirement sought to be reduced;

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•
enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the general partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion;

•	change Atlas’ term;

•
provide that Atlas is not dissolved upon the expiration of its term or upon an election to dissolve it by us as the general partner that is approved by holders of a majority of the units of each class; or

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•	give any person the right to dissolve Atlas other than the general partner’s right to dissolve Atlas with the approval of holders of a majority of the units of each class.

The provision of Atlas’ partnership agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.

No Unitholder Approval

The general partner may amend Atlas’ partnership agreement, without the approval of the unitholders, to:

•	change Atlas’ name, the location of its principal place of business, its registered agent or registered office;

•	reflect the admission, substitution, withdrawal or removal of partners in accordance with Atlas’ partnership agreement;

•
qualify Atlas or continue its qualification as a limited partnership under the laws of any state or to ensure that neither Atlas nor its operating partnership will be taxed as a corporation or otherwise taxed as an entity for federal income tax purposes;

•
prevent Atlas or the general partner, or its directors, officers, agents or trustees, from being subject to the provisions of the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974;

•	authorize additional limited or general partner interests;

•	reflect changes required by a merger agreement that has been approved under the terms of Atlas’ partnership agreement;

•	permit Atlas to form or invest in any entity, other than the operating partnership, permitted by its partnership agreement;

•	change Atlas’ fiscal year or taxable year; and

•	make other changes substantially similar to any of the matters described above.

In addition, the general partner may amend Atlas’ partnership agreement, without the approval of the unitholders, if those amendments:

•	do not adversely affect the limited partners in any material respect;

•
are necessary to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary to facilitate the trading of limited partner interests or to comply with any rule or guideline of any securities exchange or interdealer quotation system on which the limited partner interests are or will be listed for trading;

•	are necessary for any action taken by the general partner relating to splits or combinations of units; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of Atlas’ partnership agreement or are otherwise contemplated by Atlas’ partnership agreement.

Opinion of Counsel and Unitholder Approval

Except in the case of the amendments described above under “—No Unitholder Approval,” amendments to Atlas’ partnership agreement will not become effective without the approval of holders of at least 90% of the units unless Atlas obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner or cause Atlas or Atlas’ operating partnership to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such). Subject to obtaining the opinion of counsel, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation

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to other classes of units will require the approval of at least a majority of the type or class of units so affected.

Merger, Sale or Other Disposition of Assets of Atlas

The general partner may not, without the prior approval of holders of a majority of the outstanding units of each class, sell, exchange or otherwise dispose of all or substantially all of Atlas’ assets, including by way of merger, consolidation or other combination, or approve on behalf of Atlas the sale, exchange or other disposition of all or substantially all of the assets of Atlas’ operating partnership. However, the general partner may mortgage or otherwise grant a security interest in all or substantially all of its assets or sell all or substantially all of Atlas’ assets under a foreclosure without that approval. Furthermore, provided that conditions specified in Atlas’ partnership agreement are satisfied, the general partner may merge Atlas or any of its subsidiaries into, or convey some or all of Atlas’ and its subsidiaries assets to, a newly formed entity if the sole purpose of that merger or conveyance changes our legal form into another limited liability entity.

The unitholders are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation, sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

Atlas will continue until December 31, 2098, unless terminated sooner upon:

•	the election of the general partner to dissolve Atlas, if approved by the holders of a majority of the outstanding units of each class;

•	the sale, exchange or other disposition of all or substantially all of Atlas’ assets and those of its operating partnership;

•	the entry of a decree of judicial dissolution of Atlas; or

•
the withdrawal or removal of the general partner or any other event that results in Atlas Pipeline GP ceasing to be Atlas’ general partner other than the transfer of its general partner interest in accordance with Atlas’ partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last item above, the holders of a majority of the units of each class may also elect, within specific time limitations, to reconstitute Atlas by forming a new limited partnership on terms identical to those in Atlas’ partnership agreement and having as general partner an entity approved by the holders of a majority of the units of each class subject to Atlas’ receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•
Atlas, the reconstituted limited partnership, and the operating partnership would not be taxed as a corporation or otherwise be taxed as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Unless the general partner is reconstituted and continues as a new limited partnership, upon liquidation the liquidator will liquidate Atlas’ assets and apply the proceeds of the liquidation as described in “—Cash Distribution Policy—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of Atlas’ assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Atlas’ General Partner

Atlas’ general partner may withdraw as Atlas’ general partner without first obtaining approval from the unitholders by giving 90 days’ written notice. Atlas’ general partner may also sell or otherwise transfer all of its general partner interests in Atlas without the approval of the unitholders as described below under “—Transfer of General Partner Interest and Incentive Distribution Rights.” Upon withdrawal, Atlas must

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reimburse the general partner for all expenses incurred by it on Atlas’ behalf or allocable to Atlas in connection with operating its business.

If the general partner withdraws, other than as a result of a transfer of all or a part of its general partner interests in Atlas, the holders of a majority of the units may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Atlas will be dissolved and liquidated, unless within 180 days after that withdrawal the holders of a majority of the units agree in writing to continue Atlas’ business and to appoint a successor general partner.

The general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding common units, excluding common units held by the general partner and its affiliates, and Atlas receives an opinion of counsel regarding limited liability and tax matters. Any removal is also subject to the approval of a successor general partner by the vote of the holders of a majority of the common units, excluding common units held by us as the general partner and our affiliates. If the general partner is removed under circumstances where cause does not exist and does not consent to that removal:

•	the agreement of Atlas America to connect wells to Atlas’ gathering systems will terminate;

•
the master natural gas gathering agreement with Atlas America will not apply to any future wells drilled by Atlas America although it will continue as to wells connected to the gathering system at the time of removal;

•
the obligations of Atlas America to provide assistance for the extension of Atlas’ gathering systems and in the identification and acquisition of gathering systems from third parties will terminate; and

•
the general partner will have the right to convert its general partner interests and incentive distribution rights into common units or to receive cash in exchange for those interests from the successor general partner.

Atlas’ partnership agreement defines “cause” as existing where a court has rendered a final, non-appealable judgment that the general partner has committed fraud, gross negligence or willful or wanton misconduct in its capacity as general partner.

Withdrawal or removal of the general partner as Atlas’ general partner also constitutes withdrawal or removal as the general partner of Atlas’ operating partnership.

In the event of removal of the general partner under circumstances where cause exists or a withdrawal of the general partner that violates Atlas’ partnership agreement, a successor general partner will have the option to purchase the general partner interests and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase those interests for their fair market value. In each case, fair market value will be determined by agreement between the departing general partner and the successor general partner. If they cannot reach an agreement, an independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree on an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value. If the purchase option is not exercised by either the departing general partner or the successor general partner, the general partner interests and incentive distribution rights will automatically convert into common units equal to the fair market value of those interests. The successor general partner must indemnify the departing general partner (or its transferee) from all of Atlas’ debt and liability arising on or after the date on which the departing general partner becomes a common unitholder as a result of the conversion. Except for this limited indemnity right and the right of the departing general partner to receive distributions on its common units, no other payments will be made to Atlas’ general partner after withdrawal.

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Transfer of General Partner Interest and Incentive Distribution Rights

Atlas’ general partner may transfer all or any part of its general partner interest without obtaining the consent of the unitholders. As a condition to the transfer of a general partner interest, the transferee must assume the rights and duties of the general partner to whose interest it has succeeded, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all of the general partner’s interest in Atlas’ operating partnership and agree to be bound by the provisions of the partnership agreement of our operating partnership.

The general partner’s members may sell or transfer all or part of their interest in the general partner to an affiliate without the approval of the unitholders. Atlas America and its affiliates have agreed that they will not divest their interest in the general partner without also divesting to the same acquirer their ownership interest in subsidiaries which act as the general partner of oil and gas investment partnerships sponsored by them.

Atlas Pipeline GP or a later holder may transfer its incentive distribution rights to an affiliate or another person as part of its merger or consolidation with or into, or sale of all or substantially all of our assets to, that person without the prior approval of the unitholders. However, the transferee must agree to be bound by the provisions of Atlas’ partnership agreement.

Change of Management Provisions

Atlas’ partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Atlas’ general partner or otherwise change management. If any person or group other than Atlas Pipeline GP and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units and the units will not be considered outstanding for the purposes of noticing meetings, determining the presence of a quorum, calculating required votes and other similar matters. In addition, the removal of the general partner under circumstances where cause does not exist and the general partner does not consent to that removal has the adverse consequences described under “—Withdrawal or Removal of Atlas’ General Partner.”

Limited Call Right

If at any time not more than 20% of the outstanding limited partner interests of any class are held by persons other than the general partner and its affiliates, the general partner will have the right, which it may assign in whole or in part to any of its affiliates or to Atlas, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date selected by the general partner on at least 10 but not more than 60 days’ notice. The purchase price is the greater of:

•
the highest cash price paid by the general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

As a result of the general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Meetings; Voting

Except as described above under “—Change of Management Provisions,” unitholders or assignees who are record holders of units on a record date will be entitled to notice of, and to vote at, meetings of Atlas’ limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a substituted limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

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Any action to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the same number of units as would be necessary to take the action. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Except as described above under “—Change of Management Provisions,” each record holder will have a vote in accordance with his percentage interest, although additional limited partner interests having different voting rights could be issued. See “—Issuance of Additional Securities.” Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner.

Atlas or the transfer agent will deliver any notice, report or proxy material required or permitted to be given or made to record holders of common units under Atlas’ partnership agreement to the record holder.

Status as Limited Partner or Assignee

The common units will be fully paid, and, except as described above under “—Limited Liability,” unitholders will not be required to make additional contributions.

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner sharing in allocations and distributions, including liquidating distributions. The general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. See “—Meetings; Voting.” Atlas will not treat transferees who do not execute and deliver a transfer application as assignees or as record holders of common units, and they will not receive cash distributions, federal income tax allocations or reports furnished to record holders. See “—Transfer of Common Units.”

Non-Citizen Assignees; Redemption

If Atlas is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of us as the general partner, create a substantial risk of cancellation or forfeiture of any property in which Atlas has an interest because of the nationality, citizenship or related status of any limited partner or assignee, Atlas may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, Atlas may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for it, or Atlas determines after receipt of the information that the limited partner or assignee is not an eligible citizen, then the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon Atlas’ liquidation.

Indemnification

Under the partnership agreement, Atlas will indemnify the following persons, by reason of their status as such, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with Atlas’ business:

•	the general partner;

•	any departing general partner;

•	any person who is or was an affiliate of the general partner or any departing general partner;

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•
any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner, any departing general partner or the operating partnership or any affiliate of a general partner, any departing general partner or the operating partnership; or

•
any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Atlas’ indemnification obligation arises only if the indemnified person acted in good faith and in a manner the person reasonably believed to be in, and not opposed to, Atlas’ best interests. With respect to criminal proceedings, the indemnified person must not have had reasonable cause to believe that the conduct was unlawful.

Any indemnification under these provisions will be only out of Atlas’ assets. Atlas’ general partner will not be personally liable for the indemnification obligations and will not have any obligation to contribute or loan funds to Atlas in connection with it. The partnership agreement permits Atlas to purchase insurance against liabilities asserted against and expenses incurred by persons for Atlas’ activities, regardless of whether Atlas would have the power to indemnify the person against liabilities under the partnership agreement.

Books and Reports

The general partner keeps appropriate books on Atlas’ business at Atlas’ principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For tax purposes, our fiscal year end is September 30. For financial reporting purposes, our fiscal year is the calendar year.

Atlas furnishes or makes available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by Atlas’ independent public accountants. Except for its fourth quarter, Atlas also furnishes or makes available summary financial information within 90 days after the close of each quarter.

Atlas furnishes each record holder information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Atlas expects to furnish information in summary form so that some complex calculations normally required of partners can be avoided. Atlas’ ability to furnish this summary information to unitholders depends on the cooperation of unitholders in supplying it with specific information. Atlas will furnish every unitholder with information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies Atlas with information.

Right to Inspect Our Books and Records

Atlas’ partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of Atlas’ tax returns;

•
information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of Atlas’ partnership agreement, the certificate of limited partnership and related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	other information regarding our affairs that is just and reasonable.

The general partner may keep confidential from the limited partners trade secrets or other information the disclosure of which general partner believes in good faith is not in Atlas’ best interests or which Atlas is required by law or by agreements with third parties to keep confidential.

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Registration Rights

Under the partnership agreement, Atlas has agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by the general partner or any of our affiliates if an exemption from the registration requirements is not otherwise available. Atlas is obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

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UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered hereby, Atlas America and its affiliates will hold an aggregate of 17,500,000 common units, assuming no exercise of the underwriters’ option to purchase additional units. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

The partnership agreement does not restrict our ability to issue any partnership securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement of Atlas Pipeline Holdings, L.P.—Issuance of Additional Securities.”

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and state securities laws the offer and sale of any common units, subordinated units or other partnership securities that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include them in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, our general partner and its affiliates may sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

Our partnership, our general partner and the directors and executive officers of our general partner, have agreed not to sell any common units they beneficially own for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read “Underwriting.”

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MATERIAL TAX CONSEQUENCES

This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., tax counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Atlas Pipeline Holdings, L.P.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “Material Tax Consequences —Disposition of Common Units—Allocations Between Transferors and Transferees”); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the

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transportation, storage, processing and marketing of crude oil, natural gas and products thereof, including our allocable share of such income from Atlas. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than      % of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Moreover, no ruling has been or will be sought from the IRS and the IRS has made no determination as to Atlas’ status for federal income tax purposes or whether its operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

(a)	Neither we, nor Atlas will elect to be treated as a corporation; and

(b)
For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if Atlas were taxable as a corporation in any given year, our share of Atlas’ items of income, gain, loss and deduction would not be passed through to us, and Atlas would pay tax on its income at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation of either us or Atlas as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Vinson & Elkins L.L.P.’s opinion that we and Atlas will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Atlas Pipeline Holdings, L.P. will be treated as partners of Atlas Pipeline Holdings, L.P. for federal income tax purposes. Also:

•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

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•
unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Atlas Pipeline Holdings, L.P. for federal income tax purposes.

As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to those persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Atlas Pipeline Holdings, L.P.

The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Atlas Pipeline Holdings, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on September 30.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which

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will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending      , will be allocated an amount of federal taxable income for that period that will be      % or less of the cash distributed with respect to that period. We anticipate that after the taxable year ending      , the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our ratio of taxable income to cash distributions will be much greater than the ratio applicable to holders of common units of Atlas because remedial allocations of deductions to us from Atlas will be very limited and our ownership of incentive distribution rights will cause more taxable income to be allocated to us from Atlas. Moreover, if Atlas is successful in increasing distributable cash flow over time, our income allocations from incentive distribution rights will increase, and, therefore, our ratio of taxable income to cash distributions will further increase. These estimates are based upon the assumption that current rate of distributions from Atlas will approximate the amount required to make the initial quarterly distribution of $0.24 per common unit on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income could be higher or lower than our estimate of      %, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater than      % with respect to the period described above if:

•
Atlas’ gross income from operations exceeds the amount required to make the minimum quarterly distribution on all Atlas’ units, yet Atlas only distributes the minimum quarterly distribution on all its units; or

•
Atlas makes a future offering of common units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to Atlas’ assets at the time of this offering.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “Material Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses

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that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. As a general rule, the passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in Atlas will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in Atlas and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments we may make in other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses we generate will not be available to offset your income from other passive activities or investments, including your investments in other publicly traded partnerships, such as Atlas, or salary or active business income. Further, your share of our net income may be offset by any suspended passive losses from your investment in us, but may not be offset by our current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us and Atlas in a fully taxable transaction with an unrelated party.

The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as Atlas and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from your investments in Atlas. However, passive losses that are not deductible because they exceed a unitholder’s share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and Atlas in a fully taxable transaction with an unrelated party.

The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as

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investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated to the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at time of this offering, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing common units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

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Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “Material Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

In general, the highest effective United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election

We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we will adopt), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “Material Tax Consequences—Uniformity of Units.”

Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized

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Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “Material Tax Consequences—Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built in loss immediately after the transfer or if we distribute property and have a substantial basis reduction. Generally, a built in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by Atlas to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

Our initial taxable year will end on September 30, 2006. Our taxable year may change after September 30, 2006, depending upon a number of factors. If holders of a majority of the interests in our capital and profits use a single taxable year, we must use that year. If there is no such majority interest taxable year, we must use the same taxable year as Atlas America, Inc., provided that no person with a taxable year different from Atlas America, Inc.’s owns a 5% or greater interest in our capital or profits. If there is no majority interest taxable year and there is no owner of 5% or more of our capital and profits other than Atlas America, Inc., we must use the taxable year that produces the “least aggregate deferral” to holders of partnership interests. In general, these determinations will be made on the first date of each taxable year.

We expect Atlas America, Inc. to change its taxable year to the calendar year after September 30, 2006. We expect to change our taxable year to the calendar year at the same time Atlas America, Inc. does so. As a result, in the absence of circumstances which we consider unlikely to apply, we expect our taxable year that begins on October 1, 2006 to end on December 31, 2006. We expect to use the calendar taxable year for all subsequent years.

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If Atlas America, Inc. does not change its taxable year to the calendar year as described above, our taxable year may remain a fiscal year ending September 30 or may change to the calendar year as described above or another taxable year, depending upon a number of factors. We believe it is unlikely that our taxable year will not change to the calendar year after September 30, 2006, as described above.

Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. For example, a unitholder who uses the calendar year will be required to include in his income for 2006 his share of our income, gain, loss and deduction for our taxable year ending September 30, 2006 and, if we change to the calendar year as described above, for our taxable year ending December 31, 2006. In addition, a unitholder who has a different taxable year than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “Material Tax Consequences —Disposition of Common Units—Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization

The tax basis of our assets and Atlas’ assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The tax basis of our assets we own at the time of this offering will be greater to the extent such assets have been recently acquired. The federal income tax burden associated with the difference between the fair market value of our assets and Atlas’ assets and their tax basis immediately prior to this offering will be borne by our existing unitholders. Please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we or Atlas dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or Atlas owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “Material Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets and Atlas’ assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

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Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own or Atlas owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having

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sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations as there is no controlling authority on the issue. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units other than through a broker generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is generally required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker.

Constructive Termination

We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending September 30, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election.”

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We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “Material Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a published ruling of the IRS, the IRS has taken a position that a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition

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of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names Atlas Pipeline Holdings GP, LLC as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is:

1.	a person that is not a United States person;

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2.	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

(c)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(a) for which there is, or was, “substantial authority;” or

(b) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders for a given year might result in an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for penalties. More stringent rules apply to “tax shelters,” which we do not believe include us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2.0 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures” above.

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Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation At of 2004:

•	accuracy related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy Related Penalties.”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductability of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any reportable transactions.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or Atlas do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We or Atlas will initially own property or do business in Arkansas, New York, Ohio, Oklahoma, Pennsylvania and Texas, and each impose a personal income tax on individuals as well as an income tax on corporations and other entities, other than Texas. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “Material Tax Consequences—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

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INVESTMENT IN ATLAS PIPELINE HOLDINGS, L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(b) the entity is an “operating company,”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

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UNDERWRITING

Lehman Brothers Inc. is acting as sole book-running manager and as the representative of the underwriters. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common units shown opposite its name below:

Underwriters	Number of common units

Lehman Brothers Inc.
Citigroup Global Markets Inc.
A.G. Edwards & Sons, Inc.
Wachovia Capital Markets, LLC
Friedman, Billings, Ramsey & Co., Inc.
Credit Suisse Securities (USA) LLC
Sanders Morris Harris Inc.

Total	3,600,000

The underwriting agreement provides that the underwriters’ obligation to purchase common units depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the common units offered hereby, if any of the common units are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the common units.

	No exercise	Full exercise

Per Unit	$	$
Total	$	$

Lehman Brothers Inc. has advised us that the underwriters propose to offer the common units directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $                per unit. After the offering, Lehman Brothers Inc. may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $1.2 million (exclusive of underwriting discounts and commissions). In no event will the maximum amount of compensation to be paid to NASD members in connection with this offering exceed 10% plus 0.5% for bona fide due diligence.

We will pay a structuring fee equal to $       , or 0.25% of the gross proceeds of this offering, to Lehman Brothers Inc. in consideration of advice rendered related to the master limited partnership structure of this offering and the related transactions described in this prospectus.

Option to Purchase Additional Common Units

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 540,000 common units at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 3,600,000 common units in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of

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these additional common units based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section. To the extent the underwriters purchase our common units pursuant to the exercise of this option, we will redeem an equal amount of common units from Atlas America, which may be deemed a selling unitholder in this offering.

Lock-Up Agreements

We, our affiliates that own common units, and the directors and executive officers of our general partner have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common units or any securities that may be converted into or exchanged for any common units, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any common units or securities convertible, exercisable or exchangeable into common units or any of our other securities or publicly disclose the intention to do any of the foregoing for a period of 180 days from the date of this prospectus other than permitted transfers.

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Lehman Brothers Inc., in its sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common units and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

Prior to this offering, there has been no public market for our common units. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common units, the representatives will consider:

•	the history and prospects for the industry in which we compete;

•	our financial information;

•	the ability of our management and our business potential and earning prospects;

•	the prevailing securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, publicly traded common units of generally comparable companies.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

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Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

•
Penalty bids permit Lehman Brothers Inc. to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

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NYSE

We intend to list our common units on The New York Stock Exchange under the symbol “AHD.”

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of common units offered by them.

Stamp Taxes

If you purchase common units offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

Lehman Brothers Inc. and its related entities have engaged and may engage in commercial and investment banking transactions with Atlas, Atlas America, its general partner and us in the ordinary course of their business. Lehman Brothers Inc. has received customary compensation and expenses for these commercial and investment banking transactions. Lehman Brothers Inc. acted as the exclusive financial advisor to Energy Spectrum Capital Partners, which held a controlling interest in Spectrum, in the solicitation of proposals for a potential sale transaction of Spectrum. In addition, Lehman Brothers Inc. acted as the exclusive financial advisor to OGE Energy Corporation in the solicitation of proposals for a potential sale transaction of Enogex Arkansas Pipeline Corporation, which became Atlas Arkansas.

Since 2000, Wachovia Capital Markets, LLC and Wachovia Bank, National Association have performed commercial and investment banking services for Atlas, Atlas America and us, among them cash management services and serving as the counterparty on commodity derivative transactions in addition to the services described below.

Affiliates of Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC are lenders under our anticipated new revolving credit facility, holding an aggregate of 30% of the commitments under the facility.

Friedman, Billings, Ramsey & Co., Inc. acted as a managing underwriters of Atlas’ initial public offering and its follow-on unit offerings in May 2003 and April 2004, and, along with Lehman Brothers Inc., A.G. Edwards & Sons, Inc. and Sanders Morris Harris Inc., its follow-on unit offering in July 2004, and, along with A.G. Edwards & Sons, Inc., Sanders Morris Harris Inc. and Wachovia Capital Markets, LLC, its follow-on unit offering in May 2005. Each of Lehman Brothers Inc., Citigroup Global Markets Inc., Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Friedman, Billings, Ramsey & Co., Inc. and Sanders Morris Harris Inc. acted as an underwriter in Atlas’ follow-on unit offering in November 2005. Lehman Brothers Inc. and Wachovia Capital Markets, LLC acted as co-managers in Atlas’ senior notes offering in December 2005. Wachovia Capital Markets, LLC acted as the underwriter in Atlas’ follow-on unit offering in May 2006, and as manager in Atlas’ senior notes offering in May 2006. Affiliates of Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC are lenders under Atlas’ revolving credit facility, holding an aggregate of 19.75% of the commitments under the facility.

NASD Conduct Rules

Because the National Association of Securities Dealers, Inc., or NASD, views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such units be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each of the underwriters has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the units circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the units in, from or otherwise involving the United Kingdom.

European Economic Area

To the extent that the offer of the units is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the units which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of units to the public in that Relevant Member State prior to the publication of a prospectus in relation to the units which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of units to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of units to the public” in relation to any units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the units to be offered so as to enable an investor to decide to purchase or subscribe the units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

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The EEA selling restriction is in addition to any other selling restrictions described in this section. In relation to each Relevant Member State, each purchaser of units (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of units to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, make an offer of units to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any units in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of units to the public” in relation to any units in any Relevant Member State has the same meaning as in the preceding paragraph.

VALIDITY OF THE COMMON UNITS

The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York, and for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Atlas Pipeline Partners GP, LLC as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005; the balance sheet of Atlas Pipeline Holdings, L.P. as of December 31, 2005; the balance sheet of Atlas Pipeline Holdings GP, LLC as of December 31, 2005; the financial statements of ETC Oklahoma Pipeline, Ltd. as of August 31, 2003 and 2004 and for the year ended August 31, 2004 and for the eleven month period ended August 31, 2003 have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, herein in reliance upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Enogex Arkansas Pipeline Corporation at December 31, 2004 and 2003, and for each of the two years in the period ended December 31, 2004, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or the Commission, a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the Commission at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at l-800-SEC-0330. The Commission maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the Commission’s web site.

We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss plans, strategies, events, future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information that we expect will or may occur in the future. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

Specific factors could cause our actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

•	increased competition in natural gas and NGL markets and Atlas’ ability to respond to the competition;

•	fluctuations in natural gas and NGL prices, which could adversely affect Atlas’ operating results and cash flows;

•	decreased availability of local, intrastate and interstate transportation systems;

•	increased expenses Atlas incurs in providing its gathering services;

•	technical advances in fuel economy and energy generation devices;

•	risks associated with the expansion of Atlas’ operations and properties;

•	customer bankruptcies and/or cancellations or breaches of existing contracts;

•	customer delays or defaults in making payments;

•	fluctuations in natural gas and NGL demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors;

•	Atlas’ productivity levels and margins that Atlas earns on its coal sales;

•	greater than expected shortage of skilled labor;

•	any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with workers’ compensation claims;

•	any unanticipated increases in transportation costs and risk of transportation delays or interruptions;

•	greater than expected environmental regulation, costs and liabilities;

•	results of litigation; and

•	difficulty obtaining commercial property insurance, and risks associated with Atlas’ participation (excluding any applicable deductible) in Atlas’ commercial insurance property program.

If one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may differ materially from those described in any forward-looking statement. When considering forward-looking statements, you should also keep in mind the risk factors described in “Risk Factors.” The risk factors could also cause our actual results to differ materially from those contained in any forward-looking statement. We disclaim any obligation to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

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ATLAS PIPELINE HOLDINGS, L.P.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Unless indicated otherwise, the terms “our,” “we,” “us,” “Atlas Holdings” and other similar language refer to Atlas Pipeline Holdings, L.P. We own and control Atlas Pipeline Partners GP, LLC, which is the general partner of Atlas Pipeline Partners, L.P., a publicly traded limited partnership (“Atlas”). Since we own and control Atlas’ general partner, we reflect our ownership interest in Atlas on a consolidated basis and our financial results are combined with those of Atlas and its general partner.

The following unaudited pro forma financial statements reflect our historical results as adjusted on a pro forma basis to give effect to Atlas’ June 2005, November 2005 and May 2006 offerings of common units, the December 2005 and May 2006 issuances of Atlas’ senior unsecured notes, the March 2006 and May 2006 issuances of Atlas’ cumulative convertible preferred units, the completion of the Elk City and NOARK acquisitions and this offering. The acquisition and other adjustments are described in the notes to the unaudited pro forma financial statements. The unaudited pro forma financial statements and accompanying notes should be read together with “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical financial statements and related notes and the historical financial statements and related notes of Elk City and its predecessor and Enogex Arkansas Pipeline Corporation included in this registration statement.

We accounted for the NOARK and Elk City acquisitions in the unaudited pro forma financial statements using the purchase method of accounting in accordance with the guidance of Statement of Financial Accounting standards No. 141, “Business Combinations.” For purposes of developing the unaudited pro forma financial information, we have allocated the purchase prices to Elk City’s and NOARK’s gas gathering, processing and/or transmission facilities based on their fair market value.

Our summary unaudited pro forma balance sheet information reflects Atlas’ May 2006 acquisition of the remaining 25% ownership interest in NOARK, Atlas’ May 2006 offering of common units, the May 2006 issuance of Atlas’ senior unsecured notes, the March 2006 and May 2006 issuances of Atlas’ cumulative convertible preferred units, and this offering and the application of the net proceeds as described under “Use of Proceeds” as if they occurred as of March 31, 2006.

The unaudited pro forma statement of income information for the year ended December 31, 2005 reflects the following transactions as if they occurred as of January 1, 2005:

•	the Elk City acquisition, which occurred in April 2005, for total consideration of $196.0 million, including related transaction costs;

•
the closing of Atlas’ $225.0 million credit facility, which occurred in April 2005, and borrowings under it to finance the Elk City acquisition and repay amounts outstanding under Atlas’ previous credit facility;

•
Atlas’ public offering of 2,300,000 common units, which was completed in June 2005, at a public offering price of $41.95 per common unit, the net proceeds of which were principally used to repay indebtedness incurred in connection with the Elk City acquisition;

•
the acquisition of the 75% interest in NOARK, which occurred on October 31, 2005, for consideration of $163.0 million, plus $16.8 million for working capital adjustments and related transaction costs, and the redemption of the portion of the NOARK 7.15% notes severally guaranteed by Atlas Arkansas;

•	the amendment of Atlas’ credit facility to increase the size of the facility, which occurred on October 31, 2005, and borrowings under it to finance the acquisition of the 75% interest in NOARK;

•
Atlas’ public offering of 2,700,000 common units, which was completed in November 2005, and 330,000 additional underwriter option units, which was completed in December 2005, each at a public offering price of $42.00 per common unit, the net proceeds of which were used principally to repay indebtedness incurred in connection with the acquisition of the 75% interest in NOARK;

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•
Atlas’ issuance of $250.0 million of 8.125% senior unsecured notes in a private placement on December 20, 2005, the net proceeds of which were used principally to repay indebtedness under its credit facility;

•
Atlas’ issuance of $30.0 million of 6.5% cumulative convertible preferred units in March 2006, the net proceeds of which we have reflected as cash on hand and is to be used in 2006 to fund a portion of Atlas’ expansion capital expenditures;

•
Atlas’ acquisition of the remaining 25% ownership interest in NOARK for a net purchase price of $65.5 million, consisting of $69.0 million of cash to the seller, less the seller’s interest in NOARK’s working capital (including cash on hand and net payables to the seller) at the date of acquisition of $3.5 million, in May 2006; in connection with this transaction, Southwestern agreed to acquire the issuer of the NOARK notes and retain the obligation for the outstanding NOARK notes, with the result that neither NOARK nor Atlas has any further liability with respect to such notes;

•
Atlas’ issuance of an additional 10,000 preferred units to Sunlight Capital Partners on the same terms as the previously issued preferred units for total consideration of $10.0 million, pursuant to Atlas’ right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight, the net proceeds of which were used to repay a portion of the indebtedness under its credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK;

•
Atlas’ issuance of $35.0 million of senior unsecured notes at 103% of par value in a private placement, the net proceeds of which were used to repay a portion of the indebtedness under its credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK;

•
Atlas’ issuance of 500,000 common limited partner units in May 2006, the net proceeds of which were used to repay a portion of the indebtedness under its credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK; and

•	this offering and the application of the net proceeds as described under “Use of Proceeds.”

The unaudited pro forma statement of income information for the three months ended March 31, 2006 reflects the following transactions as if they occurred as of January 1, 2005:

•
Atlas’ issuance of $30.0 million of 6.5% cumulative convertible preferred units in March 2006, the net proceeds of which we have reflected as cash on hand and is to be used in 2006 to fund a portion of our expansion capital expenditures;

•
Atlas’ acquisition of the remaining 25% ownership interest in NOARK for a net purchase price of $65.5 million, consisting of $69.0 million of cash to the seller, less the seller’s interest in NOARK’s working capital (including cash on hand and net payables to the seller) at the date of acquisition of $3.5 million, in May 2006; in connection with this transaction, Southwestern agreed to acquire the issuer of the NOARK notes and retain the obligation for the outstanding NOARK notes, with the result that neither NOARK nor Atlas has any further liability with respect to such notes;

•
Atlas’ issuance of an additional 10,000 preferred units to Sunlight Capital Partners on the same terms as the previously issued preferred units for total consideration of $10.0 million, pursuant to Atlas’ right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight, the net proceeds of which were used to repay a portion of the indebtedness under its credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK;

•
Atlas’ issuance of $35.0 million of senior unsecured notes at 103% of par value in a private placement, the net proceeds of which were used to repay a portion of the indebtedness under its credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK;

•
Atlas’ issuance of 500,000 common limited partner units in May 2006, the net proceeds of which were used to repay a portion of the indebtedness under its credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK; and

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•	this offering and the application of the net proceeds as described in “Use of Proceeds”.

The unaudited pro forma balance sheet and the pro forma statements of income were derived by adjusting historical financial statements of Atlas Pipeline GP. However, our management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial data presented are for informational purposes only and are based upon available information and assumptions that we believe are reasonable under the circumstances. You should not construe the unaudited pro forma financial data as indicative of the combined financial position or results of operations that we, Atlas Pipeline GP, Atlas, Elk City and NOARK would have achieved had the transactions been consummated on the dates assumed. Moreover, they do not purport to represent our, Atlas’, Atlas Pipeline GP’s, Elk City’s or NOARK’s combined financial position or results of operations for any future date or period.

The financial data below should be read together with, and are qualified in their entirety by reference to, Atlas Pipeline GP’s historical consolidated and pro forma combined financial statements and the accompanying notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and the accompanying notes of Elk City and its predecessor and Enogex Arkansas Pipeline, each of which is set forth elsewhere in this prospectus. The pro forma data is not necessarily reflective of what our results would actually have been had the transactions actually occurred on the indicated date, nor do they reflect what may actually occur in the future.

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ATLAS PIPELINE HOLDINGS, L.P.
PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
MARCH 31, 2006
(in thousands)

	Historical Atlas Pipeline GP	Adjustments to Reflect Atlas’ Acquisition of Remaining 25% Interest in NOARK		Atlas May 2006 Senior Notes Offering Adjustments		Atlas May 2006 Equity Offering Adjustments		Atlas May 2006 Convertible Preferred Unit Sale Adjustments		Atlas Pipeline Holdings Equity Offering Adjustments		Pro Forma

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,789	$69,000	(a)	$36,611	(b)	$19,665	(c)	$10,000	(d)	$79,152	(e)	$37,789
		(69,000	)(a)	(36,611	)(b)	(19,665	)(c)	(10,000	)(d)	(79,152	)(e)
Accounts receivable – affiliates	4,107	—		—		—		—		—		4,107
Accounts receivable	55,132	—		—		—		—		—		55,132
Current portion of hedge asset	2,337	—		—		—		—		—		2,337
Prepaid expenses and other current assets	5,076	—		—		—		—		—		5,076

Total current assets	104,441	—		—		—		—		—		104,441
PROPERTY, PLANT AND EQUIPMENT	482,225	—		—		—		—		—		482,225
Less – accumulated depreciation	(27,743)	—		—		—		—		—		(27,743)

Net property, plant and equipment	454,482	—		—		—		—		—		454,482

LONG-TERM HEDGE ASSET	587	—		—		—		—		—		587
INTANGIBLES, NET	53,707	—		—		—		—		—		53,707
GOODWILL	110,632	30,000	(a)	—		—		—		—		140,632
OTHER ASSETS, NET	16,088	—		561	(b)	—		—		—		16,649

	$739,937	$30,000		$561		$—		$—		$—		$770,498

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of NOARK long-term debt	$1,200	$(1,200	)(a)	$—		$—		$—		$—		$—
Current portion of other long-term debt	84	—		—		—		—		—		84
Accrued liabilities	27,054	—		1,122	(b)	—		523	(d)	—		28,699
Current portion of hedge liability	13,053	—		—		—		—		—		13,053
Accrued producer liabilities	28,317	—		—		—		—		—		28,317
Accounts payable	6,602	—		—		—		—		—		6,602

Total current liabilities	76,310	(1,200)		1,122		—		523		—		76,755

LONG-TERM HEDGE LIABILITY	18,040	—		—		—		—		—		18,040
NOARK LONG-TERM DEBT	37,800	(37,800	)(a)	—		—		—		—		—
SENIOR UNSECURED DEBT	250,000	—		36,050	(b)	—		—		—		286,050
SENIOR SECURED DEBT	92	69,000	(a)	(36,611	)(b)	(19,665	)(c)	(10,000	)(d)	—		2,816
MINORITY INTEREST IN ATLAS:
Common units	347,759	—		—		19,665	(c)	—		—		367,424
Convertible preferred units	28,215	—		—		—		9,477	(d)	—		37,692

Total minority interest in Atlas	375,974	—		—		19,665		9,477		—		405,116

OWNERS’ EQUITY (DEFICIT):
Stockholders’ equity	9,022	—		—		—		—		79,152	(e)	9,022
	—	—		—		—		—		(79,152	)(e)
Accumulated other comprehensive loss	(27,301)	—		—		—		—		—		(27,301)

Total owners’ deficit	(18,279)	—		—		—		—		—		(18,279)

	$739,937	$30,000		$561		$—		$—		$—		$770,498

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ATLAS PIPELINE HOLDINGS, L.P.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
FOR THE YEAR ENDED DECEMBER 31, 2005
(in thousands, except per unit data)

	Historical Atlas Pipeline GP	Historical Elk City	Historical NOARK	Adjustments		Atlas Equity Offering Adjustments		Atlas Senior Notes Offering Adjustments		Atlas Convertible Preferred Unit Offering Adjustments		Atlas Pipeline Holdings Equity Offering Adjustments		Pro Forma

REVENUE:
Natural gas and liquids — third parties	$340,297	$3,497	$237	$79,360	(f)	$—		$—		$—		$—		$423,391
Natural gas and liquids — affiliates	—	37,235	42,125	(79,360	) (f)	—		—		—		—		—
Transportation and compression — third parties	5,963	—	8,174	6,955	(f)	—		—		—		—		21,092
Transportation and compression — affiliates	24,346	—	6,955	(6,955	) (f)	—		—		—		—		24,346
Interest income and other	894	—	144	—		—		—		—		—		1,038

Total revenue and other income	371,500	40,732	57,635	—		—		—		—		—		469,867

COSTS AND EXPENSES:
Natural gas and liquids	288,180	36,665	40,551	—		—		—		—		—		365,396
Plant operating	10,557	1,363	—	—		—		—		—		—		11,920
Transportation and compression	4,053	—	3,547	—		—		—		—		—		7,600
General and administrative	13,608	850	2,207	(850	) (g)	—		—		—		750	(t)	16,775
				210	(g)
Other	138	—	—	—		—		—		—		—		138
Depreciation and amortization	13,954	628	2,475	(3,103	) (h)	—		—		—		—		20,080
				6,126	(h)
Minority interest in Atlas	13,447	—	—	(5,140	) (i)	7,659	(i)	(5,558	) (i)	(1,594	) (i)	(857	) (i)	7,957
Minority interest in NOARK	1,083	—	440	(1,523	) (j)	—		—		—		—		—
Interest	14,175	—	3,654	9,784	(k)	(7,140	) (o)	5,415	(p)	(637	) (r)	250	(t)	27,112
				484	(l)	(1,253	) (o)	688	(p)
				(3,087	) (j)			(2,332	) (q)
				4,395	(m)			2,660	(q)
								56	(q)

Total costs and expenses	359,195	39,506	52,874	7,296		(734)		929		(2,231)		143		456,978

Income (loss) before income taxes	12,305	1,226	4,761	(7,296)		734		(929)		2,231		(143)		12,889
Provision for income taxes	—	—	(1,887)	1,887	(n)	—		—		—		—		—

Net income (loss)	12,305	1,226	2,874	(5,409)		734		(929)		2,231		(143)		12,889
Preferred unit imputed dividend cost	—	—	—	—		—		—		(2,498	) (s)	—		(2,498)

Net income attributable to common unitholders	$12,305	$1,226	$2,874	$(5,409)		$734		$(929)		$(267)		$(143)		$10,391

Net income per unit														$0.49

Weighted average units outstanding														21,100	(u)

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ATLAS PIPELINE HOLDINGS, L.P.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2006
(in thousands, except per unit data)

	Historical Atlas Pipeline GP	Adjustments to Reflect Atlas’ Acquisition of Remaining 25% Interest in NOARK		Atlas May 2006 Equity Offering Adjustments		Atlas May 2006 Senior Notes Offering Adjustments		Atlas Convertible Preferred Unit Offering Adjustments		Atlas Pipeline Holdings Equity Offering Adjustments		Pro Forma

REVENUE:
Natural gas and liquids — third parties	$101,017	$—		$—		$—		$—		$—		$101,017
Natural gas and liquids — affiliates	—	—		—		—		—		—		—
Transportation and compression — third parties	8,777	—		—		—		—		—		8,777
Transportation and compression — affiliates	7,874	—		—		—		—		—		7,874
Interest income and other	142	—		—		—		—		—		142

Total revenue and other income	117,810	—		—		—		—		—		117,810

COSTS AND EXPENSES:
Natural gas and liquids	85,892	—		—		—		—		—		85,892
Plant operating	3,227	—		—		—		—		—		3,227
Transportation and compression	2,322	—		—		—		—		—		2,322
General and administrative	4,690	—		—		—		—		187	(t)	4,877
Other	—	—		—		—		—		—		—
Depreciation and amortization	5,275	—		—		—		—		—		5,275
Minority interest in Atlas	5,047	(14	) (i)	345	(i)	6	(i)	(273	) (i)	(214	) (i)	4,897
Minority interest in NOARK	569	(569	) (j)	—		—		—		—		—
Interest	6,337	(708	) (j)	(369	) (o)	(686	) (q)	(188	) (r)	63	(t)	6,422
		1,294	(m)			665	(q)
						14	(q)	—

Total costs and expenses	113,359	3		(24)		(1)		(461)		36		112,912

Net income (loss)	4,451	(3)		24		1		461		(36)		4,898
Preferred unit imputed dividend cost	(95)	—		—		—		(506	) (s)	—		(601)

Net income attributable to common unitholders	$4,356	$(3)		$24		$1		$(45)		$(36)		$4,297

Net income per unit												$0.20

Weighted average units outstanding												21,100	(u)

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ATLAS PIPELINE HOLDINGS, L.P.
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

a.
To reflect Atlas’ May 2006 acquisition of the remaining 25% ownership interest in NOARK from Southwestern for a net purchase price of $65.5 million, consisting of $69.0 million of cash to the seller, less the seller’s interest in NOARK’s working capital (including cash on hand and net payables to the seller) at the date of acquisition of $3.5 million, which was funded through borrowings under Atlas’ credit facility. In connection with this transaction, Southwestern agreed to acquire the issuer of the NOARK notes and retain the obligation for the outstanding NOARK notes, with the result that neither NOARK nor Atlas has any further liability with respect to such notes. These amounts include adjustments to reflect Atlas’ preliminary purchase price allocation for the acquisition of the 25% interest in NOARK based upon the fair value of the assets acquired and liabilities assumed at the date of acquisition.

b.
To reflect Atlas’ issuance of $35.0 million of senior unsecured notes at 103% of par value in a private placement in May 2006 for net proceeds of $36.6 million, including $1.1 million for accrued interest received and net of $0.6 million of deferred finance costs paid. The net proceeds were used to repay a portion of the indebtedness under Atlas’ credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK.

c.
To reflect Atlas’ issuance of 500,000 common limited partner units in May 2006, the net proceeds of which were used to repay a portion of the indebtedness under its credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK.

d.
To reflect Atlas’ May 2006 issuance of an additional 10,000 preferred units on the same terms as the previously issued preferred units for total consideration of $10.0 million, pursuant to Atlas’ right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight, the net proceeds of which were used to repay a portion of the indebtedness under its credit facility incurred in connection with the acquisition of the remaining 25% interest in NOARK. The preferred units are not entitled to receive their stated 6.5% dividend rate from their date of issuance through March 13, 2007. As such, the additional 10,000 preferred units were recorded net of their imputed dividend cost of $0.5 million, which will be recorded within accrued liabilities, on the pro forma consolidated balance sheet.

e.
To reflect net proceeds from this offering of $79.2 million, after underwriting discounts and estimated offering costs of $7.2 million, assuming 3,600,000 common units at a price of $24.00 per unit, which will be distributed to Atlas America.

f.	To reclassify intercompany revenue with the former owners of acquired entities or assets to third-party revenue.

g.	To reflect the elimination of the overhead allocated to Elk City by its parent and its replacement with an overhead allocation made by us in accordance with a new allocation agreement.

h.
To reflect the adjustment to depreciation expense for Elk City and NOARK for the periods these entities were not included within our historical results based upon the cost of the acquired gas gathering and transmission facilities using depreciable lives ranging from 3 to 40 years and using the straight-line method.

i.
To reflect adjustment of the minority interest in the net income of Atlas as a result of the effect of the pro forma statement of income adjustments noted. The allocation of Atlas’ net income to minority interests is based upon the historical distributions received by its partners. It is impracticable to determine what the cash available would have been on a pro forma basis. Accordingly, the allocation of Atlas’ net income to the minority interest owners reflects historical distributions.

j.
To reflect the elimination of the minority interest in NOARK and interest associated with the NOARK notes, subsequent to the reduction of the NOARK notes’ interest discussed in note “k” below, in connection with Atlas’ acquisition of the remaining 25% interest in NOARK in May 2006 and the Southwestern’s agreement to acquire the issuer of the NOARK notes and retain the obligation for the

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outstanding NOARK notes, with the result that neither NOARK nor Atlas has any further liability with respect to such notes.

k.
To reflect the adjustments to interest expense for the year ended December 31, 2005 resulting from borrowings under Atlas’ credit facility to (a) finance the acquisitions of Elk City and the 75% interest in NOARK, resulting in additional interest expense of $13.5 million utilizing an average interest rate of 6.4%, (b) reflect the net proceeds of the June 2005 offering of common units, resulting in a reduction of interest expense of $2.4 million utilizing an average interest rate of 6.4%, and (c) reflect the adjustment of the NOARK historical interest expense for the repayment of the portion of the NOARK notes severally guaranteed by Enogex, resulting in a reduction of interest expense of $1.3 million.

l.
To reflect the amortization of deferred financing costs related to Atlas’ credit facility to finance the Elk City acquisition and the amendment to the credit facility to finance the acquisition of the 75% interest in NOARK.

m.
To reflect the adjustment to interest expense to finance borrowings under Atlas’ credit facility of $69.0 million incurred in connection with the acquisition of the remaining 25% interest in NOARK, at an interest rate of 6.4% for the year ended December 31, 2005 and 7.5% for the three months ended March 31, 2006.

n.
To reflect the elimination of federal and state income taxes following the conversion of Atlas Arkansas, formerly a C-corporation, to a limited liability company concurrent with its acquisition by Atlas.

o.	To reflect the adjustment to interest expense resulting from the repayment of amounts outstanding under Atlas’ credit facility with proceeds from its November 2005 and May 2006 equity offerings.

p.
To reflect the adjustment to interest expense resulting from the repayment of amounts outstanding under Atlas’ credit facility with proceeds from the December 2005 issuance of senior unsecured notes and the amortization of deferred financing costs related to the issuance of these notes.

q.
To reflect the adjustment to interest expense resulting from the repayment of amounts outstanding under Atlas’ credit facility with proceeds from the May 2006 issuance of senior unsecured notes and the amortization of deferred financing costs related to the issuance of these notes.

r.
To reflect adjustment to interest expense resulting from the repayment of amounts outstanding under Atlas’ credit facility with the net proceeds from its May 2006 issuance of $10.0 million 6.5% cumulative convertible preferred units.

s.
To reflect the imputed dividend cost of the 6.5% cumulative convertible preferred units. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 68, “Increasing Rate Preferred Stock,” the preferred units were recorded on the consolidated balance sheet in “Minority Interests in Atlas” at the amount of net proceeds received less an imputed dividend cost. The imputed dividend cost is the result of preferred units not being entitled to receive dividends from their date of issuance through March 13, 2007. The initial imputed dividend cost on the preferred units was recorded in accrued liabilities on the consolidated balance sheet and is based upon the present value of the net proceeds received using the 6.5% stated yield commencing March 13, 2007. The imputed dividend cost will be amortized for the period from issuance of the preferred units through March 13, 2007 and recorded as a reduction to the preferred unit dividend cost recorded within accrued liabilities and an increase to “Minority Interests in Atlas” on the consolidated balance sheet. The amortization of the preferred units’ imputed dividend cost will also be presented as a reduction of net income to determine net income attributable to owners. At March 31, 2006, on a pro forma basis, the unamortized preferred unit dividend cost is $2.3 million. Subsequent to March 13, 2007, the preferred units are entitled to receive dividends at their 6.5% stated rate.

t.
To reflect the adjustment of general and administrative costs for estimated incremental expenses as a result of being a public entity, including, among other things, estimated incremental accounting and audit fees, director fees, director and officer liability insurance expenses and other miscellaneous costs. Also reflects the adjustment of interest expense for credit facility fees associated with the credit facility we expect to enter into.

u.	To reflect the adjustment of our outstanding limited partner units.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Atlas America, Inc.

We have audited the accompanying balance sheet of Atlas Pipeline Holdings, L.P. (the “Partnership”) as of December 31, 2005. This financial statement is the responsibility of the Partnership’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Partnership is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Atlas Pipeline Holdings, L.P. as of December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
January 3, 2006, except for Note 2 for
       which the date is April 10, 2006

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ATLAS PIPELINE HOLDINGS, L.P.
BALANCE SHEETS

	December 31, 2005	March 31, 2006

		(Unaudited)
ASSETS
Cash	$1,000	$1,000

OWNERS’ EQUITY
Owners’ equity	$1,000	$1,000

See accompanying note to balance sheet

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ATLAS PIPELINE HOLDINGS, L.P.
NOTES TO BALANCE SHEETS

NOTE 1 — NATURE OF OPERATIONS

Atlas Pipeline Holdings, L.P. (the “Partnership”) is a Delaware limited partnership formed on December 15, 2005 to become the sole member of Atlas Pipeline Partners GP, LLC, which is the managing general partner of Atlas Pipeline Partners, L.P. (“Atlas”), a publicly traded limited partnership. Atlas is a midstream energy service provider engaged in the transmission, gathering and processing of natural gas in the Mid-Continent and Appalachian regions of the United States. Our assets will consist of the following partnership interests in Atlas to be contributed to us by Atlas Pipeline Partners GP, LLC upon completion of the offering contemplated within this prospectus:

•	The 100% ownership interest in Atlas Pipeline Partners GP, LLC, which owns a 2.0% general partner interest in Atlas;

•	The incentive distribution rights in Atlas associated with the general partner interest, which we hold through our ownership interests in Atlas Pipeline Partners GP, LLC; and

•	1,641,026 common limited partner units of Atlas, representing approximately 12.6% of the outstanding common limited partner units of Atlas.

Because the Partnership was formed on December 15, 2005, and because no operating assets had been contributed to the Partnership as of December 31, 2005, statements of income, cash flows, and partners’ capital are not presented for the period from its inception to December 31, 2005 or March 31, 2006.

NOTE 2 — SUBSEQUENT EVENT

On May 2, 2006, Atlas acquired the remaining 25% equity ownership interest in NOARK from Southwestern. Prior to this transaction, Atlas owned a 75% equity ownership interest in NOARK, which was acquired in October 2005 from Enogex, Inc. Total consideration for the acquisition was $65.5 million, net of approximately $3.5 million of working capital, was funded through borrowings under Atlas’s credit facility. In connection with this acquisition, Southwestern acquired the issuer of the NOARK notes and agreed to retain the obligation for the outstanding NOARK notes, with the result that neither NOARK nor Atlas has any further liability under the NOARK notes.

On May 19, 2006, Atlas sold an additional 10,000 6.5% cumulative convertible preferred units to Sunlight Capital Partners for $10.0 million, pursuant to Atlas’ right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight. The net proceeds from the issuance of these preferred units were used to partially repay borrowings incurred under Atlas’s credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK.

On May 12, 2006, Atlas issued $35.0 million of additional senior unsecured notes due 2015 in a private placement at 103% of par for net proceeds of $36.6 million, including accrued interest and net of initial purchaser’s discount and other transaction costs. Atlas used the net proceeds from the private placement to partially repay borrowings under its credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK.

On May 12, 2006, Atlas sold 500,000 common units to Wachovia Securities, which offered the common units to public investors. The units, which were issued under Atlas’s previously filed shelf registration statement, resulted in net proceeds of approximately $19.7 million, after underwriting commissions and other transaction costs. Atlas used the net proceeds from the sale to partially repay borrowings under its credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Atlas America, Inc.

We have audited the accompanying balance sheet of Atlas Pipeline Holdings GP, LLC (the “Company”) as of December 31, 2005. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Atlas Pipeline Holdings GP, LLC as of December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
January 3, 2006

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ATLAS PIPELINE HOLDINGS GP, LLC
BALANCE SHEETS

	December 31, 2005	March 31, 2006

		(Unaudited)
ASSETS
Cash	$1,000	$1,000

OWNERS’ EQUITY
Owners’ equity	$1,000	$1,000

See accompanying note to balance sheet

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ATLAS PIPELINE HOLDINGS GP, LLC
NOTE TO BALANCE SHEETS

NATURE OF OPERATIONS

Atlas Pipeline Holdings GP, LLC (the “Company”) is a Delaware limited liability company formed on December 15, 2005 and is the general partner of Atlas Pipeline Holdings, L.P., a Delaware limited partnership that was formed on December 15, 2005 to own Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P. (“Atlas”) and owner of 1,641,026 of Atlas’ common limited partner units. Atlas Pipeline Holdings GP, LLC’s general partner interest is fixed without any requirement for capital contributions in connection with additional unit issuances by Atlas Pipeline Holdings, L.P. because Atlas Pipeline Holdings GP, LLC has no economic interest in Atlas Pipeline Holdings, L.P.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors Atlas Pipeline Partners GP, LLC

We have audited the accompanying consolidated balance sheets of Atlas Pipeline Partners GP, LLC and subsidiaries (the “Company”) as of December 31, 2004 and 2005, and the related consolidated statements of income, comprehensive income (loss), owners’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlas Pipeline Partners GP, LLC and subsidiaries as of December 31, 2004 and 2005 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
March 3, 2006

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,

	2004	2005

ASSETS
Current assets:
Cash and cash equivalents	$18,214	$34,237
Accounts receivable – affiliates	19,609	4,649
Accounts receivable	13,729	57,528
Current portion of hedge asset	40	11,388
Prepaid expenses	1,056	2,454

Total current assets	52,648	110,256
Property, plant and equipment, net	175,259	445,066
Long-term hedge asset	14	4,388
Intangible assets, net	—	54,869
Goodwill	2,305	111,446
Other assets, net	4,672	16,701

	$234,898	$742,726

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$2,303	$1,263
Accounts payable	2,341	15,609
Accrued liabilities	3,144	16,064
Current portion of hedge liability	1,959	23,796
Accrued producer liabilities	10,996	36,712
Distribution payable	4,006	—

Total current liabilities	24,749	93,444
Long-term hedge liability	722	22,410
Long-term debt, less current portion	52,149	297,362
Minority interest in Atlas Pipeline	135,873	350,511
Commitments and contingencies
Owners’ equity (deficit):
Owners’ equity	22,723	9,074
Accumulated other comprehensive loss	(1,318)	(30,075)

Total owners’ equity (deficit)	21,405	(21,001)

	$234,898	$742,726

See accompanying notes to consolidated financial statements

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Years Ended December 31,

	2003	2004	2005

Revenue:
Natural gas and liquids	$—	$72,109	$340,297
Transportation and compression – affiliates	15,563	18,724	24,346
Transportation and compression – third parties	88	76	5,963
Interest income and other	98	382	894

Total revenue and other income	15,749	91,291	371,500

Costs and expenses:
Natural gas and liquids	—	58,707	288,180
Plant operating	—	2,032	10,557
Transportation and compression	2,421	2,260	4,053
General and administrative	854	3,561	11,825
Compensation reimbursement – affiliates	808	1,081	1,783
Depreciation and amortization	1,770	4,471	13,954
Interest	258	2,301	14,175
Minority interest in NOARK	—	—	1,083
Minority interest in Atlas Pipeline	5,066	10,941	13,447
Loss (gain) on arbitration settlement, net	—	(1,457)	138

Total costs and expenses	11,177	83,897	359,195

Net income	4,572	7,394	12,305
Premium on Atlas Pipeline preferred unit redemption	—	(400)	—

Net income attributable to owners	$4,572	$6,994	$12,305

See accompanying notes to consolidated financial statements

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Years Ended December 31,

	2003	2004	2005

Net income	$4,572	$7,394	$12,305
Premium on Atlas Pipeline preferred unit redemption	—	(400)	—

Net income attributable to owners	4,572	6,994	12,305

Other comprehensive loss:
Change in fair value of derivative instruments accounted for as hedges	—	(1,320)	(39,882)
Add: reclassification adjustment for losses in net income	—	2	11,125

	—	(1,318)	(28,757)

Comprehensive income (loss)	$4,572	$5,676	$(16,452)

See accompanying notes to consolidated financial statements

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OWNERS’ EQUITY (DEFICIT)
(in thousands)

	Owners’Equity	Accumulated Other Comprehensive Loss	Total Owners ’Equity (Deficit)

Balance at January 1, 2003	$11,157	$—	$11,157

Net income attributable to owners	4,572	—	4,572

Balance at December 31, 2003	$15,729	$—	$15,729

Other comprehensive loss	—	(1,318)	(1,318)

Net income attributable to owners	6,994	—	6,994

Balance at December 31, 2004	$22,723	$(1,318)	$21,405

Distribution to owners	(33,644)	—	(33,644)

Capital contribution from owners	7,690	—	7,690

Other comprehensive loss	—	(28,757)	(28,757)

Net income attributable to owners	12,305	—	12,305

Balance at December 31, 2005	$9,074	$(30,075)	$(21,001)

See accompanying notes to consolidated financial statements

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,

	2003	2004	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to owners	$4,572	$6,994	$12,305
Adjustments to reconcile net income attributable to partners to net cash provided by operating activities:
Minority interest in net income of Atlas Pipeline	5,066	10,941	13,447
Distributions paid to minority interest limited partners in Atlas Pipeline	(5,040)	(9,427)	(23,076)
Depreciation and amortization	1,770	4,471	13,954
Non-cash gain on derivative value	—	(210)	(954)
Non-cash compensation expense	—	700	4,672
Amortization of deferred finance costs	106	400	2,140
Minority interest in NOARK	—	—	1,083
Change in operating assets and liabilities, net of effects of acquisitions:
(Increase) decrease in accounts receivable and prepaid expenses	827	5,444	(27,823)
Increase (decrease) in accounts payable and accrued Liabilities	413	(3,264)	35,246
(Increase) decrease in accounts receivable – affiliates	(3,075)	(4,738)	17,421

Net cash provided by operating activities	4,639	11,311	48,415

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid for acquisitions	—	(141,626)	(358,831)
Capital expenditures	(7,635)	(10,043)	(52,498)
Other	(1,519)	(128)	325

Net cash used in investing activities	(9,154)	(151,797)	(411,004)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of Atlas Pipeline debt	—	—	243,102
Repayment of Atlas Pipeline debt	—	—	(677)
Borrowings under Atlas Pipeline credit facility	2,000	110,000	463,500
Repayments under Atlas Pipeline credit facility	(8,500)	(55,750)	(508,250)
Distribution to owners	—	—	(33,644)
Capital contribution from owners	—	—	7,690
Net proceeds from issuance of Atlas Pipeline limited partner units	25,182	93,119	212,700
Net proceeds from sale of Atlas Pipeline preferred units	—	20,000	—
Redemption of Atlas Pipeline preferred units	—	(20,000)	—
Other	(948)	(3,747)	(5,809)

Net cash provided by financing activities	17,734	143,622	378,612

Net change in cash and cash equivalents	13,219	3,136	16,023
Cash and cash equivalents, beginning of year	1,859	15,078	18,214

Cash and cash equivalents, end of year	$15,078	$18,214	$34,237

See accompanying notes to consolidated financial statements

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 1 — NATURE OF OPERATIONS

Atlas Pipeline Partners GP, LLC (the “Company”) is a Delaware limited liability company formed in May 1999 to become the general partner of Atlas Pipeline Partners, L.P. (“Atlas Pipeline”). The Company is wholly-owned by Atlas America, Inc. and its affiliates (“Atlas America”), a publicly traded company (NASDAQ: ATLS).

Atlas Pipeline is a Delaware limited partnership formed in May 1999 to acquire, own and operate natural gas gathering systems previously owned by Atlas America. Atlas Pipeline’s operations are conducted through subsidiary entities whose equity interests are owned by Atlas Pipeline Operating Partnership, L.P. (the “Operating Partnership”), a wholly-owned subsidiary of Atlas Pipeline. The Company, through its general partner interests in Atlas Pipeline and the Operating Partnership, owns a 2% general partner interest in the consolidated pipeline operations, through which it manages and effectively controls both Atlas Pipeline and the Operating Partnership. The remaining 98% ownership interest in the consolidated pipeline operations consists of limited partner interests in Atlas Pipeline. At December 31, 2004, Atlas Pipeline had 5,563,659 common and 1,641,026 subordinated limited partnership units outstanding. In January 2005, these subordinated units, which are owned by the Company, were converted to common units as Atlas Pipeline met stipulated tests under the terms of its partnership agreement allowing for such conversion. While the converted units are no longer subordinated to the rights of the common unitholders, these units have not yet been registered with the Securities and Exchange Commission and, therefore, their resale in the public market is subject to restrictions under the Securities Act. At December 31, 2005, Atlas Pipeline had 12,549,266 common limited partnership units outstanding, including the 1,641,026 unregistered common units held by the Company.

The Company, as general partner, manages the operations and activities of Atlas Pipeline and owes a fiduciary duty to Atlas Pipeline’s unitholders. The Company is liable, as general partner, for all of Atlas Pipeline’s debts (to the extent not paid from Atlas Pipeline’s assets), except for indebtedness or other obligations that are made specifically nonrecourse to the general partner.

The Company does not receive any management fee or other compensation for its management of Atlas Pipeline. The Company and its affiliates are reimbursed for expenses incurred on Atlas Pipeline’s behalf. These expenses include the costs of employee, officer, and managing board member compensation and benefits properly allocable to Atlas Pipeline and all other expenses necessary or appropriate to conduct the business of, and allocable to, Atlas Pipeline. The Atlas Pipeline partnership agreement provides that the Company, as general partner, will determine the expenses that are allocable to Atlas Pipeline in any reasonable manner in its sole discretion.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Minority Interest

The consolidated financial statements include the accounts of the Company, Atlas Pipeline, the Operating Partnership and the Operating Partnership’s wholly-owned subsidiaries. Atlas Pipeline’s limited partner equity interests owned by third-parties at December 31, 2004 and 2005 are reflected as minority interests on the consolidated balance sheets. All material intercompany transactions have been eliminated.

The consolidated financial statements also include the financial statements of NOARK Pipeline System, Limited Partnership (“NOARK”), an entity in which Atlas Pipeline owns a 75% operating interest (see Note 7). The remaining 25% interest in NOARK is owned by Southwestern Energy Pipeline Company (“Southwestern”), a wholly-owned subsidiary of Southwestern Energy Company (NYSE: SWN). Under the NOARK partnership agreement, Southwestern is responsible for the $39.0 million of outstanding long-term debt, including interest thereon, of NOARK at December 31, 2005 (see Note 9). Payments made upon the

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

long-term debt and related interest expense will be made from amounts otherwise distributable to Southwestern and, if that amount is insufficient, Southwestern will be required to make a capital contribution to NOARK.

The Company consolidates 100% of NOARK’s financial statements. The minority interest expense reflected on the Company’s consolidated statements of income represents Southwestern’s 25% ownership interest in NOARK’s net income before interest expense and its 100% ownership interest in interest expense related to NOARK’s long-term debt.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the Company’s consolidated financial statements, as well as the reported amounts of revenue and costs and expenses during the reporting periods. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. These cash equivalents consist principally of temporary investments of cash in short-term money market instruments.

Receivables

In evaluating the realizability of its accounts receivable, the Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by the Company’s review of its customers’ credit information. The Company extends credit on an unsecured basis to many of its customers. At December 31, 2004 and 2005, the Company recorded no allowance for uncollectible accounts receivable impairment.

Property, Plant and Equipment

Property and Equipment are stated at cost or, upon acquisition of a business, at the fair value of the assets acquired. Depreciation expense is recorded for each asset over their estimated useful lives using the straight-line method.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset’s estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value if such carrying amount exceeds the fair value.

Capitalized Interest

The Company capitalizes interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. The weighted average rate used to capitalize interest on borrowed funds was 6.6% and the amount of interest capitalized was $0.1 million for

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

the year ended December 31, 2005. There were no amounts capitalized for the years ended December 31, 2003 and 2004.

Fair Value of Financial Instruments

For cash and cash equivalents, receivables and payables, the carrying amounts approximate fair values because of the short maturities of these instruments. The fair values of these financial instruments are represented in the Company’s consolidated balance sheets.

Derivative Instruments

The Company applies the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 133 requires each derivative instrument to be recorded in the balance sheet as either an asset or liability measured at fair value. Changes in a derivative instrument’s fair value are recognized currently in the Company’s consolidated statements of income unless specific hedge accounting criteria are met.

Intangible Assets

The Company has recorded intangible assets with finite lives in connection with certain consummated acquisitions (see Note 7). The following table reflects the components of intangible assets being amortized at December 31, 2005 (in thousands):

	December 31, 2005
			Estimated
Amortized intangible assets:	Gross Carrying Amount	Accumulated Amortization	Useful Lives in Years

Customer contracts	$23,990	$(1,339)	8
Customer relationships	32,960	(742)	20

	$56,950	$(2,081)

The Company did not recognize any intangible assets at December 31, 2004. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) requires that intangible assets with finite useful lives be amortized over their estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset must be amortized over the best estimate of its useful life. At a minimum, the Company will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required. The estimated useful life for the Company’s customer contract intangible assets is based upon the approximate average length of customer contracts in existence at the date of acquisition. The estimated useful life for the Company’s customer relationship intangible assets is based upon the estimated average length of non-contracted customer relationships in existence at the date of acquisition. Customer contract and customer relationship intangible assets are amortized on a straight-line basis. Amortization expense on intangible assets was $2.1 million for the year ended December 31, 2005. There was no amortization expense on intangible assets recorded during the years ended December 31, 2003 and 2004. Amortization expense related to intangible assets is estimated to be $4.6 million for each of the next five calendar years commencing in 2006.

Goodwill

At December 31, 2004 and 2005, the Company had $2.3 million and $111.4 million, respectively, of goodwill which was recorded in connection with consummated acquisitions (see Note 7). The changes in

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

the carrying amount of goodwill for the years ended December 31, 2003, 2004 and 2005 were as follows (in thousands):

	Years Ended December 31,

	2003	2004	2005

Balance, beginning of year	$2,305	$2,305	$2,305
Goodwill acquired – Elk City acquisition	—	—	61,136
Goodwill acquired – NOARK acquisition	—	—	49,088
Reduction in minority interest deficit acquired	—	—	(1,083)
Impairment losses	—	—	—

Balance, end of year	$2,305	$2,305	$111,446

The Company tests its goodwill for impairment at each year end by comparing fair values to its carrying values. The evaluation of impairment under SFAS No. 142 requires the use of projections, estimates and assumptions as to the future performance of the Company’s operations, including anticipated future revenues, expected future operating costs and the discount factor used. Actual results could differ from projections, resulting in revisions to the Company’s assumptions and, if required, recognition of an impairment loss. The Company’s test of goodwill at December 31, 2005 resulted in no impairment. The Company will continue to evaluate its goodwill at least annually and if impairment indicators arise, will reflect the impairment of goodwill, if any, within the consolidated statements of income in the period in which the impairment is indicated.

Federal Income Taxes

The Company is a limited liability corporation and Atlas Pipeline is a limited partnership. As a result, the Company’s and Atlas Pipeline’s income for federal income tax purposes is reportable on the tax returns of the individual owners and partners, respectively. Accordingly, no recognition has been given to income taxes in the Company’s consolidated financial statements.

Stock-Based Compensation

The Company has adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” as revised (“SFAS No. 123(R)”), as of December 31, 2005. Generally, the approach to accounting in Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

Prior to the adoption of SFAS No. 123(R), the Company followed Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and its interpretations (“APB No. 25”), which SFAS No. 123(R) superseded. APB No. 25 allowed for valuation of share-based payments to employees at their intrinsic values. Under this methodology, the Company recognized compensation expense for phantom units granted only if the current market price of the underlying units exceeded the exercise price. Since the inception of its Long-Term Incentive Plan (see Note 12), the Company has only granted phantom units with no exercise price and, as such, recognized compensation expense based upon the market price of the Company’s limited partner units at the date of grant. Since the Company has historically recognized compensation expense for its share-based payments at their fair values, the adoption of SFAS No. 123(R) did not have a material impact on its consolidated financial statements.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Minority Interests in Atlas Pipeline

The minority interests in Atlas Pipeline in the Company’s consolidated financial statements reflect the outside ownership interest in Atlas Pipeline, which were 76% and 85% at December 31, 2004 and 2005, respectively. The minority interest in Atlas Pipeline in the Company’s consolidated net income is calculated quarterly by multiplying (i) the weighted average Atlas Pipeline limited partner units outstanding held by non-affiliated third-parties by (ii) the consolidated net income per Atlas Pipeline limited partner unit for the respective quarter. The net income per Atlas Pipeline limited partner unit is calculated by dividing the net income allocated to limited partners, after the allocation of net income to the Company as general partner in accordance with the terms of the Atlas Pipeline partnership agreement, by the total weighted average Atlas Pipeline limited partner units outstanding. The minority interest liability on the Company’s consolidated balance sheets principally reflects the sum of the allocation of Atlas Pipeline consolidated net income to the minority interest and the contributed capital of minority interests through the sale of limited partner units in Atlas Pipeline, partially offset by Atlas Pipeline quarterly cash distributions to the minority interest owners.

Environmental Matters

The Company is subject to various federal, state and local laws and regulations relating to the protection of the environment. The Company has established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures. The Company accounts for environmental contingencies in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies.” Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/ or clean-ups are probable, and the costs can be reasonably estimated. The Company maintains insurance which may cover in whole or in part certain environmental expenditures. At December 31, 2004 and 2005, the Company had no environmental matters requiring specific disclosure or requiring the recognition of a liability.

Segment Information

The Company has two business segments: natural gas gathering and the transmission located in the Appalachia Basin area (“Appalachia”) and transmission, gathering and processing located in the Mid-Continent area (“Mid-Continent”). Appalachia revenues are, for the most part, based on contractual arrangements with Atlas America and its affiliates. Mid-Continent revenues are, for the most part, derived from the sale of residue gas and NGLs to purchasers at the tailgate of the processing plant.

Revenue Recognition

Revenues in the Appalachia segment are recognized at the time the natural gas is transported through the gathering systems. Under the terms of its natural gas gathering agreements with Atlas America and its affiliates, the Company receives fees for gathering natural gas from wells owned by Atlas America, by drilling investment partnerships sponsored by Atlas America or by independent third parties. The fees received for the gathering services are generally the greater of 16% of the gross sales price for gas produced from the wells, or $0.35 or $0.40 per thousand cubic feet (“mcf”), depending on the ownership of the well. Substantially all gas gathering revenues are derived under this agreement. Fees for transportation services provided to independent third parties whose wells are connected to the Company’s Appalachia gathering systems are at separately negotiated prices.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

The Company’s Mid-Continent segment revenue is determined primarily by the fees earned from its transmission, gathering and processing operations. The Company either purchases gas from producers and moves it into receipt points on its pipeline systems, and then sells the natural gas, or produced natural gas liquids (“NGLs”), if any, off of delivery points on its systems, or the Company transports natural gas across its systems, from receipt to delivery point, without taking title to the gas. Revenue associated with the Company’s regulated transmission pipeline is recognized at the time the transportation service is provided. Revenue associated with the physical sale of natural gas is recognized upon physical delivery of the natural gas. The majority of the revenue associated with the Company’s gathering and processing operations are based on percentage of proceeds (“POP”) and fixed-fee contracts. Under its POP purchasing arrangements, the Company purchases natural gas at the wellhead, processes the natural gas by extracting NGLs and removing impurities and sells the residue gas and NGLs at market-based prices, remitting to producers a contractually-determined percentage of the sale proceeds.

The Company accrues unbilled revenue due to timing differences between the delivery of natural gas, NGLs, and oil and the receipt of a delivery statement. These revenues are recorded based upon volumetric data from the Company’s records and management estimates of the related transportation and compression fees which are, in turn, based upon applicable product prices (see Use of Estimates accounting policy for further description). The Company had unbilled revenues at December 31, 2004 and 2005 of $15.3 million and $48.4 million, respectively, included in accounts receivable and accounts receivable-affiliates within the consolidated balance sheets.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income, are referred to as “other comprehensive income (loss)” and for the Company include only changes in the fair value of unsettled hedge contracts.

New Accounting Standards

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle. It also requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. The statement will be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of SFAS No. 154 will depend on the nature and extent of any voluntary accounting changes and corrections of errors after the effective date, but the Company does not currently expect SFAS No. 154 to have a material impact on its financial position or results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”), which will result in (a) more consistent recognition of liabilities relating to asset retirement obligations, (b) more information about expected future cash outflows associated with those obligations, and (c) more information about investments in long-lived assets because additional asset retirement costs will be recognized as part of the carrying amounts of the assets. FIN 47 clarifies that the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company adopted FIN 47 at December 31, 2005 and it had no material impact on its consolidated financial statements.

NOTE 3 — ATLAS PIPELINE EQUITY OFFERINGS

On November 28, 2005, Atlas Pipeline sold 2,700,000 of its common units in a public offering for gross proceeds of $113.4 million. In addition, pursuant to an option granted to the underwriters of the offering, Atlas Pipeline sold 330,000 common units on December 27, 2005 for gross proceeds of $13.9 million, or aggregate total gross proceeds of $127.3 million. The units, which were issued under Atlas Pipeline’s previously filed shelf registration statement, resulted in net proceeds of approximately $121.0 million, after underwriting commissions and other transaction costs. Atlas Pipeline primarily utilized the net proceeds from the sale to repay a portion of the amounts due under its credit facility. As a result of equity offering, the Company’s ownership interest in Atlas Pipeline was 14.8%, including its 2.0% general partner interest.

In June 2005, Atlas Pipeline sold 2,300,000 common units in a public offering for total gross proceeds of $96.5 million. The units, which were issued under Atlas Pipeline’s previously filed shelf registration statement, resulted in net proceeds of approximately $91.7 million, after underwriting commissions and other transaction costs. Atlas Pipeline primarily utilized the net proceeds from the sale to repay a portion of the amounts due under its credit facility.

In July 2004, Atlas Pipeline sold 2,100,000 common units in a public offering for total gross proceeds of $73.0 million. The units, which were issued under Atlas Pipeline’s previously filed shelf registration statement, resulted in net proceeds of approximately $67.9 million, after underwriting commissions and other transaction costs. Atlas Pipeline utilized the net proceeds from the sale primarily to repay a portion of the amounts due under its credit facility and to redeem preferred units issued in connection with the acquisition of Spectrum Field Services, Inc. in July 2004 for $20.4 million (see Note 7).

In April 2004, Atlas Pipeline sold 750,000 common units in a public offering for total gross proceeds of $27.0 million. The units, which were issued under Atlas Pipeline’s previously filed shelf registration statement, resulted in net proceeds of approximately $25.2 million, after underwriting commissions and other transaction costs. Atlas Pipeline utilized the net proceeds from the sale primarily to repay a portion of the amounts due under its credit facility.

In May 2003, Atlas Pipeline sold 1,092,500 common units in a public offering for total gross proceeds of $27.3 million. The units, which were issued under Atlas Pipeline’s previously filed shelf registration statement, resulted in net proceeds of approximately $25.2 million, after underwriting commissions and other transaction costs. Atlas Pipeline utilized the net proceeds from the sale primarily to repay a portion of the amounts due under its credit facility.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

The following table sets forth the changes in Atlas’ outstanding limited partner units for the periods indicated:

	Years Ended December 31,

	2003	2004	2005

Outstanding limited partner units, beginning of year	3,262,185	4,354,685	7,204,685
Issuance of common units in public offerings	1,092,500	2,850,000	5,330,000
Issuance of common units under Long-Term Incentive Plan	—	—	14,581

Outstanding limited partner units, end of year	4,354,685	7,204,685	12,549,266

See Note 12 for additional information with regard to the Long-Term Incentive Plan.

NOTE 4 — ATLAS PIPELINE CASH DISTRIBUTIONS

Atlas Pipeline is required to distribute, within 45 days of the end of each quarter, all of its available cash (as defined in its partnership agreement) for that quarter. If distributions in any quarter exceed specified target levels, the Company, as general partner, will receive between 15% and 50% of such distributions in excess of the specified target levels. Distributions declared by Atlas Pipeline for the period from January 1, 2003 through December 31, 2005 were as follows:

Date Atlas Pipeline Cash Distribution Paid	For Quarter Ended	Atlas Pipeline Cash Distribution per Limited Partner Unit	Total Atlas Pipeline Cash Distribution To Limited Partners

			(in thousands)
May 9, 2003	March 31, 2003	$0.560	$908
August 8, 2003	June 30, 2003	$0.580	$1,574
November 7, 2003	September 30, 2003	$0.620	$1,682
February 6, 2004	December 31, 2003	$0.625	$1,696

May 7, 2004	March 31, 2004	$0.630	$1,710
August 6, 2004	June 30, 2004	$0.630	$2,182
November 5, 2004	September 30, 2004	$0.690	$3,839
February 11, 2005	December 31, 2004	$0.720	$4,006

May 13, 2005	March 31, 2005	$0.750	$4,173
August 5, 2005	June 30, 2005	$0.770	$6,055
November 14, 2005	September 30, 2005	$0.810	$6,382

On January 9, 2006, Atlas Pipeline declared a cash distribution of $0.83 per unit on its outstanding limited partner units, representing the cash distribution for the quarter ended December 31, 2005. The $14.1 million distribution, including $3.6 million to the Company as general partner, was paid on February 14, 2006 to unitholders of record at the close of business on February 7, 2006.

At December 31, 2004, the Company held 1,641,026 subordinated limited partner units in Atlas Pipeline. In January 2005, these subordinated units were converted to common units as Atlas Pipeline met the tests under the terms of the partnership agreement. While the Company’s rights as the holder of the subordinated units are no longer subordinated to the rights of Atlas Pipeline’s common unitholders, these units have not yet been registered with the Securities and Exchange Commission and, therefore, their resale in the public market is subject to restrictions under the Securities Act.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment (in thousands):

	December 31,		Estimated
			Useful Lives
	2004	2005	in Years

Pipelines, processing and compression facilities	$168,932	$443,729	15 – 40
Rights of way	14,128	19,252	20 – 40
Buildings	3,215	3,350	40
Furniture and equipment	517	1,525	3 – 7
Other	307	889	3 – 10

	187,099	468,745
Less – accumulated depreciation	(11,840)	(23,679)

	$175,259	$445,066

The Company completed the acquisitions of ETC Oklahoma Pipeline, Ltd. for approximately $196.0 million in April 2005 and a 75% interest in NOARK for approximately $179.8 million in October 2005 (see Note 7). Due to their recent dates of acquisition, the purchase price allocations are based upon estimated values determined by the Company, which are subject to adjustment and could change significantly as it continues to evaluate these allocations. At December 31, 2005, the portion of the purchase price allocated to property, plant and equipment for NOARK was included within pipelines, processing and compression facilities.

NOTE 6 — OTHER ASSETS

The following is a summary of other assets (in thousands):

	December 31,

	2004	2005

Deferred finance costs, net of accumulated amortization of $506 and $1,636 at December 31, 2004 and 2005, respectively	$3,316	$15,034
Security deposits	1,356	1,599
Other	—	68

	$4,672	$16,701

Deferred finance costs are recorded at cost and amortized over the term of the respective debt agreement (see Note 9). In June 2005, the Company charged operations $1.0 million for accelerated amortization of deferred financing costs associated with the retirement of the term portion of Atlas Pipeline’s credit facility.

NOTE 7 — ACQUISITIONS

NOARK

In October 2005, the Company acquired from Enogex, Inc., a wholly-owned subsidiary of OGE Energy Corp. (NYSE: OGE), all of the outstanding equity of Atlas Arkansas Pipeline, LLC, which owns a 75% interest in NOARK. NOARK’s assets included a FERC-regulated interstate pipeline and an unregulated natural gas gathering system. The remaining 25% interest in NOARK is owned by Southwestern, a wholly-owned subsidiary of Southwestern Energy Company (NYSE: SWN). Total consideration of $179.8 million, including $16.8 million for working capital adjustments and other related transaction costs, was funded through borrowings under Atlas Pipeline’s credit facility. The acquisition was accounted for using

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

the purchase method of accounting under Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”). The following table presents the preliminary purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values at the date of acquisition (in thousands):

Cash and cash equivalents	$16,215
Accounts receivable	11,091
Prepaid expenses	497
Property, plant and equipment	126,238
Other assets	1,515
Intangible assets – customer contracts	11,600
Intangible assets – customer relationships	15,700
Goodwill	49,088

Total assets acquired	231,944

Accounts payable and accrued liabilities	(12,514)
Total debt	(39,600)

Total liabilities assumed	(52,114)

Net assets acquired	179,830
Less: Cash and cash equivalents acquired	(16,215)

Net cash paid for acquisition	$163,615

Due to its recent date of acquisition, the purchase price allocation for NOARK is based upon preliminary data that is subject to adjustment and could change significantly as the Company continues to evaluate this allocation. The Company recognized goodwill in connection with this acquisition as a result of NOARK’s significant cash flow and its strategic industry and geographic position. The results of the acquisition were included within the Company’s consolidated financial statements from its date of acquisition.

Elk City

In April 2005, the Company acquired all of the outstanding equity interests in ETC Oklahoma Pipeline, Ltd. (“Elk City”), a Texas limited partnership, for $196.0 million, including related transaction costs. Elk City’s principal assets included approximately 300 miles of natural gas pipelines located in the Anadarko Basin in western Oklahoma, a natural gas processing facility in Elk City, Oklahoma and a gas treatment facility in Prentiss, Oklahoma. The acquisition was accounted for using the purchase method of accounting under SFAS No. 141. The following table presents the preliminary purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values at the date of acquisition (in thousands):

Accounts receivable	$5,587
Other assets	497
Property, plant and equipment	104,106
Intangible assets – customer contracts	12,390
Intangible assets – customer relationships	17,260
Goodwill	61,136

Total assets acquired	200,976

Accounts payable and accrued liabilities	(4,970)

Net assets acquired	$196,006

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Due to its recent date of acquisition, the purchase price allocation for Elk City is based upon preliminary data that is subject to adjustment and could change significantly as the Company continues to evaluate this allocation. The Company recognized goodwill in connection with this acquisition as a result of Elk City’s significant cash flow and its strategic industry position. The results of the acquisition were included within the Company’s consolidated financial statements from its date of acquisition.

Spectrum

In July 2004, the Company acquired Spectrum Field Services, Inc. (“Spectrum”), for approximately $141.6 million, including transaction costs and the payment of taxes due as a result of the transaction. Spectrum’s principal assets included 1,900 miles of natural gas pipelines and a natural gas processing facility in Velma, Oklahoma. The acquisition was accounted for using the purchase method of accounting under SFAS No. 141. The following table presents the purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values at the date of acquisition (in thousands):

Cash and cash equivalents	$803
Accounts receivable	18,505
Prepaid expenses	649
Property, plant and equipment	139,464
Other long-term assets	1,054

Total assets acquired	160,475

Accounts payable and accrued liabilities	(17,153)
Hedging liabilities	(1,519)
Long-term debt	(164)

Total liabilities assumed	(18,836)

Net assets acquired	141,639
Less: Cash and cash equivalents acquired	(803)

Net cash paid for acquisition	$140,836

The results of the acquisition are included within the Company’s consolidated financial statements from its date of acquisition. In connection with financing the acquisition of Spectrum, the Company issued preferred units to Resource America, Inc., an affiliate of Atlas America at the date of the transaction, and Atlas America for $20.0 million. These preferred units were subsequently redeemed for $20.4 million, including a $0.4 million premium, with the net proceeds from the Atlas Pipeline’s July 2004 equity offering (see Note 3).

The following data presents unaudited pro forma revenue and net income for the Company as if the acquisitions discussed above, the equity offerings in April 2004, July 2004, June 2005 and November 2005 (see Note 3) and the issuance of $250.0 million of 8.125% senior notes (see Note 9), the net proceeds of which were principally utilized to repay debt borrowed to finance the acquisitions, had occurred on January 1, 2004. The Company has prepared these unaudited pro forma financial results for comparative purposes only. These unaudited pro forma financial results may not be indicative of the results that would have occurred if the Company had completed these acquisitions at the beginning of the periods shown below or the results that will be attained in the future (in thousands, except per unit data):

	Years Ended December 31,

	2004	2005

Total revenue and other income	$372,113	$469,867
Net income attributable to owners	$4,084	$10,540

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 8 — DERIVATIVE INSTRUMENTS

The Company enters into certain financial swap and option instruments that are classified as cash flow hedges in accordance with SFAS No. 133 to hedge its forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. The swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate is sold. Under these swap agreements, the Company receives a fixed price and pays a floating price based on certain indices for the relevant contract period.

The Company formally documents all relationships between hedging instruments and the items being hedged, including its risk management objective and strategy for undertaking the hedging transactions. This includes matching the natural gas futures and options contracts to the forecasted transactions. The Company assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives are effective in offsetting changes in the forecasted cash flow of hedged items. If it is determined that a derivative is not effective as a hedge or that it has ceased to be an effective hedge due to the loss of correlation between the hedging instrument and the underlying commodity, the Company will discontinue hedge accounting for the derivative and subsequent changes in the derivative fair value, which is determined by the Company through the utilization of market data, will be recognized immediately within its consolidated statements of income.

Derivatives are recorded on the Company’s consolidated balance sheet as assets or liabilities at fair value. For derivatives qualifying as hedges, the Company recognizes the effective portion of changes in fair value in owners’ equity (deficit) as accumulated other comprehensive loss and reclassifies them to natural gas and liquids revenue within the consolidated statements of income as the underlying transactions are settled. For non-qualifying derivatives and for the ineffective portion of qualifying derivatives, the Company recognizes changes in fair value within its consolidated statements of income as they occur. At December 31, 2004 and 2005, the Company reflected net hedging liabilities on its consolidated balance sheets of $2.6 million and $30.4 million, respectively. Of the $30.1 million of net loss in accumulated other comprehensive loss at December 31, 2005, if the fair value of the instruments remain at current market values, the Company will reclassify $12.2 million of losses to its consolidated statements of income over the next twelve month period as these contracts expire, and $17.9 million will be reclassified in later periods. Actual amounts that will be reclassified will vary as a result of future price changes. Ineffective hedge gains or losses are recorded within natural gas and liquids revenue in the Company’s consolidated statements of income while the hedge contracts are open and may increase or decrease until settlement of the contract. The Company recognized losses of $2,000 and $11.1 million for the years ended December 31, 2004 and 2005, respectively, within its consolidated statements of income related to the settlement of qualifying hedge instruments. The Company also recognized a loss of $0.3 million and a gain of $1.6 million for the years ended December 31, 2004 and 2005, respectively, within its consolidated statements of income related to the change in market value of non-qualifying or ineffective hedges.

A portion of the Company’s future natural gas sales is periodically hedged through the use of swaps and collar contracts. Realized gains and losses on the derivative instruments that are classified as effective hedges are reflected in the contract month being hedged as an adjustment to revenue.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

As of December 31, 2005, the Company had the following NGLs, natural gas, and crude oil volumes hedged:

Natural Gas Liquids Fixed — Price Swaps

		Average	Fair Value
Production	Volumes	Fixed Price	Liability(1)
Period
Ended December 31,	(gallons)	(per gallon)	(in thousands)

2006	40,068,000	$0.683	$(12,119)
2007	36,036,000	0.717	(9,157)
2008	33,012,000	0.697	(7,365)

			$(28,641)

Natural Gas Fixed — Price Swaps

		Average	Fair Value
Production	Volumes	Fixed Price	Liability(3)
Period
Ended December 31,	(MMBTU)(2)	(per MMBTU)	(in thousands)

2006	3,192,500	$7.186	$(110)
2007	1,080,000	7.255	(3,242)
2008	240,000	7.270	(605)

			$(3,957)

Natural Gas Basis Swaps

		Average	Fair Value
Production	Volumes	Fixed Price	Asset(3)
Period
Ended December 31,	(MMBTU)(2)	(per MMBTU)	(in thousands)

2006	3,527,500	$(0.521)	$(473)
2007	1,080,000	(0.535)	3,580
2008	240,000	(0.555)	808

			$3,915

Crude Oil Fixed — Price Swaps

		Average	Fair Value
Production	Volumes	Strike Price	Liability(3)
Period
Ended December 31,	(barrels)	(per barrel)	(in thousands)

2006	77,600	$51.545	$(881)
2007	80,400	56.069	(643)
2008	62,400	59.267	(223)

			$(1,747)

	Total net liability		$(30,430)

(1)	Fair value based upon management estimates, including forecasted forward NGL prices as a function of forward NYMEX natural gas and light crude prices.

(2)	MMBTU represents million British Thermal Units.

(3)	Fair value based on forward NYMEX natural gas and light crude prices, as applicable.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 9 — DEBT

Total debt consists of the following (in thousands):

	December 31,

	2004	2005

Atlas Pipeline Credit Facility:
Revolving credit facility	$10,000	$9,500
Term loan	44,250	—
Atlas Pipeline Senior Notes	—	250,000
NOARK Notes	—	39,000
Other debt	202	125

	54,452	298,625
Less current maturities	(2,303)	(1,263)

	$52,149	$297,362

Atlas Pipeline Credit Facility

Atlas Pipeline has a $225.0 million credit facility with a syndicate of banks which matures in April 2010. The credit facility bears interest, at Atlas Pipeline’s option, at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank, National Association prime rate (each plus the applicable margin). The weighted average interest rate on the $9.5 million of outstanding credit facility borrowings at December 31, 2005 was 7.1%. Up to $50.0 million of the credit facility may be utilized for letters of credit, of which $11.1 million was outstanding at December 31, 2005. These outstanding letter of credit amounts were not reflected as borrowings on the Company’s consolidated balance sheet. Borrowings under the credit facility are secured by a lien on and security interest in all of Atlas Pipeline’s property and that of its wholly-owned subsidiaries, and by the guaranty of each of its wholly-owned subsidiaries. The credit facility contains customary covenants, including restrictions on the Atlas Pipeline’s ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to its unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in its subsidiaries. Atlas Pipeline is in compliance with these covenants as of December 31, 2005.

The events which constitute an event of default are also customary for loans of this size, including payment defaults, breaches of representations or covenants contained in the credit agreements, adverse judgments against Atlas Pipeline in excess of a specified amount, and a change of control of the Company, as general partner.

The credit facility requires Atlas Pipeline to maintain a ratio of senior secured debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) of not more than 6.0 to 1.0, reducing to 5.75 to 1.0 on March 31, 2006, 4.5 to 1.0 on June 30, 2006, and 4.0 to 1.0 on September 30, 2006; a funded debt (as defined in the credit facility) to EBITDA ratio of not more than 6.0 to 1.0, reducing to 5.75 to 1.0 on March 31, 2006 and to 4.5 to 1.0 on June 30, 2006; and an interest coverage ratio (as defined in the credit facility) of not less than 2.5 to 1.0, increasing to 3.0 to 1.0 on March 31, 2006. The credit facility defines EBITDA to include pro forma adjustments, acceptable to the administrator of the facility, following material acquisitions. As of December 31, 2005, Atlas Pipeline’s ratio of senior secured debt to EBITDA was 0.3 to 1.0, its funded debt ratio was 3.9 to 1.0 and its interest coverage ratio was 4.9 to 1.0.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

Atlas Pipeline is unable to borrow under the credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to the partnership agreement.

Senior Notes

In December 2005, Atlas Pipeline and its subsidiary, Atlas Pipeline Finance Corp., issued $250.0 million of 10-year, 8.125% senior unsecured notes (“Senior Notes”) in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933 for net proceeds of $243.1 million, after underwriting commissions and other transaction costs. Interest on the Senior Notes is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2006. The Senior Notes are redeemable at any time on or after December 15, 2010 at certain redemption prices, together with accrued unpaid interest to the date of redemption. The Senior Notes are also redeemable at any time prior to December 15, 2010 at a make-whole redemption price. In addition, prior to December 15, 2008, Atlas Pipeline may redeem up to 35% of the aggregate principal amount of the Senior Notes with the proceeds of certain equity offerings at a stated redemption price. The Senior Notes are also subject to repurchase by Atlas Pipeline at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a change of control or upon certain asset sales with which the net proceeds are not reinvested into Atlas Pipeline within 360 days. The Senior Notes are junior in right of payment to Atlas Pipeline’s secured debt, including Atlas Pipeline’s obligations under the credit facility.

The indenture governing the Senior Notes contains covenants, including limitations of Atlas Pipeline’s ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all of its assets. Atlas Pipeline is in compliance with these covenants as of December 31, 2005.

In connection with a Senior Notes registration rights agreements entered into by Atlas Pipeline, it agreed to (a) file an exchange offer registration statement with the Securities and Exchange Commission for the Senior Notes by April 19, 2006, (b) cause the exchange offer registration statement to be declared effective by the Securities and Exchange Commission by July 18, 2006, and (c) cause the exchange offer to be consummated by August 17, 2006. If Atlas Pipeline does not meet the aforementioned deadlines, the Senior Notes will be subject to additional interest, up to 1% per annum, until such time that the deadlines have been met.

NOARK Notes

Upon the acquisition of the 75% interest in NOARK in October 2005, NOARK’s subsidiary, NOARK Pipeline Finance, L.L.C., had $66.0 million in principal amount outstanding of 7.15% notes due in 2018. The notes are governed by an indenture dated June 1, 1998 for which UMB Bank, N.A. serves as trustee. Interest on the notes is payable semi-annually, in cash, in arrears on June 1 and December 1 of each year. Liability under the notes was allocated severally 40% to Atlas Arkansas Pipeline LLC, Atlas Pipeline’s wholly-owned subsidiary, as successor to Enogex, and 60% to Southwestern, and the parties are several guarantors for their respective allocations. The notes are subject to a semi-annual redemption in installments at a redemption price of 100% of the principal, plus accrued and unpaid interest. Additionally, at the option of either Enogex or Southwestern, notes in an aggregate principal amount guaranteed by either company as of a particular payment date may be redeemed at such notes’ redemption price plus a make-whole premium and unpaid interest accrued to that date by giving the trustee at least 60 days notice. As part of Atlas Pipeline’s acquisition of the 75% interest in NOARK, Enogex agreed to redeem its 40% portion of the notes as promptly as practicable after the closing, and at

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

closing it deposited cash sufficient to redeem the notes into an escrow account. The redemption of $26.4 million of the notes was completed on December 5, 2005. At December 31, 2005, $39.0 million of notes remain outstanding and are presented on the Company’s consolidated balance sheet, for which Southwestern remains liable. Subsequent to the redemption, the notes are subject to semi-annual redemption in installments of $0.6 million each. Under the partnership agreement, payments on the notes will be made from amounts otherwise distributable to Southwestern and, if that amount is insufficient, Southwestern is required to make a capital contribution to NOARK. NOARK distributes available cash to the partners in accordance with their percentage interests after deduction of their respective portion of amounts payable on the notes.

The aggregate amount of the Company’s debt maturities is as follows (in thousands):

Years Ended December 31:

2006	$1,263
2007	1,262
2008	1,200
2009	1,200
2010	10,700
Thereafter	283,000

$298,625

Cash payments for interest related to debt were $0.2 million, $2.1 million, and $9.2 million for the years ended December 31, 2003, 2004 and 2005, respectively.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

The Company has noncancelable operating leases for equipment and office space. Total rental expense for the years ended December 31, 2003, 2004 and 2005 was $1.0 million, $0.8 million, and $2.0 million, respectively. The aggregate amount of remaining future minimum annual lease payments as of December 31, 2005 is as follows (in thousands):

Years Ended December 31:

2006	$1,769
2007	853
2008	826
2009	373
2010	7
Thereafter	—

$3,828

The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management of the Company believes that the ultimate resolution of these actions, individually or in the aggregate, will not have a material adverse effect on its financial condition or results of operations.

On March 9, 2004, the Oklahoma Tax Commission (“OTC”) filed a petition against Spectrum alleging that Spectrum, prior to its acquisition by Atlas Pipeline, underpaid gross production taxes beginning in June 2000. The OTC is seeking a settlement of $5.0 million plus interest and penalties. The Company plans on defending itself vigorously. In addition, under the terms of the Spectrum purchase agreement, $14.0

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

million has been placed in escrow to cover the costs of any adverse settlement resulting from the petition and other indemnification obligations of the purchase agreement.

As of December 31, 2005, the Company is committed to expend approximately $19.7 million on pipeline extensions, compressor station upgrades and processing facility upgrades, including $10.8 million related to the Sweetwater gas plant, a new cryogenic gas processing plant the Company is constructing in Beckham County, Oklahoma. The Company expects the plant to be completed in third quarter of 2006.

NOTE 11 — FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

The estimated fair value of financial instruments has been determined based upon the Company’s assessment of available market information and valuation methodologies. However, these estimates may not necessarily be indicative of the amounts that the Company could realize upon the sale or refinancing of such financial instruments.

The Company’s current assets and liabilities on the consolidated balance sheets are financial instruments. The estimated fair value of these instruments approximates their carrying amounts due to their short-term nature. The estimated fair value of the Company’s long-term debt at December 31, 2004 and 2005, which consists principally of Atlas Pipeline’s Senior Notes, the NOARK Notes, and borrowings under Atlas Pipeline’s credit facility, was $52.1 million and $295.3 million, respectively, compared with the carrying amount of $52.1 million and $297.4 million, respectively. Atlas Pipeline’s Senior Notes and the NOARK notes were valued based upon available market data for similar issues. The carrying value of outstanding borrowings under Atlas Pipeline’s credit facility, which bear interest at a variable interest rate, approximates their estimated fair value.

The Company sells natural gas and NGLs under contract to various purchasers in the normal course of business. For the year ended December 31, 2004, the Mid-Continent segment had two customers that accounted for approximately 59% of the Company’s consolidated total revenues, and three customers that accounted for approximately 59% of the Company’s consolidated total revenues for the year ended December 31, 2005. Additionally, the Mid-Continent segment had two customers that accounted for 70% and 47% of the Company’s consolidated accounts receivable at December 31, 2004 and 2005, respectively. Substantially all of the Appalachian segment’s revenues are derived from a master gas gathering agreement with Atlas America.

The Company places its temporary cash investments in high quality short-term money market instruments and deposits with high quality financial institutions. At December 31, 2005, the Company and its subsidiaries had $34.4 million in deposits at banks, of which $33.8 million was over the insurance limit of the Federal Deposit Insurance Corporation. No losses have been experienced on such investments.

NOTE 12 — LONG-TERM INCENTIVE PLAN

Long-Term Incentive Plan

Atlas Pipeline has a Long-Term Incentive Plan (“LTIP”) that was established in February 2004 in which officers, employees and non-employee managing board members of the Company and employees of the Company’s affiliates and consultants are eligible to participate. The Plan is administered by a committee (the “Committee”) appointed by the Company’s managing board. The Committee may make awards of either phantom units or unit options for an aggregate of 435,000 common units. Only phantom units have been granted under the LTIP through December 31, 2005.

A phantom unit entitles a grantee to receive a common unit upon vesting of the phantom unit or, at the discretion of the Committee, cash equivalent to the fair market value of a common unit. In addition,

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

the Committee may grant a participant a distribution equivalent right (“DER”), which is the right to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions Atlas Pipeline makes on a common unit during the period the phantom unit is outstanding. A unit option entitles the grantee to purchase Atlas Pipeline’s common limited partner units at an exercise price determined by the Committee at its discretion. The Committee also has discretion to determine how the exercise price may be paid by the participant. Except for phantom units awarded to non-employee managing board members of the Company, the Committee will determine the vesting period for phantom units and the exercise period for options. Through December 31, 2005, phantom units granted under the LTIP generally had vesting periods of four years. The vesting period may also include the attainment of predetermined performance targets, which could increase or decrease the actual award settlement, as determined by the Committee, although no awards currently outstanding contain any such provision. Phantom units awarded to non-employee managing board members will vest over a four year period. Awards will automatically vest upon a change of control, as defined in the LTIP. Of the units outstanding under the LTIP at December 31, 2005, 31,123 units will vest within the following twelve months. All units outstanding under the LTIP at December 31, 2005 have corresponding DERs as granted to the participants by the Committee. The amounts paid with respect to DERs during the year ended December 31, 2004 and 2005 were $0.1 million and $0.3 million, respectively, and were recorded as reductions to Minority Interest in Atlas Pipeline on the consolidated balance sheet. There were no amounts paid with respect to DERs for the year ended December 31, 2003 as no LTIP units were outstanding during the period.

The Company has adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” as revised (“SFAS No. 123(R)”), as of December 31, 2005. Generally, the approach to accounting in Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Prior to the adoption of SFAS No. 123(R), the Company followed Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and its interpretations (“APB No. 25”), which SFAS No. 123(R) superseded. APB No. 25 allowed for valuation of share-based payments to employees at their intrinsic values. Under this methodology, the Company recognized compensation expense for phantom units granted only if the current market price of the underlying units exceeded the exercise price. Since the inception of the LTIP, Atlas Pipeline has only granted phantom units with no exercise price and, as such, recognized compensation expense based upon the market price of Atlas Pipeline’s limited partner units at the date of grant. Since the Company has historically recognized compensation expense for its share-based payments at their fair values, the adoption of SFAS No. 123(R) did not have a material impact on its consolidated financial statements.

The following table sets forth the LTIP phantom unit activity for the periods indicated:

	Years Ended December 31,

	2003	2004	2005

Outstanding, beginning of year	—	—	58,329
Granted(1)	—	59,175	67,399
Matured	—	—	(14,581)
Forfeited	—	(846)	(1,019)

Outstanding, end of year	—	58,329	110,128

Non-cash compensation expense recognized
(in thousands)	$—	$700	$2,201

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

(1)
The weighted average price for phantom unit awards on the date of grant, which is utilized in the calculation of compensation expense and does not represent an exercise price to be paid by the recipient, was $37.15 and $48.59 for awards granted for the years ended December 31, 2004 and 2005, respectively. There were no units awarded for the year ended December 31, 2003.

At December 31, 2005, the Company had approximately $2.5 million of unrecognized compensation expense related to unvested phantom units outstanding under the LTIP based upon current market values of the awards and management estimates in regard to performance factor adjustments.

Incentive Compensation Agreements

In connection with the acquisition of Spectrum in July 2004, Atlas Pipeline entered into incentive compensation agreements which granted awards to certain key employees retained from the former entity. These individuals are entitled to receive common units of Atlas Pipeline upon the vesting of the awards, which is dependent upon the achievement of certain predetermined performance targets. These performance targets include the accomplishment of specific financial goals for Spectrum through September 30, 2007 and the financial performance of previous and future consummated acquisitions, including Elk City and NOARK, through December 31, 2008. The awards associated with the performance targets of Spectrum will vest on September 30, 2007, and awards associated with performance targets of other acquisitions will vest on December 31, 2008.

For the year ended December 31, 2005, the Company recognized compensation expense of $2.5 million related to the vesting of awards under these incentive compensation agreements, based upon a $34.00 grant date value and 209,960 common unit awards expected to be issued as of December 31, 2005, which is based upon management’s estimate of the probable outcome of the performance targets at that date. No expense was recognized for these awards for the year ended December 31, 2004 as management determined that the achievement of these performance targets was not probable at that time. At December 31, 2005, the Company had approximately $5.9 million of unrecognized compensation expense related to the unvested portion of these awards based upon management’s estimate of performance target achievement. The Company follows SFAS No. 123(R) and recognized compensation expense related to these awards based upon the fair value method.

NOTE 13 — RELATED PARTY TRANSACTIONS

On June 30, 2005, Resource America, Inc. (“RAI”) distributed its 10.7 million shares of Atlas America to its shareholders. In connection with this distribution of Atlas America common stock to its shareholders, RAI and Atlas America entered into various agreements, including shared services and a tax matters agreement, which govern the ongoing relationship between the two companies. Atlas Pipeline is dependent upon the resources and services provided by Atlas America, and through these agreements, RAI and its affiliates. Accounts receivable/payable – affiliates represents the net balance due from/to Atlas America for natural gas transported through the gathering systems, net of reimbursements Atlas Pipeline costs and expenses paid by Atlas America. Substantially Atlas Pipeline revenue in Appalachia is from Atlas America.

Atlas Pipeline does not directly employ any persons to manage or operate its business. These functions are provided by the Company as general partner and employees of Atlas America. The Company does not receive a management fee in connection with its management of Atlas Pipeline apart from its interest as general partner and its right to receive incentive distributions. Atlas Pipeline reimburses the Company and its affiliates for compensation and benefits related to their executive officers, based upon an estimate of the time spent by such persons on activities for Atlas Pipeline. Other indirect costs, such as

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

rent for offices, are allocated to Atlas Pipeline by Atlas America based on the number of its employees who devote substantially all of their time to activities on Atlas Pipeline’s behalf. Atlas Pipeline reimburses Atlas America at cost for direct costs incurred by them on its behalf.

The partnership agreement provides that the Company, as general partner, will determine the costs and expenses that are allocable to Atlas Pipeline in any reasonable manner as it determines in its sole discretion. Atlas Pipeline reimbursed the Company and its affiliates $0.8 million, $1.1 million and $1.8 million for the years ended December 31, 2003, 2004 and 2005, respectively, for compensation and benefits related to their executive officers. For the years ended December 31, 2003, 2004 and 2005, direct reimbursements were $10.9 million, $13.4 million and $24.8 million, respectively, including certain costs that have been capitalized by the Company. The Company believes that the method utilized in allocating costs to Atlas Pipeline is reasonable.

Under an agreement between Atlas Pipeline and Atlas America, Atlas America must construct up to 2,500 feet of sales lines from its existing wells in the Appalachian region to a point of connection to Atlas Pipeline’s gathering systems. Atlas Pipeline must, at its own cost, extend its system to connect to any such lines within 1,000 feet of its gathering systems. With respect to wells to be drilled by Atlas America that will be more than 3,500 feet from its gathering systems, Atlas Pipeline has various options to connect those wells to its gathering systems at its own cost.

NOTE 14 — SETTLEMENT OF TERMINATED ALASKA PIPELINE ARBITRATION

In September 2003, Atlas Pipeline entered into an agreement with SEMCO Energy, Inc. (“SEMCO”) to purchase all of the stock of Alaska Pipeline. In order to complete the acquisition, Atlas Pipeline needed the approval of the Regulatory Commission of Alaska. The Regulatory Commission initially approved the transaction, but on June 4, 2004, it vacated its order of approval based upon a motion for clarification or reconsideration filed by SEMCO. On July 1, 2004, SEMCO sent Atlas Pipeline a notice purporting to terminate the transaction. Atlas Pipeline pursued its remedies under the acquisition agreement. In connection with the acquisition, subsequent termination and legal action, Atlas Pipeline incurred costs of approximately $4.0 million. On December 30, 2004, Atlas Pipeline entered into a settlement agreement with SEMCO settling all issues and matters related to SEMCO’s termination of the sale of Alaska Pipeline to Atlas Pipeline and SEMCO paid Atlas Pipeline $5.5 million. Atlas Pipeline recognized a gain of $1.5 million on this settlement which is shown as gain on arbitration settlement, net, on its consolidated statements of income.

NOTE 15 — OPERATING SEGMENT INFORMATION

The Company has two business segments: natural gas gathering and transmission located in the Appalachian Basin area (“Appalachia”) of eastern Ohio, western New York and western Pennsylvania, and transmission, gathering and processing located in the Mid-Continent area (“Mid-Continent”) of primarily southern Oklahoma, northern Texas and Arkansas. Appalachia revenues are principally based on contractual arrangements with Atlas and its affiliates. Mid-Continent revenues are primarily derived from the sale of residue gas and NGLs and transport of natural gas. These operating segments reflect the way the Company manages its operations.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

The following summarizes the Company’s operating segment data for the periods indicated (in thousands):

	Years Ended December 31,

	2003	2004	2005

Mid-Continent:
Revenues
Natural gas and liquids	$—	$72,109	$340,297
Transportation and compression	—	—	5,880
Interest income and other	—	60	513

Total revenues and other income	—	72,169	346,690

Costs and expenses
Natural gas and liquids	—	58,707	288,180
Plant operating	—	2,032	10,557
Transportation and compression	—	—	952
General and administrative	—	1,088	7,375
Minority interest in NOARK	—	—	1,083
Depreciation and amortization	—	2,408	11,307

Total costs and expenses	—	64,235	319,454

Segment profit	$—	$7,934	$27,236

Appalachia:
Revenues
Transportation and compression – affiliates	$15,563	$18,724	$24,346
Transportation and compression – third parties	88	76	83
Interest income and other	98	322	381

Total revenues and other income	15,749	19,122	24,810

Costs and expenses
Transportation and compression	2,421	2,260	3,101
General and administrative	831	1,777	3,117
Depreciation and amortization	1,770	2,063	2,647

Total costs and expenses	5,022	6,100	8,865

Segment profit	$10,727	$13,022	$15,945

Reconciliation of segment profit to net income:
Segment profit
Mid-Continent	$—	$7,934	$27,236
Appalachia	10,727	13,022	15,945

Total segment profit	10,727	20,956	43,181
General and administrative expenses	(831)	(1,777)	(3,116)
Interest expense	(258)	(2,301)	(14,175)
Gain (loss) on arbitration settlement, net	—	1,457	(138)
Minority interest in Atlas Pipeline	(5,066)	(10,941)	(13,447)

Net income	$4,572	$7,394	$12,305

Capital Expenditures:
Mid-Continent	$—	$3,858	$35,263
Appalachia	7,635	6,185	17,235

	$7,635	$10,043	$52,498

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

	December 31,

	2004	2005

Balance sheet
Total assets:
Mid-Continent	$157,675	$668,782
Appalachia	39,400	43,428
Corporate other	19,710	30,516

	$216,785	$742,726

Goodwill:
Mid-Continent	$—	$109,141
Appalachia	2,305	2,305

	$2,305	$111,446

The following tables summarize the Company’s total revenues by product or service for the periods indicated (in thousands):

	Years Ended December 31,

	2003	2004	2005

Natural gas and liquids:
Natural gas	—	$38,908	$200,597
NGLs	—	31,631	126,498
Condensate	—	589	5,417
Other (1)	—	981	7,785

Total	$—	$72,109	$340,297

Transportation and Compression:
Affiliates	$15,563	$18,724	$24,346
Third parties	88	76	5,963

Total	$15,651	$18,800	$30,309

(1)	Includes treatment, processing, and other revenue associated with the products noted.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31,	March 31,
	2005	2006

ASSETS
Current assets:
Cash and cash equivalents	$34,237	$37,789
Accounts receivable – affiliates	4,649	4,107
Accounts receivable	57,528	55,132
Current portion of hedge asset	11,388	2,337
Prepaid expenses and other	2,454	5,076

Total current assets	110,256	104,441

Property, plant and equipment, net	445,066	454,482

Long-term hedge asset	4,388	587

Intangible assets, net	54,869	53,707

Goodwill	111,446	110,632

Other assets, net	16,701	16,088

	$742,726	$739,937

LIABILITIES AND OWNERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$1,263	$1,284
Accounts payable	15,609	6,602
Accrued liabilities	16,064	27,054
Current portion of hedge liability	23,796	13,053
Accrued producer liabilities	36,712	28,317

Total current liabilities	93,444	76,310

Long-term hedge liability	22,410	18,040

Long-term debt, less current portion	297,362	287,892

Minority interest in Atlas Pipeline	350,511	375,974

Commitments and contingencies

Owners’ equity (deficit):
Owners’ equity	9,074	9,022
Accumulated other comprehensive loss	(30,075)	(27,301)

Total owners’ deficit	(21,001)	(18,279)

	$742,726	$739,937

See accompanying notes to consolidated financial statements

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands)
(Unaudited)

	Three Months Ended March 31,

	2005	2006

Revenue:
Natural gas and liquids	$42,334	$101,017
Transportation and compression – affiliates	4,847	7,874
Transportation and compression – third parties	15	8,777
Interest income and other	81	142

Total revenue and other income	47,277	117,810

Costs and expenses:
Natural gas and liquids	35,459	85,892
Plant operating	1,204	3,227
Transportation and compression	676	2,322
General and administrative	1,975	3,970
Compensation reimbursement – affiliates	513	720
Depreciation and amortization	1,929	5,275
Interest	1,135	6,337
Minority interest in NOARK	—	569
Minority interest in Atlas Pipeline	2,186	5,047
Other	136	—

Total costs and expenses	45,213	113,359

Net income	2,064	4,451
Preferred unit imputed dividend cost	—	(95)

Net income attributable to owners	$2,064	$4,356

See accompanying notes to consolidated financial statements

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OWNERS’ EQUITY (DEFICIT)
FOR THE THREE MONTHS ENDED MARCH 31, 2006
(in thousands)
(Unaudited)

		Accumulated	Total
		Other	Owners’
	Owners’	Comprehensive	Equity
	Equity	Loss	(Deficit)

Balance at January 1, 2006	$9,074	$(30,075)	$(21,001)

Distribution to owners	(4,999)	—	(4,999)

Capital contribution from owners	591	—	591

Other comprehensive income	—	2,774	2,774

Net income attributable to owners	4,356	—	4,356

Balance at March 31, 2006	$9,022	$(27,301)	$(18,279)

See accompanying notes to consolidated financial statements

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended March 31,

	2005	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to owners	$2,064	$4,356
Adjustments to reconcile net income attributable to owners to net cash provided by operating activities:
Minority interest in net income of Atlas Pipeline	2,186	5,047
Distributions paid to minority interest limited partners in Atlas Pipeline	(4,005)	(9,054)
Depreciation and amortization	1,929	5,275
Non-cash (gain)/loss on derivative value	(75)	513
Non-cash compensation expense	449	1,319
Amortization of deferred finance costs	182	593
Minority interest in NOARK	—	569
Preferred unit imputed dividend cost amortization	—	95
Change in operating assets and liabilities, net of effects of acquisition:
Accounts receivable and prepaid expenses and other	(2,743)	(169)
Accounts payable and accrued liabilities	459	(8,041)
Accounts payable and accounts receivable – affiliates	(3)	542

Net cash provided by operating activities	443	1,045

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid for acquisition	(526)	—
Capital expenditures	(6,077)	(13,562)
Other	(426)	(4)

Net cash used in investing activities	(7,029)	(13,566)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Atlas Pipeline credit facility	—	9,500
Repayments under Atlas Pipeline credit facility	(579)	(19,000)
Net proceeds from issuance of preferred limited partner units	—	29,994
Distribution to owners	—	(4,999)
Capital contribution from owners	—	591
Other	(1,354)	(13)

Net cash (used in)/provided by financing activities	(1,933)	16,073

Net change in cash and cash equivalents	(8,519)	3,552
Cash and cash equivalents, beginning of period	18,214	34,237

Cash and cash equivalents, end of period	$9,695	$37,789

See accompanying notes to consolidated financial statements

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

NOTE 1 — BASIS OF PRESENTATION

Atlas Pipeline Partners GP, LLC (the “Company”) is a Delaware limited liability company formed in May 1999 to become the general partner of Atlas Pipeline Partners, L.P. (“Atlas Pipeline”). The Company is wholly-owned by Atlas America, Inc. and its affiliates (“Alas America”), a publicly traded company (NASDAQ: ATLS).

Atlas Pipeline is a Delaware limited partnership formed in May 1999 to acquire, own and operate natural gas gathering systems previously owned by Atlas America. Atlas Pipeline’s operations are conducted through subsidiary entities whose equity interests are owned by Atlas Pipeline Operating Partnership, L.P. (the “Operating Partnership”), a wholly-owned subsidiary of Atlas Pipeline. The Company, through its general partner interests in Atlas Pipeline and the Operating Partnership, owns a 2% general partner interest in the consolidated pipeline operations, through which it manages and effectively controls both Atlas Pipeline and the Operating Partnership. The remaining 98% ownership interest in the consolidated pipeline operations consists of limited partner interests in Atlas Pipeline. The Company also owns 1,641,026 Atlas Pipeline limited partner units which have not yet been registered with the Securities and Exchange Commission and, therefore, their resale in the public market is subject to restrictions under the Securities Act. At March 31, 2006, Atlas Pipeline had 12,549,266 common limited partnership units, including the 1,641,026 unregistered common units held by the Company, and 30,000 $1,000 par value cumulative convertible preferred limited partnership units outstanding (see Note 4).

The Company, as general partner, manages the operations and activities of Atlas Pipeline and owes a fiduciary duty to Atlas Pipeline’s unitholders. The Company is liable, as general partner, for all of Atlas Pipeline’s debts (to the extent not paid from Atlas Pipeline’s assets), except for indebtedness or other obligations that are made specifically non-recourse to the general partner.

The Company does not receive any management fee or other compensation for its management of Atlas Pipeline. The Company and its affiliates are reimbursed for expenses incurred on Atlas Pipeline’s behalf. These expenses include the costs of employee, officer, and managing board member compensation and benefits properly allocable to Atlas Pipeline and all other expenses necessary or appropriate to conduct the business of, and allocable to, Atlas Pipeline. The Atlas Pipeline partnership agreement provides that the Company, as general partner, will determine the expenses that are allocable to Atlas Pipeline in any reasonable manner in its sole discretion.

The accompanying consolidated financial statements, which are unaudited except that the balance sheet at December 31, 2005 is derived from audited financial statements, are presented in accordance with accounting principles generally accepted in the United States for interim reporting. In management’s opinion, all adjustments necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods disclosed have been made. The results of operations for the three month period ended March 31, 2006 may not necessarily be indicative of the results of operations for the full year ending December 31, 2006.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In addition to matters discussed further within this note, a more thorough discussion of the Company’s significant accounting policies is included in its audited consolidated financial statements and notes thereto presented elsewhere in this registration statement.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

Principles of Consolidation and Minority Interest

The consolidated financial statements include the accounts of the Company, Atlas Pipeline, the Operating Partnership and the Operating Partnership’s wholly-owned and majority-owned subsidiaries. Atlas Pipeline’s limited partner equity interests owned by third-parties at December 31, 2005 and March 31, 2006 are reflected as minority interests on the consolidated balance sheets. All material intercompany transactions have been eliminated.

The consolidated financial statements also include the financial statements of NOARK Pipeline System, Limited Partnership (“NOARK”), an entity in which Atlas Pipeline owns a 75% operating interest (see Note 8 and Note 15). The remaining 25% interest in NOARK is owned by Southwestern Energy Pipeline Company (“Southwestern”), a wholly-owned subsidiary of Southwestern Energy Company (NYSE: SWN). Under the NOARK partnership agreement, Southwestern is responsible for the $39.0 million of outstanding long-term debt, including interest thereon, of NOARK at March 31, 2006 (see Note 10). Any repayment of the long-term debt and related interest expense will be made from amounts otherwise distributable to Southwestern and, if that amount is insufficient, Southwestern is required to make a capital contribution to NOARK. The Company consolidates 100% of NOARK’s financial statements. The minority interest expense reflected on the Company’s consolidated statements of income represents Southwestern’s 25% ownership interest in NOARK’s net income before interest expense and interest expense related to NOARK’s long-term debt.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the Company’s consolidated financial statements, as well as the reported amounts of revenue and costs and expenses during the reporting periods. Actual results could differ from those estimates.

The natural gas industry principally conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results were recorded using estimated volumes and commodity market prices. Differences between estimated and actual amounts are recorded in the following month’s financial results. Management believes that the operating results presented for the three months ended March 31, 2006 represent actual results in all material respects (see Revenue Recognition accounting policy for further description).

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

Comprehensive (Loss) Income

Comprehensive (loss) income includes net income attributable to owners and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income attributable to owners, are referred to as “other comprehensive income (loss)” and include only changes in the fair value of unsettled hedging contracts. The following table sets forth the calculation of the Company’s comprehensive (loss) income (in thousands):

	Three Months Ended March 31,

	2005	2006

Net income	$2,064	$4,451
Preferred unit imputed dividend cost	—	(95)

Net income attributable to owners	2,064	4,356

Other comprehensive (loss) income:
Changes in fair value of derivative instruments accounted for as hedges	(8,938)	374
Add: reclassification adjustment for losses in net income	669	2,400

Total other comprehensive (loss) income	(8,269)	2,774

Comprehensive (loss) income	$(6,205)	$7,130

Revenue Recognition

Revenues in the Appalachia segment are recognized at the time the natural gas is transported through the gathering systems. Under the terms of its natural gas gathering agreements with Atlas America and its affiliates, the Company receives fees for gathering natural gas from wells owned by Atlas America and by drilling investment partnerships sponsored by Atlas America. The fees received for the gathering services under the Atlas America agreements are generally the greater of 16% of the gross sales price for gas produced from the wells, or $0.35 or $0.45 per thousand cubic feet (“mcf”), depending on the ownership of the well. Substantially all gas gathering revenues are derived under these agreements. Fees for transportation services provided to independent third parties whose wells are connected to the Company’s Appalachia gathering systems are at separately negotiated prices.

The Company’s Mid-Continent segment revenue primarily consists of the fees earned from its transmission, gathering and processing operations. The Company either purchases gas from producers and moves it into receipt points on its pipeline systems, and then sells the natural gas, or produced natural gas liquids (“NGLs”), if any, off of delivery points on its systems, or the Company transports natural gas across its systems, from receipt to delivery point, without taking title to the gas. Revenue associated with the Company’s regulated transmission pipeline is recognized at the time the transportation service is provided. Revenue associated with the physical sale of natural gas is recognized upon physical delivery of the natural gas. The majority of the revenue associated with the Company’s gathering and processing operations are based on percentage-of-proceeds (“POP”) and fixed-fee contracts. Under its POP purchasing arrangements, the Company purchases natural gas at the wellhead, processes the natural gas by extracting NGLs and removing impurities and sells the residue gas and NGLs at market-based prices, remitting to producers a contractually-determined percentage of the sale proceeds.

The Company accrues unbilled revenue due to timing differences between the delivery of natural gas, NGLs, and oil and the receipt of a delivery statement. These revenues are recorded based upon volumetric

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

data from the Company’s records and management estimates of the related transportation and compression fees which are, in turn, based upon applicable product prices (see Use of Estimates accounting policy for further description). The Company had unbilled revenues at December 31, 2005 and March 31, 2006 of $48.4 million and $33.1 million, respectively, included in accounts receivable and accounts receivable-affiliates within its consolidated balance sheets.

Capitalized Interest

The Company capitalizes interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. There were no amounts capitalized for the three months ended March 31, 2005. The weighted average rate used to capitalize interest on borrowed funds was 8.1% and the amount of interest capitalized was $0.3 million for the three months ended March 31, 2006.

Intangible Assets

The Company has recorded intangible assets with finite lives in connection with certain consummated acquisitions (see Note 8). The following table reflects the components of intangible assets being amortized at December 31, 2005 and March 31, 2006 (in thousands):

			Estimated
	December 31, 2005	March 31, 2006	Useful Lives In Years

Gross Carrying Amount:
Customer contracts	$ 23,990	$23,990	8
Customer relationships	32,960	32,960	20

	$56,950	$56,950

Accumulated Amortization:
Customer contracts	$(1,339)	$(2,089)
Customer relationships	(742)	(1,154)

	$(2,081)	$(3,243)

Net Carrying Amount:
Customer contracts	$22,651	$21,901
Customer relationships	32,218	31,806

	$54,869	$53,707

Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) requires that intangible assets with finite useful lives be amortized over their estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset must be amortized over the best estimate of its useful life. At a minimum, the Company will assess the useful lives and residual values of all intangible assets on an annual basis to determine if adjustments are required. The estimated useful life for the Company’s customer contract intangible assets is based upon the approximate average length of customer contracts in existence at the date of acquisition. The estimated useful life for the Company’s customer relationship intangible assets is based upon the estimated average length of non-contracted customer relationships in existence at the date of acquisition. Customer contract and customer relationship intangible assets are amortized on a straight-line basis. There was no amortization expense on intangible assets recorded during the three months ended March 31, 2005. Amortization expense on intangible assets was $1.2 million for the three

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

months ended March 31, 2006. Amortization expense related to intangible assets is estimated to be $4.6 million for each of the next five calendar years commencing in 2006.

Goodwill

At December 31, 2005 and March 31, 2006, the Company had $111.4 million and $110.6 million, respectively, of goodwill recorded in connection with consummated acquisitions (see Note 8). The changes in the carrying amount of goodwill for the three months ended March 31, 2005 and 2006 were as follows (in thousands):

	Three Months Ended March 31,

	2005	2006

Balance, beginning of period	$2,305	$111,446
Reduction in minority interest deficit acquired	—	(569)
Adjustment of purchase price allocation – NOARK	—	(245)

Balance, end of period	$2,305	$110,632

The Company tests its goodwill for impairment at each year end by comparing enterprise fair values to carrying values. The evaluation of impairment under SFAS No. 142, “Goodwill and Other Intangible Assets,” requires the use of projections, estimates and assumptions as to the future performance of the Company’s operations, including anticipated future revenues, expected future operating costs and the discount factor used. Actual results could differ from projections, resulting in revisions to the Company’s assumptions and, if required, recognition of an impairment loss. The Company’s test of goodwill at December 31, 2005 resulted in no impairment, and no impairment indicators have been noted as of March 31, 2006. The Company will continue to evaluate its goodwill at least annually and if impairment indicators arise, and will reflect the impairment of goodwill, if any, within the consolidated statement of income for the period in which the impairment is indicated.

NOTE 3 — ATLAS PIPELINE COMMON UNIT EQUITY OFFERINGS

In November 2005, Atlas Pipeline sold 2,700,000 of its common units in a public offering for gross proceeds of $113.4 million. In addition, pursuant to an option granted to the underwriters of the offering, Atlas Pipeline sold an additional 330,000 common units in December 2005 for gross proceeds of $13.9 million, resulting in aggregate total gross proceeds of $127.3 million. The units, which were issued under Atlas Pipeline’s previously filed shelf registration statement, resulted in total net proceeds of approximately $121.0 million, after underwriting commissions and other transaction costs. Atlas Pipeline primarily utilized the net proceeds from the sale to repay a portion of the amounts due under its credit facility. At March 31, 2006, Atlas Pipeline had 12,549,266 common limited partner units outstanding.

In June 2005, Atlas Pipeline sold 2,300,000 common units in a public offering for total gross proceeds of $96.5 million. The units, which were issued under Atlas Pipeline’s previously filed shelf registration statement, resulted in net proceeds of approximately $91.7 million, after underwriting commissions and other transaction costs. Atlas Pipeline primarily utilized the net proceeds from the sale to repay a portion of the amounts due under its credit facility.

NOTE 4 — ATLAS PIPELINE PREFERRED UNIT EQUITY OFFERING

On March 13, 2006, Atlas Pipeline sold 30,000 6.5% cumulative convertible preferred units representing limited partner interests to Sunlight Capital Partners, LLC, an affiliate of Elliott & Associates,

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

for aggregate proceeds of $30.0 million. Atlas Pipeline has the right, subject to specified conditions, before May 22, 2006, to require Sunlight Capital Partners to purchase an additional 10,000 preferred units on the same terms (see Note 15). The preferred units are entitled to receive dividends of 6.5% per annum commencing on March 13, 2007, which will accrue and be paid quarterly on the same date as the distribution payment date for Atlas Pipeline’s common units. The preferred units are convertible, at the holder’s option, into Atlas Pipeline’s common units commencing on the date immediately following the first record date after March 13, 2007 at a conversion price equal to the lesser of $41.00 or 95% of the market price of Atlas Pipeline’s common units as of the date of the notice of conversion. Atlas Pipeline may elect to pay cash rather than issue common units in satisfaction of a conversion request. Atlas Pipeline has the right to call the preferred units at a specified premium. Atlas Pipeline has agreed to file a registration statement to cover the resale of the common units underlying the preferred units. The net proceeds from the issuance of the preferred units will be used to fund a portion of Atlas Pipeline’s capital expenditures in 2006, including the construction of the Sweetwater gas plant and related gathering system.

The equity of $28.2 million related to the preferred units is recorded within Minority Interest in Atlas Pipeline on the Company’s consolidated balance sheet. The preferred units were recorded within Minority Interest in Atlas Pipeline on the consolidated balance sheet at the amount of net proceeds received of $30.0 million, less an imputed dividend cost of $1.9 million at the date of issuance. The imputed dividend cost is the result of preferred units not receiving dividends from their date of issuance to March 13, 2007. The initial imputed dividend cost on the preferred units was recorded within accrued liabilities on the consolidated balance sheet and is based upon the present value of the net proceeds received using the preferred units’ 6.5% stated yield commencing March 13, 2007. The imputed dividend cost will be amortized for the period from issuance of the preferred units through March 13, 2007, and the amortization will be presented as a reduction of net income to determine net income attributable to owners. Amortization of the imputed dividend cost for the three months ended March 31, 2006 was $0.1 million. Dividends accrued and paid on the preferred units and the premium paid upon their redemption, if any, will be recognized as a reduction to the Company’s net income in determining net income attributable to owners.

NOTE 5 — ATLAS PIPELINE CASH DISTRIBUTIONS

Atlas Pipeline is required to distribute, within 45 days after the end of each quarter, all of its available cash (as defined in its partnership agreement) for that quarter. If distributions in any quarter exceed specified target levels, the Company, as general partner, will receive between 15% and 50% of such distributions in excess of the specified target levels. Distributions declared by Atlas Pipeline for the period from January 1, 2005 through March 31, 2006 were as follows:

		Atlas Pipeline	Total Atlas
Date		Cash Distribution	Pipeline Cash
Atlas Pipeline		per Common	Distribution to
Cash Distribution	For Quarter	Limited	Limited
Paid	Ended	Partner Unit	Partners

			(in thousands)
February 11, 2005	December 31, 2004	$0.72	$5,187
May 13, 2005	March 31, 2005	$0.75	$5,404
August 5, 2005	June 30, 2005	$0.77	$7,319
November14, 2005	September 30, 2005	$0.81	$7,711
February 14, 2006	December 31, 2005	$0.83	$10,416

On April 26, 2006, Atlas Pipeline declared a cash distribution of $0.84 per unit on its outstanding common limited partner units, representing the cash distribution for the quarter ended March 31, 2006.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

The $14.3 million distribution, including $3.8 million to the Company as General Partner, will be paid on May 15, 2006 to unitholders of record at the close of business on May 9, 2006.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment (in thousands):

			Estimated
	December 31,	March 31,	Useful Lives
	2005	2006	in Years

Pipelines, processing and compression facilities	$443,729	$455,602	15 – 40
Rights of way	19,252	19,841	20 – 40
Buildings	3,350	3,482	40
Furniture and equipment	1,525	2,036	3 – 7
Other	889	1,264	3 – 10

	468,745	482,225
Less – accumulated depreciation	(23,679)	(27,743)

	$445,066	$454,482

The Company completed the acquisition of a 75% interest in NOARK for approximately $179.8 million in October 2005 (see Note 8). Due to its recent date of acquisition, the purchase price allocation is based upon estimated values, which are subject to adjustment and could change significantly as the company continues to evaluate this preliminary allocation. At December 31, 2005 and March 31, 2006, the portion of the purchase price allocated to property, plant and equipment for NOARK was included within pipelines, processing and compression facilities.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

NOTE 7 — OTHER ASSETS

The following is a summary of other assets (in thousands):

	December 31, 2005	March 31, 2006

Deferred finance costs, net of accumulated amortization of $1,636 and $2,257 at December 31, 2005 and March 31, 2006, respectively	$15,034	$14,587
Security deposits	1,599	1,501
Other	68	—

	$16,701	$16,088

Deferred finance costs are recorded at cost and amortized over the term of the respective debt agreement (see Note 10).

NOTE 8 — ACQUISITIONS

NOARK

In October 2005, the Company acquired from Enogex, Inc., a wholly-owned subsidiary of OGE Energy Corp. (NYSE: OGE), all of the outstanding equity of Atlas Arkansas Pipeline, LLC, which owns a 75% interest in NOARK. NOARK’s assets included a Federal Energy Regulatory Commission (“FERC”)-regulated interstate pipeline and an unregulated natural gas gathering system. The remaining 25% interest in NOARK is owned by Southwestern, a wholly-owned subsidiary of Southwestern Energy Company (see Note 15). Total consideration of $179.8 million, including $16.8 million for working capital adjustments and other related transaction costs, was funded through borrowings under the Atlas Pipeline’s credit facility. The acquisition was accounted for using the purchase method of accounting under SFAS No. 141, “Business Combinations” (“SFAS No. 141”). The following table presents the preliminary purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values at the date of acquisition (in thousands):

Cash and cash equivalents	$16,215
Accounts receivable	11,091
Prepaid expenses	497
Property, plant and equipment	126,238
Other assets	1,515
Intangible assets – customer contracts	11,600
Intangible assets – customer relationships	15,700
Goodwill	48,843

Total assets acquired	231,699

Accounts payable and accrued liabilities	(12,269)
Total debt	(39,600)

Total liabilities assumed	(51,869)

Net assets acquired	179,830
Less: Cash and cash equivalents acquired	(16,215)

Net cash paid for acquisition	$163,615

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

Due to its recent date of acquisition, the purchase price allocation for NOARK is based upon preliminary data that is subject to adjustment and could change significantly as the Company continues to evaluate this allocation. The Company recorded goodwill in connection with this acquisition as a result of NOARK’s significant cash flow and its strategic industry and geographic position. The Company’s 75% ownership interest in the results of NOARK’s operations are included within its consolidated financial statements from its date of acquisition.

Elk City

In April 2005, the Company acquired all of the outstanding equity interests in ETC Oklahoma Pipeline, Ltd. (“Elk City”), a Texas limited partnership, for $196.0 million, including related transaction costs. Elk City’s principal assets included approximately 300 miles of natural gas pipelines located in the Anadarko Basin in western Oklahoma, a natural gas processing facility in Elk City, Oklahoma and a gas treatment facility in Prentiss, Oklahoma. The acquisition was accounted for using the purchase method of accounting under SFAS No. 141. The following table presents the purchase price allocation, including professional fees and other related acquisition costs, to the assets acquired and liabilities assumed, based on their fair values at the date of acquisition (in thousands):

Accounts receivable	$5,587
Other assets	497
Property, plant and equipment	104,106
Intangible assets – customer contracts	12,390
Intangible assets – customer relationships	17,260
Goodwill	61,136

Total assets acquired	200,976

Accounts payable and accrued liabilities	(4,970)

Net assets acquired	$196,006

The Company recorded goodwill in connection with this acquisition as a result of Elk City’s significant cash flow and its strategic industry position. Elk City’s results of operations are included within the Company’s consolidated financial statements from its date of acquisition.

The following data presents pro forma revenue and net income for the Company as if the acquisitions discussed above, the equity offerings in June 2005 and November 2005 (see Note 3), the issuance of $250.0 million of 8.125% senior notes (see Note 10), and the issuance of the 6.5% cumulative convertible preferred units (see Note 4) had occurred on January 1, 2005. The Company has prepared these unaudited pro forma financial results for comparative purposes only. These pro forma financial results may not be indicative of the results that would have occurred if the Company had completed these acquisitions at the beginning of the periods shown below or the results that will be attained in the future (in thousands, except per unit data):

	Three Months Ended March 31,

	2005	2006

Total revenue and other income	$105,971	$117,810
Net (loss) income attributable to owners	$(1,555)	$3,970

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

NOTE 9 — DERIVATIVE INSTRUMENTS

The Company enters into certain financial swap and option instruments that are classified as cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), to hedge its forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. The swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate is sold. Under these swap agreements, the Company receives a fixed price and remits a floating price based on certain indices for the relevant contract period.

The Company formally documents all relationships between hedging instruments and the items being hedged, including its risk management objective and strategy for undertaking the hedging transactions. This includes matching the natural gas futures and options contracts to the forecasted transactions. The Company assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives are effective in offsetting changes in the forecasted cash flow of hedged items. If it is determined that a derivative is not effective as a hedge or that it has ceased to be an effective hedge due to the loss of correlation between the hedging instrument and the underlying commodity, the Company will discontinue hedge accounting for the derivative and subsequent changes in the derivative fair value, which is determined by the Company through the utilization of market data, will be recognized immediately within its consolidated statements of income.

Derivatives are recorded on the Company’s consolidated balance sheet as assets or liabilities at fair value. For derivatives qualifying as hedges, the Company recognizes the effective portion of changes in fair value in owners’ equity (deficit) as accumulated other comprehensive income (loss), and reclassifies them to natural gas and liquids revenue within the consolidated statements of income as the underlying transactions are settled. For non-qualifying derivatives and for the ineffective portion of qualifying derivatives, the Company recognizes changes in fair value within its consolidated statements of income as they occur. At December 31, 2005 and March 31, 2006, the Company reflected net hedging liabilities on its consolidated balance sheets of $30.4 million and $28.2 million, respectively. Of the $27.3 million of net loss in accumulated other comprehensive loss at March 31, 2006, if the fair value of the instruments remain at current market values, the Company will reclassify $10.3 million of losses to its consolidated statements of income over the next twelve month period as these contracts expire, and $17.0 million will be reclassified in later periods. Actual amounts that will be reclassified will vary as a result of future price changes. Ineffective hedge gains or losses are recorded within natural gas and liquids revenue in the Company’s consolidated statements of income while the hedge contracts are open and may increase or decrease until settlement of the contract. The Company recognized losses of $0.7 million and $2.4 million for the three months ended March 31, 2005 and 2006, respectively, within its consolidated statements of income related to the settlement of qualifying hedge instruments. The Company also recognized a loss of $0.2 million and a gain of $0.5 million for the three months ended March 31, 2005 and 2006, respectively, within its consolidated statements of income related to the change in market value of non-qualifying or ineffective hedges.

A portion of the Company’s future natural gas sales is periodically hedged through the use of swaps and collar contracts. Realized gains and losses on the derivative instruments that are classified as effective hedges are reflected in the contract month being hedged as an adjustment to revenue.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

As of March 31, 2006, the Company had the following NGLs, natural gas, and crude oil volumes hedged:

Natural Gas Liquids Fixed – Price Swaps

Production		Average	Fair Value
Period	Volumes	Fixed Price	Liability(1)
Ended December 31,
	(gallons)	(per gallon)	(in thousands)

2006	40,068,000	$0.737	$(7,379)
2007	36,036,000	0.717	(7,220)
2008	33,012,000	0.697	(6,811)
2009	8,568,000	0.746	(1,522)

			$(22,932)

Natural Gas Fixed – Price Swaps

Production		Average	Fair Value
Period	Volumes	Fixed Price	Liability(1)
Ended December 31,
	(MMBTU)(2)	(per MMBTU)	(in thousands)

2006	3,260,000	$7.552	$450
2007	1,080,000	7.255	(2,536)
2008	240,000	7.270	(534)

			$(2,620)

Natural Gas Basis Swaps

Production		Average	Fair Value
Period	Volumes	Fixed Price	Asset(3)
Ended December 31,
	(MMBTU)(2)	(per MMBTU)	(in thousands)

2006	3,510,000	$(0.684)	$(692)
2007	1,080,000	(0.535)	747
2008	240,000	(0.555)	122

			$177

Crude Oil Fixed – Price Swaps

Production		Average	Fair Value
Period	Volumes	Strike Price	Liability(3)
Ended December 31,
	(barrels)	(per barrel)	(in thousands)

2006	56,000	$52.081	$(923)
2007	80,400	56.069	(1,097)
2008	62,400	59.267	(596)
2009	36,000	62.700	(178)

			$(2,794)

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

Crude Oil Options

Production		Average	Fair Value
Period	Volumes	Strike Price	Liability(3)
Ended December 31,				Option Type
	(barrels)	(per barrel)	(in thousands)

2006	6,600	$60.000	$—	Puts purchased
2006	6,600	73.380	—	Calls sold
2007	13,200	60.000	—	Puts purchased
2007	13,200	73.380	—	Calls sold
2008	17,400	60.000	—	Puts purchased
2008	17,400	72.807	—	Calls sold
2009	30,000	60.000	—	Puts purchased
2009	30,000	71.250	—	Calls sold
			$—

Total net liability			$(28,169)

(1)	Fair value based upon management estimates, including forecasted forward NGL prices as a function of forward NYMEX natural gas and light crude prices.

(2)	MMBTU represents million British Thermal Units.

(3)	Fair value based on forward NYMEX natural gas and light crude prices, as applicable.

NOTE 10 — DEBT

Total debt consists of the following (in thousands):

	December 31,	March 31,
	2005	2006

Atlas Pipeline Credit Facility:
Revolving Credit Facility	$9,500	$—
Atlas Pipeline Senior Notes	250,000	250,000
NOARK Notes	39,000	39,000
Other debt	125	176
	298,625	289,176
Less current maturities	(1,263)	(1,284)

	$297,362	$287,892

Atlas Pipeline Credit Facility

Atlas Pipeline has a $225.0 million credit facility with a syndicate of banks which matures in April 2010. The credit facility bears interest, at Atlas Pipeline’s option, at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank prime rate (each plus the applicable margin). There were no amounts outstanding under the credit facility at March 31, 2006. Up to $50.0 million of the credit facility may be utilized for letters of credit, of which $11.1 million was outstanding at March 31, 2006. These outstanding letter of credit amounts were not reflected as borrowings on the Company’s consolidated balance sheet. Borrowings under the credit facility are secured by a lien on and security interest in all of Atlas Pipeline’s property and that of its wholly-owned subsidiaries, and by the guaranty of each of its wholly-owned subsidiaries. The credit facility contains customary covenants, including restrictions on the Atlas Pipeline’s ability to incur additional

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

indebtedness; make certain acquisitions, loans or investments; make distribution payments to its unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in its subsidiaries.

The events which constitute an event of default are also customary for loans of this size, including payment defaults, breaches of representations or covenants contained in the credit agreements, adverse judgments against Atlas Pipeline in excess of a specified amount, and a change of control of the Company, as general partner.

The credit facility requires Atlas Pipeline to maintain a ratio of senior secured debt (as defined in the credit facility) to EBITDA (as defined in the credit facility) of not more than 5.75 to 1.0, reducing to 4.5 to 1.0 on June 30, 2006 and 4.0 to 1.0 on September 30, 2006; a funded debt (as defined in the credit facility) to EBITDA ratio of not more than 5.75 to 1.0, reducing to 4.5 to 1.0 on June 30, 2006; and an interest coverage ratio (as defined in the credit facility) of not less than 3.0 to 1.0. The credit facility defines EBITDA to include pro forma adjustments, acceptable to the administrator of the facility, following material acquisitions. As of March 31, 2006, Atlas Pipeline’s ratio of senior secured debt to EBITDA was 0.9 to 1.0, its funded debt ratio was 3.8 to 1.0 and its interest coverage ratio was 4.2 to 1.0.

Atlas Pipeline is unable to borrow under the credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to the partnership agreement.

Senior Notes

In December 2005, Atlas Pipeline and its subsidiary, Atlas Pipeline Finance Corporation, issued $250.0 million of 10-year, 8.125% senior unsecured notes (“Senior Notes”) in a private placement transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933 for net proceeds of $243.1 million, after underwriting commissions and other transaction costs. Interest on the Senior Notes is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2006. The Senior Notes are redeemable at any time on or after December 15, 2010 at certain redemption prices, together with accrued unpaid interest to the date of redemption. The Senior Notes are also redeemable at any time prior to December 15, 2010 at a make-whole redemption price. In addition, prior to December 15, 2008, Atlas Pipeline may redeem up to 35% of the aggregate principal amount of the Senior Notes with the proceeds of certain equity offerings at a stated redemption price. The Senior Notes are also subject to repurchase by Atlas Pipeline at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a change of control or upon certain asset sales for which the net proceeds are not reinvested into Atlas Pipeline within 360 days. The Senior Notes are junior in right of payment to Atlas Pipeline’s secured debt, including Atlas Pipeline’s obligations under the credit facility.

The indenture governing the Senior Notes contains covenants, including limitations of Atlas Pipeline’s ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all of its assets. Atlas Pipeline is in compliance with these covenants as of March 31, 2006.

In connection with a Senior Notes registration rights agreement entered into by Atlas Pipeline, it agreed to (a) file an exchange offer registration statement with the Securities and Exchange Commission for the Senior Notes by April 19, 2006, (b) cause the exchange offer registration statement to be declared effective by the Securities and Exchange Commission by July 18, 2006, and (c) cause the exchange offer to be consummated by August 17, 2006. If Atlas Pipeline does not meet the aforementioned deadlines, the Senior Notes will be subject to additional interest, up to 1% per annum, until such time that the deadlines

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

have been met. On April 19, 2006, Atlas Pipeline filed an exchange offer registration statement with the Securities and Exchange Commission for the Senior Notes in satisfaction of one of the requirements of the registration rights agreement noted previously.

NOARK Notes

At March 31, 2006, NOARK’s subsidiary, NOARK Pipeline Finance, L.L.C., had $39.0 million in principal amount outstanding of 7.15% notes due in 2018 (see Note 15). The notes are governed by an indenture dated June 1, 1998 for which UMB Bank, N.A. serves as trustee. Interest on the notes is payable semi-annually, in cash, in arrears on June 1 and December 1 of each year. The remaining liability under the notes is allocated 100% to Southwestern and is presented as debt on the company’s consolidated balance sheet. The notes are subject to semi-annual redemption in installments of $0.6 million, plus accrued and unpaid interest. Additionally, at Southwestern’s option, these notes may be redeemed as of a particular payment date at their redemption price plus a make-whole premium and unpaid interest accrued to that date by giving the trustee at least 60 days notice. Under the partnership agreement, payments on the notes will be made from amounts otherwise distributable to Southwestern and, if those amounts are insufficient, Southwestern is required to make a capital contribution to NOARK. NOARK distributes available cash to the partners in accordance with their ownership interests after deduction of their respective portion of amounts payable on the notes.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

The Company is a party to various routine legal proceedings arising out of the ordinary course of its business. Management of the Company believes that the ultimate resolution of these actions, individually or in the aggregate, will not have a material adverse effect on its financial condition or results of operations.

On March 9, 2004, the Oklahoma Tax Commission (“OTC”) filed a petition against Spectrum Field Services, Inc. (“Spectrum”) alleging that Spectrum, prior to its acquisition by Atlas Pipeline, underpaid gross production taxes beginning in June 2000. The OTC is seeking a settlement of $5.0 million plus interest and penalties. The Company plans on defending itself against this allegation vigorously. In addition, under the terms of the Spectrum purchase agreement, $14.0 million has been placed in escrow to cover the costs of any adverse settlement resulting from the petition and other indemnification obligations of the purchase agreement.

As of March 31, 2006, the Company is committed to expend approximately $28.3 million on pipeline extensions, compressor station upgrades and processing facility upgrades, including $14.0 million related to the Sweetwater gas plant, a new cryogenic gas processing plant the Company is constructing in Beckham County, Oklahoma. The Company expects the plant to be completed in third quarter of 2006.

NOTE 12 — STOCK COMPENSATION

Long-Term Incentive Plan

Atlas Pipeline has a Long-Term Incentive Plan (“LTIP”), in which officers, employees and non-employee managing board members of the Company and employees of the Company’s affiliates and consultants are eligible to participate. The Plan is administered by a committee (the “Committee”) appointed by the Company’s managing board. The Committee may make awards of either phantom units or unit options for an aggregate of 435,000 common units. Only phantom units have been granted under the LTIP through March 31, 2006.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

A phantom unit entitles a grantee to receive a common unit upon vesting of the phantom unit or, at the discretion of the Committee, cash equivalent to the fair market value of a common unit. In addition, the Committee may grant a participant a distribution equivalent right (“DER”), which is the right to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions Atlas Pipeline makes on a common unit during the period the phantom unit is outstanding. A unit option entitles the grantee to purchase Atlas Pipeline’s common limited partner units at an exercise price determined by the Committee at its discretion. The Committee also has discretion to determine how the exercise price may be paid by the participant. Except for phantom units awarded to non-employee managing board members of the Company, the Committee will determine the vesting period for phantom units and the exercise period for options. Through March 31, 2006, phantom units granted under the LTIP generally had vesting periods of four years. The vesting period may also include the attainment of predetermined performance targets, which could increase or decrease the actual award settlement, as determined by the Committee, although no awards currently outstanding contain any such provision. Phantom units awarded to non-employee managing board members will vest over a four year period. Awards will automatically vest upon a change of control, as defined in the LTIP. Of the units outstanding under the LTIP at March 31, 2006, 47,959 units will vest within the following twelve months. All units outstanding under the LTIP at March 31, 2006 include DERs granted to the participants by the Committee. The amounts paid with respect to DERs during the three months ended March 31, 2005 and 2006 were $0.1 million for each period and were recorded within Minority Interest in Atlas Pipeline on the consolidated balance sheet.

The Company has adopted SFAS No. 123(R), “Share-Based Payment,” as revised (“SFAS No. 123(R)”), as of December 31, 2005. Generally, the approach to accounting in SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Prior to the adoption of SFAS No. 123(R), the Company followed Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and its interpretations (“APB No. 25”), which SFAS No. 123(R) superseded. APB No. 25 allowed for valuation of share-based payments to employees at their intrinsic values. Under this methodology, the Company recognized compensation expense for phantom units granted only if the current market price of the underlying units exceeded the exercise price. Since the inception of the LTIP, Atlas Pipeline has only granted phantom units with no exercise price and, as such, recognized compensation expense based upon the fair value of Atlas Pipeline’s common limited partner units. Since the Company has historically recognized compensation expense for its share-based payments at their fair values, the adoption of SFAS No. 123(R) did not have a material impact on its consolidated financial statements.

The following table sets forth the LTIP phantom unit activity for the periods indicated:

	Three Months Ended March 31,

	2005	2006

Outstanding, beginning of period	58,329	110,128
Granted(1)	66,977	728
Matured	(105)	—
Forfeited	(679)	—

Outstanding, end of period	124,522	110,856

Non-cash compensation expense recognized (in thousands)	$449	$523

(1)	The weighted average price for phantom unit awards on the date of grant, which is utilized in the calculation of compensation expense and does not represent an exercise price to be paid by the

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

recipient, was $48.62 per unit and $41.11 per unit for awards granted for the three months ended March 31, 2005 and 2006, respectively.

At March 31, 2006, the Company had approximately $2.0 million of unrecognized compensation expense related to unvested phantom units outstanding under the LTIP based upon the fair value of the awards.

Incentive Compensation Agreements

Atlas Pipeline has incentive compensation agreements which have granted awards to certain key employees retained from previously consummated acquisitions. These individuals are entitled to receive common units of Atlas Pipeline upon the vesting of the awards, which is dependent upon the achievement of certain predetermined performance targets. These performance targets include the accomplishment of specific financial goals for the Company’s Velma system through September 30, 2007 and the financial performance of other previous and future consummated acquisitions, including Elk City and NOARK, through December 31, 2008. The awards associated with the performance targets of Spectrum will vest on September 30, 2007, and awards associated with performance targets of other acquisitions will vest on December 31, 2008.

For the three month period ended March 31, 2006, the Company recognized compensation expense of $0.8 million related to the vesting of awards under these incentive compensation agreements, based upon the fair value of the 206,704 common unit awards expected to be issued as of March 31, 2006, which is based upon management’s estimate of the probable outcome of the performance targets at that date. No compensation expense was recognized for these awards for the three month period ended March 31, 2005 as management determined that the achievement of these performance targets was not probable at that time. At March 31, 2006, the Company had approximately $5.0 million of unrecognized compensation expense related to the unvested portion of these awards based upon management’s estimate of performance target achievement. The Company follows SFAS No. 123(R) and recognized compensation expense related to these awards based upon the fair value method.

NOTE 13 — RELATED PARTY TRANSACTIONS

Atlas Pipeline does not directly employ any persons to manage or operate its business. These functions are provided by the Company as general partner and employees of Atlas America. The Company does not receive a management fee in connection with its management of Atlas Pipeline apart from its interest as general partner and its right to receive incentive distributions. Atlas Pipeline reimburses the Company and its affiliates for compensation and benefits related to their executive officers, based upon an estimate of the time spent by such persons on activities for Atlas Pipeline. Other indirect costs, such as rent for offices, are allocated to Atlas Pipeline by Atlas America based on the number of its employees who devote substantially all of their time to activities on Atlas Pipeline’s behalf. Atlas Pipeline reimburses Atlas America at cost for direct costs incurred by them on its behalf.

The partnership agreement provides that the Company, as general partner, will determine the costs and expenses that are allocable to Atlas Pipeline in any reasonable manner determined by the Company at its sole discretion. Atlas Pipeline reimbursed the Company and its affiliates $0.5 million and $0.7 million for the three months ended March 31, 2005 and 2006, respectively, for compensation and benefits related to their executive officers. For the three months ended March 31, 2005 and 2006, direct reimbursements were $4.3 million and $6.5 million, respectively, including certain costs that have been capitalized by the Company. The Company believes that the method utilized in allocating costs to Atlas Pipeline is reasonable.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

Under an agreement between Atlas Pipeline and Atlas America, Atlas America must construct up to 2,500 feet of sales lines from its existing wells in the Appalachian region to a point of connection to Atlas Pipeline’s gathering systems. Atlas Pipeline must, at its own cost, extend its system to connect to any such lines within 1,000 feet of its gathering systems. With respect to wells to be drilled by Atlas America that will be more than 3,500 feet from its gathering systems, Atlas Pipeline has various options to connect those wells to its gathering systems at its own cost.

NOTE 14 — OPERATING SEGMENT INFORMATION

The Company has two business segments: natural gas gathering and transmission located in the Appalachian Basin area (“Appalachia”) of eastern Ohio, western New York and western Pennsylvania, and transmission, gathering and processing located in the Mid-Continent area (“Mid-Continent”) of primarily southern Oklahoma, northern Texas and Arkansas. Appalachia revenues are principally based on contractual arrangements with Atlas and its affiliates. Mid-Continent revenues are primarily derived from the sale of residue gas and NGLs and transport of natural gas. These operating segments reflect the way the Company manages its operations.

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

The following summarizes the Company’s operating segment data for the periods indicated (in thousands):

	Three Months Ended March 31,

	2005	2006

Mid-Continent
Revenue:
Natural gas and liquids	$42,334	$101,017
Transportation and compression	—	8,750
Interest income and other	(14)	1

Total revenue and other income	42,320	109,768

Costs and expenses:
Natural gas and liquids	35,459	85,892
Plant operating	1,204	3,227
Transportation and compression	—	1,354
General and administrative	751	2,922
Minority interest in NOARK	—	569
Depreciation and amortization	1,355	4,459

Total costs and expenses	38,769	98,423

Segment profit	$3,551	$11,345

Appalachia
Revenue:
Transportation and compression – affiliates	$4,847	$7,874
Transportation and compression – third parties	15	27
Interest income and other	95	141

Total revenue and other income	4,957	8,042

Costs and expenses:
Transportation and compression	676	968
General and administrative	868	884
Depreciation and amortization	574	816

Total costs and expenses	2,118	2,668

Segment profit	$2,839	$5,374

Reconciliation of segment profit to net income
Segment profit:
Mid-Continent	$3,551	$11,345
Appalachia	2,839	5,374

Total segment profit	6,390	16,719
Corporate general and administrative expenses	(869)	(884)
Interest expense	(1,135)	(6,337)
Minority interest in Atlas Pipeline	(2,186)	(5,047)
Other	(136)	—

Net income	$2,064	$4,451

Capital Expenditures:
Mid-Continent	$3,734	$9,420
Appalachia	2,343	4,142

	$6,077	$13,562

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

	December 31,	March 31,
	2005	2006

Balance sheet
Total assets:
Mid-Continent	$668,782	$661,560
Appalachia	43,428	40,931
Corporate other	30,516	37,446

	$742,726	$739,937

Goodwill:
Mid-Continent	$109,141	$108,327
Appalachia	2,305	2,305

	$111,446	$110,632

The following tables summarize the Company’s total revenues by product or service for the periods indicated (in thousands):

	Three Months Ended March 31,

	2005	2006

Natural gas and liquids:
Natural gas	$23,657	$57,514
NGLs	17,384	37,948
Condensate	727	1,322
Other (1)	566	4,233

Total	$42,334	$101,017

Transportation and compression:
Affiliates	$4,847	$7,874
Third parties	15	8,777

Total	$4,862	$16,651

(1)	Includes treatment, processing, and other revenue associated with the products noted.

NOTE 15 — SUBSEQUENT EVENTS

On May 2, 2006, the Company acquired the remaining 25% equity ownership interest in NOARK from Southwestern. Prior to this transaction, the Company owned a 75% equity ownership interest in NOARK, which was acquired in October 2005 from Enogex, Inc. Total consideration for the acquisition of $65.5 million, net of approximately $3.5 million for working capital purposes, was funded through borrowings under Atlas Pipeline’s credit facility. In connection with this acquisition, Southwestern acquired the issuer of the NOARK notes and agreed to retain the obligation for the outstanding NOARK notes, with the result that neither NOARK nor the Company have any further liability under them.

On May 19, 2006, Atlas Pipeline sold an additional 10,000 6.5% cumulative convertible preferred units to Sunlight Capital Partners for $10.0 million, pursuant to Atlas’ right to require Sunlight Capital Partners to purchase such additional units under the purchase agreement with Sunlight (see Note 4). The net proceeds from the issuance of these

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ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
(Unaudited)

preferred units were used to partially repay borrowings incurred under Atlas Pipeline’s credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK.

On May 12, 2006, Atlas Pipeline issued $35.0 million of additional senior unsecured notes due 2015 in a private placement at 103% of par for net proceeds of $36.6 million, including accrued interest and net of initial purchaser’s discount and other transaction costs. Atlas Pipeline used the net proceeds from the private placement to partially repay borrowings under its credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK.

On May 12, 2006, Atlas Pipeline sold 500,000 common units to Wachovia Securities, which has offered the common units to public investors. The units, which were issued under Atlas Pipeline’s previously filed shelf registration statement, resulted in net proceeds of approximately $19.7 million, after underwriting commissions and other transaction costs. Atlas Pipeline used the net proceeds from the sale to partially repay borrowings under its credit facility made in connection with the recent acquisition of the remaining 25% interest in NOARK. Subsequent to this transaction, Atlas Pipeline had 13,049,266 common limited partner units outstanding.

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Report of Independent Auditors

The Board of Directors of
Enogex Arkansas Pipeline Corporation

We have audited the accompanying consolidated balance sheets of Enogex Arkansas Pipeline Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, retained earnings (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Enogex Arkansas Pipeline Corporation at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma
October 31, 2005

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ENOGEX ARKANSAS PIPELINE CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,156,938	$14,596,140
Accounts receivable	1,046,153	501,635
Accounts receivable — affiliates	5,061,974	3,536,891
Accounts receivable — affiliates for income taxes	—	993,575
Accounts receivable — Southwestern and affiliates	2,112,338	1,610,235
Prepayments and other	124,201	65,082
Pipeline imbalance	197,884	1,089,421

Total current assets	11,699,488	22,392,979

PROPERTY, PLANT AND EQUIPMENT
In service	144,940,741	144,729,626
Construction work in progress	150,893	52,780
Other	2,034,072	2,034,072

Total property, plant and equipment	147,125,706	146,816,478
Less accumulated depreciation	18,798,507	15,725,853

Net property, plant and equipment	128,327,199	131,090,625

Minority interest in NOARK	3,799,917	6,350,495

Other assets and deferred charges	1,574,600	1,717,514

TOTAL ASSETS	$145,401,204	$161,551,613

See accompanying notes.

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ENOGEX ARKANSAS PIPELINE CORPORATION
CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,

	2004	2003

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$5,393,537	$3,978,296
Accounts payable — affiliates for income taxes	240,340	—
Accounts payable — affiliates	1,145,301	608,254
Accrued taxes other than income	858,717	842,325
Accrued interest	399,208	699,447
Accrued other	20,136	62,030
Long-term debt due within one year	800,000	1,065,147
Non-recourse debt of joint venture	1,200,000	1,200,000
Pipeline imbalance	483,009	243,193

Total current liabilities	10,540,248	8,698,692

LONG-TERM DEBT
Notes payable	—	7,950,108
Long-term debt	26,000,000	26,800,000
Non-recourse debt of joint venture	39,000,000	40,200,000

Total long-term debt	65,000,000	74,950,108

DEFERRED LIABILITIES
Deferred income taxes	19,585,000	17,282,000

Total deferred credits and other liabilities	19,585,000	17,282,000

COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDER’S EQUITY
Common stock, $1 par value; 1,000 shares authorized, issued and outstanding	1,000	1,000
Retained earnings (Deficit)	2,118,152	(1,310,565)
Advances from parent	48,156,804	61,930,378

Total stockholder’s equity	50,275,956	60,620,813

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$145,401,204	$161,551,613

See accompanying notes.

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ENOGEX ARKANSAS PIPELINE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2004	2003

OPERATING REVENUE
Gas transportation services	$21,482,829	$20,142,212
Natural gas sales	56,015,639	51,889,474
Other revenue	5,700	6,075

Total operating revenue	77,504,168	72,037,761

COST OF GOODS SOLD	55,018,930	54,785,414

GROSS MARGIN	22,485,238	17,252,347

OPERATING EXPENSES
General and administrative expenses	3,755,849	3,904,945
Operation and maintenance	3,333,126	3,514,728
Depreciation	3,248,719	3,294,553
Taxes other than income	1,101,303	1,100,050

Total operating expenses	11,438,997	11,814,276

OPERATING INCOME	11,046,241	5,438,071

OTHER INCOME (EXPENSE)
Gain on sale of assets	8,424	5,894,700
Other income	3,530	14,247
Minority interest	(491,979)	(590,500)

Net other income (expense)	(480,025)	5,318,447

INTEREST INCOME (EXPENSE)
Interest income	199,629	98,663
Gain on retirement of debt	111,361	—
Interest on long-term debt and amortization	(4,998,590)	(5,141,590)
Interest on short-term debt and other interest charges	(288,322)	(556,945)

Net interest income (expense)	(4,975,922)	(5,599,872)

INCOME BEFORE TAXES	5,590,294	5,156,646
INCOME TAX EXPENSE	2,161,577	2,004,503

NET INCOME	$3,428,717	$3,152,143

See accompanying notes.

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ENOGEX ARKANSAS PIPELINE CORPORATION
CONSOLIDATED STATEMENTS OF RETAINED EARNINGS (DEFICIT)

	Year Ended December 31,

	2004	2003

BALANCE AT BEGINNING OF PERIOD	$(1,310,565)	$(4,462,708)
ADD: Net income	3,428,717	3,152,143

BALANCE AT END OF PERIOD	$2,118,152	$(1,310,565)

See accompanying notes.

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ENOGEX ARKANSAS PIPELINE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,428,717	$3,152,143
Adjustments to reconcile net income to net cash provided by operating activities
Minority interest in NOARK net income	491,979	590,500
Gain on sale of assets	(8,424)	(5,894,700)
Net book value of retired assets	4,319	38,542
Depreciation	3,248,719	3,294,553
Amortization of debt and prepaid costs	142,914	212,400
Deferred income taxes	2,303,000	2,452,000
Change in certain current assets and liabilities
Accounts receivable	(544,518)	(82,717)
Accounts receivable — affiliates	(1,033,613)	(893,762)
Materials and supplies inventories	—	50,000
Pipeline imbalance assets	891,537	(248,449)
Prepayments and other current assets	(59,119)	(46,416)
Accounts payable	1,415,241	156,849
Accounts payable — affiliates	777,387	608,254
Other accrued liabilities	(25,502)	(451,252)
Accrued interest	(300,239)	276,405
Pipeline imbalance liabilities	239,816	(423,349)
Other assets	—	115,413
Other liabilities	(20,945)	898,578

Net Cash Provided by Operating Activities	10,951,269	3,804,992

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(571,614)	(539,503)
Proceeds from sale of assets	111,372	9,808,562
Repayment of advances from parent	(24,000,000)	(7,500,000)
Increase in advances from parent	10,226,426	3,411,935

Net Cash (Used in) Provided by Investing Activities	(14,233,816)	5,180,994

CASH FLOWS FROM FINANCING ACTIVITIES
Retirement of long-term debt	(10,215,255)	(2,000,000)
Contribution from (Distribution to) minority interest	2,058,600	(2,500,000)

Net Cash Used in Financing Activities	(8,156,655)	(4,500,000)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(11,439,202)	4,485,986
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	14,596,140	10,110,154

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,156,938	$14,596,140

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$4,897,750	$5,040,750

See accompanying notes.

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ENOGEX ARKANSAS PIPELINE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Organization

Enogex Arkansas Pipeline Corporation (“Company”), a wholly owned subsidiary of Enogex Inc. (“Enogex”) which itself is a wholly owned subsidiary of OGE Energy Corp., owns an interest in the NOARK Pipeline System, Limited Partnership (“NOARK”), an Arkansas limited partnership. The Company’s ownership interest in NOARK with respect to assets, liabilities (exclusive of long-term debt), equity, income and expense is 75 percent. Under the partnership agreement and the NOARK Private Placement Memorandum, the Company is only responsible for 40 percent of the long-term debt of NOARK. At December 31, 2004, the general partners of NOARK consisted of the Company and Southwestern Energy Pipeline Company (Southwestern), a wholly owned subsidiary of Southwestern Energy Company (SWN). The Company has a 75 percent interest (74 percent general partner interest and 1 percent limited partner interest) and Southwestern has a 25 percent interest in NOARK.

NOARK has four wholly owned subsidiaries consisting of Ozark Gas Transmission, L.L.C. (Ozark), NOARK Energy Services, L.L.C. (“NES”), Ozark Gas Gathering, L.L.C. (“OGG”), and NOARK Pipeline Finance, L.L.C. (“Finance”). The operations of NOARK and its subsidiaries are organized into three activities including natural gas gathering, natural gas transportation and natural gas marketing. The operations of the gas transportation segment are conducted by Ozark, a Federal Energy Regulatory Commission regulated interstate pipeline that extends from Southeast Oklahoma through Arkansas to southeast Missouri. The natural gas gathering and marketing operations are conducted by OGG. NES had no significant operations during 2004 or 2003. Finance was created to hold and service the debt of the Partnership.

As more fully discussed in Note 5, a substantial portion of the activities of NOARK during 2004 and 2003 were conducted with its general partners and their affiliates.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts and operations of the Company, NOARK and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Changes to these assumptions and estimates could have a material effect on the Company’s consolidated financial statements.

Allowance for Uncollectible Accounts Receivable

The allowance for uncollectible accounts receivable is calculated based on outstanding accounts receivable balances over 180 days old. In addition, other outstanding accounts receivable balances less than 180 days old are reserved on a case-by-case basis when the Company believes the required payment of specific amounts owed is unlikely to occur. There was no allowance for uncollectible accounts receivable at December 31, 2004 and 2003, respectively.

Credit risk is the risk of financial loss to the Company if customers fail to perform their contractual obligations. The Company maintains credit policies with regard to its customers that management believes

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ENOGEX ARKANSAS PIPELINE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

minimize overall credit risk. These policies include the evaluation of a potential customer’s financial condition (including credit rating) and collateral requirements under certain circumstances. The Company also monitors the financial condition of existing customers on an ongoing basis.

Property, Plant and Equipment

All property, plant and equipment are recorded at cost. Newly constructed plant is added to plant balances at costs which include contracted services, direct labor, materials and overheads used during construction. Replacements of units of property are capitalized as plant. For group assets, the replaced plant is removed from plant balances and charged to accumulated depreciation. For non-group assets, the replaced plant is removed from plant balances with the related accumulated depreciation and the remaining balance is recorded as a loss in the Consolidated Statements of Operations as Other Expense. Repair and removal costs are included in the Consolidated Statements of Operations as Other Operation and Maintenance Expense.

The Company’s property, plant and equipment are divided into the following major classes at December 31, 2004 and 2003, respectively.

Year ended December 31	2004	2003

Transportation assets	$139,178,829	$138,876,483
Gathering assets	7,946,877	7,939,995

Total property, plant and equipment	$147,125,706	$146,816,478

Depreciation

Depreciation and amortization of the Company’s assets are computed using the straight-line method using estimated useful lives of three to 50 years for transportation, three to 30 years for gathering.

Revenue Recognition

The Company recognizes revenue from natural gas gathering and transportation services as the services are provided. Revenue associated with physical gas sales are recognized upon physical delivery of the gas.

Pipeline Imbalances

Pipeline imbalances occur when the actual amounts of natural gas delivered from or received by the NOARK pipeline systems differ from the amounts scheduled to be delivered or received. Imbalances are due to or due from shippers and operators and can be settled in cash or made up in-kind. The Company values all imbalances at average market prices estimated to be in effect at the time the imbalance will be settled.

Minority Interest

In consolidation, the equity interest of Southwestern in NOARK has been adjusted per the provisions of the NOARK partnership agreement, as amended (the “Agreement”) and is shown on the balance sheet of the Company as a minority interest asset. The liquidation provisions of the partnership agreement provide for the Company to receive a disproportionate share of the value of NOARK equity upon liquidation of NOARK. The minority interest asset value as of December 31, 2004 and 2003 is $3,799,917 and $6,350,495 respectively.

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ENOGEX ARKANSAS PIPELINE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

According to the terms of the agreement, NOARK’s net income (loss) is split between partners in three steps. First, a special revenue allocation, as defined in the Agreement may be made to Southwestern. This special revenue allocation is effective through December 31, 2009, and is calculated annually from an agreed upon maximum base amount ranging from $1,045,300 for 2003 and decreasing annually to $672,900 in 2009. The base amount may be reduced based upon an agreed upon formula specified in the Agreement, not to be less than zero. There was not a special revenue allocation to Southwestern for 2004 or 2003 based on the agreed upon formula. Second, interest and debt amortization costs are split 60% to Southwestern and 40% to the Company. Third, the remaining net income (loss) is split 25% to Southwestern and 75% to the Company. In accordance with the Agreement, Southwestern and the Company are each required to fund their share of any NOARK cash flow deficiencies to the extent that they are not funded by NOARK’s operations.

2.	Asset Sale

In 2002, Ozark entered into an Agreement of Sale and Purchase with Centerpoint Energy Gas Transmission Co. to sell approximately 29 miles of transmission lines of the Ozark pipeline located in Pittsburg and Latimer counties in Oklahoma for approximately $10 million. Ozark received FERC approval for the sale on January 6, 2003. Ozark recognized approximately a $5.3 million gain in 2003 which is included in gain on sale of assets in the accompanying consolidated statement of income.

3.	Income Taxes

The items comprising income tax expense are as follows:

Year ended December 31	2004	2003

Benefit for Current Income Taxes
Federal	$(119,266)	$(397,800)
State	(22,157)	(49,697)

Total Benefit for Current Income Taxes	(141,423)	(447,497)
Provision for Deferred Income Taxes
Federal	1,967,000	2,094,000
State	336,000	358,000

Total Provision for Deferred Income Taxes	2,303,000	2,452,000

Total Income Tax Expense	$2,161,577	$2,004,503

The following schedule reconciles the statutory federal tax rate to the effective income tax rate:

Year ended December 31	2004	2003

Statutory federal tax rate	35.0%	35.0%
State income taxes, net of federal income tax benefit	3.7	3.9

Effective income tax rate as reported	38.7%	38.9%

The Company is a member of an affiliated group that files consolidated income tax returns. Income taxes are allocated to each company in the affiliated group based on its separate taxable income or loss. The Company follows the provisions of SFAS No. 109, “Accounting for Income Taxes”, which uses an asset and liability approach to accounting for income taxes. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of

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ENOGEX ARKANSAS PIPELINE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period.

The components of Accumulated Deferred Taxes at December 31, 2004 and 2003, respectively, are as follows:

	2004	2003

Non-Current Accumulated Deferred Tax Liabilities
Property	$19,585,000	$17,267,000
Other	—	15,000

Total non-current tax liabilities	$19,585,000	$17,282,000

4.	Long-Term Debt

On June 15, 1998, NOARK issued $80 million of long-term notes in a private placement offering (the Notes) through Finance. The Notes mature on June 1, 2018, and require semi-annual principal payments of $1.0 million plus interest at a fixed rate of 7.15% with a final balloon payment of $40 million due at maturity. Enogex has guaranteed 40% of the Notes plus any accrued interest while SWN has guaranteed 60% of the Notes plus any accrued interest. In connection with the issuance of the Notes, NOARK incurred debt issuance costs of approximately $2.2 million, which are being amortized on a basis that closely approximates the effective interest method. In connection with the issuance of the Notes, NOARK entered into a forward interest rate swap contract to hedge exposure to changes in prevailing interest rates on the Notes described above. Due to changes in treasury note rates, NOARK paid $1,112,000 to settle the forward interest rate swap contract in 1998. The unamortized portion is included in other assets and deferred charges on the consolidated balance sheets and is being amortized to interest expense over the life of the Notes.

On July 15, 2004 the Company retired a note that had been issued to a former interest owner of NOARK in the amount of $7,839,000. This note would have matured on July 1, 2020; as a result of retiring this note early the Company recognized a gain of approximately $111,000.

Interest expense amounted to $4,885,833 and $5,028,833 in 2004 and 2003, respectively. Amortization of the deferred charges amounted to $112,757 in 2004 and 2003, and is included in interest on long-term debt in the accompanying consolidated statements of income.

Future maturities of long-term debt are as follows:

2005	$2,000,000
2006	2,000,000
2007	2,000,000
2008	2,000,000
2009	2,000,000
2010 and beyond	57,000,000

Total long-term debt	$67,000,000

The estimated fair value of the Notes is approximately $77.5 million and $93.9 million at December 31, 2004 and 2003, respectively. The fair value of these notes is based on management’s estimate of current rates available for similar issues with similar maturities.

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ENOGEX ARKANSAS PIPELINE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Related Party Transactions

Approximately $13,194,000 and $13,058,000 of gas sales, net of gathering services and fuel during the years ended December 31, 2004 and 2003, respectively, were generated with transactions from Southwestern and its affiliates. The Company also recorded approximately $6,976,000 and $7,037,000 in transmission revenue for the years ended December 31, 2004 and 2003, respectively from Southwestern and its’ affiliates. These revenue from Southwestern and its affiliates represent approximately 26 percent and 28 percent of the Company’s total operating revenue for the years ended December 31, 2004 and 2003, respectively.

Approximately $42,569,000 and $38,739,000 of the gas sales, net of gathering services and fuel during the years ended December 31, 2004 and 2003, respectively, were generated by transactions with Enogex and its affiliates. The Company also recorded $4,143,000 and $4,258,000 in transmission revenue from Enogex and its affiliates. This revenue from Enogex and its affiliates represents approximately 60 percent of the Company’s total operating revenue for both the years ended December 31, 2004 and 2003. At December 31, 2004 and 2003, approximately $5,062,000 and $3,537,000 of accounts receivable, respectively, were outstanding with Enogex and its affiliates and are included in accounts receivable – affiliates in the accompanying consolidated balance sheets. Also recorded in November 2004 was a favorable price adjustment in the amount of $2,507,000 for gas sales to an Enogex affiliate by NOARK from May 2002 through September 2004.

Enogex and its affiliates also perform administrative, accounting, engineering field operations, legal and financial services for the Company, as well as NOARK. In 2003, Enogex allocated overhead costs to the Company in accordance with a formula based on the pro-rata amounts of property, headcount and gross margin of each business segment. In 2004 Enogex began using a method which allocates overhead based on hours incurred in support of each business segment. Approximately $3,756,000 and $3,905,000 of these charges are included in general and administrative expenses in 2004 and 2003, respectively in the consolidated statements of income. At December 31, 2004 and 2003, the entire balance of accounts payable – affiliates in the accompanying consolidated balance sheets is due to Enogex and its affiliates. During 2004 and 2003, natural gas purchases of approximately $259,000 and $48,000, respectively, were made from an affiliate of Enogex.

The balance of advances from Parent was $48,156,804 and $61,930,378 at December 31, 2004 and 2003, respectively. The advances originally consisted of assets contributed by Enogex to NOARK in 1998. During 2004 and 2003, the Company repaid $24,000,000 and $7,500,000 of these advances. The advances are non-interest bearing. Current transactions include administrative costs paid by the Parent on behalf of the Company and other costs allocated from the Parent to the Company, totaling $10,226,426 and $3,411,935 in 2004 and 2003, respectively.

6.	Commitments and Contingencies

In the normal course of business, lawsuits and claims arise against the Company and its subsidiaries. Management of the Company, after consultation with legal counsel, does not anticipate that liabilities arising from currently pending or threatened lawsuits and claims would result in losses, which would materially affect the consolidated financial position of the Company or the results of its operations.

7.	Business Segments

The Company manages its operations on a consolidated basis. The Company has no operations that would quality as a separate operating segment under Statement of Financial Standards (SFAS) No. 131 “Disclosure About Segments of an Enterprise and Related Information.

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ENOGEX ARKANSAS PIPELINE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.	Subsequent events

On October 31, 2005, Enogex sold all of it’s ownership in EAPC to Atlas Pipeline Partners, L.P. pursuant to a stock purchase agreement dated September 21, 2005. As a condition of the sale, Enogex will continue to perform certain administrative functions for a period of time as required by the Transition Service Agreement.

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ENOGEX ARKANSAS PIPELINE CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2005	2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,501,542	$3,156,938
Accounts receivable	784,716	1,046,153
Accounts receivable — affiliates	5,145,094	5,061,974
Accounts receivable — Southwestern and affiliates	2,090,862	2,112,338
Prepayments and other	133,536	124,201
Pipeline imbalance	191,258	197,884

Total current assets	22,847,008	11,699,488

PROPERTY, PLANT AND EQUIPMENT
In service	144,415,825	144,940,741
Construction work in progress	58,742	150,893
Other	2,034,072	2,034,072

Total property, plant and equipment	146,508,639	147,125,706
Less accumulated depreciation	20,592,819	18,798,507

Net property, plant and equipment	125,915,820	128,327,199

Minority interest in NOARK	3,359,515	3,799,917
Other assets and deferred charges	1,531,702	1,574,600

TOTAL ASSETS	$153,654,045	$145,401,204

See accompanying notes.

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ENOGEX ARKANSAS PIPELINE CORPORATION
CONSOLIDATED BALANCE SHEETS (Continued)
(unaudited)

	September 30,	December 31,
	2005	2004

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$6,467,924	$5,393,537
Accounts payable — affiliates	1,040,658	1,145,301
Accounts payable — affiliates for income taxes	509,687	240,340
Accrued taxes other than income	756,945	858,717
Accrued interest	1,573,000	399,208
Customer deposits	65,000	—
Accrued other	—	20,136
Long-term debt due within one year	800,000	800,000
Non-recourse debt of joint venture	1,200,000	1,200,000
Pipeline imbalance	643,067	483,009

Total current liabilities	13,056,281	10,540,248

LONG-TERM DEBT
Long-term debt	25,600,000	26,000,000
Non-recourse debt of joint venture	38,400,000	39,000,000

Total long-term debt	64,000,000	65,000,000

DEFERRED LIABILITIES
Deferred income taxes	21,893,000	19,585,000

Total deferred credits and other liabilities	21,893,000	19,585,000

COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDER’S EQUITY
Common stock, $1 par value; 1,000 shares authorized, issued and outstanding Common stock authorized, issued and outstanding	1,000	1,000
Retained earnings	4,992,191	2,118,152
Advances from parent	49,711,573	48,156,804

Total stockholder’s equity	54,704,764	50,275,956

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$153,654,045	$145,401,204

See accompanying notes.

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ENOGEX ARKANSAS PIPELINE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Nine Months Ended September 30,

	2005	2004

OPERATING REVENUE
Gas transportation services	$15,128,825	$15,556,731
Natural gas sales	42,362,507	37,677,107
Other revenue	3,775	4,275
Total operating revenue	57,495,107	53,238,113

COST OF GOODS SOLD	40,551,222	40,327,285

GROSS MARGIN	16,943,885	12,910,828
OPERATING EXPENSES
General and administrative expenses	2,206,424	2,613,129
Operation and maintenance	2,699,306	2,371,186
Depreciation	2,474,995	2,404,143
Taxes other than income	848,187	809,722

Total operating expenses	8,228,912	8,198,180

OPERATING INCOME	8,714,973	4,712,648

OTHER INCOME (EXPENSE)
Other income (expense)	(54,586)	8,549
Minority interest	(440,402)	609,670

Net other income (expense)	(494,988)	618,219

INTEREST INCOME (EXPENSE)
Interest income	194,920	121,041
Gain on retirement of debt	—	111,361
Interest on long-term debt and amortization	(3,653,610)	(3,760,860)
Interest on short-term debt and other interest charges	—	(288,322)

Net interest expense	(3,458,690)	(3,816,780)

INCOME BEFORE TAXES	4,761,295	1,514,087
INCOME TAX EXPENSE	1,887,257	584,577

NET INCOME	$2,874,038	$929,510

See accompanying notes

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ENOGEX ARKANSAS PIPELINE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,874,038	$929,510
Adjustments to reconcile net income to net cash provided by operating activities
Minority interest in NOARK net income (loss)	440,402	(609,670)
Gain on sale of assets	—	(8,424)
Net book value of retired assets	60,493	—
Depreciation	2,474,995	2,404,143
Amortization	133,286	96,293
Deferred income taxes	2,308,000	2,132,000
Change in certain current assets and liabilities
Accounts receivable	261,437	(113,766)
Accounts receivable — affiliates	(61,644)	(916,436)
Pipeline imbalance assets	6,626	868,306
Prepayments and other current assets	(9,335)	(22,173)
Accounts payable	1,074,387	(13,889)
Accounts payable — affiliates	164,704	325,101
Other accrued liabilities	(56,908)	(126,480)
Accrued interest	1,173,792	921,220
Pipeline imbalance liabilities	160,058	417,576
Other assets	(88,338)	—
Other liabilities	—	(20,944)

Net Cash Provided by Operating Activities	10,915,993	6,262,367

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(126,158)	(360,746)
Proceeds from sale of assets	—	111,372
Increase in advances from parent	1,554,769	10,373,164

Net Cash Provided by Investing Activities	1,428,611	10,123,790

CASH FLOWS FROM FINANCING ACTIVITIES
Retirement of long—term debt	(1,000,000)	(9,215,255)

Net Cash Used in Financing Activities	(1,000,000)	(9,215,255)

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,344,604	7,170,902
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,156,938	14,596,140

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,501,542	$21,767,042

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$2,395,250	$2,466,750

See accompanying notes.

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ENOGEX ARKANSAS PIPELINE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Organization

Enogex Arkansas Pipeline Corporation (“Company”), a wholly owned subsidiary of Enogex Inc. (“Enogex”) which is a wholly owned subsidiary of OGE Energy Corporation, owns an interest in the NOARK Pipeline System, Limited Partnership (“NOARK”), an Arkansas limited partnership. The Company’s ownership interest in NOARK with respect to assets, liabilities (exclusive of long-term debt), equity, income and expense is 75 percent. Under the partnership agreement and the NOARK Private Placement Memorandum, the Company is only responsible for 40 percent of the long-term debt of NOARK. At September 30, 2005, the general partners of NOARK consisted of the Company and Southwestern Energy Pipeline Company (Southwestern), a wholly owned subsidiary of Southwestern Energy Company (SWN). The Company has a 75 percent interest (74 percent general partner interest and 1 percent limited partner interest) and Southwestern has a 25 percent interest in NOARK.

NOARK has four wholly owned subsidiaries consisting of Ozark Gas Transmission, L.L.C. (Ozark), NOARK Energy Services, L.L.C. (“NES”), Ozark Gas Gathering, L.L.C. (“OGG”), and NOARK Pipeline Finance, L.L.C. (“Finance”). The operations of NOARK and its subsidiaries are organized into two activities including natural gas gathering and natural gas transportation. The operations of the gas transportation segment are conducted by Ozark, a Federal Energy Regulatory Commission regulated interstate pipeline that extends from Southeast Oklahoma through Arkansas to southeast Missouri. The natural gas gathering and marketing operations are conducted by OGG. NES had no operations during 2005 or 2004. Finance was created to hold and service the debt of the Partnership.

As more fully discussed in Note 3, a substantial portion of the activities of NOARK during 2005 and 2004 were conducted with its general partners and their affiliates.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts and operations of the Company, NOARK and its subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The consolidated financial statements included herein have been prepared by the Company, without audit. In the opinion of management, all adjustments necessary to fairly present the consolidated financial position of the Company at September 30, 2005 and December 31, 2004 and the results of its operations and cash flows for the nine months ended September 30, 2005 and 2004, have been included and are of a normal recurring nature. The consolidated financial statements and Notes thereto should be read in conjunction with the audited consolidated financial statements and Notes thereto for the year ended December 31, 2004.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Changes to these assumptions and estimates could have a material effect on the Company’s consolidated financial statements.

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ENOGEX ARKANSAS PIPELINE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowance for Uncollectible Accounts Receivable

The allowance for uncollectible accounts receivable is calculated based on outstanding accounts receivable balances over 180 days old. In addition, other outstanding accounts receivable balances less than 180 days old are reserved on a case-by-case basis when the Company believes the required payment of specific amounts owed is unlikely to occur. There was no allowance for uncollectible accounts receivable at September 30, 2005 and December 31, 2004.

Credit risk is the risk of financial loss to the Company if customers fail to perform their contractual obligations. The Company maintains credit policies with regard to its customers that management believes minimize overall credit risk. These policies include the evaluation of a potential customer’s financial condition (including credit rating) and collateral requirements under certain circumstances. The Company also monitors the financial condition of existing customers on an ongoing basis.

Property, Plant and Equipment

All property, plant and equipment are recorded at cost. Newly constructed plant is added to plant balances at costs which include contracted services, direct labor, materials and overheads used during construction. Replacements of units of property are capitalized as plant. For group assets, the replaced plant is removed from plant balances and charged to accumulated depreciation. For non-group assets, the replaced plant is removed from plant balances with the related accumulated depreciation and the remaining balance is recorded as a loss in the Consolidated Statements of Operations as Other Expense. Repair and removal costs are included in the Consolidated Statements of Operations as Other Operation and Maintenance Expense.

The Company’s property, plant and equipment are divided into the following major classes at September 30, 2005 and December 31, 2004.

	2005	2004

Transportation assets	$130,580,066	$139,178,829
Gathering assets	15,928,573	7,946,877

Total property, plant and equipment	$146,508,639	$147,125,706

Depreciation

Depreciation and amortization of the Company’s assets are computed using the straight-line method using estimated useful lives of three to 50 years for transportation, three to 30 years for gathering.

Revenue Recognition

The Company recognizes revenue from natural gas gathering and transportation services as the services are provided. Revenue associated with physical gas sales are recognized upon physical delivery of the gas.

Pipeline Imbalances

Pipeline imbalances occur when the actual amounts of natural gas delivered from or received by the NOARK pipeline systems differ from the amounts scheduled to be delivered or received. Imbalances are due to or due from shippers and operators and can be settled in cash or made up in-kind.

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ENOGEX ARKANSAS PIPELINE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Minority Interest

In consolidation, the equity interest of Southwestern in NOARK has been adjusted per the provisions of the NOARK partnership agreement, as amended (the “agreement”) and is shown on the balance sheet of the Company as a minority interest asset. The liquidation provisions of the partnership agreement provide for the Company to receive a disproportionate share of the value of NOARK equity upon liquidation of NOARK. The minority interest asset value as of September 30, 2005 is $3,359,515 and at December 31, 2004 is $3,799,917.

According to the terms of the agreement, NOARK’s net income (loss) is split between partners in three steps. First, a special revenue allocation, as defined in the Agreement may be made to Southwestern. This special revenue allocation is effective through December 31, 2009, and is calculated annually from an agreed upon maximum base amount ranging from $979,100 for 2004 and decreasing annually to $672,900 in 2009. The base amount may be reduced based upon an agreed upon formula specified in the Agreement, not to be less than zero. There was not a special revenue allocation to Southwestern for the nine months ended September 30, 2005 or 2004 based on the agreed upon formula. Second, interest and debt amortization costs are split 60% to Southwestern and 40% to the Company. Third, the remaining net income (loss) is split 25% to Southwestern and 75% to the Company. In accordance with the Agreement, Southwestern and the Company are each required to fund their share of any NOARK cash flow deficiencies to the extent that they are not funded by NOARK’s operations.

Income Taxes

The Company is a member of an affiliated group that files consolidated income tax returns. Income taxes are allocated to each company in the affiliated group based on its separate taxable income or loss. The Company follows the provisions of SFAS No. 109, “Accounting for Income Taxes”, which uses an asset and liability approach to accounting for income taxes. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period.

2.	Long-Term Debt

On June 15, 1998, NOARK issued $80 million of long-term notes in a private placement offering (the Notes) through Finance. The Notes mature on June 1, 2018, and require semi-annual principal payments of $1.0 million plus interest at a fixed rate of 7.15% with a final balloon payment of $40 million due at maturity. Enogex has guaranteed 40% of the Notes plus any accrued interest while SWN has guaranteed 60% of the Notes plus any accrued interest. In connection with the issuance of the Notes, NOARK incurred debt issuance costs of approximately $2.2 million, which are being amortized on a basis that closely approximates the effective interest method. In connection with the issuance of the Notes, NOARK entered into a forward interest rate swap contract to hedge exposure to changes in prevailing interest rates on the Notes described above. Due to changes in treasury note rates, NOARK paid $1,112,000 to settle the forward interest rate swap contract in 1998. The unamortized portion is included in other assets and deferred charges on the consolidated balance sheets and is being amortized to interest expense over the life of the Notes.

On July 15, 2004 the Company retired a note that had been issued to a former interest owner of NOARK in the amount of $7,839,000. This note would have matured on July 1, 2020; as a result of retiring this note early the Company recognized a gain of $111,000.

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ENOGEX ARKANSAS PIPELINE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest expense amounted to $3,569,042 and $3,676,292 in 2005 and 2004, respectively. Amortization of the deferred charges amounted to $84,568 in 2005 and 2004, and is included in interest on long-term debt in the accompanying consolidated statements of income.

3.	Related Party Transactions

Approximately $9,702,000 and $9,363,000 of gas sales, net of gathering services and fuel during the nine months ended September 30, 2005 and 2004, respectively, were generated by transactions with Southwestern and its affiliates. The Company also recorded approximately $4,956,000 and $5,306,000 in transmission revenue for the nine months ended September 30, 2005 and 2004, respectively, from Southwestern and its affiliates. This revenue represents approximately 25 percent and 28 percent of the Company’s total operating revenue for the nine months ended September 30, 2005 and 2004, respectively. Approximately $32,423,000 and $28,130,000 of gas sales, net of gathering services and fuel during the nine months ended September 30, 2005 and 2004, respectively, were generated by transactions with Enogex and its affiliates. The Company also recorded approximately $1,999,000 and $3,219,000 in transmission revenue from Enogex and its affiliates. This revenue from Enogex and its affiliates represents approximately 61 percent and 59 percent of the Company’s total operating revenue for the nine months ended September 30, 2005 and 2004, respectively. At September 30, 2005 and December 31, 2004, approximately $5,145,000 and $5,062,000 of accounts receivable, respectively, were outstanding with Enogex and its affiliates.

Enogex and its affiliates also perform administrative, accounting, engineering field operations, legal and financial services for the Company, as well as NOARK. Approximately $2,206,000 and $2,613,000 of these charges are included in general and administrative expenses in 2005 and 2004, respectively consolidated statements of income. At September 30, 2005 and December 31, 2004, the entire balance of accounts payable—affiliates in the accompanying consolidated balance sheets is due to Enogex and its affiliates.

During 2005 and 2004, natural gas purchases of approximately $182,000 and $169,000, respectively, were made from an affiliate of Enogex.

The balance of advances from Parent was $49,711,573 and $48,156,804 at September 30, 2005 and December 31, 2004, respectively. The advances originally consisted of assets contributed by Enogex to NOARK in 1998. Current transactions include administrative costs paid by the Parent on behalf of the Company and other costs allocated from the Parent to the Company. During the nine months ended September 30, 2005 and 2004, the Company did not repay any of the advances from parent. In November 2004, the Company repaid $24,000,000 of these advances. The advances are non-interest bearing.

4.	Commitments and Contingencies

In the normal course of business, lawsuits and claims arise against the Company and its subsidiaries. Management of the Company, after consultation with legal counsel, does not anticipate that liabilities arising from currently pending or threatened lawsuits and claims would result in losses, which would materially affect the consolidated financial position of the Company or the results of its operations.

5.	Subsequent Events

On October 31, 2005, Enogex sold all of it’s ownership in EAPC to Atlas Pipeline Partner, L.P. pursuant to a stock purchase agreement dated September 21, 2005. As a condition of the sale, Enogex will continue to perform certain administrative functions for a period of time as required by the Transition Service Agreement.

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Report of Independent Registered Public Accounting Firm

Board of Directors and
Atlas Pipeline Partners, L.P.

We have audited the accompanying balance sheets of ETC Oklahoma Pipeline, Ltd. (a Texas limited partnership) as of August 31, 2004 and 2003, and the related statements of income, partners’ capital, and cash flows for the year ended August 31, 2004 and the period from the beginning of operations (October 1, 2002) through August 31, 2003. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ETC Oklahoma Pipeline, Ltd. as of August 31, 2004 and 2003, and the results of its operations and its cash flows for the year ended August 31, 2004 and the period from inception (September 24, 2002) through August 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/Grant Thornton LLP
Cleveland, Ohio
April 25, 2005

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ETC OKLAHOMA PIPELINE, LTD.
BALANCE SHEETS
August 31, 2004 and 2003
(in thousands)

ASSETS	2004	2003

CURRENT ASSETS:
Cash	$—	$—
Receivables —
Trade	1,773	1,098
Related parties	22,305	7,121
Exchanges	213	730
Materials and supplies	63	63
Other current assets	—	49

Total current assets	24,354	9,061

PROPERTY, PLANT AND EQUIPMENT	47,492	40,305
ACCUMULATED DEPRECIATION	(3,938)	(1,589)

PROPERTY, PLANT AND EQUIPMENT, NET	43,554	38,716

Total assets	$67,908	$47,777

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Payables —
Trade exchanges	$19,825	$7,694
Exchanges	188	576
Accrued expenses	577	640

Total current liabilities	20,590	8,910

COMMITMENTS AND CONTINGENCIES (See Note H)

PARTNERS’ CAPITAL
Limited partner	47,271	38,828
General partner	47	39

Total partners’ capital	47,318	38,867

Total liabilities and partners’ capital	$67,908	$47,777

The accompanying notes are an integral part of these financial statements.

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ETC OKLAHOMA PIPELINE, LTD.
INCOME STATEMENTS
(in thousands)

	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003

OPERATING REVENUE:
Third party	$11,977	$7,607
Related party	123,320	84,834

Total revenue	135,297	92,441

COSTS AND EXPENSES:
Cost of products sold	119,495	79,055
Operating	4,726	2,914
General and administrative	2,664	2,887
Depreciation and amortization	2,249	1,591

Total costs and expenses	129,134	86,447

NET INCOME	$6,163	$5,994

The accompanying notes are an integral part of these financial statements.

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ETC OKLAHOMA PIPELINE, LTD.
STATEMENTS OF PARTNERS’ CAPITAL
August 31, 2004 and 2003
(in thousands)

	Limited Partners’ Capital	General Partners’ Capital	Total Partners’ Capital

Balance, October 1, 2002	$—	$—	$—
Capital contribution	32,840	33	32,873
Net income	5,988	6	5,994

Balance, August 31, 2003	38,828	39	38,867
Capital contribution	2,286	2	2,288
Net income	6,157	6	6,163

Balance, August 31, 2004	$47,271	$47	$47,318

The accompanying notes are an integral part of these financial statements.

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ETC OKLAHOMA PIPELINE, LTD.
STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,163	$5,994
Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	2,249	1,591
Other, net	1	—
Changes in operating assets and liabilities —
Receivables	(157)	(1,829)
Related party receivables	(7,181)	(18,289)
Other current assets	49	(49)
Payables	11,743	8,269
Accrued expenses	(63)	380

Net cash provided by (used in) operating activities	12,804	(3,933)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(4,873)	(7,321)
Proceeds from sale of assets	72	86

Net cash used in investing activities	(4,801)	(7,235)

CASH FLOWS FROM FINANCING ACTIVITIES:
Working capital from (to) parent	(8,003)	11,168

Net change in cash	—	—
Cash beginning of year	—	—

Cash end of year	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Non-cash asset contribution	$2,288	$32,873

Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

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ETC OKLAHOMA PIPELINE LTD.
NOTES TO FINANCIAL STATEMENTS

A — ORGANIZATION AND BUSINESS

ETC Oklahoma Pipeline, Ltd. (Elk City or the Company) is a Texas limited partnership, which began operations in October 2002. LG PL, LLC, a wholly-owned subsidiary of La Grange Acquisition, L.P. (La Grange) owns a 0.1% general partner interest and La Grange Acquisition, L.P. owns a 99.9% limited partner interest. Elk City owns a natural gas gathering pipeline system and gas processing plant in Oklahoma. La Grange acquired the Oklahoma natural gas gathering and gas processing assets of Aquila Gas Pipeline Corporation (Aquila), a subsidiary of Aquila, Inc., in October 2002. These assets are referred to herein as “the Elk City system.”

The Elk City system is a 318-mile gathering system located in western Oklahoma that gathers, compresses, treats and processes natural gas from the Anadarko Basin. The Elk City system also includes the Elk City processing plant and one treating facility. The Elk City system is connected, either directly or indirectly, to six major interstate and intrastate natural gas pipelines providing access to natural gas markets throughout the United States. The Elk City system has a processing capacity of approximately 130 million cubic feet per day (MMcf/d).

B — SIGNIFICANT ACCOUNTING POLICIES

1. Basis of Presentation

Financial statements are presented for the year ended August 31, 2004 and for the eleven months ended August 31, 2003.

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America.

2. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

Some of the other more significant estimates made by management include, but are not limited to the useful lives for depreciation and amortization and general business reserves. Actual results could differ from those estimates.

3. Cash

La Grange provides cash to the Company for working capital and capital expenditures. Cash transfers are recorded through related party receivables and payables. Cash receipts of the Company are immediately transferred to La Grange to reduce the intercompany balance with La Grange.

4. Accounts Receivable

Elk City deals with counter parties that are typically either investment grade (Standard & Poors BBB or higher) or are otherwise secured with a letter of credit or other form of security (corporate guaranty or prepayment). Management reviews accounts receivable balances each week. Credit limits are assigned and monitored for all counter parties. The majority of payments are due on the 25th of the month following delivery.

Management closely monitors credit exposure for potential doubtful accounts. Management believes that an occurrence of bad debt is unlikely; therefore, an allowance for doubtful accounts was not

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ETC OKLAHOMA PIPELINE LTD.
NOTES TO FINANCIAL STATEMENTS

deemed necessary at August 31, 2004 and 2003, respectively. Bad debt expense is recognized at the time an account is deemed uncollectible. An account receivable will be written off in the event a counter party files for bankruptcy protection or the account is turned over for collection and the collector deems the account uncollectible. No bad debt expense was recorded during the year ended August 31, 2004 or the eleven months ended August 31, 2003.

5. Materials and Supplies

Materials and supplies are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

6. Inventories and Exchanges

Inventories and exchanges consist of natural gas liquids (NGLs) on hand or natural gas and NGL delivery imbalances with others and are presented net by customer/supplier. These amounts turn over monthly and management believes the cost approximates market value. Accordingly, these volumes are valued at market prices.

7. Property, Plant and Equipment

Pipeline, property, plant, and equipment are stated at cost less accumulated depreciation. The cost of property additions includes labor and materials, applicable overhead and payroll-related costs. Additions and improvements that add to the productive capacity or extend the useful life of the asset are capitalized. Expenditures for maintenance and repairs that do not add capacity or extend the useful life are charged to expense as incurred. Upon disposition or retirement of pipeline components or gas plant components, any gain or loss is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in operations.

Depreciation of the gathering pipeline systems, gas plants, and processing equipment is provided using the straight-line method based on an estimated useful life of primarily 20 years.

8. Federal and State Income Taxes

The Company is organized under the provisions of the Texas Revised Limited Partnership Act. Accordingly, taxable income or loss, which may vary substantially from the net income or loss reported for financial reporting purposes is generally included in the federal and state income tax returns of each partner.

9. Revenue Recognition

Revenue for sales of natural gas and NGLs is recognized upon delivery. Service revenue, including transportation, treating, compression and gas processing, is recognized at the time service is performed. Elk City contracts consist primarily of transportation contracts and keep-whole arrangements. Under transportation contracts, the Company receives a fee for transporting gas through its system. The revenue earned from transportation contracts is directly related to volume of natural gas transported through the system and is not directly dependent on commodity prices. Under keep-whole arrangements, the Company gathers natural gas from the producer, processes the natural gas and sells the resulting NGLs at market prices to an affiliated company.

10. Shipping and Handling Costs

In accordance with the Emerging Issues Task Force Issue 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company classified fees deducted from payments to producers for compression and treating of gas as revenue.

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ETC OKLAHOMA PIPELINE LTD.
NOTES TO FINANCIAL STATEMENTS

11. Asset Retirement Obligation

The Company accounts for its asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143). SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation for the retirement of tangible long-lived assets, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, any changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows would be recognized prospectively.

The Company has determined that it is obligated by contractual requirements to remove facilities or perform other remediation upon retirement of certain of its assets. Determination of the amounts to be recognized is based upon numerous estimates and assumptions, including expected settlement dates, future retirement costs, future inflation rates and the credit-adjusted risk-free interest rates. However, the Company is not able to reasonably determine the fair value of the asset retirement obligations as of August 31, 2004, because the settlement dates are indeterminable. An asset retirement obligation will be recorded in the periods the settlement dates can reasonably determined.

12. Impairment of Long-lived Assets

Long-lived assets, including property, plant and equipments are reviewed for impairment whenever facts and circumstances indicate impairment may be present. When impairment indicators are present, the Company evaluates whether the assets in question are able to generate sufficient cash flows to recover their carrying value on an undiscounted basis. If an asset is deemed to be impaired, the amount of impairment is determined as the amount by which the net carrying value exceeds discounted estimated net cash flows.

C — ACQUISITION

In October 2002, La Grange purchased certain operating assets from Aquila, primarily consisting of natural gas gathering, treating and processing assets in Texas and Oklahoma, for $264 million in cash. At the closing of the acquisition, approximately $33 million of the purchase price was allocated to the Elk City assets based on the relative fair value of all assets acquired.

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ETC OKLAHOMA PIPELINE LTD.
NOTES TO FINANCIAL STATEMENTS

The assets acquired and purchase price allocation were as follows:

Elk City Assets

Materials and supplies	$63
Property, plant and equipment	33,070
Accrued expenses	(260)

$32,873

D — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, consisted of the following:

	Estimated Useful Lives (Years)	Balance at August 31, 2004	Balance at August 31, 2003

Midstream pipelines and equipment	20	$45,445	$36,574
Midstream right of way	20	903	103
Linepack	N/A	48	48
Construction in progress	N/A	901	3,443
Other	5	195	137

Total		47,492	40,305
Accumulated depreciation and amortization		(3,938)	(1,589)

Property, plant and equipment, net		$43,554	$38,716

E — RELATED PARTY TRANSACTIONS

The Company entered into various types of transactions with La Grange, or its subsidiaries, for the year ended August 31, 2004 and eleven months ended August 31, 2003. The Company sold the majority of natural gas gathered and NGLs produced by the Company to La Grange or its subsidiaries. La Grange purchased the gas and NGLs at an index based price. Additionally, the Company reimbursed La Grange for certain employees who provided services to the Company and for other costs (primarily general and administrative expense) related to the Company’s operations. La Grange also provided working capital necessary for the operations of the Company.

The following table summarizes transactions for the periods presented:

	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003

Natural gas sales to affiliated companies	$77,169	$60,380
NGLs sales to affiliated companies	46,151	24,454
Compression services from affiliated company	91	—
Allocated costs from affiliated companies	2,663	2,887
Working capital from affiliated companies	(3,185)	(11,168)
Transfers of property, plant and equipment from affiliated companies	2,288	32,873

The related party receivable due from La Grange was $22,305 and $7,121 at August 31, 2004 and August 31, 2003, respectively.

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ETC OKLAHOMA PIPELINE LTD.
NOTES TO FINANCIAL STATEMENTS

F — MAJOR CUSTOMERS AND SUPPLIERS

The Company sold 91.1% and 91.8% of natural gas and NGLs produced to ETC Marketing, Ltd., a subsidiary of La Grange, for the year ended August 31, 2004 and for the eleven months ended August 31, 2003, respectively.

For the year ended August 31, 2004 and the eleven months ended August 31, 2003, the Company had gross purchases as a percentage of cost of sales from nonaffiliated major suppliers as follows:

	Year Ended August 31, 2004	Eleven Months Ended August 31, 2003

St. Mary Operating Company	22.8%	14.1%
Samson Resources Company	18.2%	23.4%
Stephens Production Company	12.8%	8.8%

Management believes that the diversification of suppliers is sufficient to enable the Company to purchase all of its supply needs at market prices without a material disruption of operations if supplies are interrupted from any of the Company’s existing sources. Although no assurances can be given that supplies will be readily available in the future, we expect a sufficient supply to continue to be available.

G — RETIREMENT AND BENEFITS

La Grange has a defined contribution plan for virtually all employees with discretionary matching. Pursuant to the plan, employees of the Company can defer a portion of their compensation and contribute it to a deferred account. La Grange did not elect to match contributions to this plan during the year ended August 31, 2004 and the eleven months ended August 31, 2003. Therefore, no expense related to the plan is recorded in the accompanying financial statements.

H — COMMITMENTS AND CONTINGENCIES

1. Lease Obligations

The Company has operating leases for compressors under noncancelable agreements. Future annual minimum lease payments for each of the next five years and thereafter as of August 31, 2004 are as follows:

Year ending August 31:
2005	$522
2006	522
2007	522
2008	522
2009	500
After 2009	72

$2,660

Rental expense relating to operating leases was $675 and $555 for the year ended August 31, 2004 and eleven months ended August 31, 2003, respectively.

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ETC OKLAHOMA PIPELINE LTD.
NOTES TO FINANCIAL STATEMENTS

2. Litigation

The Company is involved in various lawsuits, claims and regulatory proceedings incidental to its business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

3. Environmental

The Company’s operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although the Company believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Company has adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

In conjunction with the acquisition of the Texas and Oklahoma natural gas gathering and gas processing assets from Aquila, Aquila, Inc. agreed to indemnify La Grange Acquisition, L.P. for any environmental liabilities from those operations prior to October 1, 2002.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Company’s liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Company believes that such costs will not have a material adverse effect on its financial position. Elk City did not accrue for environmental liabilities as of August 31, 2004 or 2003.

I — SUBSEQUENT EVENT

On April 14, 2005, Elk City’s parent company completed the sale of the Company to Atlas Pipeline Partners, L.P. for $190 million in cash, subject to certain adjustments as defined in the purchase and sale agreement.

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ETC OKLAHOMA PIPELINE, LTD.
BALANCE SHEET
February 28, 2005
(unaudited)
(in thousands)

ASSETS

CURRENT ASSETS:
Cash	$—
Receivables —
Trade	2,294
Related parties	27,671
Exchanges	716
Materials and supplies	63
Other current assets	497

Total current assets	31,241

PROPERTY, PLANT AND EQUIPMENT	50,004
ACCUMULATED DEPRECIATION	(5,243)

PROPERTY, PLANT AND EQUIPMENT, net	44,761

Total assets	$76,002

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Payables —
Trade	$23,206
Exchanges	209
Accrued expenses	162

Total current liabilities	23,577

COMMITMENTS AND CONTINGENCIES (See Note D)

PARTNERS’ CAPITAL:
Limited partner	52,373
General partner	52

Total partners’ capital	52,425

Total liabilities and partners’ capital	$76,002

The accompanying notes are an integral part of this financial statement.

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ETC OKLAHOMA PIPELINE, LTD.
INCOME STATEMENTS
(unaudited)
(in thousands)

	Six Months Ended February 28, 2005	Six Months Ended February 29, 2004

OPERATING REVENUE:
Third party	$6,841	$5,138
Related party	77,355	54,789

Total revenue	84,196	59,927

COSTS AND EXPENSES:
Cost of products sold	74,330	52,757
Operating	2,624	2,297
General and administrative	1,437	1,331
Depreciation and amortization	1,236	1,076

Total costs and expenses	79,627	57,461

NET INCOME	$4,569	$2,466

The accompanying notes are an integral part of these financial statements.

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ETC OKLAHOMA PIPELINE, LTD.
STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended February 28, 2005	Six Months Ended February 29, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,569	$2,466
Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	1,236	1,076
Loss on disposal of assets	—	3
Changes in operating assets and liabilities —
Receivables	(1,024)	(521)
Related party receivables	(12,560)	(21,586)
Other current assets	(497)	47
Payables	3,402	11,764
Accrued expenses	(415)	(402)

Net cash used in operating activities	(5,289)	(7,153)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(1,905)	(2,545)
Proceeds from sale of assets	—	72

Net cash used in investing activities	(1,905)	(2,473)

CASH FLOWS FROM FINANCING ACTIVITIES:
Working capital from parent	7,194	9,626

Net change in cash	—	—
Cash beginning of year	—	—

Cash end of year	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Non-cash asset contribution	$538	$2,288

Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

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ETC OKLAHOMA PIPELINE, LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six months ended February 28, 2005

A — ORGANIZATION AND BUSINESS

ETC Oklahoma Pipeline, Ltd. (Elk City or the Company) is a Texas limited partnership. LG PL, LLC, a wholly-owned subsidiary of La Grange Acquisition, L.P. (La Grange) owns a 0.1% general partner interest and La Grange Acquisition, L.P. owns a 99.9% limited partner interest. Elk City owns a natural gas gathering pipeline system and gas processing plant in Oklahoma. These assets are referred to herein as “the Elk City system.”

The Elk City system is a 318-mile gathering system located in western Oklahoma that gathers, compresses, treats and processes natural gas from the Anadarko Basin. The Elk City system also includes the Elk City processing plant and one treating facility. The Elk City system is connected, either directly or indirectly, to six major interstate and intrastate natural gas pipelines providing access to natural gas markets throughout the United States. The Elk City system has a processing capacity of approximately 130 million cubic feet per day (MMcf/d).

B — SIGNIFICANT ACCOUNTING POLICIES

1. Basis of Presentation

The interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and on the same basis as the audited financial statements for the year ended August 31, 2004. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with US GAAP have been omitted pursuant to the rules and regulations of the SEC. Because the interim financial statements do not include all of the information and footnotes required by US GAAP, they should be read in conjunction with the audited financial statements and related notes for the year ended August 31, 2004. The results of operations for an interim period may not give a true indication of results for a full year. There are no other components of comprehensive income other than net income.

2. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The natural gas industry conducts its business by processing actual transactions at the end of the month following the month of delivery. Consequently, the most current month’s financial results are estimated using volume estimates and market prices. Any difference between estimated results and actual results are recognized in the following month’s financial statements. Management believes that the operating results estimated for the six months ending February 28, 2005 and February 29, 2004 represent the actual results in all material respects.

Some of the other more significant estimates made by management include, but are not limited to the useful lives for depreciation and amortization, and general business reserves. Actual results could differ from those estimates.

3. Cash

La Grange provides cash to the Company for working capital and capital expenditures. Cash transfers are recorded through related party receivables and payables. Cash receipts of the Company are immediately transferred to La Grange to reduce the intercompany balance with LaGrange.

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ETC OKLAHOMA PIPELINE, LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six months ended February 28, 2005

4. Accounts Receivable

Elk City deals with counter parties that are typically either investment grade (Standard & Poors BBB or higher) or are otherwise secured with a letter of credit or other form of security (corporate guaranty or prepayment). Management reviews accounts receivable balances each week. Credit limits are assigned and monitored for all counter parties. The majority of payments are due on the 25th of the month following delivery.

Management closely monitors credit exposure for potential doubtful accounts. Management believes that an occurrence of bad debt is unlikely; therefore, an allowance for doubtful accounts was not deemed necessary at February 28, 2005. Bad debt expense is recognized at the time an account is deemed uncollectible. An account receivable will be written off in the event a counter party files for bankruptcy protection or the account is turned over for collection and the collector deems the account uncollectible. No bad debt expense was recorded during the six months ended February 28, 2005 or six months ended February 29, 2004.

C — RELATED PARTY TRANSACTIONS

The Company entered into various types of transactions with La Grange, or its subsidiaries for the six months ended February 28, 2005 and February 29, 2004.

The following table summarized transactions for the six month periods ended February 28, 2005 and February 29, 2004:

	2005	2004

Natural gas sales to affiliated companies	$47,886	$33,957
NGLs sales to affiliated companies	29,469	20,832
Compression services from affiliated company	207	—
Allocated costs from affiliated companies	1,437	1,329
Working capital to (from) related companies	4,009	(1,542)
Transfer of property, plant and equipment from related parties	539	2,288

The related party receivable due from La Grange was $27,671 as of February 28, 2005.

D — COMMITMENTS AND CONTINGENCIES

1. Litigation

The Company is involved in various lawsuits, claims and regulatory proceedings incidental to its business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

2. Environmental

The Company’s operations are subject to extensive federal, state and local environmental laws and regulations that require expenditures for remediation at operating facilities and waste disposal sites. Although the Company believes its operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in the natural gas pipeline and processing business, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs and liabilities. Accordingly, the Company has adopted policies, practices, and procedures in the areas of

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ETC OKLAHOMA PIPELINE, LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Six months ended February 28, 2005

pollution control, product safety, occupational health, and the handling, storage, use, and disposal of hazardous materials to prevent material environmental or other damage, and to limit the financial liability, which could result from such events. However, some risk of environmental or other damage is inherent in the natural gas pipeline and processing business, as it is with other entities engaged in similar businesses.

In conjunction with the acquisition of the Texas and Oklahoma natural gas gathering and gas processing assets from Aquila, Aquila, Inc. agreed to indemnify La Grange Acquisition, L.P. for any environmental liabilities from those operations prior to October 1, 2002.

Environmental exposures and liabilities are difficult to assess and estimate due to unknown factors such as the magnitude of possible contamination, the timing and extent of remediation, the determination of the Company’s liability in proportion to other parties, improvements in cleanup technologies and the extent to which environmental laws and regulations may change in the future. Although environmental costs may have a significant impact on the results of operations for any single period, the Company believes that such costs will not have a material adverse effect on its financial position. Elk City did not accrue for environmental liabilities as of February 28, 2005.

E — SUBSEQUENT EVENT

On April 14, 2005, Elk City’s parent company completed the sale of the Company to Atlas Pipeline Partners, L.P. for $190 million in cash, subject to certain adjustments as defined in the purchase and sale agreement.

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APPENDIX A

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ATLAS PIPELINE HOLDINGS, L.P.

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TABLE OF CONTENTS

ARTICLE I
DEFINITIONS

Section 1.1	Definitions	A-1
Section 1.2	Construction	A-10

ARTICLE II
ORGANIZATION

ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1	Limitation of Liability	A-13
Section 3.2	Management of Business	A-13
Section 3.3	Outside Activities of the Limited Partners	A-13
Section 3.4	Rights of Limited Partners	A-13

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

A-i

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ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1	Allocations for Capital Account Purposes	A-22
Section 6.2	Allocations for Tax Purposes	A-25
Section 6.3	Requirement and Characterization of Distributions; Distributions to Record Holders	A-26

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1	Records and Accounting	A-37
Section 8.2	Fiscal Year	A-38
Section 8.3	Reports	A-38

ARTICLE IX
TAX MATTERS

Section 9.1	Tax Returns and Information	A-38
Section 9.2	Tax Elections	A-38
Section 9.3	Tax Controversies	A-38
Section 9.4	Withholding	A-39

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1	Admission of Initial Limited Partners	A-39
Section 10.2	Admission of Successor General Partner	A-39
Section 10.3	Amendment of Agreement and Certificate of Limited Partnership	A-40

A-ii

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ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1	Withdrawal of the General Partner	A-40
Section 11.2	Removal of the General Partner	A-41
Section 11.3	Interest of Departing General Partner and Successor General Partner	A-41
Section 11.4	Withdrawal of Limited Partners	A-42

ARTICLE XII
DISSOLUTION AND LIQUIDATION

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1	Right to Acquire Limited Partner Interests	A-52

A-iii

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ARTICLE XVI
GENERAL PROVISIONS

Section 16.1	Addresses and Notices	A-54
Section 16.2	Further Action	A-54
Section 16.3	Binding Effect	A-54
Section 16.4	Integration	A-54
Section 16.5	Creditors	A-54
Section 16.6	Waiver	A-54
Section 16.7	Counterparts	A-54
Section 16.8	Applicable Law	A-55
Section 16.9	Invalidity of Provisions	A-55
Section 16.10	Consent of Partners	A-55
Section 16.11	Facsimile Signatures	A-55

A-iv

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AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP
OF
ATLAS PIPELINE HOLDINGS, L.P.

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ATLAS PIPELINE HOLDINGS, L.P. dated as of __________, 2006 is entered into by and among Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(i)      Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(ii)      If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.5 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704- 1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this

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Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d)(i) or 5.4(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Holdings, L.P., as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a)      the sum of all cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such Quarter, less

(b)      the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) permit the general partner of the MLP to make capital contributions to the MLP to maintain its then current general partner interest in the MLP upon the issuance of additional partnership securities by the MLP or (iv) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established,

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increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.4(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.4(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Pennsylvania shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.4. The “Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement or the Contribution Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d)(i) and 5.4(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units, or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

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“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” has the meaning assigned to such term in Section 7.12(d).

“Closing Date” means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner, including the general partner of the MLP, or (c) holders of any ownership interest in the Partnership other than Common Units, or holders of any ownership interest in the MLP Group, other than common units representing limited partner interests in the MLP, and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder by the National Securities Exchange on which the Common Units are listed or admitted for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means the Contribution and Conveyance Agreement, dated as of the Closing Date, by and between the Partnership and Atlas America, Inc.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(ix).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

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“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“General Partner” means Atlas Pipeline Holdings GP, LLC, a Delaware limited liability company and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the management and ownership interest, if any, of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement.

“Group” means a Person that, with or through any of its Affiliates or Associates, has any contract, agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Holder” as used in Section 7.12 has the meaning assigned to such term in Section 7.12(a).

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, officer, employee, agent, director, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Initial Common Unit” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means the Persons listed on Schedule 1 hereto, in each case upon being admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

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“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“MLP” means Atlas Pipeline Partners, L.P., a Delaware limited partnership, and any successors thereto.

“MLP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P., as it may be amended, supplemented or restated from time to time.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act or the Nasdaq National Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d) were not in this Agreement.

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d) were not in this Agreement.

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.4(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.4(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).

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“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Limited Partner, pursuant to Section 4.8.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Omnibus Agreement” means the Omnibus Agreement, dated as of the Closing Date, among the Partnership, the General Partner and the MLP.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) in a form acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704- 2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Atlas Pipeline Holdings, L.P., a Delaware limited partnership.

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“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interests and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units.

“Percentage Interest” means, as of any date of determination, (a) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of all Outstanding Units, and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.5, the percentage established as a part of such issuance.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, and (b) when modifying Partners or Record Holders, apportioned among all Partners or Record Holders, as the case may be, in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or with respect to the first fiscal quarter of the Partnership after the Closing Date the portion of such fiscal quarter after the Closing Date.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-130999) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, with respect to the Unitholders holding Common Units, the excess of (a) the Net Positive Adjustments of the Unitholders

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holding Common Units, as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Sections 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, with respect to the Unitholders holding Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership or member of such limited liability company, but only if more than 50% of the partnership interests of such partnership or membership interests of such limited liability company (considering all of the partnership interests or membership interests as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation, a partnership or limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated [     ], 2006 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units.

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“Unit Majority” means at least a majority of the Outstanding Common Units voting together as a single class.

“Unitholders” means the holders of Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

Section 1.2  Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes” or “including” or words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

Section 2.1  Formation.

The Partnership was formed on December 15, 2005 pursuant to the Certificate of Limited Partnership as filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2  Name.

The name of the Partnership shall be “Atlas Pipeline Holdings, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3  Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at _________________________, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be _______________________. The principal office of the Partnership shall be located at 311 Rouser Road, Moon Township, PA 15108 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the

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General Partner deems necessary or appropriate. The address of the General Partner shall be 311 Rouser Road, Moon Township, PA 15108 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4  Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business, free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5  Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6  Power of Attorney.

(a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.5; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

          (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this

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Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b)      The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7  Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8  Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

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ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1  Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2  Management of Business.

No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3  Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4  Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

          (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

          (ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

          (iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

          (iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

          (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership, (B) could damage the Partnership or its business or (C) that any Group Member is required by law or by agreement

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with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1  Certificates.

Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

Section 4.2  Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

          (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

          (ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

          (iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv) satisfies any other reasonable requirements imposed by the General Partner.

(c) If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(d) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3  Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule,

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regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

Section 4.4  Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the issued and outstanding equity interests or other ownership interests in the General Partner, including through a merger or consolidation of the General Partner.

Section 4.5  Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partnership Interests shall be freely transferable.

Section 4.6  Transfer of the General Partner Interest.

(a) Subject to Section 4.6(c) below, prior to June 30, 2016, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior

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written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person (other than an individual) or the transfer by the General Partner of all or substantially all of its assets to another Person (other than an individual).

(b) Subject to Section 4.6(c) below, on or after June 30, 2016, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed). In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7  Restrictions on Transfers.

(a) Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted for trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading.

(d) Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ATLAS PIPELINE HOLDINGS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ATLAS PIPELINE HOLDINGS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ATLAS PIPELINE HOLDINGS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). ATLAS PIPELINE HOLDINGS GP, LLC, THE GENERAL PARTNER OF

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ATLAS PIPELINE HOLDINGS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ATLAS PIPELINE HOLDINGS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.8  Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.9  Redemption of Partnership Interests of Non-citizen Assignees.

(a) If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

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          (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

          (ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii) Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1  Organizational Issuances.

Prior to the date hereof, the General Partner was admitted as the General Partner of the Partnership without any economic interest in the Partnership, and the Initial Limited Partners made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and have been admitted as Limited Partners of the Partnership.

Section 5.2  Contributions by the Underwriters.

(a) On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

(b) Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital

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Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. The proceeds from such Capital Contributions after exercise of the Over-Allotment Option shall be used to redeem pro rata from the Initial Limited Partners the number of Common Units sold to the Underwriters in connection with the exercise of the Over-Allotment Option.

(c) Subject to Section 5.1, no Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 3,600,000 Units and (ii) the “Option Units” as such term is used in the Underwriting Agreement issuable upon exercise of the Over-Allotment Option pursuant to subparagraph (b) hereof in an aggregate number of up to 540,000 additional Units and (iii) the Common Units issued to the Initial Limited Partners in aggregate number equal to 17,500,000.

Section 5.3  Interest and Withdrawal.

No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.4  Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

          (i) Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the MLP Agreement) of all property owned by the MLP or any other Subsidiary that is classified as a partnership for federal income tax purposes.

          (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

          (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in

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Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv) Any income, gain, loss or deduction attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

          (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.4(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the General Partner may adopt.

          (vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)     (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner’s Combined Interest to Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

          (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount

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equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.5  Issuances of Additional Partnership Securities.

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Interest.

(c) The General Partner is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.5, (ii) the admission of additional Limited Partners and (iii) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted for trading.

(d) No fractional Partnership Securities shall be issued by the Partnership. If a distribution, subdivision or combination of Units pursuant to Section 5.5 would result in the issuance of fractional Units, each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.6  No Preemptive Right.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

Section 5.7  Splits and Combinations.

(a) Subject to Section 5.5(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

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(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

Section 5.8  Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1  Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

      (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Partnership Securities, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests.

      (b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), and any allocations to other Partnership Securities, Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), instead any such Net Losses shall be allocated to Partners with positive Adjusted Capital Account balances in accordance with their Percentage Interests until such positive Adjusted Capital Accounts are reduced to zero, and thereafter to the General Partner.

      (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

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(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

A.
First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

B.	Second, 100% to all Partners in accordance with their Percentage Interests;

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

A.	First, 100% to all Partners holding Common Units, Pro Rata, until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and

B.	Second, the balance, if any, to the General Partner.

      (d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

          (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

          (iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such

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Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704- 2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

          (v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

          (viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (ix) Curative Allocation.

A.
Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(ix)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

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B.
The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

          (x) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

A.
In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

B.
In making the allocations required under this Section 6.1(d)(ix), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(ix).

Section 6.2  Allocations for Tax Purposes.

      (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

      (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

                           (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

                           (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.4(d)(i) or 5.4(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

                           (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except with respect to any goodwill in the Partnership.

      (c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this

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Agreement as provided in this Section 6.1(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

      (d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

      (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

      (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

      (g) Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

      (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3  Requirement and Characterization of Distributions; Distributions to Record Holders.

      (a) Except as described in Section 6.3(b), within 50 days following the end of each Quarter commencing with the Quarter ending on September 30, 2006, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in

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accordance with this Article VI by the Partnership to the Partners in accordance with their respective Percentage Interests as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

      (b) With respect to the distribution for the Quarter ending on June 30, 2006, the amount of Available Cash distributed to the Partners in accordance with Section 6.3(a) shall equal 100% of Available Cash with respect to such Quarter multiplied by a fraction of which the numerator is the number of days in the period commencing on the Closing Date and ending on June 30, 2006 and of which the denominator is 91. Of the remaining Available Cash with respect to such Quarter, such amount shall be distributed to Atlas America, Inc. Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

      (c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

      (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1  Management.

      (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

                (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

                (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

                (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership, its Subsidiaries and the MLP; subject to Section 7.6(a), the lending of funds to other Persons; the repayment or guarantee of obligations of the Partnership, its Subsidiaries and the MLP and the making of capital contributions to any member of the Partnership, its Subsidiaries and the MLP;

                (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to

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all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

                (vi) the distribution of Partnership cash;

(vii)      the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

                (viii) the maintenance of insurance for the benefit of the Partnership, the Partners and Indemnitees;

                (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the MLP and its Subsidiaries from time to time) subject to the restrictions set forth in Section 2.4;

                (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

                (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

                (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

                (xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

                (xiv) the undertaking of any action in connection with the Partnership’s participation in the management of the MLP through its ownership of the general partner of the MLP;

                (xv) the registering for resale under the Securities Act and applicable state securities laws, the Partnership Securities held by the General Partner or any Affiliate of the General Partner; provided, however, that such registration for resale of any Partnership Security shall be subject to certain restrictions and limitations; and

                (xvi) the approval and authorization of any action taken by the general partner of the MLP to limit or modify the incentive distribution rights held by the general partner of the MLP, if the General Partner of the Partnership determines that such limitation or modification does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

      (b) Notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may

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owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2  Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3  Restrictions on General Partner’s Authority.

Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or, for so long as the general partner of the MLP constitutes all or substantially all of the Partnership’s assets, approve on behalf of the Partnership or its Subsidiaries the sale, exchange or other disposition of all or substantially all of the assets of the MLP Group without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a majority of Outstanding Units, the General Partner shall not, on behalf of the Partnership, except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4  Reimbursement of the General Partner.

      (a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.

      (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

      (c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any one of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly,

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for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest.

Section 7.5  Outside Activities.

      (a) After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as the general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

      (b) Except as specifically restricted by Section 7.5(a) and the Omnibus Agreement, each Group Member and Indemnitee other than the General Partner shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the MLP Agreement or the partnership relationship established hereby or thereby in any business ventures of any Group Member or any Indemnitee.

      (c) Subject to the terms of Sections 7.5(a) and 7.5(b) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Group Member or any Indemnitee in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duties or any other obligation of any type whatsoever of the General Partner for any Group Member or any Indemnitee to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) none of the General Partner, any Group Member nor any Indemnitee shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership, any other Group Member or any Indemnitee.

      (d) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

      (e) The term “Affiliates” when used in Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

      (f) Anything in this Agreement to the contrary notwithstanding, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction,

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such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6  Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

      (a) The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees) all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

      (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

Section 7.7  Indemnification.

      (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

      (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

      (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of

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Outstanding Limited Partner Interests entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

      (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

      (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

      (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

      (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

      (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

      (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8  Liability of Indemnitees.

      (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

      (b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

      (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

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      (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.

Section 7.9  Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

      (a) Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

      (b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership or the holders of Common Units (other than the General Partner and its Affiliates) as the case may be.

      (c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity.

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      (d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

      (e) Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

      (f) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10  Other Matters Concerning the General Partner.

      (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

      (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

      (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

Section 7.11  Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any of its Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for their own account, subject to the provisions of Articles IV and X.

Section 7.12  Registration Rights of the General Partner and its Affiliates.

      (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement

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have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership or the MLP, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

      (b) If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Audit and Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership or the MLP, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the

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Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

      (c) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

      (d) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

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      (e) The provisions of Sections 7.12(a), 7.12(b) and 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

      (f) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

      (g) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13  Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1  Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and

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records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2  Fiscal Year.

The fiscal year of the Partnership shall be a calendar year ending December 31.

Section 8.3  Reports.

      (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be furnished or made available to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

      (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be furnished or made available to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

Section 9.1  Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2  Tax Elections.

      (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

      (b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3  Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs

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associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4  Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X
ADMISSION OF PARTNERS

Section 10.1  Admission of Initial Limited Partners.

      (a) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.1 or the issuance of any Limited Partner Interests in a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.8 hereof.

      (b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

      (c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2  Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of such General Partner’s General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be

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required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.

Section 10.3  Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1  Withdrawal of the General Partner.

      (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

                (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

                (ii) the General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

                (iii) the General Partner is removed pursuant to Section 11.2;

                (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

                (v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

                (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

      (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on June 30, 2016, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the

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withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated or taxed as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on June 30, 2016, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2  Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of Outstanding Units (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3  Interest of Departing General Partner and Successor General Partner.

      (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option exercisable prior to the effective date of the departure of such Departing General Partner to require its successor to purchase (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure or, if there is not agreement as to the fair

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market value of such Combined Interest at the effective date of departure, within ten (10) days after such fair market value is determined pursuant to this Section 11.3(a). If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest of the Departing General Partner for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of a Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted for trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

      (b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if such General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4  Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

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ARTICLE XII
DISSOLUTION AND LIQUIDATION

Section 12.1  Dissolution.

The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

      (a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

      (b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

      (c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

      (d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2  Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the Partnership on the same terms and conditions set forth in this Agreement by appointing as a the successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

                (i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

                (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

                (iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor the MLP would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3  Liquidator.

Upon dissolution of the Partnership, unless the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority

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of the Outstanding Common Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4  Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

      (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

      (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

      (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5  Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6  Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of

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the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7  Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8  Capital Account Restoration.

No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1  Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

      (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

      (b) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

      (c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

      (d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.7 or to implement the tax-related provisions of this Agreement, or (iv) to be required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

      (e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

      (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

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      (g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5;

      (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

      (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

      (j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

      (k) an amendment effected, necessitated or contemplated by an amendment to the MLP Agreement that requires MLP unitholders to provide a statement, certificate or other proof of evidence to the MLP regarding whether such unitholder is subject to United States federal income tax on the income generated by the MLP;

      (l) a merger or conveyance pursuant to Section 14.3(d); or

      (m) any other amendments substantially similar to the foregoing.

Section 13.2  Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3  Amendment Requirements.

      (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

      (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

      (c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of

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Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

      (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

      (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4  Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Partnership Securities of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5  Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6  Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day immediately preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7  Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned

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meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8  Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9  Quorum.

The holders of a majority of the Outstanding Partnership Securities of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Partnership Securities that in the aggregate represent a majority of the Outstanding Partnership Securities entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Partnership Securities that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Partnership Securities specified in this Agreement (including Outstanding Partnership Securities deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Partnership Securities entitled to vote at such meeting (including Outstanding Partnership Securities deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10  Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11  Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests

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(including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12  Voting and Other Rights.

      (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

      (b) With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION

Section 14.1  Authority.

The Partnership may merge or consolidate with one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2  Procedure for Merger, Consolidation or Conversion.

      (a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the maximum extent permitted by law, the

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General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

      (b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

                (i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

                (ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

                (iii) the terms and conditions of the proposed merger or consolidation;

                (iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

                (v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

                (vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

                (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

      (c) If the General Partner shall determine to consent to the conversion, the General Partner may approve and adopt a Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate.

Section 14.3  Approval by Limited Partners.

      (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

      (b) Except as provided in Section 14.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

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      (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

      (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

      (e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes, (ii) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Partnership Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

Section 14.4  Certificate of Merger.

      (a) Upon the required approval, if any, by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

      (b) At the effective time of the certificate of merger:

                (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

                (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

                (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

                (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

      (c) At the effective time of the certificate of conversion:

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                (i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

                (ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

                (iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

                (iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

                (v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

                (vi) the Partnership Securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

      (d) A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

Section 14.5  Amendment of Partnership Agreement.

Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1  Right to Acquire Limited Partner Interests.

      (a) Notwithstanding any other provision of this Agreement, if at any time less than 12.5% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the

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principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the- counter market, as reported by the Nasdaq National Market or any other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

      (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

      (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

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ARTICLE XVI
GENERAL PROVISIONS

Section 16.1  Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

Section 16.2  Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3  Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4  Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5  Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6  Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7  Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature

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hereto or, in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.1(a) without execution hereof.

Section 16.8  Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9  Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10  Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.11  Facsimile Signatures.

The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[Rest of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

ATLAS PIPELINE HOLDINGS GP, LLC

By:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.1(a).

By:              ATLAS PIPELINE HOLDINGS GP, LLC

General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:

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ATLAS PIPELINE HOLDINGS, L.P.

3,600,000 Common Units

Representing Limited Partner Interests

PROSPECTUS

                    , 2006

LEHMAN BROTHERS

CITIGROUP
A.G. EDWARDS
WACHOVIA SECURITIES
FRIEDMAN BILLINGS RAMSEY
CREDIT SUISSE
SANDERS MORRIS HARRIS

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee, the amounts set forth below are estimates.

SEC registration fee		$11,074.50
NASD filing fee		10,436.00
Printing and engraving expenses		275,489.50
Fees and expenses of legal counsel		425,000.00
Accounting fees and expenses		400,000.00
Transfer agent and registrar fees		3,000.00
New York Stock Exchange listing fee		150,000.00
Structuring Fee		*
Miscellaneous

Total	$

*	To be filed by amendment.

Item 14. Indemnification of Officers and Members of Our Board of Directors.

The section of the prospectus entitled “The Partnership Agreement of Atlas Pipeline Holdings, L.P.– Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section 9 of the Underwriting Agreement filed as an exhibit to this registration statement in which Atlas and certain of its affiliates will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 15. Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description

1.1**	—	Form of Underwriting Agreement
3.1**	—	Certificate of Limited Partnership of Atlas Pipeline Holdings, L.P.
3.2**	—	Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Holdings, L.P.(1)
3.3**	—	Certificate of Formation of Atlas Pipeline Holdings GP, LLC
3.4**	—	Amended and Restated Limited Liability Company Agreement of Atlas Pipeline Partners GP, LLC
3.5**	—	Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P.
3.6*	—	Form of Contribution Agreement
4.1**	—	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Units and Qualifications, Limitations and Restrictions thereof, of 6.5% Cumulative Convertible Preferred Units for Atlas Pipeline Partners, L.P.

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Exhibit Number		Description

5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1**	—	Atlas Pipeline Holdings, L.P. Long Term Incentive Plan
10.2**	—	Form of Credit Agreement among Atlas Pipeline Holdings, L.P., Wachovia Bank, National Association, and other banks party thereto
10.3**	—	Revolving Credit and Term Loan Agreement among Atlas Pipeline Partners, L.P., Wachovia Bank, National Association and the other parties thereto, dated as of April 14, 2005
10.4**	—	First Amendment to Revolving Credit and Term Loan Agreement among Atlas Pipeline Partners, L.P., Wachovia Bank, National Association and the other parties thereto, dated as of October 31, 2005
10.5**	—	Master Natural Gas Gathering Agreement among Atlas Pipeline Partners, L.P., Atlas Pipeline Operating Partnership, Atlas America, Inc., Resource Energy, Inc. and Viking Resources Corporation, dated as of February 2, 2000
10.6**	—	Natural Gas Gathering Agreement among Atlas Pipeline Partners, L.P., Atlas Pipeline Operating Partnership, L.P., Atlas Resources, Inc., Atlas Energy Group, Inc., Atlas Noble Corporation, Resource Energy Inc. and Viking Resources Corporation, dated as of January 1, 2002
10.7**	—	Senior Notes Indenture among Atlas Pipeline Partners, L.P., Atlas Pipeline Finance Corp., Wachovia Bank, National Association, and the other parties thereto, dated as of December 20, 2005
10.8**	—	Omnibus Agreement among Atlas Pipeline Partners, L.P., Atlas Pipeline Operating Partnership, Atlas America, Inc., Resource Energy, Inc. and Viking Resources Corporation, dated as of February 2, 2000
10.9**	—	Amended and Restated Agreement of Limited Partnership of NOARK Pipeline System, Limited Partnership, dated as of January 12, 1998
10.9(a)**	—	First Amendment to Amended and Restated Agreement of Limited Partnership of NOARK Pipeline System, Limited Partnership, dated as of June 18, 1998
10.10**	—	Amendment to Master Natural Gas Gathering Agreement and Natural Gas Gathering Agreement among Atlas America, Inc., Atlas Pipeline Partners, L.P., Atlas Pipeline Operating Partnership, L.P., Resource Energy, Inc., Viking Resources Corporation, Atlas Noble Corp. and Atlas Resources, Inc., dated as of October 25, 2005
10.11*	—	Form of Omnibus Agreement among Atlas Pipeline Holdings, L.P., Atlas Pipeline Holdings GP, LLC and Atlas Pipeline Partners, L.P.
10.12*	—	Specimen Certificate Representing Common Units
21.1**	—	List of Subsidiaries of Atlas Pipeline Holdings, L.P.
23.1	—	Consent of Grant Thornton LLP
23.2	—	Consent of Ernst & Young LLP
23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.4*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.5	—	Consent of Director Nominee
24.1**	—	Powers of Attorney

*	To be filed by amendment.
**	Previously filed.
(1)	Incorporated by reference to Appendix A of the Prospectus.

Item 16. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant

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has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with Atlas America or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to Atlas America or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 12, 2006.

Atlas Pipeline Holdings, L.P.

By:	Atlas Pipeline Holdings GP, LLC, its general partner

By: /s/ Edward E. Cohen
Name:	Edward E. Cohen
Title:	Chairman of the Board and Chief Executive Officer

Signature	Title	Date

/s/ Edward E. Cohen	Chairman of the Board and
	Chief Executive Officer	June 12, 2006
Edward E. Cohen

*	Vice Chairman of the Board	June 12, 2006
Jonathan Z. Cohen

*	President, Chief Operating Officer
	and Director	June 12, 2006
Robert R. Firth

*	Chief Financial Officer and Director
Matthew A. Jones		June 12, 2006

*	Chief Legal Officer and Secretary
Lisa Washington		June 12, 2006

*	Director
William G. Karis		June 12, 2006

*	Director
Harvey G. Magarick		June 12, 2006

*By /s/ Edward E. Cohen
Edward E. Cohen Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number		Description

1.1**	—	Form of Underwriting Agreement
3.1**	—	Certificate of Limited Partnership of Atlas Pipeline Holdings, L.P.
3.2**	—	Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Holdings, L.P.(1)
3.3**	—	Certificate of Formation of Atlas Pipeline Holdings GP, LLC
3.4**	—	Amended and Restated Limited Liability Company Agreement of Atlas Pipeline Partners GP, LLC
3.5**	—	Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P.
3.6*	—	Form of Contribution Agreement
4.1**	—	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Units and Qualifications, Limitations and Restrictions thereof, of 6.5% Cumulative Convertible Preferred Units for Atlas Pipeline Partners, L.P.
5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1**	—	Atlas Pipeline Holdings, L.P. Long Term Incentive Plan
10.2**	—	Form of Credit Agreement among Atlas Pipeline Holdings, L.P., Wachovia Bank, National Association, and other banks party thereto
10.3**	—	Revolving Credit and Term Loan Agreement among Atlas Pipeline Partners, L.P., Wachovia Bank, National Association and the other parties thereto, dated as of April 14, 2005
10.4**	—	First Amendment to Revolving Credit and Term Loan Agreement, among Atlas Pipeline Partners, L.P., Wachovia Bank, National Association and the other parties thereto, dated October 31, 2005
10.5**	—	Master Natural Gas Gathering Agreement among Atlas Pipeline Partners, L.P., Atlas Pipeline Operating Partnership, Atlas America, Inc., Resource Energy, Inc. and Viking Resources Corporation, dated as of February 2, 2000
10.6**	—	Natural Gas Gathering Agreement among Atlas Pipeline Partners, L.P., Atlas Pipeline Operating Partnership, L.P., Atlas Resources, Inc., Atlas Energy Group, Inc., Atlas Noble Corporation, Resource Energy Inc. and Viking Resources Corporation, dated as of January 1, 2002
10.7**	—	Senior Notes Indenture among Atlas Pipeline Partners, L.P., Atlas Pipeline Finance Corp., Wachovia Bank, National Association, and the other parties thereto, dated as of December 20, 2005
10.8**	—	Omnibus Agreement among Atlas Pipeline Partners, L.P., Atlas Pipeline Operating Partnership, Atlas America, Inc., Resource Energy, Inc. and Viking Resources Corporation, dated as of February 2, 2000
10.9**	—	Amended and Restated Agreement of Limited Partnership of NOARK Pipeline System, Limited Partnership, dated as of January 12, 1998
10.9(a)**	—	First Amendment to Amended and Restated Agreement of Limited Partnership of NOARK Pipeline System, Limited Partnership, dated as of June 18, 1998
10.10**	—	Amendment to Master Natural Gas Gathering Agreement and Natural Gas Gathering Agreement among Atlas America, Inc., Atlas Pipeline Partners, L.P., Atlas Pipeline Operating Partnership, L.P., Resource Energy, Inc., Viking Resources Corporation, Atlas Noble Corp. and Atlas Resources, Inc., dated as of October 25, 2005
10.11*	—	Form of Omnibus Agreement among Atlas Pipeline Holdings, L.P., Atlas Pipeline Holdings GP, LLC and Atlas Pipeline Partners, L.P.
10.12*	—	Specimen Certificate Representing Common Units
21.1**	—	List of Subsidiaries of Atlas Pipeline Holdings, L.P.
23.1	—	Consent of Grant Thornton LLP
23.2	—	Consent of Ernst & Young LLP

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Exhibit Number		Description

23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.4*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.5	—	Consent of Director Nominee
24.1**	—	Powers of Attorney

*	To be filed by amendment.
**	Previously filed.
(1)	Incorporated by reference to Appendix A of the Prospectus.